Exhibit 10.1

EXECUTION VERSION

PURCHASE AGREEMENT

BY AND AMONG

WELLS FARGO BANK, N.A.,

EVEREN CAPITAL CORPORATION,

BFLX LEASING HOLDINGS LLC,

GATX RAIL LOCOMOTIVE GROUP, L.L.C.,

GATX CORPORATION

(SOLELY FOR PURPOSES OF ARTICLE V, SECTIONS 6.5, 6.6, 6.7, 6.9(a), 6.10, 6.17,

6.18, 6.21, 8.2, AND ARTICLES X AND XI)

AND

GABX LEASING LLC,

DATED AS OF MAY 29, 2025

i

EXHIBITS

Exhibit A	JV Buyer Accounting Principles and JV Buyer Reference Statement
Exhibit B	G Buyer Accounting Principles and G Buyer Reference Statement
Exhibit C	B Buyer Accounting Principles and B Buyer Reference Statement
Exhibit D	Allocation Principles
Exhibit E	Form of Instrument of Assignment

Exhibit F	Form of Transition Services Agreement
Exhibit G	Form of Participation Agreement
Exhibit H	Governance Plan

SCHEDULES

Seller Disclosure Schedule
Buyer Disclosure Schedule
Schedule 2.1(e)(i)	Owned Reporting Marks
Schedule 2.1(e)(ii)	Licensed Reporting Marks

v

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”), dated as of May 29, 2025, is made by and among Wells Fargo Bank, N.A., a national banking association (“Seller”), Everen Capital Corporation, a Delaware corporation (“Everen”), BFLX Leasing Holdings LLC, a Delaware limited partnership (“B Buyer”), GATX Rail Locomotive Group, L.L.C., a Delaware limited liability company (“G Buyer”), GATX Corporation, a New York corporation (solely for purposes of Article V, Section 6.5, Section 6.6, Section 6.7, Section 6.9(a), Section 6.10, Section 6.17, Section 6.18, Section 6.21, Section 8.2, Article X, and Article XI, and referred to herein as “GATX”), and GABX Leasing LLC, a Delaware limited liability company (“JV Buyer” and together with B Buyer and G Buyer, each a “Buyer” and, collectively, “Buyers”). Seller, Everen, B Buyer, G Buyer and JV Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Seller, directly or indirectly, owns all of the issued and outstanding capital stock of (a) Wells Fargo Rail Corporation, a North Carolina corporation (“WFRC”); (b) Wells Fargo Rail Structured Holdings LLC, a Delaware limited liability company (“WFRSH”); (c) Wells Fargo Rail Canada ULC, an Alberta unlimited liability corporation (“WFR Canada”); (d) Wells Fargo Equipment Finance, Inc., a Minnesota corporation (“WFEF US”); and (e) Wells Fargo Equipment Finance Company/Société De Financement D’équipement Wells Fargo, a Nova Scotia unlimited liability company (“WFEF Canada” and together with WFRC, WFRSH, WFR Canada and WFEF US, the “Other Seller Group Entities”);

WHEREAS, (i) WFRC, WFRSH and WFR Canada engage in the business of purchasing, owning, managing, maintaining, leasing, and selling of railcars and locomotives in North America and (ii) other members of the Seller Group engage in the business of owning or leasing certain locomotives and railcars in North America that are leased to Third Parties through arrangements with the WFRC, WFRSH and WFR Canada (such business described in the preceding clauses (i) and (ii), the “Business”);

WHEREAS, the Business is comprised of three portfolios of railcars and locomotives in North America, including (i) the Operating Rail Equipment, (ii) the Operating Locomotive Equipment and (iii) the Finance Locomotive and Rail Equipment;

WHEREAS, on the terms and subject to the conditions set forth herein, at the Closing, (i) JV Buyer desires to purchase, acquire, accept and assume from the Seller Group, and (ii) Seller and Everen desire that the Seller Group sell, transfer, assign, convey and deliver to JV Buyer, the JV Transferred Assets, including the Operating Rail Equipment, and JV Assumed Liabilities;

WHEREAS, on the terms and subject to the conditions set forth herein, at the Closing, (i) G Buyer desires to purchase, acquire, accept and assume from the Seller Group, and (ii) Seller and Everen desire that the Seller Group sell, transfer, assign, convey and deliver to G Buyer, the G Buyer Transferred Assets, including the Operating Locomotive Equipment, and G Buyer Assumed Liabilities;

WHEREAS, on the terms and subject to the conditions set forth herein, at the Closing (i) B Buyer desires to purchase, acquire, accept and assume from the Seller Group, and (ii) Seller and Everen desire that the Seller Group sell, transfer, assign, convey and deliver to B Buyer, the B Buyer Transferred Assets, including the Finance Locomotive and Rail Equipment, and B Buyer Assumed Liabilities; and

WHEREAS, concurrently with the execution hereof, and as a condition and inducement to Seller’s willingness to enter into this Agreement, (a) JV Buyer delivered to Seller and Everen a true, correct and complete copy of a fully executed equity commitment letter in favor of JV Buyer (such equity commitment letter, including all amendments, exhibits, attachments, appendices and schedules thereto, the “JV Equity Commitment Letter”), (ii) B Buyer delivered to Seller and Everen a fully executed equity commitment letter in favor of B Buyer (such equity commitment letter, including all amendments, exhibits, attachments, appendices and schedules thereto, the “B Buyer Equity Commitment Letter” and, together with the JV Equity Commitment Letter, the “Equity Commitment Letters”), in each case, dated as of the date hereof, pursuant to which the applicable investors thereunder (the “Investors”) have agreed to provide to JV Buyer and B Buyer, as applicable, the amount of cash equity financing set forth in the JV Equity Commitment Letter and B Buyer Equity Commitment Letter, respectively, subject to the terms and conditions thereof; and (c) the Investors provided a limited guaranty in favor of Seller and Everen, pursuant to which the Investors have agreed to pay a Termination Fee and certain other payments when required to be paid hereunder, subject to the terms and conditions thereof (the “Limited Guaranty”).

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1. Definitions. As used herein, the following terms have the respective meanings set forth below.

“2025 Business Financial Statements” means the annual consolidated and/or combined financial statements (i.e., balance sheet and statements of income, cashflows and stockholders’ equity) of the Business as of and for the year ended December 31, 2025, which financial statements shall be audited by the Independent Auditor and shall include an unqualified audit opinion thereto.

“AAR” means Association of American Railroads.

“Access Limitations” has the meaning set forth in Section 6.3(b).

“Accounting Firm” means a nationally recognized firm of independent certified public accountants mutually agreed by Seller and JV Buyer; provided that, if Seller and JV Buyer cannot agree on such firm within twenty (20) days of the expiration of the Consultation Period, each of Seller and JV Buyer shall (a) select one nationally recognized firm of independent certified public accountants (which may be the applicable Party’s existing accounting firm) and (b) cause such firms (jointly) to select a third nationally recognized firm of independent certified public accountants, which shall be the “Accounting Firm” for the purposes hereof.

“Accounting Principles” means, as applicable, the JV Buyer Accounting Principles, G Buyer Accounting Principles and B Buyer Accounting Principles.

“Acquisition Proposal” means, other than (x) the transactions contemplated by the Transaction Documents or (y) transactions with JV Buyer, G Buyer, B Buyer, GATX or any of their respective Affiliates, any offer or proposal for any (a) merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Business or any member of the Seller Group (other than solely between or among members of the Seller Group), (b) sale, transfer, conveyance or other disposition of the Transferred Assets to any Person, including as a result of any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction, in the case of this subclause (b), other than (i) solely between or among the Seller Group or (ii) as permitted or authorized hereby, including actions that would not violate Section 6.1(a) or Section 6.1(b), or (c) sale, transfer, grant or disposition of equity interests of any member of the Seller Group to any Person (other than solely between or among the Seller Group).

“Action” means any claim, action, suit, litigation, arbitration or other proceeding commenced or heard by or before any Governmental Entity.

“Adjusted Finance Net Purchase Price Adjustment” has the meaning set forth in and prepared in accordance with the B Buyer Accounting Principles.

“Adjusted Locomotive Net Book Value” has the meaning set forth in and prepared in accordance with the G Buyer Accounting Principles.

“Adjusted Operating Rail Net Book Value” has the meaning set forth in and prepared in accordance with the JV Buyer Accounting Principles.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. Unless otherwise explicitly specified herein, for purposes hereof, (a) GATX and Brookfield Infrastructure Fund V (and their respective Affiliates, subject to clauses (d) and (e)) shall be deemed to be Affiliates of JV Buyer (and vice versa); (b) G Buyer and GATX shall be deemed to be Affiliates of each other; (c) B Buyer and Brookfield Infrastructure Fund V shall be deemed to be Affiliates of each other; (d) notwithstanding clause (a), Brookfield Infrastructure Fund V and B Buyer, on the one hand, and GATX and G Buyer, on the other hand, shall not be deemed to be Affiliates of each other; and (e) no investment fund, investment vehicle or portfolio company that is, directly or indirectly, managed or controlled by Brookfield Infrastructure Fund V or any of its Affiliates shall be an “Affiliate” of JV Buyer or B Buyer (other than any Subsidiaries and/or any, direct or indirect parent entity of JV Buyer or B Buyer, including any of their successors or assigns). For purpose of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, designation of a majority of the members of such Person’s board of directors or managers (or other similar governing body), by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Purchase Price” has the meaning set forth in Section 2.10(d).

“Agreement” has the meaning set forth in the Preamble.

“AICPA” means the American Institute of Certified Public Accountants.

“Allocation Principles” means the principles set forth in Exhibit D.

“Alternative Financing” has the meaning set forth in Section 6.16(g).

“AML Laws” means any applicable laws, regulations or orders relating to anti-money laundering, counter-terrorist financing or recordkeeping and reporting requirements in any jurisdiction in which the Seller Group is conducting the Business, including the Bank Secrecy Act of 1970 and the USA PATRIOT Act of 2001.

“Ancillary Agreements” means each Instrument of Assignment, the Transition Services Agreement, the Equity Commitment Letters, the Limited Guaranty, the Participation Agreement, and any other agreements, instruments, certificates and documents entered into in connection herewith and therewith.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws applicable to the Business relating to the prevention of bribery and corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”).

“Asserted Liability” has the meaning set forth in Section 10.3(a).

“Asset Sale” has the meaning set forth in Section 2.3.

“Assumed Liabilities” means, collectively, the JV Assumed Liabilities, the G Buyer Assumed Liabilities and the B Buyer Assumed Liabilities.

“B Buyer” has the meaning set forth in the Preamble.

“B Buyer Accounting Principles” has the meaning set forth on Exhibit C.

“B Buyer Asset Sale” has the meaning set forth in Section 2.3.

“B Buyer Assumed Liabilities” has the meaning set forth in Section 2.7.

“B Buyer Assumed Non-Rail Liabilities” means B Buyer Assumed Liabilities of the types designated as “Non-Rail Liabilities” on the B Buyer Reference Statement.

“B Buyer Assumed Rail Liabilities” means B Buyer Assumed Liabilities of the types designated as “Rail Liabilities” on the B Buyer Reference Statement.

“B Buyer Books and Records” means all Business Books and Records that are primarily related to the B Buyer Transferred Assets (solely those contemplated by Section 2.3(a)–Section 2.3(k)) or the B Buyer Assumed Liabilities.

“B Buyer Business Deposits” has the meaning set forth in Section 2.3(k).

“B Buyer Business Receivables” has the meaning set forth in Section 2.3(h).

“B Buyer Commitment Letters” has the meaning set forth in Section 5.8(a).

“B Buyer Debt Commitment Letter” has the meaning set forth in Section 5.8(a).

“B Buyer Debt Documents” has the meaning set forth in Section 6.16(e).

“B Buyer Debt Financing” has the meaning set forth in Section 5.8(a).

“B Buyer Equity Commitment Letter” has the meaning set forth in the Recitals.

“B Buyer Equity Financing” has the meaning set forth in Section 5.8(a).

“B Buyer Fee Letter” has the meaning set forth in Section 5.8(a).

“B Buyer Financing” has the meaning set forth in Section 5.8(a).

“B Buyer Financing Sources” has the meaning set forth in Section 5.8(a).

“B Buyer Indemnified Parties” has the meaning set forth in Section 10.1(c).

“B Buyer Indemnity Obligation” has the meaning set forth in Section 10.2(b).

“B Buyer Lenders” has the meaning set forth in Section 5.8(a).

“B Buyer Net Investment Value” has the meaning set forth in and prepared in accordance with the B Buyer Accounting Principles.

“B Buyer Non-Rail Working Capital” has the meaning set forth in and prepared in accordance with the B Buyer Accounting Principles.

“B Buyer Owed Business Payments” means, with respect to any B Buyer Transferred Asset, (a) maintenance, repair, storage and similar expenses solely with respect to Finance Locomotive and Rail Equipment (or the associated B Buyer Transferred Contracts) or (b) payments owed in respect of purchase price for new railcar or locomotive deliveries that would constitute Finance Locomotive and Rail Equipment if such railcar or locomotive had been delivered to any member of the Seller Group as of the Measurement Time.

“B Buyer Post-Closing Adjustment” has the meaning set forth in Section 2.16(c)(ii).

“B Buyer Purchase Price” has the meaning set forth in Section 2.10(c).

“B Buyer Reference Statement” means the illustrative example of that portion of the Estimated Closing Statement applicable to B Buyer (including the calculation of B Buyer Purchase Price and each of the components therein) as if the Closing took place on March 31, 2025, prepared in accordance with the B Buyer Accounting Principles. The B Buyer Reference Statement is set forth on Exhibit C.

“B Buyer Residual Interest Contracts” has the meaning set forth in Section 2.3(f).

“B Buyer Transferred Assets” has the meaning set forth in Section 2.3.

“B Buyer Transferred Claims” has the meaning set forth in Section 2.3(i).

“B Buyer Transferred Contracts” has the meaning set forth in Section 2.3(f).

“B Buyer Transferred Lease Agreements” has the meaning set forth in Section 2.3(b).

“B Buyer Transferred Management Agreements” has the meaning set forth in Section 2.3(e).

“B Buyer Transferred Marks Administration Agreements” has the meaning set forth in Section 2.3(e).

“B Buyer Transferred Non-Rail Assets” means assets that are B Buyer Transferred Assets of the types designated as “B Buyer Transferred Non-Rail Assets” on the B Buyer Reference Statement.

“B Buyer Transferred Purchase and Sale Agreements” has the meaning set forth in Section 2.3(d).

“Back-to-Back Arrangement” has the meaning set forth in Section 6.9(d)(ii).

“Base B Buyer Purchase Price” means $1,103,250,000.

“Base G Buyer Purchase Price” means $41,000,000.

“Base JV Buyer Purchase Price” means $4,365,000,000.

“BHCA” means the Bank Holding Company Act of 1956.

“Brookfield Infrastructure Fund V” means each of (a) Brookfield Infrastructure Fund V-A, L.P., a limited partnership organized under the laws of Delaware, (b) Brookfield Infrastructure Fund V-B, L.P., a limited partnership organized under the laws of Delaware, (c) Brookfield Infrastructure Fund V-C, L.P., a limited partnership organized under the laws of Delaware, and (d) Brookfield Infrastructure Fund V (ER) SCSP, a limited partnership organized under the laws of Luxembourg.

“Burdensome Condition” means any measure, requirement, obligation, commitment, limitation or condition requiring:

(a) the holding separate, license, sale, divestiture, transfer or other disposition of more than 12,000 of Subject Railcars, subject to Section 6.5(g) (for the avoidance of doubt, no Subject Railcar will be deemed to be held separate, licensed, sold, divested, transferred or otherwise disposed of if it would be purchased, acquired, assumed or accepted by any Buyer or any Affiliate of any Buyer);

(b) the holding separate, license, sale, divestiture, transfer or other disposition of any assets, properties, businesses, operations or leases of GATX or its Affiliates (excluding JV Buyer and its Subsidiaries) (other than any (i) Transferred Asset, (ii) asset contemplated hereby to be a Transferred Asset, (iii) railcars owned, leased, licensed or managed by GATX or such Affiliates below the threshold in the foregoing clause (a) and (iv) assets, operations, rights, licenses, permits, agreements, or information primarily or exclusively related to such railcars contemplated by the foregoing subclause (iii) or the leasing of such railcars contemplated by the foregoing subclause (iii)) that, individually or in the aggregate, would or would reasonably be expected to be material to the assets, revenues, results of operations or financial condition of GATX and its Affiliates, taken as a whole;

(c) any limitation on conduct or actions of (i) JV Buyer that would, individually or in the aggregate, reasonably be expected to have material adverse effect on governance or information rights necessary to enable JV Buyer to operate the JV Transferred Assets following the Closing, or (ii) B Buyer that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on governance or information rights necessary to enable B Buyer to operate the B Buyer Transferred Assets following the Closing, in each case, after giving effect to permissible alternative arrangements;

(d) any limitation on conduct or actions of Brookfield Infrastructure Fund V or any of its Affiliates (excluding conduct or actions in respect of or with respect to (i) JV Buyer or its Subsidiaries, (ii) B Buyer or its Subsidiaries, (iii) GATX or its Subsidiaries, or (iv) the Business, including, in each case, any Transferred Asset or Assumed Liability); or

(e) the holding separate, license, sale, divestiture, transfer or other disposition of any businesses or assets of Brookfield Infrastructure Fund V or any of its Affiliates (excluding business or assets in respect of or with respect to (i) JV Buyer or its Subsidiaries, (ii) B Buyer or its Subsidiaries, or (iii) the Business, including, in each case, any Transferred Asset or Assumed Liability); for the avoidance of doubt, this clause (e) does not address any holding separate, license, sale, divestiture, transfer or other disposition of any businesses or assets of GATX or its Affiliates.

“Business” has the meaning set forth in the Recitals.

“Business Books and Records” means all books, records, documents and other materials (in any form or medium) solely and exclusively to the extent related to the Transferred Assets or the Assumed Liabilities, including, solely and exclusively to the extent related to the Transferred Assets or the Assumed Liabilities, any mechanical records related to compliance with, or required by, Environmental Law or other operational standards established by the EPA with respect to the operation of the Operating Locomotive Equipment and the Finance Locomotive and Rail Equipment, in each case, in the possession or control of the Seller Group, whether in hard copy or electronic format, subject to Section 6.3(e); provided that “Business Books and Records” shall exclude the Retained Books and Records.

“Business Data” means all (a) Critical Data and (b) financial, operating and other data that are Business Books and Records which were used by or on behalf of Seller in connection with the operation of the Business, Transferred Assets and/or Assumed Liabilities prior to the Closing in the possession or control of the Seller Group, whether in hard copy or electronic format; provided that “Business Data” shall exclude the Retained Books and Records.

“Business Day” means any day, other than a Saturday, Sunday or other day on which banking institutions in the City of New York, New York are required or authorized by Law or Order to be closed.

“Business Employees” means, as of any particular date, (a) the individuals employed (except those employed in the Province of Québec) as of such date by any member of the Seller Group who primarily provide services to the Business, and (b) the Québec Business Employees.

“Business Permits” has the meaning set forth in Section 4.7(a)(iii).

“Business Receivables” means collectively, the JV Business Receivables, the G Buyer Business Receivables and the B Buyer Business Receivables.

“Buyer” or “Buyers” has the meaning set forth in the Preamble.

“Buyer Disclosure Schedule” means the disclosure schedule delivered by JV Buyer to Seller and Everen concurrently with the execution and delivery hereof.

“Buyer Election Cars” has the meaning set forth in Section 6.5(g).

“Buyers Fundamental Representations” means the representations and warranties of the Buyers and GATX set forth in Section 5.1 (Organization), Section 5.2 (Authority), Section 5.4(a)(i) (No Conflict or Violation), Section 5.4(b) (No Conflict or Violation) and Section 5.7 (Brokers).

“Buyers Indemnified Parties” has the meaning set forth in Section 10.1(c).

“Buyers Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, would, or would reasonably be expected to, prevent, materially delay or materially impair the ability of any Buyer or GATX (or any of their respective Affiliates) to (a) perform their respective obligations under any of the Transaction Documents or (b) consummate the transactions contemplated by the Transaction Documents to which they are a party on a timely basis.

“Canadian Transfer Taxes” means Transfer Taxes that are imposed by a Canadian federal, provincial or local Governmental Entity and for greater certainty includes the foregoing, GST/HST, QST, provincial sales Tax, retail sales Tax, use Tax, environmental fees and any similar Taxes, duties, charges or fees.

“Canadian Transferred Assets” has the meaning set forth in Section 9.1(a).

“CFIUS” means the Committee on Foreign Investment in the U.S. and each member agency thereof acting in such capacity.

“CFIUS Approval” means, (a) CFIUS shall have provided a written notice to the Parties (i) of CFIUS’ determination that none of the transactions contemplated hereby are (A) a “covered transaction” within the meaning of CFIUS Laws and (B) subject to review under CFIUS Laws, or (ii) that there are no unresolved national security concerns with respect to the transactions contemplated hereby and CFIUS has concluded all action under CFIUS Laws with respect thereto; or (b) CFIUS shall have sent a report to the President of the U.S. requesting the decision of the President of the U.S. and either (i) the period under CFIUS Laws during which the President of the U.S. may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated hereby shall have expired without any such action being threatened, announced or taken, or (ii) the President of the U.S. shall have announced a decision not to, or otherwise declined to, take any action to suspend or prohibit the transactions contemplated hereby.

“CFIUS Laws” means Section 721 of Title VII of the Defense Production Act of 1950, as amended and codified at 50 U.S.C. § 4565, and all implementing rules and regulations thereunder, including those codified at 31 C.F.R. Parts 800 and 802.

“CFIUS Notification” means a joint voluntary notice with respect to the transactions contemplated hereby prepared by the Parties (or their Affiliates) and submitted to CFIUS in accordance with CFIUS Laws.

“Chosen Courts” has the meaning set forth in Section 11.12(a).

“Claim Communication” has the meaning set forth in Section 10.3(g).

“Claim Notice” has the meaning set forth in Section 10.3(a).

“Closing” has the meaning set forth in Section 2.9.

“Closing Date” has the meaning set forth in Section 2.9.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute thereto.

“Collective Bargaining Agreement” means any collective bargaining agreement, labor agreement, union agreement or similar Contract with any Employee Representative Body.

“Commissioner” means the Commissioner of Competition appointed under subsection 7(1) of the Competition Act or any Person duly authorized to perform duties on behalf of the Commissioner of Competition.

“Commitment Letters” has the meaning set forth in Section 5.8(a).

“Competition Act” means the Competition Act (Canada), and the regulations promulgated thereunder.

“Competition Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, the Competition Act, and all other Laws or Orders, including any similar Laws or Orders requiring notification of mergers or acquisitions to be provided or approval received, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger, acquisition or investment.

“Compliant” means, with respect to any Required Information (but excluding, in any event, the Excluded Information), that (a) such Required Information does not contain any untrue statement of a material fact regarding the Business or omit to state any material fact regarding the Business necessary in order to make such Required Information not misleading under the circumstances in which it was made, (b) the Independent Auditor has not withdrawn, or has not advised Seller in writing that it intends to withdraw, its audit opinion with respect to any financial statements contained in the Required Information (if applicable), (c) neither Seller nor Everen has stated its intent to, or determined that it must, restate any historical financial information included in the Required Information, (d) with respect to any financial statements contained in the Required Information, are compliant in all material respects with GAAP in accordance with AICPA standards and all applicable requirements of Regulation S-X under the Securities Act for an acquired business that is a public business entity, to the extent such financial statements would be (i) required in an offering of securities by any Buyer, assuming for this purpose that such offering was being made pursuant to a registration statement on Form S-1 as of the date hereof in order for such registration statement to be declared effective by the SEC (or, in the event that the requirements for an offering of securities by any Buyer, assuming for this purpose that such offering was being made pursuant to a registration statement on Form S-1, change between the date hereof and the Closing Date, Seller shall (and shall cause its Affiliates to) use reasonable best efforts to satisfy such updated financial statement requirements) and (ii) required to be filed with the SEC in compliance with the reporting obligations of a Buyer under Item 9.01(a) of Form 8-K.

“Confidential Information” has the meaning set forth in Section 6.7(b).

“Confidentiality Agreement” means that certain amended and restated confidentiality agreement, dated as of May 29, 2025, by and among Wells Fargo & Company, GATX and Brookfield Infrastructure Group LLC (as may be amended, restated, supplemented, or otherwise modified from time to time).

“Conflicts Measure” means any (a) engagement in, or escalation or worsening of, any war (whether or not declared), sabotage, armed conflict or hostilities, in each case, in the U.S. or any other location (including with respect to the Russian Federation, Ukraine and Israel), (b) military, paramilitary or terrorist attack, any regime change or coup d’etat, insurrection, military installation or territorial invasion, (c) imposition, withdrawal or change in international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions in the U.S., Canada, Mexico or any other country or region in the world, (d) cyber-attack, cyber-terrorism or cyber outage or (e) Law or Order related to any of the foregoing clauses (a)-(d).

“Consent Fee Cap” has the meaning set forth in Section 6.9(g)(i).

“Consolidated Tax Return” means, collectively, any Tax Return with respect to U.S. and non-U.S. federal, state, provincial or local Taxes that are paid on an affiliated, consolidated, combined, unitary or similar basis that include the Business or the Transferred Assets, on the one hand, and any member of the Seller Group or any of its Affiliates, on the other hand.

“Consultation Period” has the meaning set forth in Section 2.15(b).

“Contagion Event” means the outbreak and ongoing effects of any contagious disease, epidemic, pandemic or any other public health emergency (including SARS-CoV-2 and COVID-19 or any evolutions or mutations thereof) or any worsening of such conditions, in each case, including any Law or Order related thereto.

“Contract” means any legally binding contract, lease, commitment, undertaking, obligation, note, bond, debenture, mortgage, deed of trust, indenture, guarantee, indemnity, instrument, license, sublicense, lease sublease, sale order, purchase order or other agreement, whether written or oral, together with all related amendments, annexes, riders, modifications, extensions, supplements, waivers and consents; provided, that “Contract” shall not include any Real Property Lease.

“Critical Data” means all financial, operating and other data that are Business Books and Records which are necessary or required to operate and manage the Transferred Assets or Assumed Liabilities in the possession or control of the Seller Group, whether in hard copy or electronic format; provided that “Critical Data” shall exclude the Retained Books and Records.

“CSI” means any confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2 and as identified in 12 C.F.R. § 309.5(g)(8)) of any Governmental Entity.

“Customer” means any party to any Transferred Lease Agreement (other than any member of Seller Group) or any other Person (other than any member of Seller Group) who guarantees or is otherwise liable for the obligations of any such party under such Transferred Lease Agreement.

“Data Separation” has the meaning set forth in Section 6.3(g).

“Debt Commitment Letters” means the B Buyer Debt Commitment Letter and the JV Debt Commitment Letter.

“Debt Documents” has the meaning set forth in Section 6.16(e).

“Debt Financing” has the meaning set forth in Section 5.8(a).

“Debt Financing Marketing Materials” has the meaning set forth in Section 6.15(a)(ii).

“Debt Financing Sources” means, collectively, the Lenders and the other financial institutions and other Persons party to the Debt Commitment Letters and any Person that provides, or has entered into, or in the future enters into, any binding agreement, including any commitment letters, engagement letters, credit agreements, loan agreements, underwriting agreements, securities purchase agreements or indentures relating thereto (and any joinders or amendments thereof), with any Buyer or any of its Affiliates in connection with, or that is otherwise acting as a lender, arranger, bookrunner, manager, agent, underwriter, placement agent, initial purchaser, trustee or any other similar representative in respect of, all or any part of the Debt Financing (including any Alternative Financing) and any other financial institutions, lenders or investors with respect to the Debt Financing (including any Alternative Financing), together with any of such Person’s Affiliates and any of such Person’s or any of its Affiliates’ respective direct or indirect, former, current or future stockholders, members, general or limited partners, Representatives and their respective successors or assignees; provided that the term “Debt Financing Sources” shall not include any Buyer, any Subsidiary of any Buyer, any parent entity of any Buyer or any other Affiliate of any Buyer.

“Direct Claim” has the meaning set forth in Section 10.3(f).

“Disclosure Schedules” means, collectively, the Buyer Disclosure Schedule and the Seller Disclosure Schedule.

“Disputed Items” has the meaning set forth in Section 2.15(a).

“DOJ” has the meaning set forth in Section 6.5(a).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other compensation and/or benefit plan, program, policy or arrangement, whether or not subject to ERISA (including each stock purchase, stock option, restricted stock, severance (except for termination and/or severance entitlements under applicable Law with respect to Business Employees who are not located in the U.S.), retention, employment, consulting, change-of-control, bonus, commission, cash or equity-based incentive, deferred compensation, medical, dental, life, employee loan, tuition refund, scholarship, company car, service award, relocation, employee assistance, automobile allowance, disability, accident, welfare, sick pay, salary continuation, sick leave, accrued leave, termination, pension, profit sharing, insurance, retirement, supplemental retirement, post-retirement health or welfare, vacation, holiday, fringe benefit and any other similar benefit plan, program, policy or arrangement), whether or not funded, whether formal or informal, whether or not insured or self-insured, whether registered or unregistered, in each case, that is either (a) sponsored, maintained or contributed to, or required to be contributed to, by any member of the Seller Group (or ERISA Affiliate of any member of the Seller Group) for the benefit of any Business Employee or (b) with respect to which any member of the Seller Group has any Liability in respect of any Business Employee; provided that Employee Benefit Plans shall not include any statutory (i) social security, (ii) social insurance, (iii) pension, (iv) workers’ compensation, or (v) other benefit plan, in each case, that is required to be operated under applicable Law in the relevant jurisdiction.

“Employee Liabilities” means all items of Liability of the Seller Group in respect of (a) the Business Employees, (b) any Employee Benefit Plan, and (c) any other current or former service provider of the Seller Group, including premiums for employment insurance, workplace safety and insurance, source deductions, Taxes, pension plan remittances, health tax remittances, benefit plans, pension or retirement plans, accrued wages, statutory holiday pay, salaries, commissions, bonuses, accumulated vacation with pay credits or entitlements, any Liability for termination pay/compensation for service/severance/reasonable notice/damages in lieu of notice of termination whether under applicable legislation, contract or under common law principles regarding employment matters, or service or termination of employment or service, and any other employee benefits or Actions that may become payable to, receivable by, or accrued in favour of the Business Employees and any other current or former service provider of the Seller Group. For the avoidance of doubt, Employee Liabilities do not include Losses indemnified by GATX as described in Section 6.10(f).

“Employee Representative Body” means any labor organization, union or similar employee representative body.

“Employment Transfer Date” has the meaning set forth in Section 6.10(a).

“Enforceability Exceptions” means bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Law or Order of general application affecting or relating to the enforcement of creditors’ rights generally or general principles of equity, whether considered in a proceeding at Law or Order or in equity.

“Environmental Law” means all Laws or Orders relating to: (a) pollution or the protection, restoration or remediation of or prevention of harm to the environment or natural resources, (b) the protection of human health and safety with respect to Hazardous Materials, (c) the packaging or labeling of Hazardous Materials or products containing Hazardous Materials, (d) transport or handling, use, presence, generation, treatment, storage, disposal, Release or threatened Release of or exposure to any Hazardous Material or (e) recordkeeping, notification, disclosure and reporting requirements with respect to Hazardous Materials.

“EPA” means the U.S. Environmental Protection Agency.

“Equity Commitment Letters” has the meaning set forth in the Recitals.

“Equity Financing” has the meaning set forth in Section 5.8(a).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to an entity, any trade or business (whether or not incorporated) (a) under common control (within the meaning of Section 4001(b)(1) of ERISA) with such entity or (b) which, together with such entity, is treated as a single employer under Section 414(t) of the Code.

“Estimated Adjusted Finance Net Purchase Price Adjustment” has the meaning set forth in Section 2.13(a).

“Estimated Adjusted Locomotive Net Book Value” has the meaning set forth in Section 2.13(a).

“Estimated Adjusted Operating Rail Net Book Value” has the meaning set forth in Section 2.13(a).

“Estimated Aggregate Purchase Price” has the meaning set forth in Section 2.13(a).

“Estimated B Buyer Non-Rail Working Capital” has the meaning set forth in Section 2.13(a).

“Estimated B Buyer Purchase Price” has the meaning set forth in Section 2.13(a).

“Estimated Closing Finance Equipment Tape” has the meaning set forth in Section 2.13(a).

“Estimated Closing Operating Rail and Locomotive Equipment Tape” has the meaning set forth in Section 2.13(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.13(a).

“Estimated G Buyer Non-Rail Working Capital” has the meaning set forth in Section 2.13(a).

“Estimated G Buyer Purchase Price” has the meaning set forth in Section 2.13(a).

“Estimated JV Buyer Purchase Price” has the meaning set forth in Section 2.13(a).

“Estimated JV Non-Rail Working Capital” has the meaning set forth in Section 2.13(a).

“ETA” means Part IX of the Excise Tax Act (Canada) and the regulations made thereunder.

“Event of Loss” means, with respect to any Operating Rail Equipment, Operating Locomotive Equipment or Finance Locomotive and Rail Equipment, an “Event of Loss”, “Loss”, “Casualty”, “Casualty Event” or “Total Loss” (as such term or similar term is defined in the applicable Transferred Lease Agreement); provided, however, that if there is not such a term or provision in the applicable Transferred Lease Agreement or such Operating Rail Equipment, Operating Locomotive Equipment or Finance Locomotive and Rail Equipment is not subject to a Transferred Lease Agreement, “Event of Loss” shall mean that such Operating Rail Equipment, Operating Locomotive Equipment or Finance Locomotive and Rail Equipment does not exist or is lost, stolen, scrapped, destroyed, rendered permanently unfit for the intended use, damaged beyond economic repair or taken or requisitioned by any Governmental Entity.

“Everen” has the meaning set forth in the Preamble.

“Everen Indemnity Obligation” has the meaning set forth in Section 10.1(g).

“Excluded Assets” has the meaning set forth in Section 2.4.

“Excluded Information” shall mean (a) pro forma financial statements and projections; (b) description of all or any portion of the Debt Financing, including any “description of notes”, and other information customarily provided by financing sources or their counsel; (c) risk factors relating to all or any component of the Debt Financing; (d) “segment” financial information; (e) other information required by Rules 3-09, 3-10, 3-16, 13-01 or 13-02 of Regulation S-X under the Securities Act, any Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act; (f) XBRL exhibits and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A; (g) any other information customarily excluded from an offering memorandum for private placements of nonconvertible debt securities under Rule 144A; and (h) any information subject to the Access Limitations. Notwithstanding anything herein to the contrary, nothing herein will require Seller, Everen or any of their Affiliates to provide (or be deemed to require Seller or Everen or any of their Affiliates to prepare), and the Required Information shall not include, any Excluded Information.

“Expiration Date” has the meaning set forth in Section 6.9(c).

“Extended Outside Date” has the meaning set forth in Section 8.1(d).

“FCPA” has the meaning set forth in the definition of “Anti-Corruption Laws”.

“Fee Letters” has the meaning set forth in Section 5.8(a).

“Final Adjusted Finance Net Purchase Price Adjustment” has the meaning set forth in Section 2.15(d).

“Final Adjusted Locomotive Net Book Value” has the meaning set forth in Section 2.15(d).

“Final Adjusted Operating Rail Net Book Value” has the meaning set forth in Section 2.15(d).

“Final Aggregate Purchase Price” has the meaning set forth in Section 2.15(d).

“Final Allocation Schedule” has the meaning set forth in Section 9.1.

“Final B Buyer Non-Rail Working Capital” has the meaning set forth in Section 2.15(d).

“Final B Buyer Purchase Price” has the meaning set forth in Section 2.15(d).

“Final Closing Statement” has the meaning set forth in Section 2.15(d).

“Final G Buyer Non-Rail Working Capital” has the meaning set forth in Section 2.15(d).

“Final G Buyer Purchase Price” has the meaning set forth in Section 2.15(d).

“Final JV Buyer Purchase Price” has the meaning set forth in Section 2.15(d).

“Final JV Non-Rail Working Capital” has the meaning set forth in Section 2.15(d).

“Finance Equipment Contracts” has the meaning set forth in Section 2.3(c).

“Finance Equipment Information” means the categories of information with respect to any railcar or locomotive set forth in the Reference Finance Equipment Tape.

“Finance Equipment Tape” means, as of a specified time, the computer disk, computer tape or other computer format delivered to JV Buyer setting forth the Finance Equipment Information as of such time using the same methodology applied by Seller and Everen in preparing the Reference Finance Equipment Tape.

“Finance Lessee” means each Third Party that is the lessee (or equivalent) under any B Buyer Transferred Lease Agreement.

“Finance Locomotive and Rail Equipment” has the meaning set forth in Section 2.3(a).

“Financial Crimes” means money laundering and financing of terrorism, as such concepts are described in AML Laws and U.S. sanctions administered by OFAC.

“Financial Statements” means the Historical Business Financial Statements, the Interim Business Financial Statements and the 2025 Business Financial Statements, as applicable.

“Financing” has the meaning set forth in Section 5.8(a).

“Financing Failure Event” has the meaning set forth in Section 6.16(g).

“Financing Sources” has the meaning set forth in Section 5.8(a).

“Fraud” means actual fraud in (a) the making of a representation or warranty expressly stated in Article III, Article IV or Article V or any Ancillary Agreement by the party hereto making such representation or warranty or (b) certifying to the satisfaction of the conditions set forth in Section 7.2 or Section 7.3 in any certificate delivered pursuant hereto by the party hereto certifying to such satisfaction therein; provided that Fraud shall only be deemed to exist if, at the time such representation or warranty or certification was made: (x) such representation or warranty or certification was inaccurate (other than de minimis inaccuracies); (y) the party hereto making such representation, warranty or certification had (i) actual knowledge (and not imputed or constructive knowledge) that such representation or warranty was inaccurate (other than de minimis inaccuracies) and (ii) the specific intent to induce the other parties hereto to enter into this Agreement; and (z) such other parties hereto reasonably relied on such inaccurate representation or warranty in entering into this Agreement.“Fraud” shall not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any tort (including a claim for fraud) based on constructive or imputed knowledge, negligence, recklessness or a similar theory.

“FTC” has the meaning set forth in Section 6.5(a).

“G Buyer” has the meaning set forth in the preamble.

“G Buyer Accounting Principles” has the meaning set forth on Exhibit B.

“G Buyer Asset Sale” has the meaning set forth in Section 2.2.

“G Buyer Assumed Liabilities” has the meaning set forth in Section 2.6.

“G Buyer Assumed Non-Rail Liabilities” means G Buyer Assumed Liabilities of the types designated as “Non-Rail Liabilities” on the G Buyer Reference Statement.

“G Buyer Assumed Rail Liabilities” means G Buyer Assumed Liabilities of the types designated as “Rail Liabilities” on the G Buyer Reference Statement.

“G Buyer Books and Records” means all Business Books and Records that are primarily related to the G Buyer Transferred Assets (solely those contemplated by Section 2.2(a) –Section 2.2(k)) or the G Buyer Assumed Liabilities.

“G Buyer Business Deposits” has the meaning set forth in Section 2.2(j).

“G Buyer Business Receivables” has the meaning set forth in Section 2.2(g).

“G Buyer Indemnified Parties” has the meaning set forth in Section 10.1(b).

“G Buyer Indemnity Obligation” has the meaning set forth in Section 10.2(c).

“G Buyer Non-Rail Working Capital” has the meaning set forth in and prepared in accordance with the G Buyer Accounting Principles.

“G Buyer Owed Business Payments” means, with respect to any G Buyer Transferred Asset, (a) maintenance, repair, storage and similar expenses solely with respect to Operating Locomotive Equipment (or the associated G Buyer Transferred Contracts) or (b) payments owed in respect of purchase price for new locomotive deliveries that would constitute Operating Locomotive Equipment.

“G Buyer Post-Closing Adjustment” has the meaning set forth in Section 2.16(b)(ii).

“G Buyer Purchase Price” has the meaning set forth in Section 2.10(b).

“G Buyer Reference Statement” means the illustrative example of that portion of the Estimated Closing Statement applicable to G Buyer (including the calculation of G Buyer Purchase Price and each of the components therein) as if the Closing took place on March 31, 2025, prepared in accordance with the G Buyer Accounting Principles. The G Buyer Reference Statement is set forth on Exhibit B.

“G Buyer Transferred Assets” has the meaning set forth in Section 2.2.

“G Buyer Transferred Claims” has the meaning set forth in Section 2.2(h).

“G Buyer Transferred Contracts” has the meaning set forth in Section 2.2(f).

“G Buyer Transferred Lease Agreements” has the meaning set forth in Section 2.2(b).

“G Buyer Transferred Management Agreements” has the meaning set forth in Section 2.2(c).

“G Buyer Transferred Marks Administration Agreements” has the meaning set forth in Section 2.2(f).

“G Buyer Transferred Non-Rail Assets” means assets that are G Buyer Transferred Assets of the types designated as “G Buyer Transferred Non-Rail Assets” on the G Buyer Reference Statement.

“G Buyer Transferred Purchase and Sale Agreement” has the meaning set forth in Section 2.2(e).

“G Buyer Transferred Rail Assets” means assets that are G Buyer Transferred Assets of the types designated as “G Buyer Transferred Rail Assets” on the G Buyer Reference Statement.

“GAAP” means U.S. generally accepted accounting principles, as in effect from time to time.

“GATX” has the meaning set forth in the preamble.

“GATX Indemnity Obligation” has the meaning set forth in Section 10.2(d).

“GATX Guaranty” has the meaning set forth in Section 11.19(a).

“Governance Plan” has the meaning set forth in Section 6.18(b).

“Governing Documents” means the organizational and governance document(s) with respect to any entity.

“Governmental Approval” means any and all consents, approvals, waivers, Orders, qualifications, Permits and other authorizations of, and any and all notices, submissions or filings to, any and all Governmental Entities necessary, required or advisable to consummate the transactions contemplated by the Transaction Documents, including the Requisite Regulatory Approvals.

“Governmental Entity” means any (a) federal, state, provincial, local, municipal, foreign or other government, (b) governmental entity of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal), whether foreign or domestic, or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, whether foreign or domestic, including any arbitral tribunal and self-regulatory organizations.

“GST/HST” means the goods and services tax/harmonized sales tax imposed under the ETA.

“Hazardous Materials” means any: (a) chemicals, materials or substances that are listed, defined, designated, classified as or included in the definition of, or regulated as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants,” or words of similar meaning and regulatory effect under any Environmental Law; (b) petroleum or petroleum by-products, asbestos or asbestos-containing materials or products, per- and polyfluoroalkyl substances, polychlorinated biphenyls (PCBs), radioactive materials, lead-based paints or materials, or radon; and (c) ethylene glycol monobutyl ether and propylene glycol.

“Historical Business Financial Statements” means the following consolidated and/or combined financial statements (i.e., balance sheet and statements of income, cashflows and stockholders’ equity) of the Business: (a) annual financial statements as of and for the years ended December 31, 2023 and December 31, 2024, which shall be audited by the Independent Auditor and shall include an unqualified audit opinion thereto, and (b) unaudited interim financial statements as of and for the six months ended June 30, 2024 and June 30, 2025, which shall be reviewed by the Independent Auditor in accordance with AS Section 4105, Reviews of Interim Financial Information.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

“In-Scope Business Employees” means the Business Employees that Seller and GATX will cooperate in good faith to identify following the date hereof and for which Seller shall provide such Business Employee’s name, work email address, continuous service date, job profile title, job function and work location as soon as practicable following identification of such Business Employee as an In-Scope Business Employee.

“Indebtedness” means, with respect to any Person, without duplication, (a) obligations of such Person (i) for borrowed money (including any obligations under any credit agreement) or (ii) evidenced by bonds, debentures, notes, letters of credit, bankers’ acceptances or similar instruments, (b) obligations of such Person as lessee under leases that are required under GAAP to be treated as financing leases (other than leases with respect to railcars or locomotives and any related parts, accessories and appurtenances), (c) any accrued and unpaid interests, fees, fines, penalties and other expenses or amounts owed with respect to the foregoing clause (a) or as a result of any prepayment or early satisfaction of any obligation of such Person describe in the foregoing clause (a), and (d) any guaranty of any of the foregoing. In no event shall Indebtedness include any (x) Intercompany Receivables, or (y) Intercompany Payables.

“Indemnified Party” has the meaning set forth in Section 10.3(a).

“Indemnifying Party” has the meaning set forth in Section 10.3(a).

“Independent Auditor” means KPMG LLP or, if KPMG LLP is conflicted or otherwise unwilling or unable to serve, any other “Big Four” accounting firm.

“Initial Adjusted Finance Net Purchase Price Adjustment” has the meaning set forth in Section 2.14(a).

“Initial Adjusted Locomotive Net Book Value” has the meaning set forth in Section 2.14(a).

“Initial Adjusted Operating Rail Net Book Value” has the meaning set forth in Section 2.14(a).

“Initial B Buyer Non-Rail Working Capital” has the meaning set forth in Section 2.14(a).

“Initial B Buyer Purchase Price” has the meaning set forth in Section 2.14(a).

“Initial Closing Statement” has the meaning set forth in Section 2.14(a).

“Initial Finance Equipment Tape” has the meaning set forth in Section 2.14(a).

“Initial G Buyer Non-Rail Working Capital” has the meaning set forth in Section 2.14(a).

“Initial G Buyer Purchase Price” has the meaning set forth in Section 2.14(a).

“Initial JV Buyer Purchase Price” has the meaning set forth in Section 2.14(a).

“Initial JV Non-Rail Working Capital” has the meaning set forth in Section 2.14(a).

“Initial Operating Rail and Locomotive Equipment Tape” has the meaning set forth in Section 2.14(a).

“Initial Purchase Price” has the meaning set forth in Section 2.14(a).

“Instrument of Assignment” means each bill of sale and instrument of assignment, substantially in the form attached hereto as Exhibit E, to be entered into by each applicable member of the Seller Group and each applicable Buyer at the Closing.

“Intellectual Property Rights” means any and all intellectual property rights in any jurisdiction around the world, including all: (a) U.S. and foreign patents, patent applications, design registrations and industrial designs (including any and all continuations, continuations-in-part, re-examinations, extensions, divisionals and reissues); (b) trademarks, service marks, trade dress, logos, trade names, corporate names and other source indicators, and registrations and applications for registration thereof (together with all goodwill associated therewith and all common law rights therein) (“Trademarks”); (c) copyrights and other intellectual property rights in works of authorship (including software), whether registered or unregistered, and all registrations and applications for registration of the foregoing; (d) Internet domain names; and (e) trade secrets and other intellectual property rights in confidential and proprietary information, such as inventions, improvements, ideas, methodologies, formulae, models, algorithms, systems, processes, discoveries, data, database rights, customer lists, supplier lists, technical information and know-how.

“Intercompany Payables” means all account, note or loan payables recorded on the books of the Seller Group or any of its Affiliates, for goods or services purchased or provided to the Business with respect to the Transferred Assets or the Assumed Liabilities by the Seller Group or any of its Affiliates, or advances (cash or otherwise) or any other extensions of credit to the Business with respect to the Transferred Assets or the Assumed Liabilities from the Seller Group or any of its Affiliates.

“Intercompany Receivables” means all account, note or loan receivables recorded on the books of the Seller Group or any of its Affiliates, for goods or services sold or provided by the Business with respect to the Transferred Assets or the Assumed Liabilities to the Seller Group or any of its Affiliates or advances (cash or otherwise) or any other extensions of credit made by the Business with respect to the Transferred Assets or the Assumed Liabilities to the Seller Group or any of its Affiliates.

“Interim Business Financial Statements” means the following unaudited interim consolidated and/or combined financial statements (i.e., balance sheet and statements of income, cashflows and stockholders’ equity) of the Business as of and for (a) solely if the Closing occurs on or after September 30, 2025, the nine months ended September 30, 2024 and September 30, 2025, (b) solely if the Closing occurs on or after March 31, 2026, the three months ended March 31, 2025 and March 31, 2026, (c) solely if the Closing occurs on or after June 30, 2026, the six months ended June 30, 2025 and June 30, 2026 and (d) solely if the Closing occurs on or after September 30, 2026, the nine months ended September 30, 2025 and September 30, 2026, in each case, which shall be reviewed by the Independent Auditor in accordance with AS Section 4105, Reviews of Interim Financial Information.

“Internal Materials” has the meaning set forth in Section 6.13(c).

“Investment Canada Act” has the meaning set forth in Section 5.12.

“Investors” has the meaning set forth in the Recitals.

“IRS” means the U.S. Internal Revenue Service.

“ITA” means the Income Tax Act (Canada) and any applicable provincial equivalent.

“Joint Defense Asserted Liability” has the meaning set forth in Section 10.3(b).

“JV Asset Sale” has the meaning set forth in Section 2.1.

“JV Assumed Liabilities” has the meaning set forth in Section 2.5.

“JV Assumed Non-Rail Liabilities” means JV Assumed Liabilities of the types designated as “Non-Rail Liabilities” on the JV Buyer Reference Statement.

“JV Assumed Rail Liabilities” means JV Assumed Liabilities of the types designated as “Rail Liabilities” on the JV Buyer Reference Statement.

“JV Business Deposits” has the meaning set forth in Section 2.1(n).

“JV Business Receivables” has the meaning set forth in Section 2.1(j).

“JV Buyer” has the meaning set forth in the Preamble.

“JV Buyer Accounting Principles” has the meaning set forth on Exhibit A.

“JV Buyer Books and Records” means all Business Books and Records that are primarily related to the JV Transferred Assets (solely those contemplated by Section 2.1(a)–Section 2.1(n)) or the JV Assumed Liabilities.

“JV Buyer Indemnified Parties” has the meaning set forth in Section 10.1(a).

“JV Buyer Indemnity Obligation” has the meaning set forth in Section 10.2(a).

“JV Buyer Post-Closing Adjustment” has the meaning set forth in Section 2.16(a)(ii).

“JV Buyer Purchase Price” has the meaning set forth in Section 2.10(a).

“JV Buyer Reference Statement” means the illustrative example of that portion of the Estimated Closing Statement applicable to JV Buyer (including the calculation of JV Buyer Purchase Price and each of the components therein) as if the Closing took place on March 31, 2025, prepared in accordance with the JV Buyer Accounting Principles. The JV Buyer Reference Statement is set forth on Exhibit A.

“JV Buyer Transferred Marks Administration Agreements” has the meaning set forth in Section 2.1(i).

“JV Commitment Letters” has the meaning set forth in Section 5.8(a).

“JV Debt Commitment Letter” has the meaning set forth in Section 5.8(a).

“JV Debt Documents” has the meaning set forth in Section 6.16(e).

“JV Debt Financing” has the meaning set forth in Section 5.8(a).

“JV Equity Commitment Letter” has the meaning set forth in the recitals.

“JV Equity Financing” has the meaning set forth in Section 5.8(a).

“JV Fee Letter” has the meaning set forth in Section 5.8(a).

“JV Financing” has the meaning set forth in Section 5.8(a).

“JV Financing Sources” has the meaning set forth in Section 5.8(a).

“JV Indemnified Parties” has the meaning set forth in Section 10.2(f).

“JV Lenders” has the meaning set forth in Section 5.8(a).

“JV Non-Rail Working Capital” has the meaning set forth in and prepared in accordance with the JV Buyer Accounting Principles.

“JV Owed Business Payments” means, with respect to any JV Transferred Asset, (a) maintenance, repair, storage and similar expenses solely with respect to Operating Rail Equipment (or the associated JV Transferred Contracts) or (b) payments owed in respect of purchase price for new railcar deliveries that would constitute Operating Rail Equipment if such railcar had been delivered to any member of the Seller Group as of the Measurement Time.

“JV Transferred Assets” has the meaning set forth in Section 2.1.

“JV Transferred Claims” has the meaning set forth in Section 2.1(l).

“JV Transferred Contracts” has the meaning set forth in Section 2.1(h).

“JV Transferred Lease Agreements” has the meaning set forth in Section 2.1(b).

“JV Transferred Lessee Agreements” has the meaning set forth in Section 2.1(c).

“JV Transferred Management Agreements” has the meaning set forth in Section 2.1(d).

“JV Transferred Non-Rail Assets” means assets that are JV Transferred Assets of the types designated as “JV Transferred Non-Rail Assets” on the JV Buyer Reference Statement.

“JV Transferred Purchase and Sale Agreements” has the meaning set forth in Section 2.1(f).

“JV Transferred Rail Assets” means assets that are JV Transferred Assets of the types designated as “JV Transferred Rail Assets” on the JV Buyer Reference Statement.

“JV Transferred Residual Sharing Agreements” has the meaning set forth in Section 2.1(g).

“Knowledge of Buyer” means, with respect to (i) JV Buyer, the actual knowledge of the individuals set forth in Section 1.1(a)(i) of the Buyer Disclosure Schedule, (ii) G Buyer or GATX, the actual knowledge of the individuals set forth in Section 1.1.(a)(ii) of the Buyer Disclosure Schedule, and (iii) B Buyer, the actual knowledge of the individuals set forth in Section 1.1(a)(iii) of the Buyer Disclosure Schedule, in each case, after due inquiry of his or her direct reports, and will in no event encompass constructive, imputed or similar concepts of knowledge.

“Knowledge of Seller” means the actual knowledge of the individuals set forth in Section 1.1(b) of the Seller Disclosure Schedule, in each case, after due inquiry of his or her direct reports, and will in no event encompass constructive, imputed or similar concepts of knowledge.

“Law” means any applicable (a) foreign, federal, state, provincial or local law (including common law), or (b) statute, code, ordinance, rule or regulation, in each case, enacted, adopted, promulgated or issued by a Governmental Entity.

“Leave” means any (a) absence from work on account of short- or long-term disability, workers’ compensation leave, military leave, pregnancy or maternity leave, paternity leave, parental leave or any other statutory leave (including under applicable employment or labor standards legislation), (b) other leaves of absence or (c) circumstance where an obligation of the Seller Group to recall, rehire or otherwise return an individual to employment with the Seller Group exists under a contractual obligation, the internal policies of the Seller Group, Law or Order.

“Lenders” has the meaning set forth in Section 5.8(a).

“Leveraged Lease Vehicle” has the meaning set forth in Section 2.3(a).

“Liability” means any debt, borrowed money, loss, damage, fine, judgment, interest, penalty, liability or obligation of any kind, whether direct or indirect, known or unknown, asserted or unasserted, accrued or unaccrued, absolute, contingent, matured or unmatured, liquidated or unliquidated, due or to become due and whether in contract, tort, strict liability or otherwise.

“Licensed Reporting Marks” has the meaning set forth in Section 2.1(e).

“Lien” means any lien, easement, charge, mortgage, deed of trust, option, right of first refusal or offer, pledge, security interest, default of title, claim, adverse right or interest, or agreement or obligation to grant a lien or any other similar encumbrance.

“Limited Guaranty” has the meaning set forth in the Recitals.

“Locomotive Equipment Contracts” has the meaning set forth in Section 2.2(d).

“Locomotive Remarking Deadline” has the meaning set forth in Section 6.14(a).

“Locomotive Remarking Obligations” has the meaning set forth in Section 6.14(a).

“Lookback Date” means January 1, 2022.

“Losses” means any and all Liabilities, payments, awards, settlements, costs and expenses (including court costs and reasonable and documented out-of-pocket fees and expenses of professionals and any other amounts reasonably incurred and paid in the investigation, defense, settlement, mitigation or appeal) suffered, incurred, sustained or paid by the applicable Person after the Closing; provided, however, that, (a) except to the extent actually paid to a Third Party, “Losses” shall not include any (i) consequential, punitive, indirect, special or exemplary damages, regardless of form of action, whether in contract, tort, strict liability or otherwise, or (ii) lost profits, opportunity costs, damages to business reputation, diminution in value or damages based upon a multiple of earnings, revenues or similar financial measure; and (b) “Loss” shall not include any amount in respect of Liabilities, payments, awards, settlements, costs and expenses (including court costs and reasonable and documented out-of-pocket fees and expenses of professionals and any other amounts reasonably incurred and paid in the investigation, defense, settlement, mitigation or appeal) suffered, incurred, sustained or paid between or among the Buyers and/or GATX (and/or any other of their Affiliates) (including any disputes, claims or Actions between or among the Buyers and/or GATX (and/or any other of their Affiliates)), rather than in respect of a Third Party.

“Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects (i) has had, or would reasonably be expected to have, a material adverse effect upon the business, assets, results of operations or financial condition of the Business (excluding any event, circumstance, development, change or effect solely to the extent affecting or impacting any Excluded Assets and/or Retained Liabilities), taken as a whole, or (ii) would prevent, materially delay or materially impair the ability of Seller or Everen to consummate the Closing prior to the Outside Date or the Extended Outside Date, as applicable; provided that none of the following events, circumstances, developments or changes (or effects therefrom) shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, or be taken into account in determining whether there has been a Material Adverse Effect: (a) changes in general economic conditions in the U.S., Canada and/or Mexico, including any supply chain, trade route or service disruptions (including shutdowns of railway lines or ports of entry in North America); (b) changes in interest rates, the equity, debt, credit or capital markets (including trading levels, disruptions, downgrades and volatility thereof), the financial, banking or securities markets (including trading levels, disruptions, downgrades and volatility thereof and any decline in the price of any security or any market index), the railcar leasing or railway industry (including any actual or threatened strike or work stoppage, slowdown, lock-out or other labor controversy) or the energy and natural resources or industrial services industries; (c) changes in local, regional, national or international political or social conditions, including any Conflicts Measure (excluding clauses (c) and (d) of the definition of “Conflicts Measures”); (d) any actual or proposed changes in GAAP or other accounting standards or principles or the interpretation thereof; (e) any Order or any actual or proposed change in any Law, including any new Law or any actual or proposed change in any Law; (f) the negotiation, execution, announcement or pendency of any Transaction Document, the announcement, pendency or consummation of the transactions contemplated hereby or thereby, or the disclosure of the fact that any Buyer (or any of its Affiliates) is the prospective acquirer of the Business, the Transferred Assets or Assumed Liabilities, or any communication regarding plans or intentions of any Buyer or any of its Affiliates with respect to the Business, the Transferred Assets or Assumed Liabilities, including, to the extent primarily attributable to the announcement, pendency or consummation of the transactions or the disclosure of the fact that Buyer (or any of its Affiliates) is the prospective acquirer of the Business, Transferred Assets or Assumed Liabilities, the actual, threatened or potential (A) loss or departure of any Business Employees, and (B) termination of (or failure to renew) any Contract with customers, lessors, vendors, distributors or other business relations of the Business; (g) any failure by the Business to meet any internal or published budget, plans, projections, forecasts or revenue or earnings predictions for any period (provided that this clause (g) shall not prevent a determination that any event, circumstance, development, change or effect underlying such failure to meet projections or forecasts has resulted in a “Material Adverse Effect” so long as such event, circumstance, development, change or effect is not otherwise excluded from determining whether there is a “Material Adverse Effect”); (h) any natural disaster, Contagion Event or other act of nature or “act of God,” including any measures taken by any Governmental Entity in response thereto or changes in public behavior as a result thereof; (i) any cyberattack, cyber-terrorism or other cybersecurity event involving any member of the Seller Group or the Business; (j) any event, circumstance, development or change that is cured or remedied prior to the Closing; (k) the taking of (or omission from taking) any action (i) required pursuant to any Transaction Document (including any action required to be taken pursuant to Section 6.5 to obtain any Governmental Approval) or (ii) at the written direction or written request of JV Buyer or its Affiliates; (l) any anti-dumping actions, international tariffs, sanctions, trade policies, disputes or similar “trade war” actions in the U.S., Canada, Mexico or any other country or region in the world; and (m) any breach, violation or non-performance of any provision of any Transaction Document by any Buyer, GATX or any of their respective Affiliates; provided, further, that with respect to clauses (a), (b), (c), (d), (e), (h), (i) and (l), such event, circumstance, development, change or effect shall be taken into account in determining whether a “Material Adverse Effect” is occurring, has occurred, or would reasonably be expected to occur, solely to the extent that it disproportionately and adversely affects the Business relative to other businesses in the industries in which the Business operates.

“Material Contract” has the meaning set forth in Section 4.3(a).

“Material Customers” has the meaning set forth in Section 4.3(a)(ii).

“Material Finance Customers” has the meaning set forth in Section 4.3(a)(ii).

“Material Operating Customers” has the meaning set forth in Section 4.3(a)(i).

“Material Vendor Agreement” means any vendor agreement with any Material Vendor.

“Material Vendors” has the meaning set forth in Section 4.3(a)(iii).

“Materials” has the meaning set forth in Section 6.13(c).

“MD&A Disclosure” means customary disclosure describing the results of operations, liquidity, cash flows and financial condition of the Business for the periods covered by the applicable Financial Statements delivered pursuant to Section 6.21 as would be included in a “Management Discussion and Analysis of Financial Conditions and Results of Operations” section in compliance in all material respects with Item 303 of Regulation S-K.

“Measurement Time” means 12:01 a.m. on the Closing Date.

“Mexican Transfer Taxes” means Transfer Taxes that are imposed by a Mexican federal, state or municipal Governmental Entity, including any value added Tax imposed under the Mexican Value Added Tax Law (Ley del Impuesto al Valor Agregado per its denomination in Spanish).

“Modification” has the meaning set forth in Section 6.9(f)(i).

“MX Transferred Assets” has the meaning set forth in Section 9.1(a).

“Non-Recourse Parties” has the meaning set forth in Section 11.17(b).

“Non-Seller In-Scope Tax Return” means any Tax Return on which Taxes imposed on or with respect to the Transferred Assets or the Business are reported (including any sales, use, or Property Tax Return of or with respect to the Transferred Assets or the Business), other than any Tax Return that is primarily related to other assets or operations of any member of the Seller Group or any of its Affiliates and, for the avoidance of doubt, shall not include any Consolidated Tax Return of the Seller Group.

“Notice of Disagreement” has the meaning set forth in Section 2.15(a).

“Notice Period” has the meaning set forth in Section 10.3(b).

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Operating Locomotive Equipment” has the meaning set forth in Section 2.2(a).

“Operating Rail and Locomotive Equipment Information” means the categories of information with respect to any railcar or locomotive set forth in the Reference Operating Rail and Locomotive Equipment Tape.

“Operating Rail and Locomotive Equipment Tape” means, as of a specified time, the computer disk, computer tape or other computer format delivered to JV Buyer and G Buyer setting forth the Operating Rail and Locomotive Equipment Information as of such time using the same methodology applied by Seller and Everen in preparing the Reference Operating Rail and Locomotive Equipment Tape.

“Operating Rail Equipment” has the meaning set forth in Section 2.1(a).

“Operating Rail Equipment Contracts” has the meaning set forth in Section 2.1(h).

“Order” means any binding and enforceable order, ruling, subpoena, verdict, writ, judgment, injunction, directive, decree, stipulation, determination or award issued, promulgated or entered into by or with any Governmental Entity.

“Ordinary Course of Business” means, with respect to any Person, the ordinary course conduct of the business of such Person, consistent with past practices or procedures of such Person. With respect to the Seller Group, any commercially reasonable actions or omissions that (a) the Seller Group reasonably determines are necessary or advisable in response to any Contagion Event or Conflicts Measure and (b) are taken in connection with seeking to (i) mitigate the actual or expected adverse effects of such Contagion Event or Conflicts Measure on the Business or the Transferred Assets and (ii) solely in the case of a Contagion Event, protecting the health and safety of customers, employees and other business relationships or to ensure compliance with any Law or Order relating to the applicable Contagion Event, shall be deemed for all purposes herein to be consistent with the ordinary course conduct of the business of the applicable member of the Seller Group, in each case, so long as prior thereto, to the extent reasonably practicable under the circumstances and permitted by Law and Order, Seller consults with JV Buyer with respect to such action or omission to the extent related to the Business and considers in good faith any comments timely provided by JV Buyer.

“Other Seller Group Entities” has the meaning set forth in the Recitals.

“Outside Date” has the meaning set forth in Section 8.1(d).

“Owned Real Property” means real property that is owned in fee, in whole or in part, by any member of the Seller Group or any of their Affiliates.

“Owned Reporting Marks” has the meaning set forth in Section 2.1(e).

“Participation Agreement” has the meanings set forth in Section 2.11(c)(iii).

“Parties” has the meaning set forth in the Preamble.

“Permits” means any permits, licenses, approvals, certificates, registrations, waivers and other authorizations of and from any Governmental Entity under any Law or Order.

“Permitted Liens” means: (a) mechanic’s, supplier’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the Ordinary Course of Business of the applicable Person, and for which amounts are not yet due and payable or, if delinquent, are being contested in good faith by appropriate proceedings and for which adequate reserves have been established; (b) Liens for Taxes not yet due and payable or which may be hereafter paid without penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established; (c) Liens granted in favor of any lender at the Closing in connection with any financing of the transactions contemplated hereby; (d) any Liens created by or arising by, through or under any Buyer (or any of its Affiliates), including any acts or omissions of, or from facts, events, developments, occurrences or circumstances relating to, a Buyer or its Affiliates; (e) zoning, building codes and other land use Laws or Orders regulating the activities conducted on real property that are imposed by any Governmental Entity having jurisdiction over such real property; (f) solely in respect of the Operating Rail Equipment, Operating Locomotive Equipment and Finance Locomotive and Rail Equipment (i) the rights of the applicable Customer under the applicable Transferred Lease Agreement, (ii) customary salvage and similar rights of insurers under policies of insurance maintained with respect to Operating Rail Equipment, Operating Locomotive Equipment and Finance Locomotive and Rail Equipment or (iii) Liens created or caused by a Customer, which such Customer is obligated to remove or indemnify the Seller Group against under the applicable Transferred Lease Agreement; (g) restrictions on transfer imposed by or arising under securities Laws; (h) Liens in favor of banking or other depository institutions arising as a matter of Law encumbering deposits or other funds maintained with a depository institution and not incurred in connection with the borrowing of money; (i) Liens in respect of any Transferred Asset or Assumed Liability that will be extinguished and discharged at or prior to the Closing; (j) Liens granted in favor of any member of the Seller Group (in respect of any Transferred Asset or Assumed Liability) that will be assigned to a Buyer (or any of its designees) at the Closing; and (k) Liens set forth in Section 1.1(c) of the Seller Disclosure Schedule.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, unlimited liability company, limited liability partnership, firm, joint stock company, Governmental Entity, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Personnel Records” means the personnel file maintained by the Seller Group with respect to each Québec Business Employee, which may include the following, as applicable: employment applications; resumes; employment offer letters (external and internal hires); tax-withholding forms; performance reviews; time sheets; vacation dates; system and policy acknowledgments; employee acknowledgments; license documentation; corrective actions; and all other information required to be recorded by an employer pertaining to an employee under Laws.

“Pre-Closing Tax Period” means any taxable period ending on or before (and including) the Closing Date, and the portion of any Straddle Period ending on (and including) the Closing Date.

“Preliminary Allocation Schedule” has the meaning set forth in Section 9.1(a).

“Preliminary Financial Statements” has the meaning set forth in Section 4.4(a).

“Privileged Communications” has the meaning set forth in Section 11.18.

“Prohibited Modifications” has the meaning set forth in Section 6.16(a).

“QST” means the Québec sales tax imposed under the QSTA.

“QSTA” means Title 1 of An Act Respecting the Québec Sales Tax and the regulations made thereunder.

“Québec Business Employees” means those Business Employees employed by WFR Canada in the Province of Québec (including those on Leave) and whose employment is transferred by operation of, and continues on substantially similar terms and conditions of employment on and after the Closing Date with GATX or one of its Affiliates in accordance with Laws.

“R&WI Policy” has the meaning set forth in Section 6.12(a).

“Railcar Remarking Deadline” has the meaning set forth in Section 6.14(a).

“Railcar Remarking Obligations” has the meaning set forth in Section 6.14(a).

“Real Property Lease” means any lease, sublease, license or sublicense pursuant to which any member of the Seller Group or any of their Affiliates, as landlord, licensor, tenant, subtenant, licensee or sublicensee thereunder, leases, subleases, licenses or sublicenses real property used in the operation of the Business.

“Recovery Cost” has the meaning set forth in Section 8.3(d).

“Reference Finance Equipment Tape” means that certain Finance Equipment Tape set forth in the .xls file titled “Reference Finance Equipment Tape – FINAL.xls” provided by JV Buyer to Seller (and acknowledged in writing (email being sufficient) as such by Seller) concurrently with the execution and delivery of this Agreement.

“Reference Operating Rail and Locomotive Equipment Tape” means that certain Operating Rail and Locomotive Equipment Tape set forth in the .xls file titled “Reference Operating Rail and Locomotive Equipment Tape – FINAL.xls” provided by JV Buyer to Seller (and acknowledged in writing (email being sufficient) as such by Seller) concurrently with the execution and delivery of this Agreement.

“Reference Tape Date” means April 1, 2025.

“Regulatory Remedy” has the meaning set forth in Section 6.5(e).

“Related to the Business” means primarily related to, primarily used by or in connection with, or primarily held for use by, the Transferred Assets and the Assumed Liabilities.

“Release” means any actual release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the environment, including the movement of any Hazardous Material through the air, soil, sediments, surface water, groundwater or other environmental medium.

“Remarking Deadline” has the meaning set forth in Section 6.14(a).

“Remarking Obligations” has the meaning set forth in Section 6.14(a).

“Representative” means, with respect to any Person, the directors, officers, principals, partners, managers, members, employees, advisors, agents, stockholders, consultants, independent accountants, investment bankers, counsel or other representatives of such Person and of such Person’s Affiliates.

“Required Information” means all financial and operating data, business and other pertinent information regarding the Business, the Transferred Assets and the Assumed Liabilities reasonably and timely requested in writing by Buyer and/or by GATX, including (i) the Historical Business Financial Statements, the Interim Business Financial Statements and the 2025 Business Financial Statements, as applicable, and the related MD&A Disclosure thereto, (ii) other information regarding the Business, the Transferred Assets and the Assumed Liabilities of the type customarily included in a bank information memorandum and/or an offering memorandum for a private placement of nonconvertible debt securities pursuant to Rule 144A and (iii) any financial information regarding the Business, the Transferred Assets and the Assumed Liabilities customarily included in any offering memorandum or prospectus related to a financing of the nature of the Financing, subject to the completion by such accountants of customary procedures relating thereto. Notwithstanding anything herein to the contrary, the Required Information shall not include any Excluded Information.

“Requisite Regulatory Approvals” means the Governmental Approvals set forth in Section 6.5(a) of the Seller Disclosure Schedule.

“Restraint” has the meaning set forth in Section 7.1(a).

“Retained Books and Records” means all books, records, documents and other materials (in any form or medium) of, or maintained by, the Seller Group that are:

(a) emails, electronic or instant messages, chats on messaging platforms or outlook (or similar) calendars or contacts (whether or not related to the Business);

(b) books, records, documents and other materials to the extent that any Law or Order prohibits their transfer or disclosure to Buyers;

(c) books, records, documents and other materials (to the extent not solely and exclusively related to the Transferred Assets and Assumed Liabilities);

(d) with respect to secondary market sales, any books, records, documents and other materials, including any correspondence between the buyer and the seller (and guarantor, if applicable) in such sales (other than the final and executed definitive transaction documentation for such sales, which definitive transaction documentation shall be included in the Business Books and Records solely and exclusively to the extent related to the Transferred Assets (solely those contemplated by Section 2.1(a)–Section 2.1(o)) or Assumed Liabilities);

(e) customer authentication and system authentication data (such as a customer portal);

(f) personnel files or individually identifiable personnel information relating to employees of any member of the Seller Group or its Affiliates (excluding Personnel Records, which shall be transferred to GATX or one of its Affiliates in accordance with the terms hereof or as required by Law);

(g) information collected by any member of the Seller Group or its Affiliates (or its or their agents) for purposes of administering any Employee Benefit Plan;

(h) information of any member of the Seller Group or its Affiliates subject to legal privilege, including attorney-client privilege or attorney work product doctrine;

(i) each member of the Seller Group’s and its Affiliates’ record books containing minutes of meetings of its directors or shareholders or other corporate governance matters;

(j) employee training materials;

(k) legal, regulatory, compliance or other policies or procedures of any member of the Seller Group or its Affiliates;

(l) proprietary information of any member of the Seller Group or its Affiliates to the extent not solely and exclusively related to the Business;

(m) CSI or correspondence with any banking regulator;

(n) to the extent not solely and exclusively related to the Business, correspondence with any other Governmental Entity (for the avoidance of doubt, excluding any CSI or correspondence with any banking regulator);

(o) Tax Returns of any member of the Seller Group or its Affiliates and all books and records, including working papers, related thereto;

(p) other information related to Taxes of any member of the Seller Group or its Affiliates;

(q) personally identifiable information or data (including medical, financial and other personal information) concerning or relating to any individual person, including “non-public personal information” as that term is defined in the Gramm-Leach-Bliley Act, and implementing regulations, 15 U.S.C. § 6809(4) or “protected health information” as defined in 45 C.F.R. § 160.103, or “Personal Information” as defined in The California Consumer Privacy Act of 2018 (Cal. Civ. Code Division 3, Part 4, Title 1.81.5) or sensitive data of the type that would be identified by data loss prevention scans (such as admin usernames, passwords, internal network locations/URLs of data on security, AD-ENT IDs), owned by or in the possession of any member of the Seller Group or its Affiliates, in each case, other than used solely and exclusively in connection with the Business Books and Records;

(r) any Financial Crimes information that is (i) proprietary, (ii) representative of risk-based determinations, (iii) information that is subject to transfer restrictions under the terms of the vendor contracts of any member of the Seller Group or its Affiliates or (iv) not solely and exclusively related to the Business and not included in Personnel Records;

(s) data, information or records that, as of the Closing, are or were required to be deleted or destroyed in accordance with any member of the Seller Group’s or its Affiliates’, as applicable, bona fide record retention policies and procedures and which have been deleted and destroyed prior to the Closing; or

(t) internal audit and compliance reports of any member of the Seller Group and its Affiliates.

“Retained Liabilities” has the meaning set forth in Section 2.8.

“Review Period” has the meaning set forth in Section 2.15(a).

“RGC” means the Registrar General of Canada.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Sale Proceeds Shortfall” has the meaning set forth in Section 6.5(g).

“Sale Proceeds Shortfall Cars” has the meaning set forth in Section 6.5(g).

“Sanctioned Jurisdiction” means at any time, any country or territory that is or has been (since April 24, 2019) the subject or target of any comprehensive sanctions or embargo under Trade Control Laws (which, as of the date hereof, is Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic regions of Ukraine and the non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine).

“Sanctioned Person” means any person that is the subject or target of Laws governing economic or financial sanctions, trade embargoes or export controls, or restrictions under Trade Control Laws, including: (a) any person listed on any list of restricted parties maintained by (i) the U.S. (including through OFAC, the Department of Commerce Bureau of Industry and Security, or the U.S. Department of State); (ii) the European Union or any European Union member state; or (iii) Canada; (b) any person located, organized or resident in a Sanctioned Jurisdiction; (c) any Governmental Entity or governmental instrumentality of any Sanctioned Jurisdiction or Venezuela; (d) any person that is, directly or indirectly, individually or in the aggregate, owned 50% or more, controlled by, or acting for the benefit or on behalf of, a person or persons described in the foregoing clauses (a), (b), or (c); or (e) any national of a Sanctioned Jurisdiction or person located in a Sanctioned Jurisdiction, in each case, with whom U.S. persons are prohibited from dealing.

“Scan and Filter” (and the correlated terms “Scanned and Filtered” and “Scanning and Filtering”) means the Seller Group’s review (including through automated and manual processes) of documents and information (including Business Books and Records) to remove or redact (a) information subject to legal privilege of the Seller Group or its Affiliates, including any attorney-client privilege and the attorney work product doctrine, (b) proprietary or confidential information of the Seller Group or its Affiliates (other than to the extent such information constitutes a Business Book and Record), (c) any confidential supervisory information or correspondence with any banking regulator, (d) any customer authentication and system authentication data (such as that contained in respect of a customer portal), (e) sensitive data of the type that would be identified by data loss prevention scans (such as admin usernames, passwords, internal network locations/URLs of data on security, AD-ENT IDs), (f) emails, electronic or instant messages, or chats on messaging platforms, and (g) information that the Seller Group is prohibited under Law from transferring to Buyers.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble.

“Seller Affiliate Financing Failure” has the meaning set forth in Section 8.1(f).

“Seller Affiliate Financing Source” has the meaning set forth in Section 8.1(f).

“Seller Disclosure Schedule” means the disclosure schedule delivered by Seller and Everen to JV Buyer concurrently with the execution and delivery hereof.

“Seller Election Cars” has the meaning set forth in Section 6.5(g).

“Seller Fundamental Representations” means the representations and warranties of Seller and Everen set forth in Section 3.1 (Organization), Section 3.2 (Authority), Section 3.4(a) (No Conflict or Violation), Section 4.2 (Transferred Assets) and Section 3.5 (Brokers).

“Seller Group” means, collectively, Seller, Everen and the Other Seller Group Entities.

“Seller Indemnified Parties” has the meaning set forth in Section 10.2(a).

“Seller Name” means any Trademark comprising or confusingly similar to “Wells Fargo” or any translation, adaptation, abbreviation or acronym of any of the foregoing or any associated logos (including the bold red square with white lettering and the stagecoach icon).

“Seller Regulatory Remedy” has the meaning set forth in Section 6.5(i).

“Seller Systems” means all software, computer hardware (whether general or special purpose, including computers, file servers, facsimile servers, scanners, color printers and laser printers, copiers, telecopy machines and other telecommunications equipment), electronic data processing, record keeping, telecommunications, networks, interfaces, platforms, servers, peripherals and computer systems, including any outsourced systems and processes that are owned or controlled by the Seller Group.

“Servicer” means GATX in its capacity as servicer under the B Buyer Debt Financing.

“Specified Indemnified Matters” has the meaning set forth in Section 10.1(b)(iv).

“Specified Marked Cars” has the meaning set forth in Section 6.14(a).

“Specified Marked Locomotive” has the meaning set forth in Section 6.14(a).

“Specified Marked Railcar” has the meaning set forth in Section 6.14(a).

“Specified Railcar Mark” means the railcar reporting marks “WFRX”, “WFIX” and “FURX”.

“Straddle Period” means a taxable period that includes but does not end on the Closing Date.

“Subject Railcars” means all of (a) the railcars owned, leased, licensed or managed by the Seller Group in respect of the Business and (b) railcars owned, leased, licensed or managed by GATX and its Affiliates (for the avoidance of doubt, excluding railcars contemplated by the foregoing clause (a)), taken together in the aggregate.

“Subsequent Action” has the meaning set forth in Section 11.13(c).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the (x) equity is owned or (y) total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary and shall refer to any Subsidiaries that exist now or may be created in the future.

“Tax” or “Taxes” means all U.S. and Canadian federal, state, provincial, territorial or local or non-U.S. taxes, imposts, duties, charges, fees, levies or other assessments and other governmental charges of a similar nature (whether imposed directly or through withholding), including any income, excise, property, sales, use, occupation, transfer, conveyance, payroll or other employment-related tax, recapture, duties, license, registration, ad valorem, valued-added, social charges, social security, national insurance (or other similar contributions or payments), franchise, stamp taxes, taxes based upon or measured by capital stock, capital gains, net worth or gross receipts, custom duties and other taxes, together with any interest, fines, additions to tax or penalties applicable thereto.

“Tax Purchase Price” has the meaning set forth in Section 9.1(a).

“Tax Returns” means any return, declaration, statement, form, report, information return or other document (including attachments, schedules or any related or supporting information or any amendments) filed or required to be filed with any Taxing Authority with respect to Taxes.

“Taxing Authority” means any Governmental Entity responsible for or having jurisdiction over the administration, determination, collection or the imposition of any Tax.

“Termination Fee” means $275,000,000.

“Third Party” means any Person, other than Buyers, GATX, Seller, Everen or any of their respective Affiliates.

“Trade Control Laws” means any and all statutory and regulatory requirements, including Laws of the U.S. and all other jurisdictions in which the Seller Group does business, has done business, or is otherwise subject to in respect of the Business related to export controls, reexport, transfer, retransfer and import control, economic or financial sanctions, trade embargoes, boycotts, imports of goods and payments of customs duties and fees, including the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (22 CFR 120-130), the Export Administration Regulations (15 CFR 730-774), the Foreign Assets Control Regulations (31 CFR Parts 500-599), the Laws administered by the U.S. Customs and Border Protection (19 CFR Parts 1-199), and the anti-boycott laws and regulations administered by the U.S. Departments of Commerce and Treasury.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property Rights”.

“Transaction Documents” means this Agreement and the Ancillary Agreements.

“Transfer Restricted B Buyer Transferred Asset” means any B Buyer Transferred Asset that is (a) owned directly by a member of the Seller Group, but the assignment, transfer or conveyance thereof to B Buyer hereunder would, without the consent, waiver or approval of any Third Party, constitute a breach or other contravention thereof or violate any Law or Order (including any restrictions that would prevent the pledge thereof pursuant to the B Buyer Debt Financing) or (b) owned indirectly by a member of the Seller Group through a Leveraged Lease Vehicle.

“Transfer Taxes” has the meaning set forth in Section 9.4(a). Transfer Taxes include Canadian Transfer Taxes and Mexican Transfer Taxes.

“Transferred Assets” means, collectively, the JV Transferred Assets, the G Buyer Transferred Assets and the B Buyer Transferred Assets.

“Transferred Claims” means, collectively, the JV Transferred Claims, G Buyer Transferred Claims and B Buyer Transferred Claims.

“Transferred Contracts” means, collectively, the JV Transferred Contracts, the G Buyer Transferred Contracts and the B Buyer Transferred Contracts.

“Transferred Lease Agreements” has the meaning set forth in Section 2.3(b).

“Transferred Management Agreements” has the meaning set forth in Section 2.2(c).

“Transferred Marks Administration Agreements” means, collectively, the (a) JV Buyer Transferred Marks Administration Agreements, (b) the G Buyer Transferred Marks Administration Agreements and (c) the B Buyer Transferred Marks Administration Agreements.

“Transferred Reporting Marks” has the meaning set forth in Section 2.1(e).

“Transition Services Agreement” has the meaning set forth in Section 6.18(a).

“Treasury Regulations” means final or temporary regulations promulgated under the Code.

“TSA Consent” has the meaning set forth in Section 6.9(h).

“TSA End Date” means the last date of the term of the Transition Services Agreement (as specified therein).

“UCC” means the Uniform Commercial Code.

“Unwinding Process” has the meaning set forth in Section 6.9(f)(i).

“Updated Allocation Schedule” has the meaning set forth in Section 9.1(b).

“U.S. Exemption Certificates” has the meaning set forth in Section 9.4(a).

“U.S. STB” means the U.S. Surface Transportation Board.

“U.S. Transferred Assets” has the meaning set forth in Section 9.1(a).

“Wells Fargo Global Program” means any global, North American or U.S. policies, initiatives, procedures or programs of the Seller Group and/or its Affiliates designed or intended to comply (or enhance compliance) with requirements and guidance under any Law or Order or any requirement, directive or instruction of any Governmental Entity. For the avoidance of doubt, any policy, initiative, procedure or program that is specifically targeted at, or primarily (relative to other business of the Seller Group and their Affiliates), relates to, the Business is not a “Wells Fargo Global Program”.

“WFEF Canada” has the meaning set forth in the Recitals.

“WFEF US” has the meaning set forth in the Recitals.

“WFR Canada” has the meaning set forth in the Recitals.

“WFRC” has the meaning set forth in the Recitals.

“WFRSH” has the meaning set forth in the Recitals.

ARTICLE II

PURCHASE AND SALE

Section 2.1. Sale and Purchase of the JV Transferred Assets. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in Article VII, at the Closing, (x) Seller and Everen shall (and Seller shall cause the Other Seller Group Entities to) sell, convey, transfer, assign and deliver to JV Buyer (or its designee), free and clear of any Liens (other than Permitted Liens), and (y) JV Buyer (or its designee) shall purchase, acquire, accept and assume from the Seller Group, all of the right, title and interest of the applicable member of the Seller Group, as of the Closing, in and to all of the following assets, properties and rights of the Seller Group, in each case, to the extent used or held for use in connection with the Business, whether tangible or intangible, real, personal or mixed (collectively, the “JV Transferred Assets” and, such sale, conveyance, transfer, assignment and delivery, the “JV Asset Sale”), except for the Excluded Assets:

(a) (i) the railcars that are (x) owned by any member of the Seller Group and (y) reflected on the Estimated Closing Operating Rail and Locomotive Equipment Tape as updated pursuant to Section 2.13 (if applicable), and after taking into account the addition and subtraction of railcars from the date of the Estimated Operating Rail and Locomotive Equipment

Tape through the Closing and (ii) any other railcars that are owned by any member of the Seller Group as of the Closing that were not included on the Estimated Closing Operating Rail and Locomotive Equipment Tape (together with the assets in the immediately foregoing clause (i), collectively, the “Operating Rail Equipment”);

(b) the Contracts pursuant to which any Operating Rail Equipment is leased or subleased by any member of the Seller Group (as lessor) to a Third Party (collectively, the “JV Transferred Lease Agreements”);

(c) the Contracts pursuant to which any railcars (other than Operating Rail Equipment or Finance Locomotive and Rail Equipment) are leased by any member of the Seller Group (as lessee) from a Third Party (collectively, the “JV Transferred Lessee Agreements”);

(d) the Contracts pursuant to which any Third Party manages any Operating Rail Equipment or railcars subject to any JV Transferred Lessee Agreements on behalf of any member of the Seller Group (collectively, the “JV Transferred Management Agreements”);

(e) the railroad reporting marks set forth on Section 2.1(e)(i) of the Seller Disclosure Schedule (collectively, the “Owned Reporting Marks”) and Section 2.1(e)(ii) of the Seller Disclosure Schedule (collectively, the “Licensed Reporting Marks” and together with the Owned Reporting Marks, the “Transferred Reporting Marks”);

(f) the Contracts pursuant to which any member of the Seller Group has purchased or sold any railcars classified as Operating Rail Equipment or for which any right, obligation or liability (including any post-closing covenants, warranties or indemnities) remains unsatisfied (the “JV Transferred Purchase and Sale Agreements”);

(g) the residual sharing agreements for any Operating Rail Equipment to which any member of the Seller Group is a party and for which any right, obligation or liability (including any post-closing covenants, warranties or indemnities) remains unsatisfied (the “JV Transferred Residual Sharing Agreements”);

(h) the Contracts pursuant to which (i) any member of the Seller Group is purchasing railcars from a Third Party or selling any Operating Rail Equipment to a Third Party (excluding under any JV Transferred Lease Agreement or B Buyer Transferred Lease Agreement), (ii) a Third Party is storing any Operating Rail Equipment, railcars subject to any JV Transferred Lessee Agreement, Operating Locomotive Equipment or Finance Locomotive and Rail Equipment, (iii) a rail equipment repair facility is performing any maintenance or repair on any Operating Rail Equipment or railcars subject to any JV Transferred Lessee Agreement or (iv) a Third Party rail equipment scrapping facility will scrap Operating Rail Equipment or railcars subject to any JV Transferred Lessee Agreement, in each case, at the direction of the Business (collectively, the “Operating Rail Equipment Contracts”)

(i) the Contracts pursuant to which any Third Party performs reporting mark administrative services for any Operating Rail Equipment on behalf of any member of the Seller Group (collectively, the “JV Buyer Transferred Marks Administration Agreements” and, collectively with the JV Transferred Lease Agreements, JV Transferred Lessee Agreements, the JV Transferred Purchase and Sale Agreements, the JV Transferred Residual Sharing Agreements and the Operating Rail Equipment Contracts, the “JV Transferred Contracts”); provided, however, that the sale, conveyance, transfer, assignment and delivery of the JV Transferred Contracts contemplated by this Section 2.1 is subject to the terms of Section 6.9;

(j) all accounts receivable, trade accounts and notes receivable and other amounts owed by Third Parties in respect of the Operating Rail Equipment, the Transferred Reporting Marks and the JV Transferred Contracts (the “JV Business Receivables”);

(k) the Personnel Records;

(l) all causes of action, lawsuits, judgments, rights, claims, counterclaims, defenses and rights of set-off, contribution or reimbursement, refund, indemnities, hold-harmless, demands and similar rights for the benefit of any member of the Seller Group from Third Parties (in each case, of any nature arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent, and including all rights and claims under any and all warranties, representations, indemnities and guarantees made by suppliers, vendors, contractors, customers and licensors in favor of the Seller Group or any of its respective Affiliates) at any time to the extent related to any JV Transferred Assets (including the ownership, use, function or value of any JV Transferred Asset, whether arising by way of counterclaim) or otherwise or any JV Assumed Liabilities (collectively, the “JV Transferred Claims”);

(m) all insurance proceeds that the Seller Group has a right to receive solely in respect of any JV Transferred Asset to the extent not payable with respect to an Excluded Asset or Retained Liability;

(n) all credits, prepaid expenses, deferred charges, advance payments, security and other deposits, prepaid items and duties relating to the JV Transferred Assets or JV Assumed Liabilities (the “JV Business Deposits”); and

(o) the JV Buyer Books and Records.

Section 2.2. Sale and Purchase of the G Buyer Transferred Assets. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in Article VII, at the Closing, (x) Seller and Everen shall (and Seller shall cause the Other Seller Group Entities to) sell, convey, transfer, assign and deliver to G Buyer (or its designee), free and clear of any Liens (other than Permitted Liens), and (y) G Buyer (or its designee) shall purchase, acquire, accept and assume from the Seller Group, all of the right, title and interest of the applicable member of the Seller Group, as of the Closing, in and to all of the following assets, properties and rights of the Seller Group, in each case, to the extent used or held for use in connection with the Business, whether tangible or intangible, real, personal or mixed (collectively, the “G Buyer Transferred Assets” and, such sale, conveyance, transfer, assignment and delivery, the “G Buyer Asset Sale”), except for the Excluded Assets:

(a) (i) the locomotives that are (x) owned by any member of the Seller Group and (y) reflected on the Estimated Closing Operating Rail and Locomotive Equipment Tape as updated pursuant to Section 2.13 (if applicable), and after taking into account the addition and subtraction of locomotives from the date of the Estimated Operating Rail and Locomotive Equipment Tape through the Closing and (ii) any other locomotives that are owned by any member of the Seller Group as of the Closing that were not included on the Operating Rail and Locomotive Equipment Tape as of Closing (together with the assets in the immediately foregoing clause (i), collectively, the “Operating Locomotive Equipment”);

(b) the Contracts pursuant to which any Operating Locomotive Equipment is leased or subleased by any member of the Seller Group (as lessor) to a Third Party (collectively, the “G Buyer Transferred Lease Agreements”);

(c) the Contracts pursuant to which (i) any member of the Seller Group manages any Operating Rail Equipment, Operating Locomotive Equipment or Finance Locomotive and Rail Equipment on behalf of a Third Party and (ii) any Third Party manages any Operating Locomotive Equipment on behalf of any member of the Seller Group (collectively, the “G Buyer Transferred Management Agreements”);

(d) the Contracts pursuant to which (i) a rail equipment repair facility is performing any maintenance or repair on any Operating Locomotive Equipment or (ii) a Third Party rail equipment scrapping facility will scrap Operating Locomotive Equipment at the direction of the Business (collectively, the “Locomotive Equipment Contracts”);

(e) the Contracts pursuant to which any member of the Seller Group has purchased or sold any locomotives classified as Operating Rail Equipment for which any right, obligation or liability (including any post-closing covenants, warranties or indemnities) remains unsatisfied (the “G Buyer Transferred Purchase and Sale Agreements”);

(f) the Contracts pursuant to which (w) any member of the Seller Group performs reporting mark administrative services for any locomotive or railcar on behalf of a Third Party, (x) any member of the Seller Group licenses Transferred Reporting Marks to a Third Party, (y) any member of the Seller Group licenses Licensed Reporting Marks and (z) any Third Party performs reporting mark administrative services for any Operating Locomotive Equipment (collectively, the “G Buyer Transferred Marks Administration Agreements”, and together with the G Buyer Transferred Lease Agreements, the G Buyer Transferred Management Agreements, the Locomotive Equipment Contracts and the G Buyer Transferred Purchase and Sale Agreements, the “G Buyer Transferred Contracts”); provided, however, that the sale, conveyance, transfer, assignment and delivery of the G Buyer Transferred Contracts contemplated by this Section 2.1(f) is subject to the terms of Section 6.9;

(g) all accounts receivable, trade accounts and notes receivable and other amounts owed by Third Parties in respect of the Operating Locomotive Equipment and the G Buyer Transferred Contracts (the “G Buyer Business Receivables”);

(h) all causes of action, lawsuits, judgments, rights, claims, counterclaims, defenses and rights of set-off, contribution or reimbursement, refund, indemnities, hold-harmless, demands and similar rights for the benefit of any member of the Seller Group from Third Parties (in each case, of any nature arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent, and including all rights and claims under any and all warranties, representations, indemnities and guarantees made by suppliers, vendors, contractors, customers and licensors in favor of the Seller Group or any of its respective Affiliates) at any time to the extent related to any G Buyer Transferred Assets (including the ownership, use, function or value of any G Buyer Transferred Asset, whether arising by way of counterclaim) or otherwise or any G Buyer Assumed Liabilities (collectively, the “G Buyer Transferred Claims”);

(i) all insurance proceeds that the Seller Group has a right to receive solely in respect of any G Buyer Transferred Asset to the extent not payable with respect to an Excluded Asset or Retained Liability;

(j) all credits, prepaid expenses, deferred charges, advance payments, security and other deposits, prepaid items and duties relating to the G Buyer Transferred Assets or G Buyer Assumed Liabilities (the “G Buyer Business Deposits”);

(k) any parts, accessories and appurtenances related to the Operating Rail Equipment, Operating Locomotive Equipment and/or Finance Locomotive and Rail Equipment; and

(l) the G Buyer Books and Records.

Section 2.3. Sale and Purchase of the B Buyer Transferred Assets. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in Article VII, at the Closing, (x) Seller and Everen shall (and Seller shall cause the Other Seller Group Entities to) sell, convey, transfer, assign and deliver to B Buyer (or its designee), free and clear of any Liens (other than Permitted Liens), and (y) B Buyer (or its designee) shall purchase, acquire, accept and assume from the Seller Group, all of the right, title and interest of the applicable member of the Seller Group, as of the Closing, in and to all of the following assets, properties and rights of the Seller Group, in each case, to the extent used or held for use in connection with the Business, whether tangible or intangible, real, personal or mixed (collectively, the “B Buyer Transferred Assets” and, such sale, conveyance, transfer, assignment and delivery, the “B Buyer Asset Sale” and, together with the G Buyer Asset Sale and JV Asset Sale, the “Asset Sale”), except for the Excluded Assets:

(a) the railcars and locomotives that are (i) (x) owned directly by a member of the Seller Group or (y) owned indirectly by a member of the Seller Group through a residual interest in a trust, special purpose vehicle or any other similar arrangement used to enter into leveraged lease transactions (any such trust, special purpose vehicle or arrangement, a “Leveraged Lease Vehicle”) and (z) reflected on the Estimated Closing Finance Equipment Tape as updated pursuant to Section 2.13 (if applicable), and after taking into account the addition and subtraction of locomotives and railcars from the date of the Estimated Finance Equipment Tape through the Closing (the foregoing clauses (i) and (ii), collectively, the “Finance Locomotive and Rail Equipment”);

(b) the Contracts pursuant to which any Finance Locomotive and Rail Equipment is leased or subleased by any member of the Seller Group or any Leveraged Lease Vehicle (in each case, as lessor) to a Third Party (collectively, the “B Buyer Transferred Lease Agreements” and, together with the JV Transferred Lease Agreements and G Buyer Transferred Lease Agreements, the “Transferred Lease Agreements”); provided, however, that the sale, conveyance, transfer, assignment and delivery of the B Buyer Transferred Lease Agreements contemplated by this Section 2.3 is subject to the terms of Section 6.9;

(c) the Contracts pursuant to which (i) a rail equipment repair facility is performing any maintenance or repair on any Finance Locomotive and Rail Equipment or (ii) a Third Party rail equipment scrapping facility will scrap Finance Locomotive and Rail Equipment at the direction of the Business (collectively, the “Finance Equipment Contracts”);

(d) the Contracts pursuant to which any member of the Seller Group or any Leveraged Lease Vehicle has purchased or sold any railcars or locomotives classified as Finance Locomotive and Rail Equipment for which any right, obligation or liability (including any post-closing covenants, warranties or indemnities) remains unsatisfied (the “B Buyer Transferred Purchase and Sale Agreements”);

(e) the Contracts pursuant to which any Third Party manages any Finance Locomotive and Rail Equipment on behalf of any member of the Seller Group or any Leveraged Lease Vehicle (collectively, the “B Buyer Transferred Management Agreements”);

(f) the Contracts pertaining to any residual interest owned by any member of the Seller Group in any Leveraged Lease Vehicle (the “B Buyer Residual Interest Contracts”)

(g) the Contracts Pursuant to which any Third Party performs reporting mark administrative services for any Finance Locomotive and Rail Equipment on behalf of any member of the Seller Group (collectively, the “B Buyer Transferred Marks Administration Agreements” and together with the Finance Equipment Contracts, the B Buyer Transferred Lease Agreements, the B Buyer Transferred Purchase and Sale Agreements, the B Buyer Transferred Management Agreements and the B Buyer Residual Interest Contracts, the “B Buyer Transferred Contracts”);

(h) all accounts receivable, trade accounts and notes receivable and other amounts owed by Third Parties in respect of the B Buyer Transferred Lease Agreements (the “B Buyer Business Receivables”);

(i) all causes of action, lawsuits, judgments, rights, claims, counterclaims, defenses and rights of set-off, contribution or reimbursement, refund, indemnities, hold-harmless, demands and similar rights for the benefit of any member of the Seller Group or any Leveraged Lease Vehicle from Third Parties (in each case, of any nature arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent, and including all rights and claims under any and all warranties, representations, indemnities and guarantees made by suppliers, vendors, contractors, customers and licensors in favor of the Seller Group or any of its respective Affiliates (including any Leveraged Lease Vehicle)) at any time to the extent related to any B Buyer Transferred Assets (including the ownership, use, function or value of any B Buyer Transferred Asset, whether arising by way of counterclaim) or otherwise or any B Buyer Assumed Liabilities (collectively, the “B Buyer Transferred Claims”);

(j) all insurance proceeds that the Seller Group has a right to receive solely in respect of any B Buyer Transferred Asset to the extent not payable with respect to an Excluded Asset or Retained Liability;

(k) all credits, prepaid expenses, deferred charges, advance payments, security and other deposits, prepaid items and duties relating to the B Buyer Transferred Assets or B Buyer Assumed Liabilities (the “B Buyer Business Deposits”); and

(l) the B Buyer Books and Records.

Section 2.4. Excluded Assets. Notwithstanding anything herein to the contrary (including Section 2.1, Section 2.2 and Section 2.3), Seller and Everen shall (and Seller shall cause the Other Seller Group Entities to), as applicable, retain all of their right, title and interest in and to, and JV Buyer, G Buyer and B Buyer shall not purchase, acquire, accept or assume, and the Transferred Assets shall not include, any of the following (collectively, the “Excluded Assets”):

(a) all Contracts of any member of the Seller Group and its Affiliates, other than the Transferred Contracts;

(b) all assets, property and equipment of any member of the Seller Group and its Affiliates, other than the Transferred Assets;

(c) all Tax assets of any member of the Seller Group (including Tax refunds and prepayments, Tax credits, Tax rebates or similar payments relating to Taxes including any interest received thereon from the applicable Taxing Authority) attributable to Taxes paid or otherwise borne by the Seller Group with respect to a Pre-Closing Tax Period, and all other Tax assets (including Tax refunds and payments, Tax credits, Tax rebates or similar payments relating to Taxes) with respect to any Excluded Asset or Retained Liability;

(d) all Tax Returns of any member of the Seller Group and its Affiliates, other than sales, use and Property Tax Returns relating solely and exclusively to the Transferred Assets or the Business filed within three (3) years preceding the Closing Date, and all books and records (including working papers) related thereto;

(e) all assets and properties in respect of Employee Benefit Plans, including all rights in connection with and assets funding any obligation under each Employee Benefit Plan;

(f) all insurance policies of any member of the Seller Group or any of their respective Affiliates and, except as expressly contemplated by, and subject to, Section 2.1(m), Section 2.2(i) or Section 2.3(j), rights of any member of the Seller Group or any of their respective Affiliates to insurance proceeds under any insurance policy;

(g) all credits, prepaid expenses, deferred charges, advance payments, security and other deposits, prepaid items and duties, other than the JV Business Deposits, the G Buyer Business Deposits and the B Buyer Business Deposits;

(h) all cash, cash equivalents and securities;

(i) all Intercompany Receivables to the extent not settled, repaid in full, cancelled or terminated at or prior to the Closing;

(j) all Seller Systems;

(k) all licenses, charters and legal entities of any member of the Seller Group and its Affiliates and any ownership interests of or held by any member of the Seller Group and its Affiliates in any Person;

(l) all rights to any refunds, claims, causes of action (including counterclaims), indemnity, contribution, reimbursement, rights of set-off, rights of recoupment and defenses against any Third Party, other than the JV Transferred Claims, the G Buyer Transferred Claims and the B Buyer Transferred Claims;

(m) any rights of any member of the Seller Group or any of their respective Affiliates, in any Real Property Leases and Owned Real Property;

(n) all Retained Books and Records;

(o) any Permit held by any member of the Seller Group;

(p) any right in or to any Intellectual Property Rights of any member of the Seller Group or their respective Affiliates (except any right as expressly set forth in Section 6.4(b) with respect to Retained Books and Records), including any Seller Name (other than the Owned Reporting Marks);

(q) bank accounts and safe deposit boxes of any member of the Seller Group;

(r) all rights of any member of the Seller Group under this Agreement or the Transaction Documents or any document contemplated hereby or thereby;

(s) all assets and properties that any member of the Seller Group or any of its Affiliates are required by Law or Order to retain;

(t) any asset set forth on Section 2.4(t) of Seller Disclosure Schedule; and

(u) any railcars or locomotives purchased, to be purchased or ordered by any member of the Seller Group after the Reference Tape Date that would have been Finance Locomotive and Rail Equipment and set forth on the Reference Finance Equipment Tape had they been purchased by the Seller Group as of the Reference Tape Date.

Section 2.5. Assumption of JV Liabilities. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in Article VII, at the Closing, JV Buyer agrees to assume, perform, satisfy and discharge when due, the following Liabilities of the Seller Group and their respective Affiliates, except for the Retained Liabilities (collectively, the “JV Assumed Liabilities”):

(a) all Liabilities to the extent relating to, resulting from or arising out of the JV Transferred Assets to the extent arising from events, facts, circumstances or developments occurring on or after the Closing, including (i) all Liabilities arising under the terms (or from the performance) of the JV Transferred Contracts, and (ii) all trade accounts and notes payable and other miscellaneous payables of the Seller Group arising under the JV Transferred Contracts (other than as contemplated by the following subclause (b));

(b) all JV Owed Business Payments and all Liabilities included in JV Non-Rail Working Capital; and

(c) any Transfer Taxes that are the responsibility of JV Buyer pursuant to Section 9.4.

Section 2.6. Assumption of G Buyer Liabilities. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in Article VII, at the Closing, G Buyer agrees to assume, perform, satisfy and discharge when due, the following Liabilities of the Seller Group and their respective Affiliates, except for the Retained Liabilities (collectively, the “G Buyer Assumed Liabilities”):

(a) all Liabilities to the extent relating to, resulting from or arising out of the G Buyer Transferred Assets to the extent arising from events, facts, circumstances or developments occurring on or after the Closing, including (i) all Liabilities arising under the terms (or from the performance) of the G Buyer Transferred Contracts, and (ii) all trade accounts and notes payable and other miscellaneous payables of the Seller Group arising under the G Buyer Transferred Contracts (other than as contemplated by the following subclause (b));

(b) all G Buyer Owed Business Payments and all Liabilities included in G Buyer Non-Rail Working Capital; and

(c) any Transfer Taxes that are the responsibility of G Buyer pursuant to Section 9.4.

Section 2.7. Assumption of B Buyer Liabilities. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in Article VII, at the Closing, B Buyer agrees to assume, perform, satisfy and discharge when due, the following Liabilities of the Seller Group and their respective Affiliates, except for the Retained Liabilities (collectively, the “B Buyer Assumed Liabilities”):

(a) all Liabilities to the extent relating to, resulting from or arising out of the B Buyer Transferred Assets to the extent arising from events, facts, circumstances or developments occurring on or after the Closing, including (i) all Liabilities arising under the terms (or from the performance) of the B Buyer Transferred Contracts and (ii) all trade accounts and notes payable and other miscellaneous payables of the Seller Group arising under the B Buyer Transferred Contracts (other than as contemplated by the following subclause (b));

(b) all B Buyer Owed Business Payments and all Liabilities included in B Buyer Non-Rail Working Capital; and

(c) any Transfer Taxes that are the responsibility of B Buyer pursuant to Section 9.4.

Notwithstanding anything herein to the contrary, the foregoing Section 2.5, Section 2.6 and Section 2.7, in each case, do not (and are not intended to) waive, relieve, release, discharge, alter or terminate any Liabilities expressly retained or assumed by Seller, Everen or any of their respective Affiliates pursuant to the terms of this Agreement or any other Transaction Document to which Seller, Everen or any of their respective Affiliates are a party.

Section 2.8. Retained Liabilities. Notwithstanding anything herein to the contrary (including Section 2.5, Section 2.6 and Section 2.7), Seller and Everen shall (and Seller shall cause the Other Seller Group Entities to), as applicable, retain and be responsible for, and Buyers shall not assume, accept, perform, satisfy, discharge or be obligated for, whether or not arising from or relating to the Transferred Assets, regardless of when arising, any of the following Liabilities (collectively, the “Retained Liabilities”):

(a) all Liabilities not relating to, resulting from or arising out of the Transferred Assets;

(b) all Liabilities to the extent relating to, resulting from or arising out of the Transferred Assets to the extent arising from events, facts, circumstances or developments occurring before the Closing, including all Liabilities arising under the terms (or from the performance) of the Transferred Contracts to the extent arising from events, facts, circumstances or developments occurring before the Closing;

(c) all Liabilities to the extent relating to, resulting from or arising out of the Excluded Assets, including all Liabilities arising under the terms of any Contract that is not a Transferred Contract;

(d) all Employee Liabilities;

(e) any Liability of any member of the Seller Group relating to, resulting from or arising out of the execution, delivery or performance of this Agreement or the Transaction Documents or any document contemplated hereby or thereby;

(f) any and all Indebtedness of any member of the Seller Group or any of their respective Affiliates;

(g) any and all Liabilities in respect of any Action, audit, review, inquiry, examination or investigation, whether class, individual or otherwise in nature, in law or in equity, whether or not presently threatened, asserted or pending, to the extent relating to, resulting from or arising out of (i) the Business or the ownership, operation or conduct of the Transferred Assets, in each case, to the extent arising from events, facts, circumstances or developments occurring before the Closing (subject to Section 2.5, Section 2.6 and Section 2.7); or (ii) the ownership, operation or conduct of the Excluded Assets (whether arising from events, facts, circumstances or developments occurring before, on or after the Closing);

(h) all Intercompany Payables to the extent not settled, repaid in full, cancelled or terminated at or prior to the Closing; and

(i) all Liabilities for Taxes of or with respect to (i) the Seller Group or its Affiliates related to any taxable period (including any Taxes of the Seller Group or any of its Affiliates arising in connection with any payment made or deemed made pursuant to this Agreement from which the amounts required to be withheld under applicable Law were not so withheld) (ii) any amounts required to be withheld under the ITA in connection with the Asset Sale and any provincial Taxes imposed on a member of the Seller Group, (iii) any consolidated, affiliated, combined, unitary or other similar group which includes or included any member of the Seller Group or its Affiliates as a member, (iv) any Excluded Asset, and (v) the Transferred Assets or the Business related to the Pre-Closing Tax Period (determined in accordance with Section 9.5) (in each case, other than those Taxes specifically allocated to Buyer pursuant to the terms hereof).

Notwithstanding anything herein to the contrary, the foregoing in this Section 2.8 does not (and is not intended to) waive, relieve, release, discharge, alter or terminate any Liabilities of any Buyer (or any of their Affiliates) that such Buyer (or its Affiliates) expressly assumes pursuant to the terms of this Agreement or any other Transaction Document to which such Buyer (or its Affiliates) is a party.

Section 2.9. Closing. The purchase and sale of the Transferred Assets and assumption of the Assumed Liabilities contemplated hereby (the “Closing”) shall take place at 9:00 a.m. (by the electronic exchange of fully executed documents contemplated hereby to be exchanged or delivered at the Closing or as otherwise agreed by the Parties), on (a) the first calendar day of the month immediately following the month during which the last of the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) is satisfied or waived; provided that, if the foregoing would require the Closing to occur less than five (5) Business Days after the date the last of such conditions were satisfied or waived (other than those conditions that by their nature must be satisfied at the Closing), the Closing shall instead occur on the first calendar day of the second month immediately following the month during which the last of such conditions were satisfied or waived, or (b) any other date as mutually agreed by Seller and JV Buyer; provided, further, that if the foregoing would require the Closing to occur on a calendar day that is not a Business Day, notwithstanding anything herein to the contrary, the Parties shall (x) cooperate in good faith to effect the funding of the Financing to occur into a Third Party escrow account on or prior to the Business Day immediately preceding the Closing Date (pursuant to a joint instruction escrow agreement in form and substance mutually acceptable to the Parties and with a Third Party escrow agent mutually acceptable to the Parties) and (y) deliver a joint written instruction to such escrow agent instructing the release of such funds from such escrow to Seller (or its designee) on the first Business Day immediately following the Closing Date; provided, further, however, notwithstanding anything herein to the contrary, in no event shall the Closing Date be required to occur after the Outside Date (or, solely if the Outside Date is extended to the Extended Outside Date pursuant to the first proviso of Section 8.1(d), after the Extended Outside Date) after giving effect to this Section 2.9. The actual date of the Closing is referred to herein as the “Closing Date.” The Closing shall be deemed effective as of the Measurement Time.

Section 2.10. Purchase Price.

(a) The aggregate purchase price for the JV Asset Sale (the “JV Buyer Purchase Price”) shall be an amount in cash equal to:

(i) Base JV Buyer Purchase Price; plus

(ii) if the Adjusted Operating Rail Net Book Value is greater than the Base JV Buyer Purchase Price, the amount by which the Adjusted Operating Rail Net Book Value exceeds the Base JV Buyer Purchase Price; minus

(iii) if the Adjusted Operating Rail Net Book Value is less than the Base JV Buyer Purchase Price, the amount by which the Base JV Buyer Purchase Price exceeds the Adjusted Operating Rail Net Book Value; plus

(iv) if the JV Non-Rail Working Capital is a positive amount, the JV Non-Rail Working Capital; minus

(v) if the JV Non-Rail Working Capital is a negative amount, the absolute value of the JV Non-Rail Working Capital.

(b) The aggregate purchase price for the G Buyer Asset Sale (the “G Buyer Purchase Price”) shall be an amount in cash equal to:

(i) Base G Buyer Purchase Price; plus

(ii) if the Adjusted Locomotive Net Book Value is greater than the Base G Buyer Purchase Price, the amount by which the Adjusted Locomotive Net Book Value exceeds the Base G Buyer Purchase Price; minus

(iii) if the Adjusted Locomotive Net Book Value is less than the Base G Buyer Purchase Price, the amount by which the Base G Buyer Purchase Price exceeds the Adjusted Locomotive Net Book Value; plus

(iv) if the G Buyer Non-Rail Working Capital is a positive amount, the G Buyer Non-Rail Working Capital; minus

(v) if the G Buyer Non-Rail Working Capital is a negative amount, the absolute value of the G Buyer Non-Rail Working Capital.

(c) The aggregate purchase price for the B Buyer Asset Sale (the “B Buyer Purchase Price”) shall be an amount in cash equal to:

(i) Base B Buyer Purchase Price; plus

(ii) if the Adjusted Finance Net Purchase Price Adjustment is a positive number, the amount of the Adjusted Finance Net Purchase Price Adjustment; minus

(iii) if the Adjusted Finance Net Purchase Price Adjustment is a negative number, the absolute value of the amount of the Adjusted Finance Net Purchase Price Adjustment; plus

(iv) if the B Buyer Non-Rail Working Capital is a positive amount, the B Buyer Non-Rail Working Capital, minus

(v) if the B Buyer Non-Rail Working Capital is a negative amount, the absolute value of the B Buyer Non-Rail Working Capital.

(d) The aggregate purchase price for the Asset Sale (the “Aggregate Purchase Price”) shall be an amount in cash equal to the sum of (i) the JV Buyer Purchase Price, plus (ii) the G Buyer Purchase Price, plus (iii) the B Buyer Purchase Price, in each case as determined in accordance with this Section 2.10.

(e) All estimations, calculations and determinations of Adjusted Operating Rail Net Book Value, Adjusted Locomotive Net Book Value, Adjusted Finance Net Purchase Price Adjustment, JV Non-Rail Working Capital, G Buyer Non-Rail Working Capital and B Buyer Non-Rail Working Capital for purposes hereof shall be made in accordance with the definitions herein and the JV Buyer Accounting Principles, G Buyer Accounting Principles and B Buyer Accounting Principles, as applicable, and shall be consistent in format with each of the JV Buyer Reference Statement, G Buyer Reference Statement and B Buyer Reference Statement, as applicable.

(f) Buyers shall not have any right of set-off against, deduction from or suspension of payment of (i) the Estimated Aggregate Purchase Price at Closing or (ii) any adjustment made thereto pursuant to Section 2.16.

Section 2.11. Seller Closing Deliverables.

(a) At the Closing, Seller shall deliver, or cause to be delivered, to JV Buyer (or one or more wholly-owned Subsidiaries designated by JV Buyer):

(i) a counterpart signature page, duly executed by the applicable members of the Seller Group, to one or more Instruments of Assignment with respect to the JV Transferred Assets, dated as of the Closing Date;

(ii) a certificate of an authorized officer of each of Seller and Everen, dated as of the Closing Date, stating that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied;

(iii) a counterpart signature page to the Transition Services Agreement, duly executed by Seller; and

(iv) a properly completed and executed IRS Form W-9 or applicable IRS Form W-8 with respect to each of Seller and Everen; provided that, if any Seller or Everen fails to deliver any such certificate or form, the sole recourse of JV Buyer shall be to withhold to the extent required by applicable Tax Law.

(b) At the Closing, Seller shall deliver, or cause to be delivered, to G Buyer:

(i) a counterpart signature page, duly executed by the applicable members of the Seller Group, to one or more Instruments of Assignment with respect to the G Buyer Transferred Assets, dated as of the Closing Date; and

(ii) a properly completed and executed IRS Form W-9 with respect to each of Seller and Everen; provided that, if any Seller or Everen fails to deliver any such certificate or form, the sole recourse of G Buyer shall be to withhold to the extent required by applicable Tax Law.

(c) At the Closing, Seller shall deliver, or cause to be delivered, to B Buyer:

(i) a counterpart signature page, duly executed by the applicable members of the Seller Group, to one or more Instruments of Assignment with respect to the B Buyer Transferred Assets, dated as of the Closing Date;

(ii) a properly completed and executed IRS Form W-9 with respect to each of Seller and Everen; provided that, if any Seller or Everen fails to deliver any such certificate or form, the sole recourse of B Buyer shall be to withhold to the extent required by applicable Tax Law; and

(iii) a counterpart signature page, duly executed by the applicable members of the Seller Group, to the Participation Agreement, a draft of which is attached hereto as Exhibit G (the “Participation Agreement”), dated as of the Closing Date.

(d) At the Closing, Seller and Everen shall deliver, or cause to be delivered, to Buyers all of the Financial Statements and the related MD&A Disclosure, in each case, required to be delivered as of the Closing pursuant to Section 6.21 and, in each case, such Financial Statements shall be Compliant as of the Closing.

Section 2.12. Buyer Closing Deliverables

(a) At the Closing, JV Buyer shall deliver, or cause to be delivered to:

(i) Seller (or its designee) the Estimated JV Buyer Purchase Price, as set forth in the Estimated Closing Statement delivered pursuant to Section 2.13 (to an account or accounts designated by Seller in writing at least five (5) Business Days prior to the Closing) by wire transfer of immediately available funds;

(ii) Seller and Everen, a certificate of an authorized officer of JV Buyer, dated as of the Closing Date, stating that, solely with respect to itself, the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied; and

(iii) Seller, a counterpart signature page, duly executed by Buyer, to one or more Instruments of Assignment with respect to the JV Transferred Assets, dated as of the Closing Date.

(b) At the Closing, G Buyer shall deliver, or cause to be delivered to:

(i) Seller (or its designee) the Estimated G Buyer Purchase Price, as set forth in the Estimated Closing Statement delivered pursuant to Section 2.13 (to an account or accounts designated by Seller in writing at least five (5) Business Days prior to the Closing) by wire transfer of immediately available funds;

(ii) Seller and Everen, a certificate of an authorized officer of G Buyer, dated as of the Closing Date, stating that, solely with respect to itself, the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied;

(iii) Seller and Everen, a certificate of an authorized officer of GATX, dated as of the Closing Date, stating that, solely with respect to GATX, the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied;

(iv) Seller, a counterpart signature page, duly executed by G Buyer, to one or more Instruments of Assignment with respect to the G Buyer Transferred Assets, dated as of the Closing Date; and

(v) Seller, a counterpart signature page to the Transition Services Agreement, duly executed by GATX.

(c) At the Closing, B Buyer shall deliver, or cause to be delivered to:

(i) Seller (or its designee) the Estimated B Buyer Purchase Price, as set forth in the Estimated Closing Statement delivered pursuant to Section 2.13 (to an account or accounts designated by Seller in writing at least five (5) Business Days prior to the Closing) by wire transfer of immediately available funds;

(ii) Seller and Everen, a certificate of an authorized officer of B Buyer, dated as of the Closing Date, stating that, solely with respect to itself, the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied;

(iii) Seller, a counterpart signature page, duly executed by B Buyer, to one or more Instruments of Assignment with respect to the B Buyer Transferred Assets, dated as of the Closing Date; and

(iv) Seller, a counterpart signature page, duly executed by B Buyer, to the Participation Agreement, dated as of the Closing Date.

Section 2.13. Estimated Closing Statement.

(a) Seller shall prepare and deliver (or cause to be prepared and delivered) to JV Buyer, at least five (5) Business Days prior to the Closing Date, a written statement that includes (I) the updated Operating Rail and Locomotive Equipment Tape (the “Estimated Closing Operating Rail and Locomotive Equipment Tape”) and (II) the updated Finance Equipment Tape (the “Estimated Closing Finance Equipment Tape”), in each case, as of 12:01 a.m. on the first calendar date of the month immediately preceding the month in which the Closing Date occurs (Seller shall prepare and deliver (or cause to be prepared and delivered) to JV Buyer, at least fifteen (15) Business Days prior to the Closing Date, the Estimated Closing Operating Rail and Locomotive Equipment Tape and the Estimated Closing Finance Equipment Tape) and setting forth Seller’s good faith estimate (as of the Measurement Time) of (i) the Adjusted Operating Rail Net Book Value (the “Estimated Adjusted Operating Rail Net Book Value”), (ii) the Adjusted Locomotive Net Book Value (the “Estimated Adjusted Locomotive Net Book Value”), (iii) the Adjusted Finance Net Purchase Price Adjustment (the “Estimated Adjusted Finance Net

Purchase Price Adjustment”), (iv) the JV Non-Rail Working Capital (the “Estimated JV Non-Rail Working Capital”), (v) the G Buyer Non-Rail Working Capital (the “Estimated G Buyer Non-Rail Working Capital”), (vi) the B Buyer Non-Rail Working Capital (the “Estimated B Buyer Non-Rail Working Capital”) and (vii) accordingly, the resulting (w) JV Buyer Purchase Price (the “Estimated JV Buyer Purchase Price”), (x) G Buyer Purchase Price (the “Estimated G Buyer Purchase Price”), (y) B Buyer Purchase Price (the “Estimated B Buyer Purchase Price”) and (z) the Aggregate Purchase Price (the “Estimated Aggregate Purchase Price”) (including all line items required to calculate the foregoing) (collectively, the “Estimated Closing Statement”). The Estimated Closing Statement shall be prepared in a format consistent with the JV Buyer Reference Statement, G Buyer Reference Statement and B Buyer Reference Statement.

(b) After delivery of the Estimated Closing Statement and until the Measurement Time, subject to Section 6.3(b) and the execution of any customary documentation (if any) reasonably requested by the external accountants of Seller or its Affiliates relating to access to work papers, JV Buyer and its accountants and other representatives (i) shall be permitted reasonable access during normal business hours to review Seller’s and the Seller Group’s books and records and any work papers that were used in the preparation of the Estimated Closing Statement (in each case, solely and exclusively with respect to the Transferred Assets and Assumed Liabilities) and (ii) may make reasonable inquiries of Seller (solely and exclusively with respect to the Transferred Assets and Assumed Liabilities), the Seller Group and their accountants and employees regarding questions concerning or disagreements with the Estimated Closing Statement arising in the course of their review thereof, and Seller shall use commercially reasonable efforts to cause any such accountants and employees to cooperate with and respond to such inquiries. Seller shall consider in good faith revising the Estimated Closing Statement to reflect any reasonable comments made by JV Buyer (if any) thereon that are consistent with the applicable Accounting Principles and applicable definitions herein; provided that Seller is not required, compelled or obligated to revise the Estimated Closing Statement to reflect any comments made by Buyer (if any) thereon and, if there is any disagreement regarding the Estimated Closing Statement, the Closing shall proceed on the date required by Section 2.9 on the basis of the Estimated Closing Statement delivered by Seller (as it may have been adjusted by Seller in accordance with this Section 2.13). It is understood and agreed that, without the mutual consent of all the Parties, (A) no asset that was included on the Reference Operating Rail and Locomotive Equipment Tape shall be moved to the updated Finance Equipment Tape on account of reclassification or otherwise and (B) no asset that was included on the Reference Finance Equipment Tape shall be moved to the updated Operating Rail and Locomotive Equipment Tape on account of reclassification or otherwise. Notwithstanding anything herein to the contrary (including the immediately precedent sentence), if, by no later than three (3) Business Days prior to the Closing, JV Buyer, G Buyer and B Buyer provide joint written notice to Seller identifying certain assets set forth on (I) the Estimated Closing Operating Rail and Locomotive Equipment Tape that were on the Reference Finance Equipment Tape or (II) the Estimated Closing Finance Equipment Tape that were on the Reference Operating Rail and Locomotive Equipment Tape, then Seller shall update such tapes to correct such mis-listing of assets pursuant to any such joint written instruction in respect of such assets and deliver such updated tapes to Buyers by no later than one (1) Business Day prior to the Closing.

Section 2.14. Closing Statement.

(a) As soon as reasonably practicable following the Closing Date (and, in any event, not later than ninety (90) days following the Closing Date), JV Buyer shall prepare and deliver to Seller a written statement (the “Initial Closing Statement”) that includes the Operating Rail and Locomotive Equipment Tape and the Finance Equipment Tape, in each case, as of the Measurement Time (the “Initial Operating Rail and Locomotive Equipment Tape” and the “Initial Finance Equipment Tape”, respectively) and sets forth Buyer’s good faith determination of (A) the Adjusted Operating Rail Net Book Value (the “Initial Adjusted Operating Rail Net Book Value”), (B) the Adjusted Locomotive Net Book Value (the “Initial Adjusted Locomotive Net Book Value”), (C) the Adjusted Finance Net Purchase Price Adjustment (the “Initial Adjusted Finance Net Purchase Price Adjustment”), (D) the JV Non-Rail Working Capital (the “Initial JV Non-Rail Working Capital”), (E) the G Buyer Non-Rail Working Capital (the “Initial G Buyer Non-Rail Working Capital”), (F) the B Buyer Non-Rail Working Capital (the “Initial B Buyer Non-Rail Working Capital”), and (G) accordingly, the resulting (w) JV Buyer Purchase Price (the “Initial JV Buyer Purchase Price”), (x) G Buyer Purchase Price (the “Initial G Buyer Purchase Price”), (y) B Buyer Purchase Price (the “Initial B Buyer Purchase Price”) and (z) the Aggregate Purchase Price (the “Initial Purchase Price”) (including all line items required to calculate the foregoing). The Initial Closing Statement shall be prepared in a format consistent with the JV Buyer Reference Statement, the G Buyer Reference Statement and B Buyer Reference Statement. JV Buyer shall not amend, supplement or modify the Initial Closing Statement following delivery to Seller.

(b) If JV Buyer fails to duly deliver the Initial Closing Statement within the time period contemplated by Section 2.14(a) and Seller notifies JV Buyer of such failure and JV Buyer does not cure such failure within five (5) Business Days, then, at the election of Seller (in its sole discretion), which election must be made within ten (10) Business Days after such five (5) Business Day period, either (i) the Estimated Closing Statement shall be final and binding on the Parties or (ii) Seller shall be entitled to retain (at the sole option of Seller and the reasonable costs, fees and expense of whom shall be reimbursed by JV Buyer) the Accounting Firm to provide an audit or other review of the Estimated Closing Statement and make any adjustments necessary thereto consistent with the provisions hereof, and the resulting calculation shall be final and binding on the Parties in accordance with Section 2.16(a) (absent fraud or manifest or mathematical error; except with respect to any such error that is raised by any Party within five (5) Business Days of the Accounting Firm’s determination and promptly resolved by the Accounting Firm in its sole discretion).

(c) The Parties acknowledge that the Estimated Closing Statement delivered by Seller to JV Buyer pursuant to Section 2.13 will be prepared and delivered prior to the Measurement Time and the Closing and, therefore, the amounts set forth therein are good faith estimates and may be different than the actual amount of such items as of the Measurement Time or other applicable time of determination. Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that the purpose of preparing the calculation and purchase price adjustment under this Section 2.14 and Section 2.15 is to give effect only to the arithmetic difference between items in the Estimated Closing Statement and the Initial Closing Statement, and, in undertaking the processes pursuant to this Section 2.14 and Section 2.15, the Parties shall calculate and determine all applicable amounts in accordance with the applicable Accounting Principles and this Agreement.

(d) Immediately following the earlier of the delivery of the Initial Closing Statement to Seller or the expiration of the time period for delivery of the Initial Closing Statement to Seller as contemplated by Section 2.14(a) and until a Final Closing Statement becomes final and binding on the Parties pursuant to Section 2.14(b) or Section 2.15(d), subject to the Access Limitations, each of the Buyers shall provide Seller and its Representatives and, if applicable, the Accounting Firm engaged pursuant to Section 2.14(b)(ii), with access during normal business hours to (i) Buyers’ and its Affiliates’ (and its and their respective Representatives’) information, books, records and workpapers relating to the calculations of Adjusted Operating Rail Net Book Value, Adjusted Locomotive Net Book Value, Adjusted Finance Net Purchase Price Adjustment, JV Non-Rail Working Capital, G Buyer Non-Rail Working Capital, B Buyer Non-Rail Working Capital, the JV Buyer Purchase Price, the G Buyer Purchase Price, the B Buyer Purchase Price, the resulting Aggregate Purchase Price and the Initial Closing Statement and (ii) the personnel of each Buyer and its Affiliates (and its and their respective Representatives) who assisted in the preparation of such calculations, in each case, subject to the provisions in Section 6.7(a) and the execution of any customary documentation (if any) reasonably requested by the external accountants of each Buyer in connection therewith relating to such access to work papers. Each Buyer agrees that, following the Closing through the date that the Final Closing Statement becomes final and binding in accordance with Section 2.15(d), such Buyer will (and will cause its Affiliates and its and their respective Representatives to), as applicable, (A) maintain information, books, records and workpapers relating to the calculations of Adjusted Operating Rail Net Book Value, Adjusted Locomotive Net Book Value, Adjusted Finance Net Purchase Price Adjustment, JV Non-Rail Working Capital, G Buyer Non-Rail Working Capital, B Buyer Non-Rail Working Capital, the JV Buyer Purchase Price, the G Buyer Purchase Price, the B Buyer Purchase Price, the resulting Aggregate Purchase Price and the Initial Closing Statement in at least (x) a reasonable manner and (y) a manner consistent with the past practice of such Buyer and such Affiliate (or Representative) prior to the Closing and (B) not take, or permit to be taken, any actions with respect to any accounting books, records, policies or procedures on which any item in the Estimated Closing Statement is based, or upon which the Final Closing Statement is to be based, that would impede or delay the determination of the amount of any of the items in the Estimated Closing Statement or the preparation of any Notice of Disagreement or the Final Closing Statement.

Section 2.15. Reconciliation of Estimated Closing Statement.

(a) Seller shall be entitled to notify JV Buyer in writing (a “Notice of Disagreement”) no later than 11:59 p.m. on the date that is sixty (60) days immediately following receipt by Seller of the Initial Closing Statement (such sixty (60) day period, the “Review Period”) if Seller disagrees with the Initial Closing Statement (or any component thereof). The Notice of Disagreement shall specify the nature and amount of any dispute in reasonable detail, including Seller’s calculation of each disputed amount (each item, a “Disputed Item”). If no Notice of Disagreement is delivered to JV Buyer by Seller prior to the expiration of the Review Period, then the Initial Closing Statement shall be deemed to have been accepted by Seller and shall become final and binding upon the Parties; provided that, if a Buyer breaches or violates its obligations or agreements in Section 2.14(d), the Review Period shall be extended by one (1) day for each additional day required for each Buyer, its Affiliates and Representatives, as applicable, to fully comply with a sixty (60) day review period of Seller and Seller’s Affiliates and their respective Representatives pursuant to Section 2.14(d). Any item contained in the Initial Closing Statement properly delivered pursuant to Section 2.14(a) that is not objected to prior to the expiration of the Review Period in a Notice of Disagreement shall be non-appealable by the Parties following such date.

(b) During the twenty (20) days immediately following the delivery of a Notice of Disagreement (or such later date as may be mutually agreed upon in writing by Seller and Buyer) (the “Consultation Period”), Seller and JV Buyer shall seek in good faith to resolve any differences that they may have with respect to the Disputed Items. If, during the Consultation Period, Seller and JV Buyer mutually agree upon any Disputed Items, they shall signify such agreement in a writing signed by both Seller and JV Buyer and such agreement shall become final and binding upon the Parties. All offers to compromise pursuant to this Section 2.15(b) shall be confidential.

(c) If Seller and JV Buyer are unable to resolve one or more Disputed Items by the end of the Consultation Period, then either JV Buyer or Seller may submit such Disputed Item to the Accounting Firm. Seller and JV Buyer shall jointly engage the Accounting Firm, as applicable (including through the execution and delivery of a customary engagement letter upon request), within five (5) Business Days following the selection of the Accounting Firm. Within fifteen (15) Business Days of the engagement of the Accounting Firm, each of Seller and JV Buyer shall submit to the Accounting Firm a written statement setting forth in reasonable detail its positions with respect to the Disputed Items. Seller and JV Buyer shall also have the opportunity to submit a written response to the other Party’s written statement to the Accounting Firm, which such response statement shall be delivered to the Accounting Firm no later than ten (10) Business Days following the date of receipt of such other Party’s initial written statement. The failure of Seller or JV Buyer to deliver its initial written statement at the time of the submission of the Disputed Items to the Accounting Firm or response to the other Party’s initial written statement within ten (10) Business Days of receipt thereof shall constitute a waiver of such Party’s right to submit the same to the Accounting Firm. During the review by the Accounting Firm, each Buyer and Seller and their respective accountants will make available to the Accounting Firm individuals, information, books and records and work papers, as may be reasonably requested by the Accounting Firm to fulfill its obligations under Section 2.14(b)(ii), this Section 2.15(c) and Section 2.15(d), as applicable; provided, however, that Seller’s and Buyer’s respective external accountants shall not be obligated to make any work papers available to the Accounting Firm or to the other Party, except in accordance with such accountants’ normal disclosure procedures and then only after the Accounting Firm or the other Party (as applicable) has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants. In acting in connection with this Agreement, the Accounting Firm shall act as an expert and not as an arbitrator, and shall only consider the Disputed Items. There shall be no ex parte communications with the Accounting Firm, and a copy of all materials submitted to the Accounting Firm shall be provided by Seller or JV Buyer, as applicable, to the other Party concurrently with the submission thereof to the Accounting Firm. In determining the Disputed Items, the Accounting Firm shall be bound by and adhere to the terms hereof, including the applicable Accounting Principles. Neither JV Buyer nor Seller may disclose (and each shall cause their respective controlled Affiliates, and instruct their other Affiliates and Representatives, not to disclose) to the Accounting Firm, and the Accounting Firm may not consider for any purpose, any settlement offer(s) or offers to compromise made by or on behalf of either JV Buyer or Seller, unless otherwise agreed by the other Party in writing.

(d) With respect to each Disputed Item, the Accounting Firm shall not assign a value to any Disputed Item in excess of the highest value for such Disputed Item, nor less than the lowest value of such Disputed Item, claimed by Seller in a Notice of Disagreement or by JV Buyer in the Initial Closing Statement, as applicable. The Accounting Firm’s review and determination shall be (i) limited only to the Disputed Items, (ii) based solely on such reports, rebuttals and supporting information submitted by Seller and JV Buyer and the terms hereof including the applicable Accounting Principles (i.e., not on the basis of an independent review), and (iii) in accordance with the terms and procedures set forth herein, including the applicable Accounting Principles, and consistent with the definition of Adjusted Operating Rail Net Book Value, Adjusted Locomotive Net Book Value, Adjusted Finance Net Purchase Price Adjustment, JV Non-Rail Working Capital, G Buyer Non-Rail Working Capital and B Buyer Non-Rail Working Capital, as applicable, contained herein. Neither Seller nor JV Buyer shall authorize the Accounting Firm to modify or amend any term or provision hereof or modify items previously agreed in writing between Seller and Buyer. Seller and JV Buyer shall instruct the Accounting Firm to (A) make a final determination only in respect of Disputed Items, (B) make such determination in a manner consistent with the terms and procedures set forth herein, including the applicable Accounting Principles, and (C) deliver such determination to the Parties within thirty (30) days after the deadline for rebuttal submissions set forth in Section 2.15(c), which determination shall be final and binding on the Parties and shall not be subject to appeal (absent fraud or manifest or mathematical error; provided that such fraud or error is promptly raised within five (5) Business Days of the Accounting Firm’s determination); provided, further, that the failure of the Accounting Firm to deliver its written decision within such time period shall not constitute a defense or objection to the finality or enforcement of such determination. Following the delivery of the Accounting Firm’s determination, JV Buyer and Seller shall mutually revise the Initial Closing Statement to effect the calculation of the JV Buyer Purchase Price, G Buyer Purchase Price, B Buyer Purchase Price and Aggregate Purchase Price in accordance therewith (the Initial Closing Statement as revised, the “Final Closing Statement”). The “Final Adjusted Operating Rail Net Book Value” means the Adjusted Operating Rail Net Book Value as finally determined pursuant to Section 2.14 or Section 2.15, as applicable. The “Final Adjusted Locomotive Net Book Value” means the Adjusted Locomotive Net Book Value as finally determined pursuant to Section 2.14 or Section 2.15, as applicable. The “Final Adjusted Finance Net Purchase Price Adjustment” means the Adjusted Finance Net Purchase Price Adjustment as finally determined pursuant to Section 2.14 or Section 2.15, as applicable. The “Final JV Non-Rail Working Capital” means the JV Non-Rail Working Capital as finally determined pursuant to Section 2.14 or Section 2.15, as applicable. The “Final G Buyer Non-Rail Working Capital” means the G Buyer Non-Rail Working Capital as finally determined pursuant to Section 2.14 or Section 2.15, as applicable. The “Final B Buyer Non-Rail Working Capital” means the B Buyer Non-Rail Working Capital as finally determined pursuant to Section 2.14 or Section 2.15, as applicable. The Final Closing Statement shall set forth (I) the Final Adjusted Operating Rail Net Book Value, (II) the Final Adjusted Locomotive Net Book Value, (III) the Final Adjusted Finance Net Purchase Price Adjustment, (IV) the Final JV Non-Rail Working Capital, (V) the Final G Buyer Non-Rail Working Capital, (VI) the Final B Buyer Non-Rail Working Capital and (VII), accordingly based on the foregoing, the resulting (w) JV Buyer Purchase Price (the “Final JV Buyer Purchase Price”), (x) G Buyer Purchase Price (the “Final G Buyer Purchase Price”), (y) B Buyer Purchase Price (the “Final B Buyer Purchase Price”) and (z) Aggregate Purchase Price (the “Final Aggregate Purchase Price”).

(e) The costs, fees and expenses of the Accounting Firm and of any enforcement of the determination thereof, with respect to the determination of all Disputed Items, shall be borne by Seller, on the one hand, and JV Buyer, on the other hand, in inverse proportion as they may prevail on the Disputed Items resolved by the Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the Disputed Items with respect to the applicable Final Closing Statement and shall be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted and included in its written report. Additionally, if the Accounting Firm determines entirely in favor of JV Buyer or Seller in respect of all Disputed Items submitted to the Accounting Firm, then the non-prevailing Party shall pay the reasonable, documented out-of-pocket costs, fees and expenses of the prevailing Party incurred in connection with the resolution of such Disputed Items.

Section 2.16. Adjusted Payment.

(a) JV Buyer Post-Closing Adjustment.

(i) Not later than three (3) Business Days after the Final Closing Statement is final and binding on the Parties, if the JV Buyer Post-Closing Adjustment is:

(1) a positive amount, then JV Buyer shall pay in cash, or cause to be paid, to an account or accounts designated in writing by Seller the amount of the JV Buyer Post-Closing Adjustment by wire transfer of immediately available funds; or

(2) a negative amount, then Seller shall pay, or cause to be paid, in cash to a single account designated in writing by JV Buyer the absolute value of the amount of the JV Buyer Post-Closing Adjustment by wire transfer of immediately available funds.

(ii) “JV Buyer Post-Closing Adjustment” means the amount equal to the (A) Final JV Buyer Purchase Price minus (B) Estimated JV Buyer Purchase Price.

(iii) Any payments made pursuant to this Section 2.16(a) shall be treated as an adjustment to the JV Buyer Purchase Price for Tax purposes, unless otherwise required by Law.

(b) G Buyer Post-Closing Adjustment.

(i) Not later than three (3) Business Days after the Final Closing Statement is final and binding on the Parties, if the G Buyer Post-Closing Adjustment is:

(1) a positive amount, then G Buyer shall pay in cash, or cause to be paid, to an account or accounts designated in writing by Seller the amount of the G Buyer Post-Closing Adjustment by wire transfer of immediately available funds; or

(2) a negative amount, then Seller shall pay, or cause to be paid, in cash to a single account designated in writing by G Buyer the absolute value of the amount of the G Buyer Post-Closing Adjustment by wire transfer of immediately available funds.

(ii) “G Buyer Post-Closing Adjustment” means the amount equal to the (A) Final G Buyer Purchase Price minus (B) Estimated G Buyer Purchase Price.

(iii) Any payments made pursuant to this Section 2.16(b) shall be treated as an adjustment to the G Buyer Purchase Price for Tax purposes, unless otherwise required by Law.

(c) B Buyer Post-Closing Adjustment.

(i) Not later than three (3) Business Days after the Final Closing Statement is final and binding on the Parties, if the B Buyer Post-Closing Adjustment is:

(1) a positive amount, then B Buyer shall pay in cash, or cause to be paid, to an account or accounts designated in writing by Seller the amount of the B Buyer Post-Closing Adjustment by wire transfer of immediately available funds; or

(2) a negative amount, then Seller shall pay, or cause to be paid, in cash to a single account designated in writing by B Buyer the absolute value of the amount of the B Buyer Post-Closing Adjustment by wire transfer of immediately available funds.

(ii) “B Buyer Post-Closing Adjustment” means the amount equal to the (A) Final B Buyer Purchase Price minus (B) Estimated B Buyer Purchase Price.

(iii) Any payments made pursuant to this Section 2.16(c) shall be treated as an adjustment to the B Buyer Purchase Price for Tax purposes, unless otherwise required by Law.

Section 2.17. Withholding Taxes.

(a) Notwithstanding anything herein to the contrary, (i) Buyers and their Affiliates (and any of their respective Representatives) shall, subject to Section 2.7(b), be entitled to deduct and withhold (or cause to be deducted and withheld) from amounts otherwise payable pursuant to this Agreement such amounts as may be required by applicable Tax Law to be deducted and withheld from such payment, and (ii) any amounts deducted or withheld from such payment shall be remitted to the applicable Governmental Entity and, when so remitted, shall be treated for all purposes hereof as having been paid. Subject to Section 2.7(b), each applicable Buyer shall (A) use reasonable efforts to notify Seller at least thirty (30) days in advance before such Buyer deducts or withholds any Taxes pursuant to this Section 2.17 (other than any withholding arising under the ITA or from the failure to deliver an IRS Form W-9 in accordance with Section 2.11(a)(iv)), including providing reasonable detail on the basis for any such deduction or withholding, (B) provide Seller and Everen with reasonably sufficient opportunity to provide any forms or other documentation or take such other steps in order to avoid such deduction or withholding, and (C) reasonably cooperate with Seller and Everen in good faith to attempt to reduce any amounts that would otherwise be deducted and withheld pursuant to this Section 2.17.

(b) Seller shall engage a “Big Four” accounting firm and will use reasonable best efforts to obtain written advice (with reasonable input from Buyers) at a “more likely than not” (or stronger) level of comfort that withholding is not required under the ITA with respect to amounts payable by Buyers (or their designees) to Seller or Everen, as applicable, pursuant to this Agreement, which shall be based on reasonable assumptions and analysis. Seller shall deliver such written advice at least sixty (60) days prior to the Closing Date for Buyers’ review. Buyers and Seller agree that if Seller does not so deliver such written advice, then Buyers and Seller shall negotiate in good faith to enter into an escrow agreement prior to the Closing Date containing customary terms and conditions necessary to govern the holding, release, remittance and recovery of funds, as applicable, pursuant to the ITA and any administrative position of the relevant Taxing Authority (with any costs and expenses arising with respect to such escrow agreement to be shared equally by the Buyers, on the one hand, and the Seller, on the other hand).

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLER GROUP

Except as set forth in the Seller Disclosure Schedule, each of Seller (solely in respect of itself and the Other Seller Group Entities) and Everen (solely in respect of itself) hereby represents and warrants to each Buyer as follows:

Section 3.1. Organization.

(a) Seller is a national banking association duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of the U.S. Everen is a Delaware corporation duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of the state of Delaware. Each of the Other Seller Group Entities is duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of its applicable jurisdiction of organization.

(b) Each member of the Seller Group has the requisite business entity power and authority to own, lease and operate the Transferred Assets and to carry on the Business as presently conducted, and is duly licensed or qualified to do business in each jurisdiction in which the ownership, operation and servicing of the Transferred Assets makes such licensing or qualification necessary, except as would not be, and would not reasonably be expected to be, individually or in the aggregate, material to the Business or the Transferred Assets, taken as a whole.

Section 3.2. Authority. Each member of the Seller Group has the requisite corporate (or other organizational) power and authority to execute and deliver, and perform its obligations under, this Agreement and each Ancillary Agreement to which it is (or as of the Closing will be) a party and to consummate the transactions contemplated by the Transaction Documents to which it is (or as of the Closing will be) a party. The execution and delivery by each such member of the Seller Group of this Agreement and each Ancillary Agreement to which it is (or as of the Closing will be) a party, and the performance by such member of the Seller Group of its obligations hereunder or thereunder and the consummation by such member of the Seller Group of the transactions contemplated hereby and thereby have been (or, by the Closing will be, as applicable) duly and validly authorized by all requisite corporate (or other organizational) action on the part of such member of the Seller Group. Upon execution and delivery of this Agreement and each Ancillary Agreement to which any such member of the Seller Group is (or as of the Closing will be) a party, this Agreement and each such Ancillary Agreement will be, duly executed and delivered by such member of the Seller Group. Assuming due authorization, execution and delivery of this Agreement and any Ancillary Agreement by the other parties thereto, this Agreement and each Ancillary Agreement to which any such member of the Seller Group is (or as of the Closing will be) a party will constitute, the legal, valid and binding obligation of such member of the Seller Group, enforceable against such member of the Seller Group in accordance with their respective terms, except as may be limited by the Enforceability Exceptions.

Section 3.3. Consents. Assuming that all consents, approvals, filings or registrations (if any) described in Section 5.3 and Requisite Regulatory Approvals are made or obtained, no consents or approvals of, or filings or registrations with, any Governmental Entity are required to be made or obtained by any member of the Seller Group in connection with the execution or delivery of the Transaction Documents to which such member of the Seller Group is (or as of Closing will be) a party, or the performance by each applicable member of the Seller Group of its respective obligations under the Transaction Documents to which each such member is (or as of Closing will be) a party, or to effect the transactions contemplated hereby or thereby to which each such member is (or as of Closing will be) a party, except for (a) the submission by the Seller Group of the applications, filings or notices in connection with obtaining the Governmental Approvals set forth in Section 3.3 of the Seller Disclosure Schedule, and (b) such other consents, approvals, filings or registrations the failure of which to be obtained, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.4. No Conflict or Violation. Assuming that all consents, approvals, filings, registrations, authorizations and other actions described in Section 3.3 have been obtained or taken, and all notices described therein have been made, and assuming the accuracy and completeness of the representations and warranties contained in Section 5.3, except as set forth in Section 3.4 of the Seller Disclosure Schedule, the execution and delivery by each member of the Seller Group of the Transaction Documents to which it is (or as of Closing will be) a party, the performance by each applicable member of the Seller Group of its respective obligations under the Transaction Documents to which it is (or as of Closing will be) a party, and each applicable member of the Seller Group’s effecting the transactions contemplated hereby or thereby to which it is (or as of Closing will be) a party, will not (a) conflict with or result in any violation of such member of the Seller Group’s Governing Documents, (b) conflict with or result in any violation of, or cause the loss of any benefit under, or constitute (with or without due notice or lapse of time or both) a default (or cause or give rise to any right of termination, cancellation or acceleration), or require consent under any of the terms, conditions or provisions of any Material Contract or Transferred Lease Agreement, (c) conflict with or violate in any material respect any Law or Order applicable to such member of the Seller Group (with respect to the Business) or (d) result in the creation of any Lien (other than a Permitted Lien) upon any of the Transferred Assets, except, in the case of the foregoing clauses (b)–(d), as would not, and would not reasonably be expected to be, material to the Business or the Transferred Assets (taken as a whole).

Section 3.5. Brokers. No broker, finder, financial advisor or investment banker, other than Wells Fargo Securities, LLC, is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated hereby based upon arrangements made by the Seller Group or its Affiliates for which any Buyer or any of its Affiliates may be liable.

Section 3.6. Credit Support Obligations. Section 3.6 of the Seller Disclosure Schedule sets forth, as of the date hereof, a true, complete and correct list of all of the material credit support Seller, Everen or any of their Affiliates or any third party provide to the Business or the Transferred Assets.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE BUSINESS

Except as set forth in the Seller Disclosure Schedule, each of Seller (solely in respect of itself and the Other Seller Group Entities) and Everen (solely in respect of itself) hereby represents and warrants to each Buyer as follows:

Section 4.1. Operating Rail Equipment; Operating Locomotive Equipment; Finance Locomotive and Rail Equipment.

(a) As of the date hereof, Seller and Everen have made available to Buyers the (i) Reference Operating Rail and Locomotive Equipment Tape and (ii) Reference Finance Equipment Tape. The Operating Rail Equipment Information set forth in the Reference Operating Rail and Locomotive Equipment Tape and Finance Equipment Information set forth in the Finance Equipment Tape, in each case, is true, complete and correct in all material respects as of the Reference Tape Date.

(b) Except as set forth in Section 4.1(b) of the Seller Disclosure Schedules, all Operating Rail Equipment, Operating Locomotive Equipment and Finance Locomotive and Rail Equipment currently leased by any member of the Seller Group (as lessor) to any Customer (as lessee): (i) subject to (A) any applicable grace period for compliance under Law or Order, (B) routine maintenance and repair, including in connection with obtaining or maintaining any routine regulatory qualifications, (C) the timely performance of running repairs by railroads or any other Person and (D) any Operating Rail Equipment, Operating Locomotive Equipment and Finance Locomotive and Rail Equipment that is subject to a notice under AAR Interchange Rule 107, have been maintained in the Ordinary Course of Business, ordinary wear and tear excepted, in all material respects, in accordance with applicable legal, regulatory and safety requirements and applicable industry standards and (ii) subject to routine maintenance and repair and the timely performance of running repairs made to such locomotives and railcars by railroads or any other Person, are currently in good operating condition and repair, in all material respects (ordinary wear and tear excepted).

(c) The applicable member of the Seller Group is the “lessor” under each Transferred Lease Agreement and its interests thereunder are free and clear of all Liens (other than Permitted Liens).

(d) The railcars and locomotives listed on the Reference Operating Rail and Locomotive Equipment Tape and Reference Finance Equipment Tape constitute, as of the Reference Tape Date, all of the railcars comprising Operating Rail Equipment, all of the locomotives constituting Operating Locomotive Equipment and all of the railcars and locomotives constituting Finance Locomotive and Rail Equipment.

(e) Except as set forth in Section 4.1(e) of the Seller Disclosure Schedule, (i) as of the date hereof, no Operating Rail Equipment or Operating Locomotive Equipment has suffered an Event of Loss and (ii) no modifications are required by any Governmental Entity with respect to any Operating Rail Equipment or Operating Locomotive Equipment in order for such Operating Rail Equipment or Operating Locomotive Equipment to operate in interchange under the AAR Interchange Rules or to comply with applicable Law or Order in force and effect (excluding any modifications required or arising from change after the date hereof in any (x) AAR Interchange Rules, Law or Order or (y) authoritative interpretations thereof).

(f) Except as set forth in Section 4.1(f) of the Seller Disclosure Schedule, (i) as of the date hereof, no Finance Locomotive and Rail Equipment has suffered an Event of Loss and (ii) no modifications are required by any Governmental Entity with respect to any Finance Locomotive and Rail Equipment in order for such Finance Locomotive and Rail Equipment to operate in interchange under the AAR Interchange Rules or to comply with applicable Law or Order in force and effect (excluding any modifications required or arising from change after the date hereof in any (x) AAR Interchange Rules, Law or Order or (y) authoritative interpretations thereof).

(g) Except as set forth in Section 4.1(g) of the Seller Disclosure Schedule, none of the Operating Rail Equipment, Operating Locomotive Equipment or Finance Locomotive and Rail Equipment is subject to any remarketing, residual sharing, fee agreement or similar agreement which would be binding upon or enforceable against any member of the Seller Group, against any Operating Rail Equipment, Operating Locomotive Equipment or Finance Locomotive and Rail Equipment or against the proceeds of any lease, sale or other disposition of such Operating Rail Equipment, Operating Locomotive Equipment or Finance Locomotive and Rail Equipment.

(h) All Operating Rail Equipment, Operating Locomotive Equipment and Finance Locomotive and Rail Equipment that (i) was purchased or acquired by any member of the Seller Group directly from a manufacturer was manufactured in all material respects in accordance with applicable AAR requirements that existed at the time of such manufacture and (ii) was not purchased or acquired by any member of the Seller Group directly from a manufacturer was, to the Knowledge of Seller, manufactured in all material respects in accordance with applicable AAR requirements that existed at the time of such manufacture.

(i) To the Knowledge of Seller, no Operating Rail Equipment, Operating Locomotive Equipment or Finance Locomotive and Rail Equipment is subject to a manufacturing defect and there has not been any event, circumstance, change or occurrence that would reasonably be expected to result in any claim, action or causes of action relating to, arising from or with respect to any manufacturing defect of Operating Rail Equipment, Operating Locomotive Equipment or Finance Locomotive and Rail Equipment.

(j) No product liability, recall or warranty claims are pending or have been settled, terminated or received by any member of the Seller Group in the five (5) years prior to the date hereof that, individually or in the aggregate, were or would reasonably be expected to be, material to the Business. No product liability, recall or warranty claims are pending, or, to the Knowledge of Seller asserted or threatened, against any member of the Seller Group, in each case, relating to, arising from or with respect to any Operating Rail Equipment, Operating Locomotive Equipment or Finance Locomotive and Rail Equipment that would, or would reasonably be expected to, be material to the Business. To the Knowledge of Seller, there has been no event, circumstance, change or occurrence that would reasonably be expected to result in any product liability, recall or warranty claim, in each case, relating to, arising from or with respect to any Operating Rail Equipment, Operating Locomotive Equipment or Finance Locomotive and Rail Equipment, in each case, that would, or would reasonably be expected to, be material to the Business.

(k) Since the Lookback Date, none of the members of the Seller Group has received any written notice that there is, and, to the Knowledge of Seller, there has not been any event, circumstance, change or occurrence that would reasonably be expected to result in, any claim, action or cause of action against any member of the Seller Group for, any liability relating to or arising out of any injury to any Person or property as a result of any Operating Rail Equipment, Operating Locomotive Equipment or Finance Locomotive and Rail Equipment or component thereof, in each case, that would reasonably be expected to be material to the Business.

(l) Except as set forth in Section 4.1(l) of the Seller Disclosure Schedule, (i) no member of the Seller Group is in material default of its obligations under any Transferred Contract, (ii) to the Knowledge of Seller, no Customer or Third Party is in material default under any of the Transferred Contracts and (iii) since the Lookback Date, no Material Customer has asserted in writing to any member of the Seller Group any valid defense, counterclaim or set-off to its railcar lease payment or other material obligations under such Material Customer’s corresponding Transferred Lease Agreement.

(m) Since the Lookback Date, no member of the Seller Group has received written notice of (or, to the Knowledge of Seller, verbal notice of) any operating incidents (i) in which Operating Rail Equipment, Operating Locomotive Equipment or Finance Locomotive and Rail Equipment has been involved and (ii) (A) that, individually or in the aggregate, was, or would reasonably be expected to be, any material to the Business or (B) in respect of which any Person has asserted in writing (or, to the Knowledge or Seller, verbally) against any member of the Seller Group any claim that any Operating Rail Equipment, Operating Locomotive Equipment or Finance Locomotive and Rail Equipment caused or contributed to the occurrence of such operating incident.

(n) As of the Reference Tape Date, other than as set forth in Section 4.1(n) of the Seller Disclosure Schedule, no member of the Seller Group has granted to any Customer any right to (i) purchase any Operating Rail Equipment, Operating Locomotive Equipment or Finance Locomotive and Rail Equipment (including any right to exercise a purchase option under any Transferred Lease Agreement) or (ii) unilaterally extend (for the avoidance of doubt, excluding any renewal options) or terminate any Transferred Lease Agreement prior to its scheduled expiration date without the imposition of monetary penalty.

(o) Other than accommodations made to lessees or obligors under the Transferred Contracts in the Ordinary Course of Business that are not, individually or in the aggregate, material to the Business or the Transferred Assets, none of the members of the Seller Group have made any material agreement or waiver, or reached any understanding with any such lessee or obligor, in respect of a Transferred Contract for any material variation from the written terms of such Transferred Contract relating to the term or rent, or, to the extent material, relating to any other provision thereof.

(p) The Operating Rail and Locomotive Equipment Information set forth in the Reference Operating Rail and Locomotive Equipment Tape and associated calculation of Adjusted Operating Rail Net Book Value (as set forth in the JV Buyer Reference Statement) are derived from the books and records of the Seller Group.

(q) The Operating Rail and Locomotive Equipment Information set forth in the Reference Operating Rail and Locomotive Equipment Tape and associated calculation of Adjusted Locomotive Net Book Value (as set forth in the G Buyer Reference Statement) are derived from the books and records of the Seller Group.

(r) The Finance Equipment Information set forth in the Reference Finance Equipment Tape and associated calculation of Adjusted Finance Net Investment Value (as set forth in the B Buyer Reference Statement) are derived from the books and records of the Seller Group.

(s) Other than as set forth in Section 4.1(s) of the Seller Disclosure Schedule, (i) there are no purchase orders of any member of the Seller Group to acquire any railcars or locomotives for the Business that would be Transferred Assets, and (ii) no member of the Seller Group is a party to any Contract pursuant to which any member of the Seller Group would acquire any additional material assets for the Business that would be Transferred Assets.

(t) As of the date hereof, with respect to the Business, no member of the Seller Group has offered any material rebates to any of its Customers that will apply at any time after the Closing, except as set forth in Section 4.1(t) of the Seller Disclosure Schedule or the Reference Operating Rail and Locomotive Equipment Tape or Reference Finance Equipment Tape.

(u) No member of the Seller Group, with respect to the Business, advances monies to Customers, except (i) as set forth in the Reference Operating Rail and Locomotive Equipment Tape or Reference Finance Equipment Tape or (ii) payments, reimbursements and rebates in respect of (A) off-lease maintenance and running repairs under full-service operating lease Contracts pursuant to which any Operating Rail Equipment is leased or subleased by any member of the Seller Group (as lessor) to a Third Party or (B) transportation costs, fees and expenses under Contracts pursuant to which any Operating Rail Equipment is leased or subleased by any member of the Seller Group (as lessor) to a Third Party.

Section 4.2. Transferred Assets. The Seller Group has good, valid and marketable title to all of the owned Transferred Assets, and a valid leasehold interest in or the valid legal right to use any leased or licensed Transferred Assets, free and clear of all Liens, other than Permitted Liens.

Section 4.3. Material Contracts.

(a) Section 4.3(a) of the Seller Disclosure Schedule sets forth, as of the date hereof, a true, complete and correct list of all of the following Contracts to which members of the Seller Group or any of their respective Affiliates (to the extent such Contract is related to the Business) is a party (other than Employee Benefit Plans) (each such Contract required to be listed, a “Material Contract”):

(i) Contracts with the Customers of the Seller Group in respect of the Business representing the threshold (specified in Section 4.3(a)(i) of the Seller Disclosure Schedules) of the revenue of the Seller Group (earned under JV Transferred Lease Agreements or G Buyer Transferred Lease Agreements, and excluding B Buyer Transferred Lease Agreements) attributable to Customers during the twelve (12) months ended December 31, 2024 (the “Material Operating Customers”);

(ii) Contracts with the Customers of the Seller Group in respect of the Business, representing the threshold (specified in Section 4.3(a)(ii) of the Seller Disclosure Schedules) of the revenue of the Seller Group (earned under B Buyer Transferred Lease Agreements) attributable to Customers during the twelve (12) months ended December 31, 2024 (the “Material Finance Customers” and together with the Material Operating Customers, the “Material Customers”);

(iii) Contracts with the ten (10) largest vendors to the Business, based on payments made to vendors by the Seller Group (on behalf of the Business) during the twelve (12) months ended December 31, 2024 (the “Material Vendors”);

(iv) Transferred Contracts (other than Transferred Lease Agreements and Contracts evidencing Indebtedness) that call for (A) payment by or on behalf of the Seller Group or their respective Affiliates, in each case, primarily with respect to the Business, in excess of $2,500,000 or (B) the delivery of services by the Seller Group or their respective Affiliates, in each case, primarily with respect to the Business, with a fair market value in excess of $2,500,000 per annum, during the remaining term thereof (absent extensions), in each case, other than purchase orders or quotations that are entered into in the Ordinary Course of Business (that do not contain any material terms other than price and quantity);

(v) Transferred Contracts that (A) contain express non-competition covenants that limit any member of the Seller Group or, following the Closing, Buyer and its Affiliates from engaging in business in any geographic area or competing with any Person, (B) contain express non-solicit or non-hire provisions that limit the ability of any member of the Seller Group or, following the Closing, a Buyer and its Affiliates, to solicit and hire individuals as an employee, other than any Contract entered into in the Ordinary Course of Business by any member of the Seller Group with their vendors or suppliers (including consultants) pursuant to which any member of the Seller Group has agreed not to solicit or hire any employee of such vendor or supplier, (C) grant “most favored nation” status to any Person or contain any “exclusivity” requirements, (D) require the disposition of any material assets (other than any B Buyer Transferred Lease Agreements or supplies in the Ordinary Course of Business) or line of business of the Seller Group, (E) create or grant any Lien (other than Permitted Liens) on any Transferred Asset, other than purchase money security interests in connection with the acquisition of equipment in the Ordinary Course of Business or (F) contain change of control provisions applicable to the Seller Group or, following the Closing, a Buyer and its Affiliates;

(vi) Transferred Contracts that provide for the acquisition or disposition of any business or equity interest (or material portion of the assets) of any Person (whether by merger, sale or purchase of stock, sale or purchase of assets or otherwise) by any member of the Seller Group that (A) were entered into in the last five (5) years in respect of the Business, or (B) include any covenants, indemnities or other obligations (other than customary confidentiality, non-disclosure and similar obligations) of any member of the Seller Group or, following the Closing, a Buyer and its Affiliates, in each the case of this subclause (B) that remain in effect and are, or would reasonably be expected to be, material to the rights and obligations under such Transferred Contract of the applicable member of the Seller Group or, following the Closing, a Buyer and its Affiliates;

(vii) Transferred Contracts concerning the establishment or operation of any existing partnership, strategic alliance, joint venture or limited liability company or other similar agreement or arrangement;

(viii) Transferred Contracts pursuant to which any member of the Seller Group has purchased or sold locomotives and railcars for which any obligation or liability (including, among other things, any post-closing covenants, warranties or indemnities) remains unsatisfied;

(ix) Transferred Contracts that are a residual sharing agreement for any locomotives and railcars to which any member of the Seller Group is a party and for which any right, obligation or liability (including, among other things, any post-closing covenants, warranties or indemnities) remains unsatisfied;

(x) Transferred Contracts that provide for planned or in process capital expenditures or other purchases in excess of $1,000,000 following the date hereof;

(xi) Contracts involving the sale of Business Receivables to any other Person at a discount;

(xii) Transferred Contracts with a Governmental Entity, other than Contracts with a counterparty that may be a subcontractor to a Governmental Entity;

(xiii) any Contract between a member of the Seller Group and the EPA with respect to any Transferred Asset;

(xiv) Transferred Contracts pursuant to which any Person has an obligation to pay any member of the Seller Group a marks administration fee;

(xv) JV Transferred Lessee Agreements;

(xvi) JV Transferred Management Agreements;

(xvii) JV Transferred Purchase and Sale Agreements;

(xviii) JV Transferred Residual Sharing Agreements;

(xix) Operating Rail Equipment Contracts;

(xx) G Buyer Transferred Management Agreements;

(xxi) G Buyer Transferred Purchase and Sale Agreements;

(xxii) Locomotive Equipment Contracts;

(xxiii) Transferred Marks Administration Agreements;

(xxiv) B Buyer Transferred Purchase and Sale Agreements;

(xxv) Finance Equipment Contracts;

(xxvi) B Buyer Transferred Management Agreements; and

(xxvii) any Contract that is a commitment or obligation to enter into any of the foregoing in this Section 4.3(a).

(b) Except as set forth in Section 4.3(b) of the Seller Disclosure Schedule, (i) each Material Contract and Transferred Lease Agreement is (and, other than any Material Contract or Transferred Lease Agreement that (x) expires and is not renewed or (y) is terminated prior to Closing, in each case, in accordance with the terms and conditions of such Material Contract or Transferred Lease Agreement and this Agreement, at the Closing will be) in full force and effect and is legal, valid and binding on each applicable member of the Seller Group that is a party thereto and, to the Knowledge of Seller, each counterparty thereto, and enforceable in accordance with its terms against each applicable member of the Seller Group (assuming the due authorization and execution of such Material Contract or Transferred Lease Agreement by such counterparties) and, to the Knowledge of Seller, each counterparty thereto (in each case, subject to the Enforceability Exceptions), (ii) no member of the Seller Group that is a party to any Material Contract or Transferred Lease Agreement, nor, to the Knowledge of Seller, any other party thereto, is in material default or material breach of (or with the giving of notice, lapse of time or both would be in material default or material breach of) or has failed to perform in any material respects any obligations required to be performed by such party, as applicable, pursuant to any Material Contract or Transferred Lease Agreement, or has received written notice of any termination, material default or material breach under any Material Contract or Transferred Lease Agreement, other than any Transferred Lease Agreement where the Customer is delinquent in the payment of any scheduled payment thereunder (A) by less than ninety (90) days or (B) subject to good faith dispute and (iii) Seller and Everen have made available accurate and complete copies of the Material Contracts to Buyers. Since January 1, 2024, (I) there have been no material disputes with respect to any Material Contract or Transferred Lease Agreement asserted in writing, or, to the Knowledge of Seller, asserted orally, by a counterparty to a Material Contract or Transferred Lease Agreement and (II) no member of the Seller Group has received from any Material Customer or Material Vendor any written notice or, to the Knowledge of Seller, oral notice, of any intent to terminate a material portion of (or materially reduce) such Material Customer’s or Material Vendor’s business with the Business.

Section 4.4. Financial Statements; Undisclosed Liabilities.

(a) Section 4.4(a) of the Seller Disclosure Schedules sets forth a true, complete and correct copy of the selected unaudited balance sheet of the Business and the unaudited reported summary income statement of the Business, in each case for the year-ended December 31, 2023 and December 31, 2024 (the “Preliminary Financial Statements”). The Preliminary Financial Statements (i) were derived from the applicable books and records of the Seller Group, (ii) fairly present, in all material respects, the financial position and results of operations of the Business (subject to customary year-end adjustments, which are not material, individually or in the aggregate, and the absence of notes (which if presented, would not materially change the financial position and results of operations of the Business)) as of the respective date thereof and for the respective periods covered thereby and (iii) were prepared in accordance with GAAP principles, except as may be noted therein, under a management reporting framework.

(b) When delivered by Seller and Everen to Buyers pursuant to Section 6.21, the applicable Financial Statements (i) will be derived from the applicable books and records of the Seller Group, (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Business (subject, in the case of the Interim Business Financial Statements, to customary year-end adjustments, which are not material, individually or in the aggregate) as of the respective date thereof and for the respective periods covered thereby, (iii) were prepared in accordance with GAAP consistently applied during the period involved, except as may be noted therein, and (iv) will be Compliant (as of the time of delivery).

(c) The Seller Group maintains internal accounting controls that are applicable to the Business that are sufficient to provide reasonable assurance that (i) transactions are recorded as necessary to (A) permit preparation of the Preliminary Financial Statements and the Financial Statements in respect of the Business in conformity with GAAP, except as may be noted therein, and to maintain accountability for their respective assets in respect of the Business and (ii) accounts, notes and other receivables and inventory in respect of the Business are recorded timely and accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(d) Section 4.4(a) and Section 4.4(b) are qualified by the fact that the Business has not operated as a separate “stand alone” entity within Seller, Everen or their Affiliates, and, as a result, the Business has been (or may be) allocated certain services revenue and certain charges and credits for purposes of the preparation of the Preliminary Financial Statements (and the Financial Statements, as applicable, when delivered) and certain estimates were made with respect thereto, which allocations and estimates do not necessarily reflect the amounts that would have resulted from arms’ length transactions or the actual revenue, cost or expense that would be incurred or recorded if the Business operated as an independent enterprise.

(e) There are no Liabilities of the Business that would be Assumed Liabilities, other than Liabilities that (i) have been adequately reserved against and specifically reflected in the Preliminary Financial Statements, (ii) are Permitted Liens, (iii) have been incurred pursuant to this Agreement or the Ancillary Agreements, (iv) were incurred in the Ordinary Course of Business since December 31, 2024 (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of Law, or that relates to any cause of Action), or (v) are not material.

Section 4.5. Absence of Changes. Except to the extent arising out of, resulting from or relating to the transactions contemplated by the Transaction Documents, since December 31, 2024 through the date hereof (a) there has not been any Material Adverse Effect and (b) the Business has been operated and has conducted its business in all material respects in the Ordinary Course of Business.

Section 4.6. Litigation.

(a) Except as set forth in Section 4.6(a) of the Seller Disclosure Schedule, there are no, and since the Lookback Date there have not been any, Actions pending or, to the Knowledge of Seller, threatened against any member of the Seller Group (in respect of the Transferred Assets or the Assumed Liabilities), excluding any Actions that were entirely resolved prior to the date hereof without any further or ongoing Liability to any member of the Seller Group in respect of the Business.

(b) As of the date hereof, to the Knowledge of Seller (i) no member of the Seller Group is party to or subject to the provisions of any Order or Action (in respect of the Transferred Assets or the Assumed Liabilities) that restricts (other than any published Order or Action that generally applies to participants in the industries in which the Business operates) the manner in which the Seller Group conducts the Business and (ii) there is no investigation by any Governmental Entity that is pending or threatened against any member of the Seller Group (in respect of the Transferred Assets or the Assumed Liabilities), except for any such investigation, individually or in the aggregate, that if adversely determined would not, and would not reasonably be expected to, result in any material liability to the Business or result in any non-monetary obligations on the Business.

Section 4.7. Compliance with Law.

(a) Except as would not be, and as would not reasonably be expected to be, individually or in the aggregate, material to the Business, since the Lookback Date, and with respect to Trade Control Laws since April 24, 2019:

(i) each member of the Seller Group has complied with all Laws and Orders (with respect to the Québec Business Employees, Transferred Assets and the Assumed Liabilities);

(ii) no member of the Seller Group has received any written or, to the Knowledge of Seller, oral notice from a Governmental Entity alleging any violation by any member of the Seller Group of any Law or Order (with respect to the Transferred Assets or the Assumed Liabilities); and

(iii) the Seller Group, collectively, has held all Permits that are required to permit each member of the Seller Group to own, lease or operate its properties (with respect to the Transferred Assets and the Assumed Liabilities) and to conduct the Business as currently conducted (“Business Permits”), and all such Permits are in full force and effect and are current and, to the Knowledge of Seller, no suspension or cancellation of any of them has been threatened in writing.

(b) Section 4.7(b) of the Seller Disclosure Schedules sets forth a true, correct and complete list of the Business Permits that are, individually or in the aggregate, material to the operation or conduct of the Business.

(c) Subject to the accuracy of Section 5.4 and, in respect of performance, satisfaction of the conditions set forth in Sections 7.1 and 7.3, the execution, delivery and performance by the applicable members of the Seller Group of this Agreement and the Ancillary Agreements to which they are party will not result in a default under or a breach or violation of any Business Permit, except to the extent that any such default, breach or violation would not, individually or in the aggregate, reasonably be expected to be material to the Business.

(d) None of the Seller Group nor any director, officer or employee, nor, to the Knowledge of Seller, any agent or other third party representative (solely in their capacity as such), in each case, acting on behalf of the Seller Group in connection with the conduct of the Business, (i) is or has been since April 24, 2019 (A) a Sanctioned Person or (B) engaged in any dealings or business with, involving, on behalf of, or for the benefit of any Sanctioned Person or any Sanctioned Jurisdiction; or (ii) has, during the past five (5) years, made, offered, promised, agreed to give, requested, received or authorized any unlawful payment or gift of any money or anything of value, directly or indirectly to, from, or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof, political campaign, candidate for foreign political office, public international organization or any other Person in violation of Anti-Corruption Laws.

(e) Since April 24, 2019 (i) the Business has been and is being conducted in all material respects in compliance with all Anti-Corruption Laws, AML Laws and Trade Control Laws, and (ii) the Seller Group has not received from any Person any notice, inquiry or internal or external allegation, made any voluntary, directed or involuntary disclosure to a Governmental

Entity, been the subject of any investigation, inquiry or enforcement proceeding, or conducted any internal investigation or audit, in each case, concerning any actual or potential violation of Anti-Corruption Laws, AML Laws or Trade Control Laws, which such notice, inquiry, investigation, audit, allegation, disclosure, or proceeding is or was primarily or specifically related to the Business (or a material portion of which related to the Business) or referred to or mentioned the Business or the conduct or operations of the Business.

(f) The Seller Group has in place policies and procedures reasonably designed to ensure compliance by the Business with applicable Trade Control Laws and AML Laws.

(g) The Seller Group has in place policies and procedures reasonably designed to ensure compliance by directors, officers, employees and agents of the Business with Anti-Corruption Laws.

Section 4.8. Labor Matters.

(a) Section 4.8(a) of Seller Disclosure Schedule contains a true, complete and correct list, as of the date hereof, of each Québec Business Employee, together with such Québec Business Employee’s title or position, work location city, time type (full-time or part-time status), overtime eligibility, if applicable, employee status (active or Leave, including reason for such Leave and expected return date, if known), continuous service date, vacation entitlement, accrued and unused vacation entitlement (which shall be provided not later than thirty (30) days prior to the applicable Employment Transfer Date), current rate of hourly wage or base salary, annual discretionary cash bonus or other bonus opportunity (if applicable) and any other material form of remuneration or participation in any Employee Benefit Plan, and which Québec Business Employees are subject to a written employment agreement.

(b) (i) No member of the Seller Group is a party to, or bound by, any Collective Bargaining Agreement in respect of the Québec Business Employees in Canada or the Business; (ii) no Québec Business Employee is represented by any Employee Representative Body and there is no Collective Bargaining Agreement that pertains to any Québec Business Employee, in each case, with respect to his or her employment with the Seller Group; (iii) to the Knowledge of Seller, there is no demand or petition by any Employee Representative Body on behalf of any Québec Business Employee for recognition or certification pending with the National Labor Relations Board or similar Governmental Entity and, since the Lookback Date, there have been no labor union organizing activities with respect to any Québec Business Employees; and (iv) there is no ongoing labor strike, material slowdown, material work stoppage, lockout, unfair labor practice charge, material grievance, material arbitration, or other material labor dispute or, to the Knowledge of Seller, threatened in writing to the Seller Group, in each case, with respect to any Québec Business Employees.

(c) Copies of the written employment agreements (if any) with all Québec Business Employees have been provided to the Buyer.

(d) There is no Action, investigation or other legal proceeding pending or, to the Knowledge of Seller, threatened in any written notice addressed and delivered to the Seller Group (or, to the Knowledge of Seller, investigation), relating to alleged violations of labor or employment Laws or Orders in respect of or involving any Québec Business Employee.

(e) For any Québec Business Employee who is not a Canadian citizen or permanent resident of Canada, the Seller has provided true, correct and complete copies of all applicable and relevant immigration information, including copies of all Canadian temporary work permits.

(f) To the Knowledge of Seller, since the Lookback Date, (i) no allegations of sexual harassment or sexual misconduct have been made by or against any senior management Business Employee, and (ii) no member of the Seller Group has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by or with any senior management Business Employee.

(g) To the Knowledge of Seller, no Québec Business Employee is in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, non-solicitation agreement, restrictive covenant or other obligation to any (i) member of the Seller Group or (ii) former employer of any such employee, in each case, relating to (A) the right of any such employee to be employed by the Seller Group or (B) the knowledge or use of trade secrets or proprietary information.

(h) The transactions contemplated hereby will not result in a change in the ownership of a substantial portion of the assets of Seller under Section 280G of the Code.

(i) Section 4.8(i) of the Seller Disclosure Schedule lists each and every Employee Benefit Plan that the Seller administers, maintains, contributes to or sponsors or that is required to be administered, maintained, sponsored or contributed to, in each case, solely with respect to any Québec Business Employee or with respect to any Québec Business Employee participates, is covered, is owed or receives benefits. No Employee Benefit Plan provides benefits upon attaining a certain age or beyond retirement or other termination of service to any Québec Business Employee or to the beneficiary or dependent of any such Québec Business Employee.

Section 4.9. Environmental Matters. Except as has not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the Seller Group is, and since the Lookback Date has been, in compliance in all material respects with all applicable Environmental Laws (with respect to the Business); (ii) since the Lookback Date through the date hereof, no member of the Seller Group has received a notice, request for information, claim or demand from any Governmental Entity or Third Party alleging a violation of or liability under any Environmental Law (with respect to the Business), excluding any matters that have been fully resolved with no further liability to the Business or Seller Group; (iii) no member of the Seller Group is subject to any judicial or administrative Action in respect of a potential violation or liability pursuant to any Environmental Law (with respect to the Business); (iv) no member of the Seller Group is subject to any Order pursuant to any Environmental Law (with respect to the Business) or with respect to the release of or exposure to Hazardous Materials; and (v) there has not been a Release of Hazardous Materials at, on, in or under any property currently or, to the Knowledge of Seller, formerly owned or leased by any member of the Seller Group (with respect to the Business) or at any property for which Hazardous Materials generated by the Business have been transported to or disposed at.

Section 4.10. Tax Matters.

(a) (i) All material Tax Returns with respect to the Transferred Assets or the Business that are required to be filed (taking into account any extension of time within which to file) before the Closing Date, have been duly and timely filed, (ii) such Tax Returns are true, correct and complete in all material respects, and (iii) all material Taxes required to have been paid with respect to the Transferred Assets or the Business (whether or not shown as due and payable on such Tax Returns) have been timely paid in full.

(b) There are no Liens (other than Permitted Liens) for Taxes on the Transferred Assets or the Business.

(c) No material deficiency with respect to any Taxes reported on a Non-Seller In-Scope Tax Return has been asserted in writing, which deficiency has not been paid, settled or withdrawn.

(d) There are no examinations, audits or other Tax proceedings currently ongoing or threatened in writing by a Governmental Entity with respect to any material Non-Seller In-Scope Tax Return.

(e) No extension or waiver of a statute of limitations is in effect with respect to any assessment of a material amount of Taxes reported on any Non-Seller In-Scope Tax Return.

(f) There are no closing agreements, private letter rulings, Tax holidays, technical advice memoranda or similar agreements or rulings with respect to any Non-Seller In-Scope Tax Return that have been entered into, issued by or requested from any Governmental Entity.

(g) Section 4.10(g) of the Seller Disclosure Schedule sets forth the true, complete and correct list, as of the date hereof, of all of the valid Canadian Transfer Tax registrations that are in effect for the Seller to the extent relevant to the Transferred Assets.

(h) To the Knowledge of Seller, each JV Transferred Lease Agreement is treated and respected as a true lease whereby the lessor is treated and respected as the owner of the Operating Rail Equipment for U.S. federal income Tax purposes.

(i) Each Leveraged Lease Vehicle that holds a B Buyer Transferred Asset is either disregarded as separate from its owner or treated as a flow-through entity for U.S. federal income Tax purposes.

(j) WFRC does not use any railcars in carrying on business in Canada for the purposes of the Income Tax Act (Canada).

(k) Since January 1, 2017, no member of the Seller Group has imported any Operating Rail Equipment, Operating Locomotive Equipment or Finance Locomotive and Rail Equipment into Mexico on a permanent basis.

Section 4.11. Insurance. Except as would not be, and would not reasonably be expected to be, material to the Business, all insurance policies of any member of the Seller Group or their respective Affiliates with respect to insurance coverage for the Business, Transferred Assets and Assumed Liabilities are in full force and effect and all premiums with respect thereto have been paid in full. No written notice (a) of cancellation, termination or revocation has been provided to any member of the Seller Group with respect to any such policy; and (b) has been provided to any member of the Seller Group that (i) any issuer of any of such policies has filed for protection under applicable bankruptcy Laws or Orders or is otherwise in the process of liquidating or has been liquidated or (ii) such policies are no longer in full force and effect or that the issuer of any of such policies is no longer willing or able to perform its obligations thereunder. If any Material Contract or Transferred Lease Agreement requires any member of the Seller Group to maintain insurance policies, then the Seller Group has insurance policies in force and effect that satisfy the requirements of such Material Contracts or Transferred Lease Agreement, including any minimum coverage requirements.

Section 4.12. B Buyer Transferred Lease Agreements.

(a) Each B Buyer Transferred Lease Agreement is a “lease” within the meaning of Article 2A of the Uniform Commercial Code, and no Transferred Lease Agreement creates a security interest under Section 1-203 of the Uniform Commercial Code.

(b) Each B Buyer Transferred Lease Agreement (i) was entered into (if originally entered into by a member of the Seller Group), and since the later of Lookback Date or the date such B Buyer Transferred Lease Agreement was entered into has been serviced, managed and administered (at all such times that any member of the Seller Group was responsible for the service, management and administration thereof), in all material respects in accordance with the applicable member of Seller Group’s Ordinary Course of Business and customary underwriting, servicing, management and administration standards, as applicable, and (ii) complies in all material respects with applicable Laws.

(c) Each B Buyer Transferred Lease Agreement is accounted for by the Seller Group as a capital lease pursuant to and in accordance with Financial Accounting Standards Board Standards Codification 842.

(d) The original copy of each B Buyer Transferred Lease Agreement delivered to B Buyer by Seller pursuant to Section 6.3(h) is the “authoritative” copy of such B Buyer Transferred Lease Agreement.

Section 4.13. Related Party Arrangements. No officer, member of the board of directors or managers (or equivalent governing body) of the Seller Group or, to the Knowledge of Seller, any individual in any such person’s immediate family (a) is a party to any Transferred Contract or has any interest in any Transferred Assets or Assumed Liabilities, (b) owns a material equity interest or other material financial interest in a Person that has any material business dealings with the Business (other than, in each case, any interests in the Seller Group or its Affiliates), or (c) has any material interest in any customer, supplier, landlord or other material business relation of the Business.

Section 4.14. Disclaimer of Warranties.

(a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY (I) MADE BY SELLER AND EVEREN IN ARTICLE III AND THIS ARTICLE IV, AND (II) MADE BY ANY MEMBER OF THE SELLER GROUP IN ANY DULY EXECUTED ANCILLARY AGREEMENT OR ANY OTHER DULY EXECUTED DOCUMENT, AGREEMENT, CERTIFICATE AND OTHER INSTRUMENT DELIVERED HEREBY OR THEREBY, IN EACH CASE ENTERED INTO BY A MEMBER OF THE SELLER GROUP, NONE OF SELLER, EVEREN, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, OR ANY OTHER PERSON, MAKES OR HAS MADE ANY OTHER REPRESENTATION OR WARRANTY (EXPRESS, IMPLIED OR OTHERWISE) RELATING TO THE SELLER GROUP, ANY AFFILIATE OR REPRESENTATIVE OF THE SELLER GROUP, THE BUSINESS, ANY TRANSFERRED ASSET OR ANY ASSUMED LIABILITY (INCLUDING ANY IMPLIED WARRANTY OR REPRESENTATION AS TO THE VALUE, CONDITION, TITLE, MERCHANTABILITY, OPERABILITY, FITNESS FOR A PARTICULAR PURPOSE OR SUITABILITY AS TO ANY OF THE BUSINESS, THE TRANSFERRED ASSETS OR THE ASSUMED LIABILITIES), AND IT IS UNDERSTOOD THAT BUYERS TAKE THE TRANSFERRED ASSETS AND THE ASSUMED LIABILITIES, AS IS AND WHERE IS WITH ALL FAULTS AND WITH ANY AND ALL LATENT OR OTHER DEFECTS (WHETHER OR NOT DISCOVERABLE). IT IS UNDERSTOOD THAT ANY ESTIMATES, FORECASTS, PROJECTIONS OR OTHER PREDICTIONS AND ANY OTHER INFORMATION OR MATERIALS THAT HAVE BEEN OR SHALL HEREAFTER BE PROVIDED OR MADE AVAILABLE TO A BUYER OR ANY OF ITS AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES ARE NOT, AND SHALL NOT BE DEEMED TO BE, REPRESENTATIONS AND WARRANTIES OF SELLER, EVEREN OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES.

(b) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NEITHER SELLER NOR EVEREN OR THEIR RESPECTIVE AFFILIATES MAKE (OR ARE DEEMED TO MAKE) ANY REPRESENTATION OR WARRANTY HEREIN IN RESPECT OF ANY EXCLUDED ASSET OR RETAINED LIABILITY.

(c) FOR CERTAINTY, NEITHER SELLER NOR EVEREN HAS MADE AND DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES AS TO THE COMPLIANCE OF THE TRANSFERRED ASSETS WITH THE TRANSPORTATION OF DANGEROUS GOODS ACT, 1992, (1992, C. 34) OR ANY PROTECTIVE DIRECTION OR MINISTERIAL OR ADMINISTRATIVE ORDER THEREUNDER; THE TRANSPORTATION OF DANGEROUS GOODS REGULATIONS; THE RAILWAY SAFETY ACT (R.S.C., 1985, C. 32 (4TH SUPP.)); CANADA, TRANSPORT CANADA, “CONTAINERS FOR TRANSPORT OF DANGEROUS GOODS BY RAIL, A TRANSPORT CANADA STANDARD”, TP 14877E (OTTAWA: TC, JANUARY 2018); OR ANY OTHER LEGISLATION OF SIMILAR APPLICATION IN FORCE AND EFFECT FROM TIME TO TIME.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYERS AND GATX

Except as set forth in the Buyer Disclosure Schedule, each Buyer (solely in respect of itself) and GATX (solely in respect of itself) hereby represents and warrants to Seller and Everen as follows (other than Section 5.5(a), which is a representation and warranty solely of GATX):

Section 5.1. Organization. Such Buyer and GATX is duly organized, validly existing and in good standing under the Laws of its applicable jurisdiction of organization. Such Buyer and GATX has the requisite business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted and is duly licensed or qualified to do business in each jurisdiction in which the ownership, operation and servicing of its properties makes such licensing or qualifications necessary, except (i) as would not be, or would not reasonably be expected to be, individually or in the aggregate, material to its business and (ii) as would not, and would not reasonably be expected to, have a Buyers Material Adverse Effect.

Section 5.2. Authority. Such Buyer, and its Affiliates as applicable, and GATX and its Affiliates, as applicable, have the requisite corporate (or other organizational) power and authority to execute and deliver, and perform its obligations under, this Agreement and each Ancillary Agreement to which it is (or as of the Closing will be) a party and to consummate the transactions contemplated by the Transaction Documents. The execution and delivery by such Buyer or its Affiliates, as applicable, of this Agreement and each Ancillary Agreement to which it is (or as of the Closing will be) a party, and the performance by such Buyer or its Affiliates, as applicable, and GATX and its Affiliates, as applicable, of its obligations hereunder or thereunder, and the consummation by such Buyer or its Affiliates, as applicable, and GATX and its Affiliates, as applicable, of the transactions contemplated hereby and thereby have been (or, by the Closing will be, as applicable) duly and validly authorized by all requisite corporate (or other organizational) action on the part of such Buyer or its Affiliates, as applicable, and GATX and its Affiliates, as applicable. Upon execution and delivery of this Agreement and each Ancillary Agreement to which such Buyer or its Affiliates, as applicable, is (or as of the Closing will be) a party, this Agreement and each such Ancillary Agreement will be, duly executed and delivered by such Buyer or its Affiliates, as applicable and GATX and its Affiliates, as applicable. Assuming due authorization, execution and delivery of this Agreement and any Ancillary Agreement by the other parties thereto, this Agreement and each Ancillary Agreement to which such Buyer or its Affiliates, as applicable, and GATX and its Affiliates, as applicable, is (or as of the Closing will be) a party will constitute the legal, valid and binding obligation of such Buyer or its Affiliates, as applicable, and GATX and its Affiliates, as applicable, enforceable against such Buyer or its Affiliates, as applicable, and GATX and its Affiliates, as applicable, in accordance with their respective terms, except as may be limited by the Enforceability Exceptions.

Section 5.3. Consents. Assuming that all consents, approvals, filings or registrations (if any) described in Section 3.3 and Requisite Regulatory Approvals are made or obtained, no consents or approvals of, or filings or registrations with, any Governmental Entity are required to be made or obtained by such Buyer or any of its Affiliates in connection with the execution or delivery of the Transaction Documents to which such Buyer or any of its Affiliates, as applicable, and GATX and its Affiliates, as applicable, is (or as of Closing will be) a party, or the performance by such Buyer or any of its Affiliates, as applicable, and GATX and its Affiliates, as applicable, of its respective obligations under the Transaction Documents to which such Buyer or any of its Affiliates, as applicable, and GATX and its Affiliates, as applicable, is (or as of Closing will be) a party, or to effect the transactions contemplated hereby or thereby to which such Buyer or any of its Affiliates, as applicable, and GATX and its Affiliates, as applicable, is (or as of Closing will be) a party, except for the submission by such Buyer of the applications, filings or notices in connection with obtaining the Governmental Approvals set forth in Section 5.3 of the Buyer Disclosure Schedule, and such other consents, approvals, filings or registrations the failure of which to be obtained, individually or in the aggregate, (a) as would not, and would not reasonably be expected to be, material to its business and (b) as would not, and would not reasonably be expected to, have a Buyers Material Adverse Effect.

Section 5.4. No Conflict or Violation.

(a) Assuming that all consents, approvals, filings, registrations, authorizations and other actions described in Section 5.3 have been obtained or taken, and all notices described therein have been made, and assuming the accuracy and completeness of the representations and warranties contained in Section 3.3, the execution and delivery by such Buyer (or any of its Affiliates, as applicable) and GATX (or any of its Affiliates, as applicable) of the Transaction Documents to which it (or its Affiliate, as applicable) is (or as of Closing will be) a party, the performance by such Buyer (or its Affiliate, as applicable) and GATX (or any of its Affiliates, as applicable) of its obligations under the Transaction Documents to which it is (or as of Closing will be) a party, and such Buyer or any of its Affiliates, as applicable, and GATX and its Affiliates, as applicable, effecting the transactions contemplated hereby or thereby to which it is (or as of Closing will be) a party, will not (i) conflict with or result in any violation of the Governing Documents of such Buyer or any of its Affiliates, and GATX or any of its Affiliates, (ii) conflict with or result in any violation of, or cause the loss of any benefit under, or constitute (with or without due notice or lapse of time or both) a default (or cause or give rise to any right of termination, cancellation or acceleration), or require consent under any of the terms, conditions or provisions of any Material Contract or Transferred Lease Agreement to which such Buyer or GATX is party, (iii) conflict with or violate in any material respect any Law or Order applicable to such Buyer or any of its Affiliates, and GATX or any of its Affiliates or (iv) result in the creation of any Lien (other than a Permitted Lien) upon any of the assets, properties, operations or businesses of such Buyer or any of its Affiliates, and GATX and its Affiliates, except, in the case of the foregoing (x) clauses (iii) and (iv), as would not, and would not reasonably be expected to be, material to its business and (y) clause (ii) as would not, and would not reasonably be expected to, have a Buyers Material Adverse Effect.

(b) No authorization, adoption or approval of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby is necessary or required of the stockholders of GATX (including in respect of G Buyer’s investment and obligations), and no such authorization, adoption or approval will be sought.

Section 5.5. Compliance with Law.

(a) GATX and its Affiliates are in compliance with all Laws and Orders, except to the extent any non-compliance therewith would not, and would not reasonably be expected to, have a Buyers Material Adverse Effect.

(b) No Buyer nor any of their Affiliates, or GATX nor any of its Affiliates, nor any of their respective directors, officers or employees, nor, to the Knowledge of Buyer, any of their respective agents or other third party representatives (solely in their capacity as such), in each case, is or has been since the April 24, 2019, a Sanctioned Person.

Section 5.6. Litigation. There is no Action pending or, to the Knowledge of Buyer, threatened in writing, against such Buyer or GATX or, to the Knowledge of Buyer, any of their directors, managers or officers in regards to their actions as such (nor, to the Knowledge of Buyer, has any Governmental Entity indicated an intention to initiate any such Action), in each case, that, if determined adversely, would reasonably be expected to have, individually or in the aggregate, a Buyers Material Adverse Effect.

Section 5.7. Brokers. No broker, finder, financial advisor or investment banker, other than Bank of America, N.A. and BofA Securities Inc. (the fees of each of which shall be the sole responsibility of JV Buyer or its Affiliates) has been retained by or is authorized to act on behalf of any Buyer or its Affiliates, or GATX or its Affiliates, or is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated hereby based upon arrangements made by Buyer or any of its Affiliates, or GATX or any of its Affiliates.

Section 5.8. Financing.

(a) As of the date hereof, (i) JV Buyer has received an executed copy of the JV Equity Commitment Letter from the Investors pursuant to which the Investors have committed to provide to JV Buyer the amount of cash equity financing as set forth in the JV Equity Commitment Letter, subject solely to the terms and conditions expressly set forth therein, and which provides, and shall continue to provide, that Seller is an express third party beneficiary therein (the equity financing committed pursuant to the JV Equity Commitment Letter, the “JV Equity Financing”), (ii) JV Buyer has received an executed debt commitment letter, dated as of the date hereof (such commitment letter, including all attached exhibits, schedules, annexes and term sheets thereto, and including any fee letters associated therewith as described below, collectively, the “JV Debt Commitment Letter” and, together with the JV Equity Commitment Letter, the “JV Commitment Letters”) and one or more executed fee letters associated therewith (each, a “JV Fee Letter”) from the lenders party thereto (collectively, the “JV Lenders” and together with any other Debt Financing Source for the JV Debt Financing and the Investors, the “JV Financing Sources”), pursuant to which the JV Lenders have committed, subject solely to the terms and conditions expressly set forth in the JV Debt Commitment Letter, to provide JV Buyer the amount of financing set forth in the JV Debt Commitment Letter, the proceeds of which are to be used to fund the JV Asset Sale and the other payment obligations required to be paid on the Closing Date by JV Buyer (the “JV Debt Financing” and, together with the JV Equity Financing, the “JV Financing”), (iii) B Buyer has received an executed copy of the B Buyer Equity Commitment Letter from the Investors pursuant to which the Investors have committed to provide to B Buyer the amount of cash equity financing as set forth in the B Buyer Equity

Commitment Letter, and subject solely to the terms and conditions expressly set forth therein, and which provides, and shall continue to provide, that Seller is an express third party beneficiary therein (the equity financing committed pursuant to the B Buyer Equity Commitment Letter, the “B Buyer Equity Financing”; the B Buyer Equity Financing, together with the JV Equity Financing, the “Equity Financing”) and (iv) B Buyer has received an executed debt commitment letter, dated as of the date hereof (such commitment letter, including all attached exhibits, schedules, annexes and term sheets thereto, and including any fee letters associated therewith as described below, collectively, the “B Buyer Debt Commitment Letter” and, together with the B Buyer Equity Commitment Letter, the “B Buyer Commitment Letters” and, the B Buyer Commitment Letters together with the JV Commitment Letters, the “Commitment Letters”) and one or more executed fee letters associated therewith (each, a “B Buyer Fee Letter” and, together with the JV Fee Letters, the “Fee Letters”) from the lenders party thereto (collectively, the “B Buyer Lenders”; the B Buyer Lenders, together with the JV Lenders, the “Lenders”; the B Buyer Lenders, together with any other Debt Financing Source for the B Buyer Debt Financing and the Investors, the “B Buyer Financing Sources”; and the B Buyer Financing Sources together with the JV Financing Sources, the “Financing Sources”), pursuant to which the Lenders have committed, subject solely to the terms and conditions expressly set forth in the B Buyer Debt Commitment Letter, to provide B Buyer the amount of financing set forth in the B Buyer Debt Commitment Letter, the proceeds of which are to be used to fund the B Buyer Asset Sale and the other payment obligations required to be paid on the Closing Date by B Buyer (the “B Buyer Debt Financing” and, together with (x) the B Buyer Equity Financing, the “B Buyer Financing” and (y) the JV Debt Financing together with the B Buyer Debt Financing is collectively referred to as, the “Debt Financing”). The B Buyer Financing together with the JV Financing is collectively referred to as, the “Financing”.

(b) A true, correct and complete copy of each fully executed Commitment Letter has been provided to Seller and Everen as of the date hereof, except that the provisions in any such Fee Letters related solely to fee amounts, yield, interest rate or other price caps, original issue discount amounts, successful syndication levels, other economic terms, and, if applicable, the economic components of “flex terms” may have been redacted in a customary manner; provided, however, that no redacted term (i) provides that the aggregate amount or net cash proceeds of any Debt Financing could be reduced other than by fees to be paid or original issue discount; provided, further, that no such reduction shall result in the net cash proceeds of (x) the JV Debt Financing to be funded on the Closing Date being reduced below the amount necessary to consummate the JV Asset Sale, including the payment of the JV Buyer Purchase Price and satisfaction of all other payment obligations required to be paid on the Closing Date by JV Buyer hereunder or in respect of the JV Debt Financing or (y) the B Buyer Debt Financing to be funded on the Closing Date being reduced below the amount necessary to consummate the B Buyer Asset Sale, including the payment of the B Buyer Purchase Price and satisfaction of all other payment obligations required to be paid on the Closing Date by B Buyer hereunder or in respect of the B Buyer Debt Financing, (ii) imposes any additional conditions or other contingencies to the funding of any Debt Financing on the Closing Date (or otherwise amends, modifies or expands any conditions or other contingencies to the funding of any Debt Financing on the Closing Date in a manner adverse to the applicable Buyer), (iii) affects the availability or timing of the funding of all or any portion of any Debt Financing or (iv) affects the enforceability of any Debt Commitment Letter.

(c) As of the date hereof, each applicable Buyer has fully paid any and all commitment fees and any and all other fees and expenses, if any, in each case, as are required by the Commitment Letters to be paid on or before the date hereof. As of the date hereof, each Commitment Letter is in full force and effect and is a legal, valid, binding and enforceable obligation of the applicable Buyer, and, to the Knowledge of such Buyer, the other parties thereto, in each case, subject to the Enforceability Exceptions. As of the date hereof, there are no other agreements, side letters or arrangements relating to the Financing that Investors or any Buyer, is party to that could affect the availability of the Financing or the timing of the Closing other than as expressly set forth in the Commitment Letters provided to Seller and Everen pursuant to Section 5.8(b).

(d) As of the date hereof, none of the Commitment Letters have been amended, supplemented, modified, withdrawn, terminated or rescinded in any respect, and the respective commitments contained therein have not been withdrawn, terminated, rescinded or otherwise modified in any respect, nor, to the Knowledge of Buyers, is any such amendment, supplement, modification, withdrawal, termination or rescission currently contemplated or the subject of discussions, except amendments to add lenders, lead arrangers, co-managers, bookrunners, syndication agents or any Person with similar or other roles or titles or to facilitate the syndication of the Debt Financings, in each case to the extent contemplated by the terms of the Debt Commitment Letters. No Investor nor any Buyer is in breach of any of the terms or conditions set forth in any Commitment Letter. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach, or a failure to satisfy any condition precedent set forth therein, in each case, on the part of any Buyer or, to the Knowledge of Buyers, any other party thereto under any Commitment Letter or result in any portion of the Financing being unavailable at the Closing. As of the date hereof, no Buyer is aware of any fact, event or other occurrence that makes any of the representations and warranties of such Buyer or Investors, in any Commitment Letter, inaccurate in any material respect. Assuming the satisfaction or written waiver of all conditions to the Closing set forth in Section 7.1 and Section 7.2. As of the date hereof, no Buyer has reason to believe any term or condition of closing of the Financing that is required to be satisfied by such Buyer as a condition of the Financing will not be satisfied as of the Closing, or that the amount of the Financing necessary with respect to (x) JV Buyer, to consummate the JV Asset Sale, including the payment of the JV Buyer Purchase Price and satisfaction of all other payment obligations required to be paid on the Closing Date by JV Buyer hereunder or in respect of the JV Debt Financing or (y) B Buyer, to consummate the B Buyer Asset Sale, including the payment of the B Buyer Purchase Price and satisfaction of all other payment obligations required to be paid on the Closing Date by B Buyer hereunder or in respect of the B Buyer Debt Financing will not be made available to the applicable Buyer as of the Closing.

(e) As of the date hereof, the only conditions precedent to the obligations of the parties under the Commitment Letters are the satisfaction or the waiver of the conditions expressly set forth in the Commitment Letters, and there are no conditions precedent or other contingencies related to the obligation of any Financing Source to fund the full amount (or any portion) of the Financing committed to be provided by it, other than as expressly set forth in the applicable Commitment Letter as in effect on the date hereof. There are no other Contracts, side letters, other written or oral agreements, arrangements, understandings, conditions precedent, contingencies or other provisions directly or indirectly relating to the Financing (including any flex provisions), other than the conditions precedent expressly set forth in the Commitment Letters, which could adversely impact the timing, availability, amount or enforceability of the Financing, including by providing for additional or different conditions to the timing or availability of the Financing not otherwise contained in the Commitment Letters.

(f) The aggregate net cash proceeds of the applicable Financing, together with cash in immediately available funds of such Buyer, will be, at the Closing, an amount sufficient to enable (x) JV Buyer to consummate the JV Asset Sale and the other payment obligations required to be paid on the Closing Date by JV Buyer and to satisfy all of its obligations hereunder and under the Ancillary Agreements and (y) B Buyer to consummate the B Buyer Asset Sale and the other payment obligations required to be paid on the Closing Date by B Buyer and to satisfy all of its obligations hereunder and under the Ancillary Agreements, including to (i) pay the payments required to be made by such Buyer at the Closing pursuant to Section 2.12(a)(i) or Section 2.12(c)(ii), as applicable, (ii) pay all transaction expenses and any other amounts payable by such Buyer or its Affiliates in connection herewith, in each case, due at Closing, (iii) pay all related fees and expenses of such Buyer and its Affiliates due at Closing and (iv) to the extent any other amounts are required to be paid by such Buyer on the Closing Date to consummate, with respect to (x) JV Buyer, the JV Asset Sale and the other payment obligations required to be paid on the Closing Date by JV Buyer and (y) B Buyer, the B Buyer Asset Sale and the other payment obligations required to be paid on the Closing Date by B Buyer, pay all such other amounts (including refinancing or repayment of any debt contemplated hereby).

(g) The Investors have duly executed and delivered to Seller and Everen a Limited Guaranty. The Limited Guaranty is in full force and effect and is the valid, binding obligation of the Investors, enforceable in accordance with its terms, subject to the Enforceability Exceptions, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Investors.

(h) G Buyer (together with its Affiliates) has sufficient financial resources to consummate the G Asset Sale and the other payment obligations required to be paid on the Closing Date by G Buyer, including the payment of the G Buyer Purchase Price and satisfaction of all other payment obligations required to be paid on the Closing Date by G Buyer hereunder.

(i) Notwithstanding anything herein to the contrary, but subject to Section 6.16(i) and Section 8.3, in no event shall the receipt by, or the availability to, any Buyer or any of its Affiliates of any funds or the Financing or any other financing transaction be a condition to any of the obligations of Buyers to effect the Closing.

Section 5.9. Investigation by Buyer and GATX.

(a) Buyer (on behalf of itself and its Affiliates) and GATX (on behalf of itself and its Affiliates) acknowledges and agrees that it: (i) has conducted, to its satisfaction, its own independent investigation, examination, analysis and verification, and based thereon, has formed an independent judgment, of the financial condition, liabilities and results of operation of the Business, the Transferred Assets and Assumed Liabilities; (ii) has been afforded access to the books and records, facilities and officers, directors, managers, employees and other

Representatives of the Seller Group for purposes of conducting a due diligence investigation with respect thereto to its satisfaction; (iii) has received materials and information requested by Buyer or its Representatives (or by GATX or its Representatives) for purposes of conducting their independent due diligence investigation to Buyer’s or GATX’s satisfaction; and (iv) had adequate access to and the opportunity to review all of the documents in the “data room” maintained by Seller and Everen or otherwise provided to Buyer or its Representatives, and GATX or its Representatives on behalf of Seller and Everen. In making the determination to proceed with the transactions contemplated by the Transaction Documents, Buyer and its Affiliates, and GATX and its Affiliates, have relied solely and exclusively on the results of their own independent investigation and the representations and warranties expressly set forth in Article III, Article IV, any Ancillary Agreement and in the certificates or other instruments delivered pursuant hereto and thereto, (in each case, as qualified by the Seller Disclosure Schedule with respect thereto). Buyer and GATX is (x) knowledgeable about the industries in which the Business operates, (y) capable of evaluating the merits and risks of the transactions contemplated by the Transaction Documents and (z) able to bear the substantial economic risk of such investment for an indefinite period of time. In connection with Buyer’s and GATX’s independent investigation and verification, Buyer and its Affiliates and Representatives, and GATX and its Affiliates or Representatives, may have received from Seller, Everen or their respective Affiliates or Representatives certain projections and other forecasts, including projected financial statements, cash flow items, certain business plan information and other data related to the Business, the Transferred Assets and Assumed Liabilities, and Buyer (on behalf of itself and its Affiliates), and GATX (on behalf of itself and its Affiliates) acknowledges that (1) there are uncertainties inherent in attempting to make such projections, forecasts and plans, (2) Buyer and GATX is familiar with such uncertainties and are taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts and plans so furnished to it and (3) Buyer and its Affiliates and Representatives, and GATX and its Affiliates and Representatives, shall have no claim against anyone with respect to any of the foregoing. Nothing in this Section 5.9 shall limit the right of Buyer and GATX with respect to claims in the case of Fraud.

(b) Buyer (on behalf of itself and its Affiliates) and GATX (on behalf of itself and its Affiliates) acknowledges that, other than as expressly set forth in Article III, Article IV, any Ancillary Agreements and in the certificates or other instruments delivered pursuant hereto and thereto, none of Seller or its Affiliates or any of their respective directors, officers, employees, equity holders, agents or representatives or any other Person makes or has made any representation or warranty, either express or implied, to Buyer, or to GATX including any representation or warranty (x) as to the accuracy or completeness of any of the information, whether written, electronic, oral or otherwise, provided or made available to Buyer or GATX and their Affiliates or any of their respective Representatives or lenders prior to the execution hereof or (y) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Business heretofore or hereafter delivered to or made available to Buyer or GATX and their Affiliates or any of their respective Representatives or lenders, and in any event, any such other representations or warranties may not be relied upon by any such Person.

Section 5.10. Solvency. Assuming (x) the satisfaction of the closing conditions in Article VII and (y) the representations and warranties set forth in Article III and Article IV are true, complete and correct in all material respects, immediately after giving effect to the consummation of the transactions contemplated by the Transaction Documents at Closing: (a) the fair saleable value (determined on a going concern basis) of the assets of each Buyer and its Subsidiaries, and G Buyer and its Subsidiaries shall be greater than the total amount of their liabilities (including all contingent liabilities); and (b) Buyer and its Subsidiaries, and G Buyer and its Subsidiaries shall (i) be able to pay their respective debts as they become due and (ii) have adequate capital to carry on their respective businesses. No transfer of property is being made by Buyer and GATX and no obligation is being incurred by Buyer and GATX in connection with the transactions contemplated by the Transaction Documents at Closing or the other transactions contemplated by the Transaction Documents with the intent to hinder, delay or defraud either present or future creditors of each Buyer or any of their Affiliates, and GATX or any of its Affiliates.

Section 5.11. Canadian Transfer Taxes Registration. Section 5.11 of the Buyer Disclosure Schedule sets forth the true, complete and correct list, as of the date hereof, of all of the valid Canadian Transfer Tax registrations that are in effect for each applicable Buyer to the extent relevant to the Transferred Assets. Each Buyer, as applicable, shall notify the Seller of any material changes to the Canadian Transfer Tax registrations set out in the Buyer Disclosure Schedule prior to the Closing.

Section 5.12. Investment Canada Act. Each of B Buyer and JV Buyer is not a “non-Canadian” within the meaning of the Investment Canada Act R.S.C., 1985, c. 28 (1st Supp.) (the “Investment Canada Act”).

Section 5.13. Acknowledgement. WITHOUT LIMITING THE EXPRESS INDEMNITY OBLIGATIONS OF SELLER AND EVEREN PURSUANT TO SECTION 10.1(a), EACH BUYER AND GATX ACKNOWLEDGES AND AGREES THAT NONE OF SELLER, EVEREN OR ANY OF THEIR RESPECTIVE AFFILIATES OR ITS OR THEIR REPRESENTATIVES SHALL BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO SUCH BUYER, GATX OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OTHER PERSON RESULTING FROM THE MAKING AVAILABLE OR FAILING TO MAKE AVAILABLE TO SUCH BUYER, GATX OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OTHER PERSON, OR ANY USE BY SUCH BUYER, GATX OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OTHER PERSON OF, ANY INFORMATION, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS OR FORECASTS MADE AVAILABLE TO SUCH BUYER, GATX OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OTHER PERSON IN CERTAIN “DATA ROOMS” OR MANAGEMENT PRESENTATIONS IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THE TRANSACTION DOCUMENTS. SUCH BUYER AND GATX ACKNOWLEDGES AND AGREES THAT IN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, IT HAS RELIED ON NO REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED, BY OR ON BEHALF OF SELLER, EVEREN, THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, OTHER

THAN (A) AS EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV OR (B) ANY REPRESENTATION OF SELLER, EVEREN, THEIR RESPECTIVE AFFILIATES AS EXPRESSLY SET FORTH IN ANY DULY EXECUTED ANCILLARY AGREEMENT OR ANY OTHER DULY EXECUTED DOCUMENT, AGREEMENT, CERTIFICATE AND OTHER INSTRUMENT DELIVERED HEREBY OR THEREBY.

ARTICLE VI

COVENANTS

Section 6.1. Conduct of Business by the Seller Group. From and after the date hereof until the earlier of the Closing or the valid termination of this Agreement, except as JV Buyer otherwise expressly consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth in Section 6.1(a) or Section 6.1(b) of the Seller Disclosure Schedule:

(a) Seller and Everen shall (and Seller shall cause the Other Seller Group Entities to): use commercially reasonable efforts to (i) conduct the Business in the Ordinary Course of Business in all material respects and (ii) maintain and preserve intact the Business, including the Transferred Assets (and the associated customers of the Business); provided that no action by any member of the Seller Group with respect to any matter specifically addressed by any provision of Section 6.1(b) shall constitute a breach or violation of this Section 6.1(a), unless such action would constitute a breach or violation of Section 6.1(b); and

(b) Seller and Everen (solely with respect to the Business) shall, and Seller shall cause the Other Seller Group Entities (solely with respect to the Business) to, refrain from taking any of the following actions, whether directly or indirectly:

(i) terminate, amend, waive, renew or otherwise modify any Transferred Contract, in each case, other than (A) amendments, waivers or modifications in the Ordinary Course of Business that (x) are not material to such Transferred Contract, (y) do not introduce any new (or expand any existing) change of control provisions, non-compete and non-solicit restrictive covenants, exclusivity provisions or most favored nations provisions or similar provisions (other than if solely applicable to the counterparty thereto), and (z) do not introduce any new early buy-outs, purchase option rights and similar rights, (B) terminations upon conclusion of the term of such Contract, (C) early terminations of Transferred Lease Agreements in the Ordinary Course of Business to the extent (x) requested by the applicable lessee, (y) that, individually and in the aggregate, do not involve more than $2,500,000 in remaining lease payment obligations by such lessee under such Transferred Lease Agreement at the time of such early termination (for determining such $2,500,000, excluding any amounts paid in respect of remaining lease payments made in connection with such early termination) and (z) the railcars and locomotives under such Transferred Lease Agreement are substantially concurrently replaced on a new Transferred Lease Agreement that provides for equivalent economic value (or better) than the terminated Transferred Lease Agreement, (D) automatic terminations or non-renewals in accordance with the applicable terms of such Contract, (E) terminations of a Transferred Lease Agreement as a result of the exercise of (I) remedies in the Ordinary Course of Business in connection with a material default by the counterparty or (II) existing early buy-outs, purchase option rights and similar rights contained in such Contract in effect as of the date hereof, (F) renewals of any Transferred Contract in the Ordinary Course of Business that do not introduce any new (or expand any existing) change of control provisions, non-compete or non-solicit restrictive covenants, exclusivity provisions or most favored nations provisions or similar provisions (other than if solely applicable to the counterparty thereto), or (G) with respect to any actions that any member of the Seller Group is otherwise expressly permitted to take by this Section 6.1;

(ii) enter into any new Transferred Contract (for the avoidance of doubt, excluding renewals) that would have been a Material Contract or Transferred Lease Agreement if entered into on the date hereof, in each case, other than (A) entry into any new Transferred Contract in the Ordinary Course of Business (provided that such Contract does not include as a term any (x) change of control provisions, non-compete or non-solicit restrictive covenants, exclusivity provisions or most favored nations provisions or similar provisions (other than if solely applicable to the counterparty thereto), or (y) early buy-outs, purchase option rights and similar rights) or (B) with respect to any actions that any member of the Seller Group is otherwise expressly permitted to take by this Section 6.1;

(iii) pledge or subject any Transferred Assets to any Lien, other than Permitted Liens;

(iv) sell, assign, license (for the avoidance of doubt, which does not include leasing or subleasing), scrap, transfer, or otherwise dispose of any Operating Rail Equipment, Operating Locomotive Equipment or Finance Locomotive and Rail Equipment, other than (A) scrapping of any railcar or locomotive that is economically unviable to return to service given its present condition (taking into account any required maintenance and storage expenses associated with such railcar or locomotive) or experiences an Event of Loss, in which case Seller shall apply the same standards to scrap and/or repair decisions as would have been applied in the Ordinary Course of Business, (B) pursuant to the exercise of early buy-outs, purchase option rights and similar rights exercised by Customers under any Contract in effect as of the date hereof, or (C) Operating Rail Equipment or Operating Locomotive Equipment reflected in the Reference Operating Rail and Locomotive Equipment Tape as scheduled for sale, scrap, transfer or disposition;

(v) sell, assign, lease, sublease, license, transfer or otherwise dispose of any Transferred Assets (excluding any Operating Rail Equipment, Operating Locomotive Equipment or Finance Locomotive and Rail Equipment), other than Transferred Assets being replaced in connection with renovations and improvements that are not otherwise prohibited by this Section 6.1, and not in excess of a de minimis amount in the aggregate;

(vi) acquire for the Business any material assets, business or properties that would be Transferred Assets, other than with respect to any actions that any member of the Seller Group is otherwise expressly permitted to take by this Section 6.1;

(vii) create, incur, assume or guarantee any Indebtedness that would be an Assumed Liability in excess of $1,000,000 in the aggregate;

(viii) except as required by the terms of any Employee Benefit Plan, (A) hire any person who would, if employed as of the date hereof, be a Québec Business Employee, except to (x) fill an open position, or (y) replace a Québec Business Employee whose employment with Seller or its Affiliates terminates as permitted herein, (B) terminate the employment of any Business Employee (except for termination of employment due to such Business Employee’s voluntary resignation, disciplinary or performance reasons applied in the Ordinary Course of Business, policy violations warranting immediate termination of employment pursuant to Seller’s or its Affiliates’ policies or violations warranting termination of employment for just cause/just and sufficient cause/serious reason as defined and interpreted under applicable Laws), (C) accelerate the time of payment or vesting of any cash or equity-based awards, or other compensation, benefits or other rights under any Employee Benefit Plan with respect to any In-Scope Business Employee or Québec Business Employee (other than an acceleration at the sole cost of Seller or its Affiliates), (D) enter into, amend or terminate any Employee Benefit Plan or any arrangement that would be an Employee Benefit Plan if it were in existence on the date hereof, to the extent that such change would increase the obligations of GATX or its Affiliates pursuant hereto, (E) increase or decrease the compensation or benefits payable to any In-Scope Business Employee or Québec Business Employee, other than increases in the base salary or base wage payable to any In-Scope Business Employee or Québec Business Employee where such increases are effected in the Ordinary Course of Business; provided that this clause (E) shall not restrict any member of the Seller Group or its Affiliates from providing transaction success, retention or other stay incentive compensation to any Business Employee at its own expense; provided, further, that (x) any member of the Seller Group or its Affiliates, may pay total variable compensation awards to all Business Employees in accordance with the applicable Employee Benefit Plan (interpreted, and with any discretionary decisions thereunder made, in a manner that is substantially in the Ordinary Course of Business (it being understood that such interpretive standard shall not be interpreted as a guarantee of the same payment amounts in the event of differences in actual performance, but rather consistency in the standards and methodologies applied in determining such payments)) and (y) nothing in this Section 6.1(b)(viii) shall prevent any member of the Seller Group or its Affiliates from adopting, materially amending, or terminating any Employee Benefit Plan that applies generally to employees of any member of the Seller Group and its Affiliates or a subset thereof that is not specific to Business Employees, (F) transfer any employee from outside of the Business into the Business (except to (x) fill an open position, or (y) replace any Business Employee whose employment with Seller or its Affiliates terminates as permitted herein), or transfer any Business Employee out of the Business; provided that this clause (F) shall not restrict any Business Employee from participating in the Seller’s internal job posting process, (G) waive, release, amend, or fail to enforce the restrictive covenant obligations of any Business Employee, independent contractor in respect of the Business, former employee in respect of the Business, or current or former director in respect of the Business, (H) become a party to, establish, adopt, amend, commence participation in or terminate any Collective Bargaining Agreement or other Contract with an Employee Representative Body in connection with Seller’s or its Affiliates’ operation of the Business, or (I) recognize or certify any Employee Representative Body or group of employees as the bargaining representative for any Business Employees; for purposes of this subclause (viii), “In-Scope Business Employees” shall include (I) during the period from the date hereof through sixty days after the date hereof, all Business Employees and (II) thereafter, only those In-Scope Business Employee that have been identified in good faith as such in writing by GATX to Seller (which shall include, for the avoidance of doubt, the Québec Business Employees);

(ix) settle or compromise, or consent to the entry of any judgment in connection with, any Action that would reasonably be expected to (A) impose any obligation on or require ongoing compliance by (I) a Buyer or any Transferred Asset that would exist following the Closing or (II) the Business that would (x) prevent, materially delay or materially impair any member of the Seller Group from complying with its obligations under this Agreement or any Ancillary Agreement or (y) involve a material restriction or limitation on the conduct of the Business or (B) otherwise restrict (other than de minimis restrictions) the operation of the Transferred Assets following the Closing;

(x) make any material change to any (A) accounting principles or practices, (B) cash management customs or practices, including timing of collection of receivable and payment of payables, or (C) internal control procedures, in each case except as required by GAAP or any other applicable accounting principles;

(xi) fail to maintain or renew, or otherwise permit to lapse, any Business Permit if such failure to maintain or renew (or lapse) would prohibit or restrict any activity of (A) the Business conducted on the date hereof (other than any prohibitions or restrictions that do not interfere with or frustrate the conduct of the Business) or (B) a Buyer in respect of any Transferred Asset or Assumed Liability after the Closing;

(xii) other than in connection with maintenance and repair in the Ordinary Course of Business, make or commit to make capital expenditures (or undertake any Liability for capital expenditures) to the extent doing so would reasonably be expected to involve an increase in Assumed Liabilities in the aggregate in excess of $500,000;

(xiii) fail to maintain in full force and effect in accordance with its terms, and without material amendment or modification, any insurance policies (A) primarily covering the Transferred Assets or the Business or (B) that is required by (or the coverage of which satisfies a requirement of) the terms of any Material Contract or Transferred Lease Agreement, in each case, without securing renewal or replacement insurance that, in the aggregate, provides materially comparable coverage;

(xiv) permit any importation of any Operating Rail Equipment, Operating Locomotive Equipment or Finance Locomotive and Rail Equipment into any non-U.S. jurisdiction; provided that this Section 6.1(b)(xiv) shall not restrict (A) the daily movement of any Operating Rail Equipment, Operating Locomotive Equipment or Finance Locomotive and Rail Equipment to the extent permitted under a Transferred Lease Agreement or (B) Seller Group’s Ordinary Course of Business in Canada; or

(xv) authorize or enter into any legally binding commitment or agreement to take any action prohibited by any of the foregoing clauses (i) through (xiv).

(c) Subject to the terms of this Section 6.1 (or as otherwise expressed herein), nothing herein shall give a Buyer, GATX or any of their respective Affiliates, directly or indirectly, the right to control or direct the Seller Group’s or any of their respective Affiliates’ businesses, conduct or operations. Prior to the closing, the Seller Group and their respective Affiliates shall exercise, subject to the terms and conditions herein, complete control and supervision of their respective businesses, conducts and operations.

(d) JV Buyer will within three (3) Business Days following the date hereof, designate two (2) individuals from either of whom Seller and Everen may seek written consent to undertake any actions not permitted to be taken under Section 6.1(a) or Section 6.1(b) and shall cause such individuals to promptly respond, on behalf of JV Buyer, to Seller’s and Everen’s written requests by email. The making of a request by Seller or Everen pursuant to Section 6.1(a) or Section 6.1(b) shall not be an admission that, or otherwise imply that, Seller or Everen is required to seek an approval from JV Buyer in connection with the subject matter of such request or any similar request.

Section 6.2. Seller Group Permissible Actions and Omissions. Notwithstanding anything herein to the contrary (including Section 6.1) or any Ancillary Agreement, no member of the Seller Group shall be prevented, prohibited, restricted, limited or delayed from taking any action (or refraining from taking any action), or be required to seek or obtain a Buyer’s consent, in respect of any of the following:

(a) any matter required or necessary to comply with any Law, Order, or requirement or request in writing of any Governmental Entity of competent jurisdiction;

(b) any matter required or necessary to adhere to or comply with any Wells Fargo Global Program;

(c) any matter (i) solely and exclusively to the extent related to the Excluded Assets or the Retained Liabilities or (ii) to the extent primarily related to the Excluded Assets or the Retained Liabilities;

(d) the performance of any covenant, agreement or obligation expressly required by this Agreement or any Ancillary Agreement;

(e) the performance of any express obligations existing as of the date hereof under any Transferred Contract that was made available to Buyers; or

(f) any matter referenced in Section 6.2(f) of the Seller Disclosure Schedule.

Section 6.3. Pre-Closing Access; Information Readiness.

(a) Until the earlier of the Closing or the valid termination hereof, upon reasonable advance written request by the applicable Buyer, Seller and Everen shall (and Seller and Everen shall cause the Other Seller Group Entities to), subject to Section 6.3(b), (i) provide to each Buyer and its authorized Representatives reasonable access during normal business hours to the Business Books and Records and officers, employees, properties and offices of the Seller Group related to the Business, (ii) furnish, or cause to be furnished, to each Buyer and its authorized Representatives existing and reasonably available financial, operating and other data and information concerning the Business, the Transferred Assets and the Assumed Liabilities as may be reasonably requested by each Buyer, in each case, solely and exclusively to the extent relating to the Transferred Assets and Assumed Liabilities and solely for the limited purpose of, notwithstanding anything to the contrary set forth in the Confidentiality Agreement or this Agreement, facilitating the consummation of the transactions contemplated hereby and (iii) furnish, or cause to be furnished, to each Buyer and its authorized Representatives the Reference Operating Rail and Locomotive Equipment Tape, the Reference Finance Equipment Tape and the Transferred Contracts. Notwithstanding anything herein to the contrary, access rights pursuant to this Section 6.3 shall be exercised in such manner as not to unreasonably interfere with or disrupt the conduct of the business or operations of the Seller Group or any of their respective Affiliates. All requests for access to such information shall be made to the representatives of Seller or Everen that Seller or Everen, as applicable, shall designate within three (3) days following the date hereof, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. If such Buyer’s employees or other Representatives are provided access to the Seller Group’s properties or locations, such Buyer shall cause such employees or other Representatives to comply with any reasonable bona fide on-site protocol and visitor policies of such property or location, to the extent made available to such Buyer a reasonable period of time prior to such access. For the avoidance of doubt, each Buyer and its respective authorized Representatives may not undertake any environmental or other physically intrusive testing or sampling in connection with their access (including pursuant to Section 6.3(c)) to the properties and offices of the Seller Group without the prior written consent of Seller (which may be provided or withheld in Seller’s sole discretion).

(b) Notwithstanding anything herein to the contrary, whether before or after the Closing, no member of the Seller Group nor any of their respective Affiliates shall be required to provide access to any officers, employees, properties, offices, Business Books and Records, documents or other information to the extent Seller or Everen, as applicable, determines in good faith that such access would reasonably be expected to (i) violate any Law or Order or adversely impact or jeopardize any legal privilege or work product doctrine or any bona fide legal, regulatory or compliance policies or procedures of the applicable member of the Seller Group or their respective Affiliates, (ii) violate any obligation of any member of the Seller Group and their respective Affiliates with respect to confidentiality to a Third Party, (iii) result in a Buyer (or its Affiliates) gaining access to any (x) information relating to any member of the Seller Group’s or their respective Affiliates’ assets, branches, facilities, businesses, systems, or operations not related to Business or (y) Seller Systems, (iv) result in the disclosure of any Tax Return or any Tax-related work papers of any member of the Seller Group or their respective Affiliates, other than Tax Returns or Tax-related work papers related exclusively to the Transferred Assets or the Business or (v) jeopardize the health, wellness or safety of any Representative of any member of the Seller Group or their respective Affiliates, including due to any Contagion Event; provided that Seller and Everen shall (and Seller and Everen shall cause the Other Seller Group Entities to)

use commercially reasonable efforts to make other arrangements (including redacting information, obtaining consents from Third Parties or making substitute disclosure arrangements) reasonably acceptable to such Buyer that would enable disclosure to such Buyer (or its Representatives) to occur without, in the case of the foregoing (A) clause (i), violating such Law or Order or jeopardizing such privilege, (B) clause (ii), violating such obligation, (C) clause (iii), gaining access to such information, (D) clause (iv), disclosing such Tax Return or Tax-related work papers, and (E) clause (v), jeopardizing the health, wellness or safety of any such Representative (collectively and, mutatis mutandis as it applies to Buyers, the “Access Limitations”). Notwithstanding anything herein to the contrary, no member of the Seller Group or any of their Affiliates shall be required to disclose to any Buyer (or any of its respective Affiliates or its or their Representatives) any portion of any Consolidated Tax Return or any information or workpapers related thereto.

(c) Without limiting the generality of Section 6.3(a) and subject to the terms and conditions of Section 6.3(a) and Section 6.3(b), until the earlier of the Closing or the valid termination hereof, upon reasonable advance written request by any Buyer, Seller and Everen shall (and Seller and Everen shall cause the Other Seller Group Entities to), permit such Buyer and its Representatives (at the sole cost and expense of such Buyer, including any reasonable customer requested accommodations to inspect in-service railcars or locomotives of which Seller provides JV Buyer prior written notice) to conduct reasonable and customary visual inspections (but, except with respect to locomotives, not testing) of an appropriately limited sampling of Operating Rail Equipment, Operating Locomotive Equipment and/or Finance Locomotive and Rail Equipment at such times and at such locations as shall be mutually agreed by Seller and such Buyer in a manner that does to not unreasonably interfere with the use or operation of any such unit of Operating Rail Equipment, Operating Locomotive Equipment and/or Finance Locomotive and Rail Equipment; provided that (x) no member of the Seller Group shall be required to comply with any such inspection or testing request in respect of any unit of Operating Rail Equipment, Operating Locomotive Equipment and/or Finance Locomotive and Rail Equipment if such inspection or testing would violate or conflict with any request or requirements of any Third Party in possession of such unit of Operating Rail Equipment, Operating Locomotive Equipment and/or Finance Locomotive and Rail Equipment, including any Customer and any lease with any Customer, (y) whenever possible, an inspection or testing of a railcar or locomotive that is in storge shall take precedence over a railcar or locomotive that is on lease with a Customer and (z) any such inspection or testing shall be performed in compliance with all facility access requirements, right of entry processes and customary industry practices. For the avoidance of doubt, the results, findings and details of any such inspection or testing shall not provide any Buyer (or any of its Affiliates) any (i) right to amend, change, alter or modify (or seek or request any amendment, change, alteration or modification to) (x) the amount payable hereunder in respect of any unit of Operating Rail Equipment, Operating Locomotive Equipment and/or Finance Locomotive and Rail Equipment or (y) any other terms or condition herein, (ii) right to treat (or seek or request to treat) any unit of Operating Rail Equipment, Operating Locomotive Equipment and/or Finance Locomotive and Rail Equipment as an Excluded Asset, or (iii) prior to the Closing, right to cause or direct any member of the Seller Group to take any action in respect of any unit of Operating Rail Equipment, Operating Locomotive Equipment and/or Finance Locomotive and Rail Equipment.

(d) The applicable Buyer agrees to indemnify and hold harmless each member of the Seller Group and their respective Affiliates for any and all Losses to the extent incurred by any member of the Seller Group or their respective Affiliates and its and their respective Representatives arising out of such Buyer’s (or its Representatives’) inspection or testing of Operating Rail Equipment, Operating Locomotive Equipment and/or Finance Locomotive and Rail Equipment pursuant to Section 6.3(c), including any and all claims or causes of action by any Third Party or any of Buyer’s Affiliates or its or their respective Representatives for any injuries or property damage related thereto.

(e) Prior to the Closing, Seller and Everen shall (and Seller shall cause the Other Seller Group Entities to) use commercially reasonable efforts (including through automated and manual processes) to separate the Business Books and Records from any Retained Books and Records to the extent that the Business Books and Records are co-mingled or maintained together with the Retained Books and Records. In connection with such separation process, the Seller Group shall be permitted to Scan and Filter the Business Books and Records. Without limiting the foregoing, to the extent that Seller, Everen or the Other Seller Group Entities, as applicable, are unable to separate the Business Books and Records from the Retained Books and Records, then, prior to making any records available to each Buyer, Seller, Everen or the Other Seller Group Entities, as applicable, may redact any portions thereof that constitute Retained Books and Records. Each member of the Seller Group and their respective Affiliates shall be permitted to retain any such redacted Business Books and Records (which shall constitute Retained Books and Records) in accordance with any member of the Seller Group’s or its Affiliates’ bona fide record retention policies.

(f) Notwithstanding anything herein to the contrary, at and following the Closing, each member of the Seller Group and its Affiliates may retain copies of any and all Business Books and Records in accordance with, and subject to, Seller Group’s bona fide records retention policies and procedures, including for (i) preparation of accounting records or the management of Tax affairs, (ii) any regulatory matter or as may be required to comply with Law or applicable Order or (iii) any insurance claim, legal proceeding, Tax or other audit or governmental investigation.

(g) Prior to the Closing, Seller and Everen shall (and Seller shall cause the Other Seller Group Entities to) use commercially reasonable efforts (including through automated and manual processes) to separate all Business Data from any other data, information, and other materials in the possession or control of the Seller Group to the extent that any Business Data is co-mingled or maintained together with such other data, information, and other materials. At or prior to the Closing, Seller and Everen shall (and Seller shall cause the Other Seller Group Entities to) use reasonable best efforts to transfer to G Buyer and/or its Affiliate(s) all such separated Business Data in accordance with the Governance Plan and Migration Plan (the “Data Separation”). To the extent the Data Separation is not completed by the Closing, Seller will use best efforts to complete the Data Separation as soon as practicable following the Closing, and, notwithstanding anything to the contrary in this Section 6.3(g), such Data Separation occurring after the Closing shall include all Business Data generated following the Closing and prior to the completion of the Data Separation. Notwithstanding the foregoing, Seller must complete, or cause to be completed, the Data Separation for Critical Data relating to a Tranche (as defined in the Governance Plan) of Transferred Assets and Assumed Liabilities prior to the Migration (as defined in the Governance Plan) of the Transferred Assets and Assumed Liabilities contained in such Tranche. In connection with Data Separation, Seller and Everen shall (and Seller shall cause the Other Seller Group Entities to), commencing upon the date hereof, reasonably cooperate with G Buyer and its Affiliates, including directing Seller’s information technology personnel to reasonably cooperate with the information technology personnel of G Buyer and its Affiliates, to identify and execute the steps reasonably necessary to successfully complete the Data Separation in accordance with this Section 6.3(g) (including converting files, developing any application programming interfaces, and providing service provider contact information). Notwithstanding anything herein to the contrary, no member of the Seller Group (nor any of their Affiliates) shall be required to provide or grant system access to personnel of any Buyer or any of their Affiliates (or any of their respective Representatives).

(h) Seller and Everen shall, and shall cause other members of the Seller Group to, use reasonable best efforts to provide to B Buyer, prior to the Closing, original copies of substantially all of the B Buyer Transferred Lease Agreements.

Section 6.4. Post-Closing Access; Retained Book and Records.

(a) After the Closing, until the seventh (7th) anniversary of the Closing Date (or such later date as may be required by Law or Order), each applicable Buyer shall and shall cause its respective Affiliates to preserve and retain all Business Books and Records and such other documents in respect of the Business in existence as of the Closing, in each case, that are transferred, delivered or transmitted to such Buyer in connection with the transactions contemplated hereby and that come into such Buyer’s possession or control as of the Closing or in connection with the transactions contemplated hereby. During such period, upon reasonable advance written notice from Seller or Everen or their respective Affiliates or Representatives, each applicable Buyer or its Affiliates, as applicable, shall, subject to the Access Limitations, (i) provide to the requesting Person or its Representatives reasonable access to such Business Books and Records and other documents in respect of the Business that are in such Buyer’s possession during normal business hours, and (ii) permit the requesting Person or its Representatives to make copies of such Business Books and Records and other documents, in each case, at no cost to the requesting Person or its Representatives, in each case, solely to the extent such access is reasonably required in connection with (A) preparation of accounting records or the management of Tax affairs, (B) any regulatory matter or as may be required to comply with Law or Order or (C) any insurance claim, legal proceeding, Tax or other audit or governmental investigation, in each case, to the extent not disruptive to the normal operations of each Buyer or its respective Affiliates, as applicable. If Seller’s or Everen’s employees or other Representatives access any Buyer’s or its Affiliates properties or locations pursuant to Seller’s access rights under this Section 6.4(a), Seller or Everen (as applicable) shall cause such employees or other Representatives to comply with any reasonable bona fide on-site protocol and visitor policies of such property or location, to the extent made available to Seller or Everen (as applicable) a reasonable period of time prior to such access.

(b) After the Closing, until the seventh (7th) anniversary of the Closing Date (or such later date as may be required by Law or Order), upon reasonable advance request by a Buyer, Seller and Everen shall (and shall cause the Other Seller Group Entities to), subject to the Access Limitations, provide such Buyer and its authorized Representatives reasonable access during normal business hours to the Retained Books and Records to the extent such access may be reasonably required in connection with (i) preparation of accounting records or the management of Tax affairs, (ii) any regulatory matter or as may be required to comply with Law or Order, (iii) any insurance claim, legal proceeding, Tax or other audit or governmental investigation or (iv) other legitimate and reasonable business purposes, in each case, and to the extent not disruptive to the normal operations of Seller, Everen or their respective Affiliates, as applicable.

(c) After the Closing, until the seventh (7th) anniversary of the Closing Date, if Seller or Everen discover that any Retained Books and Records have been delivered to a Buyer (x) Seller or Everen shall promptly notify such Buyer and (y) such Buyer shall promptly deliver to Seller and Everen or destroy, in such Buyer’s sole discretion, such Retained Books and Records.

(d) The Buyers and GATX acknowledge and understand that, following the Closing, Seller Group expects to cease to operate the Business and, in connection therewith, Seller Group expects to wind down operations, services and functions related to the Business, including that personnel with subject-matter expertise related to the Business may no longer be employed by the Seller Group or its Affiliates (or may be employed by the Seller Group and its Affiliates in a capacity and function separate and apart from the Business), including as the result of becoming employed by any Buyer, GATX or any of their respective Affiliates. For the avoidance of doubt, the foregoing does not limit or alter any obligations of any member of Seller Group under the Transition Services Agreement or any covenants or obligations under this Agreement that survive the Closing.

Section 6.5. Efforts to Consummate.

(a) From the date hereof until the Closing or the earlier valid termination of this Agreement, on the terms and subject to the conditions set forth herein, each of (x) each Buyer, GATX and Seller shall, and shall cause their respective controlled Affiliates to, (y) B Buyer shall cause its Ultimate Parent Entity (as the term is defined in the HSR Act) to, and (z) Everen shall, in each case, use reasonable best efforts to take, or cause to be taken, and reasonably cooperate with each other party hereto (and such other party’s Representatives) in taking, any and all actions and to do, or cause to be done, and reasonably cooperate with each other party hereto (and such other party’s Representatives), in doing, any and all things necessary, required or advisable under any Law, Order or otherwise so as to consummate the transactions contemplated by the Transaction Documents as promptly as practicable, including to the extent applicable: (i) cooperating and preparing as promptly as practicable all documentation, to make all filings and to obtain all Governmental Approvals, including making all necessary, required or advisable filings relating to all Governmental Approvals as promptly as practicable; (ii) promptly notify each other party hereto of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by any party hereto, in each case, regarding any of the transactions contemplated by the Transaction Documents; (iii) supplying as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to any Competition Laws or in connection with any Requisite Regulatory Approvals; and (iv) responding as promptly as practicable to any inquiries received from, and supplying as promptly as practicable any additional information or documentation that may be requested by, the FTC, the DOJ or any other U.S. or foreign Governmental Entity in connection with any Requisite Regulatory Approvals.

(b) Seller, Everen, each Buyer and GATX shall each be given the opportunity, to the extent not prohibited by Law, Order or such Governmental Entity, to (i) review in advance, and consult with the other parties hereto with respect to, any information submitted to any Governmental Entity and (ii) participate in all calls, conferences and meetings with Governmental Entities, in each case, with regard to or in connection with the Requisite Regulatory Approvals or the transactions contemplated by the Transaction Documents. In exercising the foregoing right, each of Seller, Everen and each Buyer shall (and shall cause its respective Affiliates to) act reasonably and as promptly as practicable. Each of Seller, Everen, GATX and each Buyer shall (A) consult with the other parties hereto with respect to making all filings and notices to Governmental Entities in respect of any Governmental Approvals as promptly as practicable and (B) keep the other parties hereto apprised of the status of matters relating to the completion of the transactions contemplated by the Transaction Documents. JV Buyer shall have sole responsibility to develop, control and direct strategy with respect to the Requisite Regulatory Approvals, including with respect to developing the (x) strategy and timing for obtaining the Requisite Regulatory Approvals, (y) responses to any request from, inquiry by, or investigation by (including the timing, nature and substance of all such responses) any Governmental Entity with respect to the transactions contemplated by the Transaction Documents, and (z) strategy for the defense and settlement of any action brought by or before any Governmental Entity that has authority to enforce any Competition Law; provided that JV Buyer shall consult with Seller and Everen and consider their views in good faith.

(c) None of Buyer, GATX, Seller nor Everen shall (and each shall cause its Affiliates not to) (i) commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period, or “pull and refile,” (x) pursuant to 16 C.F.R. 803.12 the filing made under the HSR Act or (y) with respect to the CFIUS Notification submitted pursuant to 31 C.F.R. 800.509, (ii) withdraw any filing with any Governmental Entity in respect of the transactions contemplated by the Transaction Documents, or (iii) enter into a timing agreement, including any agreement to delay the consummation or not to consummate transactions contemplated by the Transaction Documents, with any Governmental Entity, without the prior written consent of the other parties hereto; provided that Buyers and GATX may “pull and refile” once with each Governmental Entity without seeking the prior written consent of Seller or Everen.

(d) Each party hereto shall use, and shall cause its respective Affiliates to use, its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to obtain the CFIUS Approval and, in furtherance of the foregoing, shall use their respective reasonable best efforts to, to the extent applicable: (i) as promptly as practicable, but in any event, no later than twenty (20) Business Days following the date hereof, prepare and submit a CFIUS Notification; (ii) as promptly as practicable after the receipt of any comments to the draft CFIUS Notification or confirmation from CFIUS that it has no comments to such draft CFIUS filing, and in any event within ten (10) Business Days thereafter, make the formal CFIUS Notification; (iii) supply, as promptly as practicable, any certification, additional information, documents or other materials in respect of such notice or such transactions and any additional information and documentary material that may be requested by CFIUS in connection with the CFIUS review process, within the time periods specified in the applicable regulations or otherwise specified by the CFIUS staff; provided that each party hereto shall (and shall cause its respective Affiliates to) consult with the other parties hereto before any material written or oral communication with any applicable Governmental Entity relating to these matters, and, to the extent permitted by Law and reasonably practicable, shall enable the other parties hereto to participate in each such communication (including, to the extent permitted by Law, providing copies, or portions thereof, of all such documents to the non-filing party prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith; provided that the parties hereto shall be permitted to redact any such filing or information to the extent it contains commercially sensitive or confidential information); provided, further, that nothing herein shall prohibit Seller, Everen or Buyers from in good faith seeking to limit the scope or content of any request of any Governmental Entity under the CFIUS Laws; (iv) ensure that any information furnished in respect of this Section 6.5(d) is true, correct and complete and in all material respects; and (v) cooperate with each other party hereto in connection with any such filing and in connection with resolving any investigation or other inquiry of CFIUS or any other Governmental Entity under the CFIUS Laws with respect to any such filing.

(e) Notwithstanding anything herein to the contrary (but subject to Section 6.5(f)), each Buyer and GATX shall (and shall cause its respective Affiliates to) take any and all steps necessary, proper or advisable to (i) resolve, avoid, or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by the Transaction Documents under any Competition Law or (ii) avoid the entry of, effect the dissolution of, and have vacated, modified, suspended, eliminated, lifted, reversed or overturned, any Order entered or issued, or that becomes reasonably foreseeable to be entered or issued, that would, or would reasonably be expected to, prevent, restrain, enjoin, prohibit, make unlawful, restrict or delay the consummation of the transactions contemplated by the Transaction Documents, so as to enable the parties hereto to close the contemplated transactions expeditiously (but in no event later than the Outside Date or the Extended Outside Date, as applicable), including (A) proposing, negotiating, committing to, agreeing to and effecting, by consent decree, hold separate orders or otherwise, the sale, lease, divesture, disposition, or license (or holding separate pending such disposition) of any assets, operations, rights, product lines, licenses, properties, products, rights, services or businesses of the Business (which would, or are contemplated to, be Transferred Assets) or any Buyer or GATX (or their respective Affiliates), (B) otherwise taking or committing or agreeing to restrictions or actions that after the Closing would limit any of the Buyers’ or GATX’s or any of their respective Affiliates freedom of action or operations with respect to, or its or their ability to retain, any assets, operations, rights, product lines, licenses, properties, products, rights, services or businesses in respect of the Transferred Assets, (C) otherwise agreeing to any other structural or conduct remedy with respect to the Transferred Assets, the Business or the business or conduct of a Buyer, GATX or any of their respective Affiliates, (D) agreeing to enter into, modify or terminate existing contractual relationships, contractual rights or contractual obligations with respect to the Transferred Assets or the Business, a Buyer, GATX or any of their respective Affiliates, (E) amending, modifying or altering the governance rights (including voting power, consent rights, board of directors nominations or designation rights, board observer rights, and ownership or equity interests) of G Buyer, Brookfield Infrastructure Fund V or their Affiliates with respect to JV Buyer and its Affiliates, or (F) the entry into agreements with, and submission to orders of, the relevant Governmental Entity giving effect thereto or to such restrictions or actions (any such actions a

“Regulatory Remedy”). In furtherance and not in limitation of the foregoing, each Buyer and GATX shall, and shall cause its respective Affiliates to, defend through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person or entity (including any Governmental Entity) seeking to delay, restrain, prevent, enjoin, or otherwise prohibit consummation of the transactions contemplated by the Transaction Documents.

(f) Notwithstanding anything herein to the contrary, none of Buyers, GATX nor any of their respective Affiliates, shall be required to offer, negotiate (other than negotiation to limit, alter, modify or revise any actual, proposed or potential Regulatory Remedy in an effort that the associated conditions, requests or requirements of the applicable Governmental Entity would not reasonably be expected to constitute a Burdensome Condition; provided that such negotiation would not, and would not reasonably be expected to, prevent, delay or impair the receipt of any Governmental Approval), agree or commit to, accept or effect (and, for clarity, failure to do so would in no event constitute a breach hereunder) any measure, requirement, obligation, commitment, limitation or condition that would reasonably be expected to constitute a Burdensome Condition. For the avoidance of doubt, nothing contained herein shall be deemed to require any Buyer, GATX or any of their respective Affiliates to agree, effect, implement or commit to any Regulatory Remedy, unless the effectiveness of such Regulatory Remedy is contingent upon the occurrence of the Closing.

(g) In the event (i) any measure, requirement, obligation, commitment, limitation or condition is requested or required by any Governmental Entity that would reasonably be expected to constitute a Burdensome Condition, (ii) the holding separate, license, sale, divestiture, transfer or other disposition of more than 12,000 Subject Railcars (in the aggregate) (I) is necessary, proper or advisable to (x) resolve, avoid, or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by the Transaction Documents under any Competition Law or (y) avoid the entry of, effect the dissolution of, and have vacated, modified, suspended, eliminated, lifted, reversed or overturned, any Law or Order entered or issued, or that becomes reasonably foreseeable to be entered or issued, that would, or would reasonably be expected to, prevent, restrain, enjoin, prohibit, make unlawful, restrict or delay the consummation of the transactions contemplated by the Transaction Documents, so as to enable the parties hereto to close the contemplated transactions expeditiously (but in no event later than the Outside Date or the Extended Outside Date, as applicable), and (II) would be effective conditional upon the Closing occurring, and (iii) JV Buyer elects not to hold separate, license, sell, divest, transfer or otherwise dispose of such number of additional Subject Railcars required, necessary or advisable to satisfy such measure, requirement, obligation, commitment, limitation or condition, then Seller may elect, in its sole discretion, upon written notice to JV Buyer, that the parties hereto (I) use reasonable best efforts to take, or cause to be taken, and reasonably cooperate with each other party (and such other party’s Representatives) in taking, such additional actions as are required, necessary or advisable to effect the holding separate, license, sale, divestiture, transfer or other disposition of up to 3,000 additional Subject Railcars of the Seller Group and (II) use commercially reasonable efforts to minimize the Sale Proceeds Shortfall (provided, however, that to the extent utilizing such efforts in this subclause (II) would reasonably be expected to prevent, materially delay or materially impair the closing of the transactions contemplated by the Transaction Documents, including resulting in the Closing occurring after the Outside Date or the Extended Outside Date, as applicable, then no party hereto shall utilize such efforts). “Seller Election Cars” shall mean, with respect to such election by Seller pursuant to this Section 6.5(g), that number of Subject Railcars equal to the lesser of (x) the amount by which the aggregate number of Subject Railcars to be held separate, licensed, sold, divested, transferred or otherwise disposed of exceeds 12,000 and (y) the aggregate number of Subject Railcars of the Seller Group to be held separate, licensed, sold, divested, transferred or otherwise disposed. Upon any such election by Seller, the parties hereto shall calculate the difference by which the Adjusted Operating Rail Net Book Value or B Buyer Net Investment Value, as applicable, exceeds the sale proceeds for each railcar owned by the Seller Group with respect to the Business and held separate, sold, divested, transfer or otherwise disposed of pursuant to this Section 6.5(g) (such difference, the “Sale Proceeds Shortfall”). The railcars owned by the Seller Group with respect to the Business to be held separate, sold, divested, transferred or otherwise disposed that (x) in the aggregate equal the number of Seller Election Cars and (y) have the greatest Sale Proceeds Shortfall, shall be deemed the “Sale Proceeds Shortfall Cars” Notwithstanding anything herein to the contrary, JV Buyer shall at all times be permitted in its sole discretion, but not obligated, to elect to hold separate, sell, divest, transfer or otherwise dispose of more than 12,000 railcars (in the aggregate), and such additional railcars JV Buyer elects to hold separate, sell, divest, transfer or otherwise dispose of are referred to as “Buyer Election Cars”.

(h) Notwithstanding anything herein to the contrary, if any Buyer, GATX or any of their Affiliates (or any of its or their respective Representatives) evaluate, negotiate, or seek to execute any holding separate, license, sale, divestiture, transfer or other disposition of any assets of the Seller Group in a transaction to which any member of the Seller Group would be a party (rather than a transaction solely between Buyers (or their Affiliates) and such Third Party following the Closing), then (i) JV Buyer shall promptly keep Seller reasonably informed as to all material actions with any Third Party (other than a Governmental Entity) in respect thereof, (ii) Seller shall have the right (at Seller’s sole cost and expense) to review and comment on any transaction documents to be entered into in respect thereof to which a member of the Seller Group would be party to, and Buyers, GATX and their respective Affiliates shall consider in good faith any such comments received from Seller; provided, however, that such transaction documents shall be substantially consistent with secondary market industry standard contracts and (iii) no member of the Seller Group (nor any of their Affiliates) shall be required to enter into any Contract with any such Third Party in respect of any such holding separate, license, sale, divestiture, transfer or other disposition of any assets of the Seller Group without Seller’s consent (not to be unreasonably delayed, conditioned or withheld; it being understood and agreed that the price payable in respect of any Subject Railcars shall not form a basis upon which Seller may withhold its consent).

(i) Nothing contained herein shall be deemed to require Seller or Everen to (or for Seller to cause any Other Seller Group Entity or any of their respective Affiliates to) agree, effect, implement or commit to (x) take any action or (y) any condition, limitation or restriction, in each case, in connection with obtaining any Governmental Approval (such actions, “Seller Regulatory Remedy”), unless such Seller Regulatory Remedy (i) relates solely to the Business (and not any other business of any member of the Seller Group or their respective Affiliates), and (ii) is effective conditional upon the Closing occurring.

(j) Each party hereto shall, upon request of any other party hereto, furnish to such other party all information concerning itself, its Affiliates, directors, managers, officers, employees, members, partners and shareholders and such other matters as may be reasonably necessary in connection with any filing, notice or application made by or on behalf of it or any of its Affiliates with or to any Governmental Entity in connection with the transactions contemplated by the Transaction Documents, in each case, other than information disclosure of which is prohibited by Law and subject to Section 6.3(b).

(k) Any party hereto may, as it deems necessary, designate any competitively sensitive business or other proprietary or confidential information provided to the other parties hereto under this Section 6.5 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient party hereto, and will not be disclosed by such outside counsel to employees, officers or directors of the receiving party hereto, unless express written permission is obtained in advance from the source of the materials or its legal counsel. Any party hereto may, as it deems necessary, redact or withhold in good faith information to be provided to the other parties hereto under this Section 6.5 that is subject to privilege.

(l) No Buyer nor GATX shall (and (x) each of JV Buyer and GATX shall cause its controlled Affiliates not to and (y) B Buyer shall cause its controlled Affiliates not to) directly or indirectly (whether by merger, consolidation or otherwise), acquire, purchase, lease or license (or agree to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets (including railcars and locomotives), if doing so would, or would reasonably be expected to, (i) materially increase the risk of (A) any Governmental Entity enacting any Law or entering any Order prohibiting or restraining the Closing or (B) not being able to remove any such Law or Order on appeal or otherwise or (ii) otherwise prevent, impair or materially delay obtaining any Governmental Approval.

(m) Notwithstanding anything herein to the contrary, Seller and its Affiliates shall not be restricted, prohibited or limited in any manner from discussions with (and disclosing information to) their applicable bank and financial regulators, including in respect of the transactions contemplated by the Transaction Documents.

Section 6.6. Public Announcements.

(a) The initial press releases to be issued by each of GATX, B Buyer and Seller on the date hereof with respect to the transactions contemplated hereby shall be approved by each party hereto. Thereafter, prior to the Closing or the termination of this Agreement in accordance with its terms, without limiting any other provision herein, the parties hereto will consult with each other prior to issuing or making, and provide each other party hereto the opportunity to review and comment upon, and none of the parties hereto or their respective Affiliates (or their or their respective Affiliates’ Representatives) shall, without the prior written consent of the other parties hereto (which consent may not be unreasonably withheld, conditioned or delayed), issue or cause the publication of any press release or public announcement, or make any public presentation (including investor presentations) regarding (x) the Transaction Documents or the transactions contemplated thereby or (y) the respective business, financial condition or results of operations of the Seller Group (in respect of the Business), in the case of each Buyer and GATX, and each Buyer and GATX, in the case of the Seller Group, except for such release or announcement (i) required by Law or Order or in connection with any required or voluntary filings pursuant to applicable securities Laws to which such party hereto (or its parent entities, as applicable) is subject or by any listing agreement or rules of any national securities exchange or interdealer quotation service to which such party hereto is subject or by the request of any Governmental Entity; provided, however, that prior to any such filing or disclosure, and only if reasonably practicable, the other parties hereto shall be given prior notice thereof and a reasonable opportunity to review and comment on such filing or disclosure, and the filing or disclosing party hereto shall consider such comments in good faith, (ii) as may be necessary, required or advisable by any party hereto to enforce its rights or exercise its remedies hereunder or (iii) containing only statements consistent with the initial press releases and any other previous press releases or public announcements for which the other parties hereto provided written consent or that is made pursuant to and in accordance with any communication plan or strategy previously agreed to by the Parties.

(b) Following the Closing or the termination of this Agreement in accordance with its terms, none of the parties hereto or their respective Affiliates (or their or their respective Affiliates’ Representatives) shall issue or cause the publication of any press release or public announcement regarding the Transaction Documents or the transactions contemplated thereby, except for such release or announcement (A) required by Law or Order or in connection with any required filings pursuant to applicable securities laws to which such party hereto (or its parent entities, as applicable) is subject or by any listing agreement or rules of any national securities exchange or interdealer quotation service to which such party hereto is subject or by the request of any Governmental Entity; provided, however, that prior to any such filing or disclosure and only if reasonably practicable, the other parties hereto shall be given prior notice thereof and a reasonable opportunity to review and comment on such filing or disclosure, and the filing or disclosing party hereto shall consider such comments in good faith, (B) as may be necessary, required or advisable by any party hereto to enforce or pursue its rights or exercise its remedies hereunder, (C) containing only statements consistent with previous press releases or public announcements for which the other parties hereto provided written consent or that is made pursuant to and in accordance with any communication plan or strategy previously agreed to by the Parties, (D) in the case of any member of the Seller Group or its Affiliates, statements about their historical ownership and operation of the Business, (E) confidentially issued by B Buyer or its Affiliates to prospective investors in B Buyer or its Affiliates to the extent reasonably necessary in connection with bona fide fundraising activities; provided that in respect of disclosure by B Buyer and its Affiliates and Representatives such disclosures are limited to information that is customarily provided to current or prospective limited partners in and financing sources of private equity funds, and (F) made by a Buyer, GATX or any of their respective Affiliates from time to time to (x) the respective employees of such Buyer, GATX or its Affiliates, in their sole discretion and (y) the customers, vendors and other business relations of a Buyer, GATX or the Business and otherwise as a Buyer or GATX may reasonably determine is necessary to comply with the requirements of any Transferred Asset or Assumed Liability.

Section 6.7. Confidentiality.

(a) Prior to the Closing, all of information disclosed by or on behalf of any member of Seller Group to any Buyer, GATX or any of their respective Affiliates (or any of its or their respective Representatives) shall be treated as Confidential Information (as defined in the Confidentiality Agreement), subject to exclusions from Confidential Information as stated therein, pursuant to the terms of the Confidentiality Agreement. The provisions hereof, including this Section 6.7, will supersede any conflicting provision in the Confidentiality Agreement (but non-conflicting provisions will otherwise continue in full force and effect in accordance with their term). If, for any reason, the transactions contemplated hereby are not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect until the second anniversary of the termination and otherwise in accordance with its terms. The Confidentiality Agreement shall terminate and be of no further force and effect (except for any provisions of the Confidentiality Agreement that survive termination in accordance with the terms of the Confidentiality Agreement) upon the Closing.

(b) From the Closing until the two (2) year anniversary of the Closing, each Party and GATX shall (and shall cause its respective Affiliates to) keep confidential (x) the provisions of the Transaction Documents, (y) the negotiations relating to the Transaction Documents, and (z) all other information, documents and data furnished or otherwise made available to it (or its respective Affiliates or Representatives) by or on behalf of (i) each Buyer (in the case of Seller, Everen and their Affiliates), (ii) GATX (in the case of Seller, Everen and their Affiliates) and (iii) Seller and Everen (in the case of a Buyer and its Affiliates), whether before, on or after the date hereof and whether written, oral or otherwise, including any technical, scientific, trade secret or other proprietary information, together with any reports, analyses, compilations, forecasts, memoranda, notes, studies and any other materials to the extent based on such information, documents or data prepared by or for any party hereto or its Affiliates or Representatives, as applicable (collectively, “Confidential Information”) (it being understood that, notwithstanding anything herein to the contrary, Seller, Everen and their respective Affiliates and Representatives may each maintain and use for its own business purpose historical information related to the Business, Transferred Assets or Assumed Liabilities that is retained by the Seller Group and their respective Affiliates following the Closing); provided, however, that the foregoing shall not prohibit or limit any disclosure of Confidential Information: (A) to the respective Affiliates and Representatives of a party hereto who need to know such information for the purpose of assisting such party in connection with the transactions contemplated hereby and who agree to keep such Confidential Information confidential; (B) if required by Law, Order, Action or other legal, judicial or administrative proceedings or by any listing agreement or rules of any national securities exchange or interdealer quotation service to which such party is subject; (C) if requested or required by (or reasonably advisable to disclose to) any Governmental Entity; (D) for the purpose of any Tax, regulatory or financial reporting, or in connection with any Tax matters before any Taxing Authority; (E) to insurance brokers and/or insurance companies (in their capacity as an insurer of the applicable party hereto) to the extent necessary to obtain (or extend) coverage or in connection with any claim or dispute; or (F) as may be necessary, required or advisable by a party hereto to enforce its rights or exercise its remedies hereunder. Notwithstanding anything herein to the contrary, the term “Confidential Information” will not include information that is or becomes (I) available to an applicable party hereto or its Affiliates on a non-confidential basis from a source, other than the disclosing party hereto or its respective Affiliates or Representatives, if such other source is not bound by a confidentiality obligation covering the relevant information or otherwise prohibited from disclosing the relevant information to such party or (II) generally available to the public (other than as a result of a breach by such party hereto or its respective Affiliates or Representatives of this Section 6.7 or any other duty of confidentiality owed by it).

(c) Nothing herein shall prevent any member of the Seller Group or any of their respective Affiliates from disclosing any Confidential Information to any bank or financial governmental authority or agency of competent jurisdiction (including the Federal Reserve Board and the Office of the Comptroller of the Currency) with jurisdiction over any member of the Seller Group or any of their respective Affiliates (for purposes of the BHCA), which such disclosure is necessary or desirable to respond to a written request or requirement of (including in connection with any audit or examination of or filing with) such bank or financial governmental authority or agency and, accordingly, the obligations of confidentiality and non-disclosure set out herein shall not apply to any such disclosure; provided that, (i) subject to Law, Orders and the directions of the applicable bank or financial governmental authority or agency, if any such request or requirement specifically targets the transactions contemplated hereby or Confidential Information, Seller shall use commercially reasonable efforts to provide notice to JV Buyer of any such disclosure in response to such a request or requirement and (ii) Seller shall (and shall cause its Affiliates to) request that confidential treatment be accorded any Confidential Information so furnished.

(d) Notwithstanding anything in Section 6.7(b) to the contrary, in the event that a Buyer or GATX (or any of their respective Affiliates or Representatives), or Seller or Everen (or their respective Affiliates or Representatives) seeks to disclose any Confidential Information pursuant to Section 6.7(b), it is agreed that such party hereto shall as promptly as reasonably practicable, to the extent permitted by Law and Orders, inform the other parties hereto of the terms of any such requirement. If disclosure of Confidential Information is required, the disclosing party hereto shall furnish that portion (and only that portion) of such Confidential Information that is so required to be disclosed and request that confidential treatment be accorded any Confidential Information so furnished.

(e) Notwithstanding anything herein to the contrary, B Buyer and its Affiliates and Representatives may confidentially provide information about the subject matter of this Agreement to potential investors in Brookfield Infrastructure Fund V, B Buyer or their Affiliates to the extent reasonably necessary in connection with bona fide fundraising, marketing, informational, transactional or reporting activities; provided that in respect of disclosure by B Buyer and its Affiliates and Representatives such disclosures are limited to information that is customarily provided to current or prospective limited partners in and financing sources of private equity funds.

Section 6.8. Exclusive Dealing.

(a) Seller and Everen agree that until the earlier of the Closing or a valid termination of this Agreement, Seller and Everen shall not (and shall cause their respective Affiliates not to), directly or indirectly: (i) solicit, initiate, respond to, or knowingly facilitate or knowingly encourage or take any other action intended to facilitate any inquiries or proposals that relate to, or would reasonably be expected to lead to, any Acquisition Proposal; (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action intended to facilitate or encourage any inquiries or the making of any proposal that constitutes, or would be expected to lead to, any Acquisition Proposal; or (iii) enter into any agreement with respect to any Acquisition Proposal; provided that this Section 6.8 shall not apply to, or limit or restrict (A) Seller, Everen or their respective Affiliates from providing information to any of their respective Representatives, or (B) Seller, Everen or their respective Affiliates or any of their respective Representatives from, providing information to any Governmental Entity or complying with Section 6.5; provided, further, that nothing herein shall apply to or limit or restrict Seller, Everen or their respective Affiliates or any of their respective Representatives from advising any Third Party that Seller and Everen (and their respective Affiliates and its and their respective Representatives) is subject to this exclusive dealings arrangement.

(b) Prior to the Closing, Seller or Everen shall promptly notify JV Buyer of the receipt (whether by Seller, Everen, respective Affiliates or, to the Knowledge of Seller, any of their respective Representatives) of (i) any Acquisition Proposal or (ii) any inquiry that would reasonably be expected to lead to an Acquisition Proposal (such notice to include, to the extent known at such time, the material terms thereof, including the identity of the person or group of persons involved).

Section 6.9. Contact with Customers and Vendors; Consents.

(a) Prior to the Closing or the earlier valid termination of this Agreement, except in accordance with Section 6.3(a), Section 6.9(c)(i) or as otherwise set forth herein, without the express written consent (email being sufficient) of Seller, each Buyer and GATX shall not, and shall cause its Affiliates (including the Investors) and their respective Representatives not to, contact or communicate with, directly or indirectly, any director, officer, employee, customer, vendor, supplier, distributor, broker, independent contractor, service provider or agent of any member of the Seller Group or its Affiliates regarding the transactions contemplated by this Agreement (including the Confidential Information) or the Business, the Transferred Assets or the Assumed Liabilities; provided, that the foregoing shall not limit a Buyer, GATX or their respective Affiliates or its or their respective Representatives from (i) contacting or communicating with any member of the Seller Group’s or its Affiliates’ respective directors, officers, employees, customers, vendors, suppliers, distributors, brokers, independent contractors, service providers or agents, in each case, in the Ordinary Course of Business of such Person and so long as such contact or communication is unrelated to the transactions contemplated by this Agreement; (ii) advising any Person that is a customer of both a Buyer or its Affiliates, on the one hand, and the Seller Group or its Affiliates, on the other hand, that it is subject to the restrictions set forth in this Section 6.9(a), in each case, so long as no Confidential Information is used or transmitted in connection with such contact or communication; or (iii) disclosing any information generally available to the public (other than as a result of a breach by such party hereto or its respective Affiliates or Representatives of Section 6.7 or any other duty of confidentiality owed by it in connection with obtaining any consents, waivers or approvals contemplated by Sections 6.9(c) and 6.9(f)).

(b) Notwithstanding anything herein to the contrary (including Section 2.1, Section 2.2 or Section 2.3), this Agreement shall not constitute an assignment, transfer or conveyance of (or an agreement to assign, transfer or convey) any Transferred Contract (or any claim, right, benefit or Liability of any member of the Seller Group arising thereunder or resulting therefrom, including in respect of any railcar or locomotive owned indirectly therethrough or leased thereunder) to a Buyer (or any of its designees) if the assignment, transfer or conveyance of such Transferred Contract (or any claim, right, benefit or Liability of any member of the Seller Group arising thereunder or resulting therefrom, including in respect of any railcar or locomotive owned indirectly therethrough or leased thereunder) would, without the consent, waiver or approval of any Third Party that has not been obtained (or lapse of statutory or contractual period to object that has not occurred), constitute a breach or other contravention thereof or violate any Law or Order. In such a case, the Closing shall nonetheless take place on the terms set forth herein.

(c) With respect to any Transferred Contract referred to in Section 6.9(b), (other than a Transfer Restricted B Buyer Transferred Asset) (or any claim, right, benefit or Liability of any member of the Seller Group arising thereunder or resulting therefrom, including in respect of any railcar or locomotive owned indirectly therethrough or leased thereunder), from the date hereof until the earlier of the (x) time that the requisite consent, waiver, approval or confirmation is obtained (or no longer required, including due to the lapse of statutory or contractual period to object) or (y) expiration date (if any) of the term of any Transferred Contract referred to in Section 6.9(b) (after giving effect to any rights of the counterparty to such Transferred Contract for replacement, extension or renewal thereof) (the “Expiration Date”), in each case, subject to Section 6.9(g):

(i) Seller, Everen and the applicable Buyer shall (and Seller shall cause the Other Seller Group Entities to and such Buyer shall cause its Affiliates to) use reasonable best efforts and cooperate in good faith to, as promptly as reasonably practicable, (A) obtain the consent, waiver or approval (or cause the lapse of statutory or contractual period to object or such consent, waiver or approval to no longer be required) related to such Transferred Contract as necessary to effect the assignment, transfer or conveyance thereof (and any claim, right, benefit or Liability of any member of the Seller Group arising thereunder or resulting therefrom, including in respect of any railcar or locomotive owned indirectly therethrough or leased thereunder) to such Buyer or its designated Affiliate, (B) amend, restate, supplement, alter or otherwise modify such Transferred Contract in a manner such that such consent, waiver or approval would no longer be required to assign, transfer, or convey such Transferred Contract (and any claim, right, benefit or Liability of any member of the Seller Group arising thereunder or resulting therefrom, including in respect of any railcar or locomotive owned indirectly therethrough or leased thereunder) to such Buyer or its designated Affiliate or (C) obtain written confirmation from the applicable counterparty with respect to such Transferred Contract, in form and substance reasonably satisfactory to Seller, Everen and JV Buyer, that no such consent, waiver or approval is required to so assign, transfer or convey such Transferred Contract (and any claim, right, benefit or Liability of any member of the Seller Group arising thereunder or resulting therefrom, including in respect of any railcar or locomotive owned indirectly therethrough or leased thereunder) to such Buyer or its designated Affiliate. Seller, Everen and the applicable Buyer shall (x) jointly agree on the approach and cooperate to obtain all necessary consents and (y) jointly keep such other Parties reasonably apprised of the status of the foregoing.

(ii) The Seller Group and, after the Closing, the applicable Buyer may (but are not required to) make commercially reasonable accommodations, waivers, modifications or amendments to such Transferred Contracts in order to obtain any required consent, waiver, approval or confirmation with respect to such Transferred Contracts; provided, however, that (A) Seller or Everen, as applicable, shall obtain JV Buyer’s consent (not to be unreasonably withheld, conditioned or delayed) prior to making any accommodations, waivers, modifications or amendments to such Transferred Contracts if the effect of such accommodations, waivers, modifications or amendments would reasonably be expected to have a material and adverse economic impact on the commercial relationship between the Business and the applicable counterparty and (B) Buyer shall obtain Seller’s consent (not to be unreasonably withheld, conditioned or delayed) prior to making any accommodations, waivers, modifications or amendments to such Transferred Contracts if the effect of such accommodations, waivers, modifications or amendments would reasonably be expected to have an adverse economic impact on Seller or its Affiliates or otherwise subject any member of the Seller Group to any obligation that would not be customary for businesses in the industries in which the Business operates.

(iii) The Parties acknowledge and agree that Seller’s and Everen’s (and the Other Seller Group Entities’) obligation to use “reasonable best efforts” pursuant to this Section 6.9(c) with regard to the assignment, transfer and conveyance of any Transferred Contract shall be interpreted giving due regard to any transfer of the employment of any Transferred Employee at or following the Closing.

(iv) Notwithstanding anything herein to the contrary, a breach by Seller or Everen of their obligations under this Section 6.9(c) shall not constitute a breach of this Agreement for purposes of any condition precedent set forth in Section 7.2 (other than in the case of a willful and intentional breach).

(d) Upon and following the Closing, for any Transferred Contracts that have not been transferred at Closing due to the terms of Section 6.9(b) (other than any Transfer Restricted B Buyer Transferred Assets):

(i) Promptly upon receipt of the requisite consent, waiver, approval or confirmation (or any such consent, approval or confirmation no longer being necessary), in each case, to the reasonable satisfaction of JV Buyer (not to be unreasonably withheld, delayed or conditioned), to assign, transfer and convey such Transferred Contract (and any claim, right, benefit or Liability of any member of the Seller Group arising thereunder or resulting therefrom, including in respect of any railcar or locomotive owned indirectly therethrough or leased thereunder), for no additional consideration, the applicable member(s) of the Seller Group, on the one hand, and the applicable Buyer, on the other hand, shall enter into a bill of sale, if applicable, and instrument of assignment, in substantially the same form as the Instrument of Assignment (to the extent related to the assignment and assumption of such Transferred Contract and any claim, right, benefit or Liability of any member of the Seller Group arising thereunder or resulting therefrom, including in respect of any railcar or locomotive owned indirectly therethrough or leased thereunder), to effect the assignment, transfer and conveyance of such Transferred Contract (and any claim, right, benefit or Liability of any member of the Seller Group arising thereunder or resulting therefrom, including in respect of any railcar or locomotive owned indirectly therethrough or leased thereunder) to such Buyer (or a designated Affiliate).

(ii) The Parties shall cooperate to establish a lawful agency relationship, pass-through arrangement, participations or other similar arrangement reasonably satisfactory to the Parties (each, a “Back-to-Back Arrangement”) under which (A) the applicable Buyer would (x) obtain, as of the Closing, to the fullest extent practicable and not prohibited by any Law, Order or any Contract to which Seller, Everen or their respective Affiliate and a Third Party are bound, all of the claims, rights and benefits, and (y) assume all of the corresponding Liabilities and obligations under, in each case, Transferred Contracts (and in respect of any claim, right, benefit or Liability of any member of the Seller Group arising thereunder or resulting therefrom, including in respect of any railcar or locomotive owned indirectly therethrough or leased thereunder) as if such Transferred Contracts (and any claim, right, benefit or Liability of any member of the Seller Group arising thereunder or resulting therefrom, including in respect of any railcar or locomotive owned indirectly therethrough or leased thereunder) had been assigned to such Buyer as of the Closing, including servicing obligations of the Seller Group thereunder (provided that no fee shall be payable by or to the Seller Group under the Back-to-Back Arrangement in respect of any such servicing obligations), or (B) Seller or Everen would (and Seller would cause any appliable Other Seller Entity to) enforce at the direction of and for the benefit of the applicable Buyer, with such Buyer assuming and agreeing to pay Seller’s, Everen’s or their applicable Affiliate’s obligations and costs, fees and expenses, any and all claims, rights and benefits of Seller, Everen or its applicable Affiliate against a Third Party thereto.

(iii) The applicable Buyer shall indemnify and hold harmless the Seller Indemnified Parties for all Losses solely related to any actions (or omissions to act) that Seller, Everen or their respective Affiliates take (or fail to take) at the direction of such Buyer or its Affiliates with respect to such Transferred Contract (and any claim, right, benefit or Liability of any member of the Seller Group arising thereunder or resulting therefrom, including in respect of any railcar or locomotive owned indirectly therethrough or leased thereunder) in connection with the Back-to-Back Arrangements. Seller and Everen shall, at the applicable Buyer’s sole cost and expense, take all such actions and execute all such documents as required by such Buyer, to the extent commercially reasonable, to facilitate the performance by such Buyer of its obligations under the Back-to-Back Arrangements or to amend, modify or otherwise alter, or waive any rights under, any such Transferred Contract as reasonably requested by such Buyer in fulfilling its obligations under the Back-to-Back Arrangements (for the avoidance of doubt, none of the Seller Group nor any of their respective Affiliates shall be required to take any action (A) prohibited by Law or Order, (B) prohibited by the direction, instruction, request or requirement of any Governmental Entity or (C) that would violate or conflict with any Wells Fargo Global Program).

(e) From and after the Closing, Seller and Everen shall (and Seller shall cause the Other Seller Group Entities to) promptly pay, assign and remit to the applicable Buyer (or such Buyer’s Affiliates as such Buyer may direct) all amounts received by or on behalf of the Seller Group in respect of the Transferred Assets that are not assigned, transferred or conveyed to such Buyer (or its Affiliates) at the Closing, including any monies and other consideration received in connection with the Back-to-Back Arrangements. The applicable member of the Seller Group shall remit such amounts actually collected during a calendar month not later than the fourth (4th) Business Day of the month immediately following such month (or as otherwise agreed by the Parties), except that any such amounts collected prior to the Closing in respect of periods at or after the Closing shall be paid to the applicable Buyer on the Closing Date or as promptly as practicable thereafter. Promptly following the date hereof, the Parties shall cooperate in good faith to develop and agree upon the form, content, method and frequency of delivery of reports to be prepared by Seller and Everen with respect to amounts to be paid to the applicable Buyer or its Affiliates pursuant to this Section 6.9(e), and Seller and Everen shall commence providing such reports promptly following the Closing. Seller and Everen shall permit the applicable Buyer, at such Buyer’s sole cost and expense, to audit the Seller Group’s collection, calculation and payment of the amounts contemplated by this Section 6.9(e) in accordance with Section 6.4(b).

(f) With respect to any Transferred Contract referred to in Section 6.9(b) that is a Transfer Restricted B Buyer Transferred Asset (or any claim, right, benefit or Liability of any member of the Seller Group arising thereunder or resulting therefrom, including in respect of any railcar or locomotive leased thereunder), from the date hereof until the Closing, in each case, subject to Section 6.9(g), Seller and Everen shall (and Seller shall cause the Other Seller Group Entities to) use reasonable best efforts and shall coordinate with B Buyer in good faith (including keeping B Buyer reasonably apprised of the status of negotiations with counterparties relating to the matters set forth in this Section 6.9(f), including obtaining B Buyer’s consent prior to making any Modification) to, as promptly as reasonably practicable, in each case, in form and substance satisfactory to B Buyer in its sole discretion:

(i) un-wind or otherwise terminate the Leveraged Lease Vehicle used to enter into the Transferred Contract and/or terminate the underlying Transferred Contract with respect to the Transfer Restricted B Buyer Transferred Asset, or amend, restate, supplement, alter or otherwise modify (each, a “Modification”) such Transferred Contract in a manner such that such consent, waiver or approval would no longer be required to assign, transfer, or convey such Transferred Contract (and any claim, right, benefit or Liability of any member of the Seller Group arising thereunder or resulting therefrom, including in respect of any railcar or locomotive owned indirectly therethrough or leased thereunder) to B Buyer or its designated Affiliate, nor to pledge such Transferred Contract pursuant to the B Buyer Debt Financing (collectively, the “Unwinding Process”); and

(ii) concurrent with seeking to effect the Unwinding Process, (A) obtain the consent, waiver or approval (or cause the lapse of statutory or contractual period to object or such consent, waiver or approval to no longer be required) related to such Transferred Contract that is a Transfer Restricted B Buyer Transferred Asset as necessary to effect the assignment, transfer, conveyance and pledge thereof pursuant to the B Buyer Debt Financing (and any claim, right, benefit or Liability of any member of the Seller Group arising thereunder or resulting therefrom, including in respect of any railcar or locomotive leased thereunder) to B Buyer or its designated Affiliate, or (B) obtain written confirmation from the applicable counterparty with respect to such Transferred Contract that no such consent, waiver or approval is required to so assign, transfer or convey such Transferred Contract (and any claim, right, benefit or Liability of any member of the Seller Group arising thereunder or resulting therefrom, including in respect of any railcar or locomotive owned indirectly therethrough or leased thereunder) to B Buyer or its designated Affiliate, nor to pledge such Transferred Contract pursuant to the B Buyer Debt Financing.

(g) Notwithstanding anything in this Section 6.9 to the contrary:

(i) The Seller shall, subject to Section 6.9(g)(ii), pay (or reimburse Buyers for) any and all out-of-pocket costs, expenses and fees in connection with obtaining (or obviating the need for) any consent, waiver, approval or confirmation contemplated in this Section 6.9 up to a cap (inclusive of Seller’s and Buyers’ costs, fees and expenses) of three million dollars ($3,000,000) (the “Consent Fee Cap”); provided, however that (A) if such costs, expenses, or fees exceed the Consent Fee Cap, then the applicable Buyer shall pay, or reimburse the Seller Group, for any such excess costs, and (B) no customer of the Business shall be charged a conversion or “set up” fee in connection with the transactions contemplated hereby.

(ii) No member of the Seller Group or any Buyer (or any of their respective Affiliates) shall be obligated or required to (A) pay or remit any money (other than a de minimis amount) or (B) offer or grant any other financial or other accommodations in connection with obtaining any consent, waiver, approval or confirmation with respect to such Transferred Contracts or making any accommodations, waivers, modifications or amendments to such Transferred Contracts in order to obtain any such required consent, waiver, approval or confirmation or obviate the need for such consent, waiver, approval or confirmation.

(iii) Where any term, provision, requirement or restriction herein relates to restrictions or limitations on the pledge of a Transferred Contract pursuant to or under the B Buyer Debt Financing, Seller and its Affiliates shall cooperate with B Buyer to address any such restrictions or limitations.

(iv) The failure to obtain (or obviate the need for) any consent, waiver, approval or confirmation with respect to any Transferred Contract shall not (A) constitute a failure to satisfy any condition set forth in Article VII or (B), except as set forth in the proviso in Section 6.9(b), relieve Buyers from their obligations to consummate the transactions contemplated hereby.

(h) Prior to the Closing, Seller and Everen shall (and Seller shall cause the Other Seller Group Entities to) use commercially reasonable efforts to procure and maintain any license, permit, consent, authorization or approval required from any of their respective Affiliates or a Third Party (i) in order for the applicable members of the Seller Group to provide, or procure the provision of, any Service (as defined in the Transition Services Agreement) to any Recipient (as defined in the Transition Services Agreement) under the Transition Services

Agreement, (ii) for any such Recipient to use, access, and receive the benefit of such Services or (iii) in connection with the performance of the obligations of the applicable members of the Seller Group under the Transition Services Agreement (each, a “TSA Consent”). Buyers shall use commercially reasonable efforts to provide the Seller Group with such assistance as the Seller Group may reasonably require or request in order to obtain or maintain any TSA Consent, including assistance with negotiating the terms of such TSA Consent with any relevant Third Party.

Section 6.10. Employee Matters.

(a) Québec Employees Notification. On or following the Closing, but no later than sixty (60) days prior to the expiration or termination of the Services (as defined in the Transition Services Agreement) required to be performed by each applicable Québec Business Employee, or, for a Québec Business Employee who is hired after such sixtieth (60th) day, within ten (10) days following the applicable Québec Business Employee’s date of hire by a member of the Seller Group (the actual date of transfer of such Québec Business Employee, as applicable, the “Employment Transfer Date”), (x) GATX shall, or shall cause one of its Affiliates to, continue the employment of each Québec Business Employee (including those on Leave) whose employment will be transferred by operation of Law, under substantially similar terms and conditions of employment, and (y) GATX or one of its Affiliates, shall issue a notice of transfer to each Québec Business Employee stipulating that employment with GATX (or its Affiliates) would be effective as of the applicable Employment Transfer Date. At least ten (10) Business Days prior to the applicable Employment Transfer Date, GATX shall provide to Seller a list of Québec Business Employees whose employment transferred by operation of, and in accordance with, Law as of such date. Seller shall provide access to or transfer copies to GATX or its Affiliates of all Personnel Records. For the purpose of this subsection, continued employment under substantially similar terms and conditions of employment shall include and be captured in the notice of transfer as follows: (i) a similar position to the position held immediately prior to the applicable Employment Transfer Date; (ii) at least the same salary or wage rate and incentive compensation opportunities (including annual discretionary cash/equity-based incentives and formulaic incentives) to those that were provided immediately prior to the applicable Employment Transfer Date; (iii) at least the same vacation entitlements as those that were provided immediately prior to the applicable Employment Transfer Date; (iv) the same or similar Employee Benefit Plan items under GATX’s employee benefit plans as those available to similarly situated employees of GATX (which shall include, at a minimum, health insurance (medical, dental, vision), life insurance, accident insurance, disability insurance, a retirement savings plan, and paid time off for sick/medical reasons or other reasons, as may be provided for under the applicable paid time off policy of GATX); (v) similar hours of work, flexible working arrangements, and location of work in downtown Montreal as are in place immediately prior to the applicable Employment Transfer Date; and (vi) recognition of each Québec Business Employee’s continuous service date with the Seller as confirmed in Section 4.8(a) of Seller Disclosure Schedule.

(b) Employees Outside of Québec. Following the date of determination of the In-Scope Business Employees, Seller and GATX and its Affiliates shall cooperate in good faith to facilitate GATX’s access to In-Scope Business Employees for interviews by Representatives of GATX or one of its Affiliates for purposes of making offers of employment to In-Scope Business Employees and coordinating the timing of employment with GATX to begin after Seller confirms in writing such In-Scope Business Employee’s Services under the Transition Services Agreement and any notice periods required by Seller’s severance plan are complete, as applicable.

(c) Benefit Plan Participation; Time-Off. The Québec Business Employees shall cease active participation in each applicable Employee Benefit Plan immediately following the applicable Employment Transfer Date pursuant to the terms of the applicable Employee Benefit Plan and shall be eligible to commence participation in the employee benefit plans and employment programs of GATX or its Affiliates as of that date, subject to the terms and conditions of such plans. GATX or its Affiliates will continue the paid time off entitlements in effect prior to the applicable Employment Transfer Date with respect to each Québec Business Employee. Except as otherwise expressly provided in this Section 6.10, the Seller Group shall retain all, and neither GATX nor any of its Affiliates shall assume any, assets or Liabilities under the Employee Benefit Plans, including with respect to each Business Employee (and such Business Employee’s dependents or beneficiaries) and all eligible claims for benefits under such Employee Benefit Plans that provide health, disability or life insurance benefits that are incurred by each Business Employee prior to the applicable Employment Transfer Date or as otherwise provided by the terms of the applicable Employee Benefit Plan.

(d) Liabilities. All Employee Liabilities which become due, payable to, receivable by, and accrued in favor of Business Employees up to the date the In-Scope Business Employee is no longer employed by Seller will be the responsibility of the Seller, which Employee Liabilities shall be paid by the Seller to the In-Scope Business Employees no later than the regular payroll payment date immediately following the Hire Date. All Employee Liabilities in respect of such In-Scope Business Employees which may become due, payable to, receivable by, and accruing in favor of such In-Scope Business Employees and relating to employment by GATX or its Affiliates after the date the In-Scope Business Employee is hired by G-Corp or its Affiliates will be the responsibility of GATX or its Affiliates. Nothing in this Section 6.10(d) will limit GATX’s obligations under Section 6.10(f).

(e) Employee Communications. Any communications by GATX or its Affiliates (or its or their respective Representatives) with the Business Employees shall be subject to and in compliance with the terms hereof. Communications from GATX or its Affiliates (or its or their respective Representatives) to Business Employees following the date hereof shall be conducted through the Request for Information process set forth in the Governance Plan. Without limiting the generality of the foregoing sentence, written communications from GATX or its Affiliates (or its or their respective Representatives) to Business Employees may, upon Seller’s request, be subject to Seller’s prior review and comment (which comments GATX shall consider in good faith).

(f) Indemnification. Following the date hereof, GATX shall indemnify, defend and hold harmless each member of the Seller Group and their Affiliates and Representatives from and against any and all Losses suffered or incurred by them in connection with claims by Business Employees to the extent directly related to interactions between Business Employees, on the one hand, and GATX and its Affiliates (and each of their respective directors, officers, partners, members, employees, agents and representatives and their respective successors and assigns) on the other hand. Following the applicable Employment Transfer Date, GATX shall indemnify, defend and hold harmless each member of the Seller Group and their Affiliates and Representatives from and against any and all Losses suffered or incurred by them in connection with any and all claims with respect to the applicable Québec Business Employee.

(g) No Third-Party Beneficiaries. Nothing contained herein is intended to (i) be treated as the establishment, termination or amendment of any particular Employee Benefit Plan or any other benefit or compensation plan, policy or arrangement, (ii) prevent GATX or Seller or any of their respective Affiliates from amending or terminating any of their benefit plans in accordance with their terms, (iii) prevent GATX or any of its Affiliates, after the applicable Employment Transfer Date, from terminating the employment of any Québec Business Employee, or (iv) create any third-party beneficiary rights or remedies in any person, including any Business Employee, any beneficiary or dependent thereof, or any collective bargaining representative thereof, including rights or remedies with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Business Employee by GATX or Seller or any of their respective Affiliates or under any benefit plan which GATX or Seller or any of their respective Affiliates may maintain.

Section 6.11. Insurance Matters. Buyers acknowledge that all insurance coverage for the Business, Transferred Assets and Assumed Liabilities under policies of any member of the Seller Group or their respective Affiliates may be terminated as of the Closing and, following the Closing, no claims may be brought against any insurance policy of any member of the Seller Group or their respective Affiliates by a Buyer or its Affiliates.

Section 6.12. Representations and Warranties Insurance.

(a) If JV Buyer, G Buyer and/or B Buyer decides to obtain (at such Buyer’s sole cost and expense) a buy-side representations and warranties insurance policy relating to this Agreement and/or the transactions contemplated hereby (a “R&WI Policy”), then, at such Buyer’s reasonable request, Seller and Everen shall (and Seller shall cause the Other Seller Group Entities to) reasonably cooperate (at the sole cost and expense of Buyer for reasonable and documented out-of-pocket costs and expenses of Seller and its Affiliates) with such Buyer during normal business hours in such Buyer’s effort in obtaining a R&WI Policy prior to the Closing; provided that none of the Seller Group nor any of their respective Affiliates or Representatives shall be required to make any payment to, or confer any other economic benefit on, any Person, or to undertake any obligation or incur any Liability, in connection with the foregoing.

(b) If JV Buyer, G Buyer and/or B Buyer obtains a R&WI Policy, then the applicable Buyer shall ensure that such R&WI Policy (i) expressly provides that the insurer(s) shall waive and not pursue any subrogation rights against the Seller Group or their respective Affiliates, except in the case of Fraud, and (ii) name Seller and Everen as express third-party beneficiaries thereunder in respect of the foregoing. Each Buyer shall (x) provide Seller and Everen with reasonable opportunity to review the R&WI Policy and consider in good faith Seller’s and Everen’s comments thereon and (y) not agree or consent to any amendment, restatement or other modification or waiver of any of the subrogation provisions of the R&WI Policy or any other provision of the R&WI Policy in any manner that may adversely impact any member of the Seller Group or its Affiliates.

(c) In no event shall the availability of or binding of a R&WI Policy be a condition to Closing.

Section 6.13. Use of Names.

(a) Each Buyer acknowledges and agrees that neither it nor its Affiliates is acquiring or otherwise obtaining, and the Transferred Assets do not include, any right, title or interest in or to any Intellectual Property Rights of any member of the Seller Group or their respective Affiliates, including any Seller Name (other than the Owned Reporting Marks). Neither Buyers nor their respective Affiliates shall (i) seek to register in any jurisdiction any Seller Name or contest the use, ownership, validity or enforceability of any rights of Seller or any of its Affiliates in or to the Seller Name or (ii) have any rights in or to any Seller Name.

(b) Buyers shall (and shall cause their respective Affiliates to) (i) immediately upon Closing, cease and discontinue all uses of the Seller Name, other than as expressly permitted in this Section 6.13, and (ii) not expressly, or by implication, do business as or represent themselves as Seller, Everen or their respective Affiliates.

(c) Subject to Section 6.13(b), as promptly as practicable after the Closing, and in no event later than sixty (60) days after the Closing, Buyers and their respective Affiliates shall (i) (A) exhaust inventory of, or cease copying, using and distributing all portions of, Transferred Assets bearing any Seller Name, including signage, advertising, promotional materials, software, packaging, inventory, electronic materials, collateral goods, stationery, envelopes, checks, business cards, website content, invoices, receipts, forms, product, training and service literature and materials and other materials (collectively, “Materials”) or (B) alter any such Materials so as to permanently remove or cover over the Seller Name and (ii) permanently remove or cover over the Seller Name on locomotives included in the Transferred Assets (as applicable); provided, however, that the foregoing subclauses (A) and (B) shall not apply to Transferred Contracts bearing any Seller Name and subclause (B) shall not apply with respect to any Materials that are only used or contemplated to be used internally by a Buyer or its Affiliates (“Internal Materials”), such Buyer or its Affiliates shall use commercially reasonable efforts to cease using such Internal Materials or remove or cover over the Seller Name in the Internal Materials; provided, further, that to the extent any Materials are provided to G Buyer in connection with the Transition Services Agreement, G Buyer shall comply with the foregoing subclause (A) as promptly as practicable after, and in no event later than sixty (60) days after, the expiration or earlier termination of the Transition Services Agreement. The applicable Buyer and its Affiliates shall notify third parties to any such Transferred Contracts that such Transferred Contracts have been assigned to such Buyer or such Affiliate, as applicable; provided that any documentation related to such Transferred Contracts (e.g., amendments, extensions or renewals) drafted, prepared or printed at any time after the Closing shall not bear any Seller Name.

(d) Each Buyer, on behalf of itself and its Affiliates, agrees that (i) use of the Seller Name during the period authorized by Section 6.13(c) shall (A) be only with respect to Materials and locomotives existing in inventory at Closing and Transferred Contracts, without alteration (other than to remove the Seller Name), and (B) not be for any new materials, locomotives or services (including any new marketing or advertising materials, contracts, or product, training or service literature) and (ii) the Materials, locomotives and all services offered in connection therewith shall be of a level of quality equal to or greater than the quality of materials, locomotives and services with respect to which the Business used the Seller Name immediately prior to Closing. Each Buyer shall take all necessary action to ensure that any other users of the Seller Name, whose rights terminate upon the Closing pursuant to this Section 6.13, shall cease use of the Seller Name, except as expressly authorized thereafter in writing by Seller (in its sole and absolute discretion). Any goodwill arising from the use of the Seller Name as described in this Section 6.13 shall inure to the benefit of Seller, Everen and their respective Affiliates.

(e) Without limiting any other remedies, if a Buyer or its Affiliates fails to comply with this Section 6.13, Seller and Everen shall (i) be entitled to a temporary, preliminary or permanent injunction or other equitable relief in accordance with Section 11.13(a), and (ii) have the right to terminate all rights to use the Seller Name as described in this Section 6.13 effective immediately.

Section 6.14. Railcar Marks.

(a) On or before the ten (10) year anniversary of the Closing (the “Remarking Deadline”), the applicable Buyer shall (and shall cause its Affiliates to) (i) physically re-stencil each railcar that bears any Specified Railcar Mark, (ii) reprogram the automatic equipment identification (AEI) tag for each railcar described in the foregoing clause (i), and (iii) update UMLER to reflect the changes in reporting marks for each railcar described in the foregoing clause (i) (the foregoing clauses (i)–(iii), the “Railcar Remarking Obligations”, and each railcar for which Railcar Remarking Obligations have not been completed, a “Specified Marked Railcar”). On or before one hundred and eighty (180) days from the Closing (the “Locomotive Remarking Deadline”), the applicable Buyer shall (and shall cause its Affiliates to) (A) physically re-stencil each locomotive that bears any Specified Railcar Mark, (B) reprogram the automatic equipment identification (AEI) tag for each locomotive described in the foregoing clause (A), and (C) update UMLER to reflect the changes in reporting marks for each locomotive described in the foregoing clause (A) (the foregoing clauses (A)–(C), the “Locomotive Remarking Obligations” together with the Railcar Remarking Obligations, the “Remarking Obligations”, and each locomotive for which Locomotive Remarking Obligations have not been completed, a “Specified Marked Locomotive” and, the Specified Marked Railcars and the Specified Marked Locomotive, together, the “Specified Marked Cars”). In furtherance and not in limitation of the foregoing, the applicable Buyer shall (and shall cause its Affiliates) to use commercially reasonable efforts to (A) satisfy the Remarking Obligations as promptly as practicable following the Closing in connection with any ordinary course maintenance of such railcars or locomotives and (B) satisfy the Remarking Obligations prior to any sale, transfer, assignment or conveyance of any Specified Marked Car to any Person.

(b) Following the Closing and prior to written confirmation by JV Buyer to Seller that the Remarking Obligations have been fully satisfied, upon the written request of Seller, JV Buyer shall as promptly as reasonably practicable provide a written report to Seller of the status of the removal and discontinuance of all Specified Railcar Marks, including: (i) each railcar and locomotive that has ceased to be a Specified Marked Car during the applicable period or quarter, including the new reporting mark for such railcar or locomotive; (ii) each railcar and locomotive bearing a Specified Railcar Mark that suffered an Event of Loss during the applicable period or quarter (it being understood and agreed that the Remarking Obligations shall be deemed satisfied in respect of any railcar and locomotive that suffers an Event of Loss upon notice thereof by JV Buyer to Seller); (iii) each railcar and locomotive bearing a Specified Railcar Mark that was sold, transferred, assigned or conveyed to another Person during the applicable period or quarter, including identifying the entity to whom such railcar or locomotive was sold, transferred, assigned or conveyed; and (iv) all remaining Specified Marked Cars as of the last date of such report. JV Buyer shall not be required to provide any such written report more than once per every consecutive twelve (12)-month period.

(c) Notwithstanding anything herein to the contrary, the Buyers shall not (and shall cause its Affiliates not to), directly or indirectly, (i) sell, transfer, assign or convey ownership of any Specified Railcar Mark to any Person (other than Seller or its Affiliates) or (ii) stencil or re-stencil any railcar or locomotive with any Specified Railcar Mark (or authorize any other Person to do so).

Section 6.15. Seller Financing Cooperation.

(a) From the date hereof until the earlier of the Closing or the valid termination of this Agreement, each of Seller and Everen shall (and Seller shall cause the Other Seller Group Entities to) use commercially reasonable efforts to provide (and to cause their respective subsidiaries, officers, directors, employees and accountants to and other representatives to use commercially reasonable efforts to provide), at the sole cost and expense of the applicable Buyer, in each case, all reasonable and customary cooperation to (x) each of JV Buyer and B Buyer as is reasonably requested by such Buyer in connection with the arrangement of the applicable Debt Financing (or any permitted amended, modified or alternative financing in respect thereof, including in the form of nonconvertible debt securities in either a Rule 144A offering or other offering not requiring registration under the Securities Act) and (y) G Buyer in connection with its reporting requirements under Item 9.01(a) of Form 8-K under the Exchange Act, including using commercially reasonable efforts (limited, in the case of the cooperation described in clause (y), to the following clauses (ix) and (x)) to:

(i) cause appropriate members of the Seller Group’s management team to participate during normal business hours in a reasonable number of meetings, due diligence sessions (including accounting due diligence sessions), drafting sessions and conference calls with prospective lenders, investors, underwriters, placement agents, initial purchasers and/or ratings agencies, in each case, upon reasonable prior notice at mutually agreed times and places and only to the extent customarily needed for a financing of such type; provided that such participation by the Seller Group’s management may be conducted virtually at the Seller Group’s option;

(ii) furnish such Buyer with such financial or other information regarding the Business, the Transferred Assets and Assumed Liabilities as is customary or reasonably necessary for the preparation of customary materials for rating agency presentations, lender presentations, confidential information memoranda, investor presentations, offering documents, including offering memoranda for private placements of nonconvertible debt securities under Rule 144A, and similar customary documents reasonably necessary in connection with the applicable Debt Financing (collectively, “Debt Financing Marketing Materials”); provided, however, that in no event shall the Seller Group be required to prepare or provide any (A) financial or other information regarding projections, pro forma projections or other post-Closing pro forma financial information, (B) information that is not readily available, within the Seller Group’s possession or would not reasonably be expected to be timely obtained by using commercially reasonable efforts or (C) financial information, other than the Required Information;

(iii) assist each of JV Buyer and B Buyer with such Buyer’s preparation of (A) any definitive documentation and the schedules and exhibits thereto contemplated or required by the applicable Debt Financing, and any other customary definitive documents relating to the applicable Debt Financing, including any certificates and schedules related thereto, (B) customary materials for rating agency presentations and (C) Debt Financing Marketing Materials, including reviewing and commenting on such Buyer’s draft of a business description to be included in any Debt Financing Marketing Materials, in each case, as may be reasonably requested by such Buyer; provided, however, that in no event shall such assistance require the Seller Group to prepare or provide any (I) financial or other information regarding projections, pro forma projections or other post-Closing pro forma financial information, (II) information that is not readily available, within the Seller Group’s possession or would not reasonably be expected to be timely obtained by using commercially reasonable efforts or (III) financial information other than the Required Information;

(iv) request and facilitate (including providing any customary representation letters requested by the Seller Group’s and/or Everen’s independent auditors) and direct the Seller Group’s and/or Everen’s independent auditors to provide, consistent with customary practice, customary auditors consents (including consents of accountants for use of their reports in any materials relating to the applicable Debt Financing) and customary comfort letters addressed to the applicable Debt Financing Sources (including underwriters, placement agents or initial purchasers), including as to customary negative assurances and customary change period, in order to consummate any offering of debt securities as part of the applicable Debt Financing;

(v) provide to such Buyer at least eleven (11) Business Days prior to the Closing Date all documentation and other information with respect to the Seller Group, the Transferred Assets and the Assumed Liabilities that is required by the applicable Debt Financing Sources in connection with the applicable Debt Financing to comply with applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the requirements of 31 C.F.R. §1010.230, to the extent requested by such Buyer;

(vi) assist in facilitating the pledging of collateral and the granting and perfecting of any security interests in respect of any property securing the applicable Debt Financing, in each such case, effective no earlier than the Closing (including using commercially reasonable efforts to arrange for the delivery of any original stock certificates or trust certificates and related powers, any original promissory notes and related powers and any copies of any Transferred Lease Agreements, in each case, at or promptly following the Closing) as may be reasonably requested by such Buyer;

(vii) cooperate with the reasonable and customary due diligence requests of the applicable Debt Financing Sources and provide reasonable access to documents and other information in connection with customary due diligence investigations by the applicable Debt Financing Sources, subject to the Access Limitations;

(viii) to the extent contemplated by or required under the applicable Debt Commitment Letter, provide customary authorization letters to the Debt Financing Sources with respect to the Debt Financing Marketing Materials authorizing the distribution of information therein to prospective lenders or investors and containing a customary representation to the Debt Financing Sources, including that the public side versions of such documents do not include material non-public information about the Seller Group and/or Everen or its subsidiaries or their securities and as to the accuracy of the information contained in the Debt Financing Market Materials that was provided by the Seller Group and/or Everen;

(ix) (A) as promptly as reasonably practicable, furnish to such Buyer all Required Information, (B) assist each of JV Buyer and B Buyer in connection with such Buyer’s preparation of customary pro forma financial statements to the extent reasonably requested by such Buyer or the applicable Debt Financing Sources, and (C) assist G Buyer in connection with G Buyer’s preparation of customary pro forma financial statements to the extent reasonably requested by G Buyer to comply with G Buyer’s reporting obligations under Item 9.01(a) of Form 8-K under the Securities Act; provided that (x) Buyers shall be responsible for the preparation of customary pro forma financial statements and any pro forma adjustments or other projections giving effect to the transactions contemplated herein and (y) the Seller Group’s assistance shall relate solely to the financial information and data derived from the Seller Group’s historical books and records; and

(x) ensure that the Required Information included or to be included in any Debt Financing Marketing Materials or any current report of G Buyer on Form 8-K, as applicable, is Compliant and, if at any time Seller becomes aware that any part of the Required Information is not Compliant, Seller shall (x) promptly notify the applicable Buyer of such non-compliance and, (y) as promptly as reasonably practicable, amend the Required Information in order to enable such Buyer to amend the Debt Financing Marketing Materials or such current report or prepare an amendment or supplement thereto, so that Required Information in any Debt Financing Marketing Materials or current report as so amended or supplemented is Compliant.

(b) Notwithstanding anything herein to the contrary, nothing herein requires any member of the Seller Group or their respective Affiliates or Representatives to (i) execute or approve any debt financing or any definitive financing documents, including any credit or other agreements, pledge documents, security documents or other certificates in connection with the Debt Financing (other than representation letters referred to in Section 6.15(a)(iv)), (ii) provide cooperation or take any other action to the extent that it could reasonably be expected to conflict with or violate any Law or Order or result in a breach of, or a default under, this Agreement, (iii) breach, waive or amend any terms of this Agreement, (iv) provide cooperation or take any other action to the extent it could reasonably be expected to result in any condition to the Closing set forth in Article VII to not be satisfied in a timely manner (or materially increase the likelihood of any such condition to not be satisfied in a timely manner), (v) violate any obligation of confidentiality binding on any member of the Seller Group or their respective Affiliates or Representatives, (vi) deliver any financial statements to the extent not produced by the Seller Group in the Ordinary Course of Business (other than the applicable Financial Statements required by Section 6.22), (vii) unreasonably interfere with the ongoing business or operations of any member of the Seller Group or any of their respective Affiliates or (viii) provide access to or disclose information which could reasonably be expected to result in waiving any attorney-client privilege, work-product or similar privilege. Additionally, (A) none of the Seller Group nor their respective Affiliates shall be required to pay or incur any fee, cost or expense or incur or assume any Liability or obligation in connection with any Debt Financing (other than as are expressly reimbursable or payable by a Buyer), (B) none of the directors of any member of the Seller Group or their respective Affiliates shall be required to authorize or adopt any resolutions approving the agreements, documents, instruments and transactions contemplated in connection with the Debt Financing, (C) none of the Seller Group nor their respective Affiliates or Representatives, in their capacity as such, shall be required to make any representation to any Buyer, any of its Affiliates, any Lender, Debt Financing Source, agent or lead arranger, or any other Person with respect to any action under this Section 6.15, including as to solvency, or to deliver or require to be delivered any solvency or similar certificate or any legal opinion (it being understood that such Buyer shall provide any solvency or similar certificate required in connection with the applicable Financing and such Buyer’s counsel shall provide any legal opinion required in connection with the applicable Debt Financing) and (D) none of the Seller Group nor their respective Affiliates or Representatives shall be required to seek any amendment, waiver, consent or other modification under any Indebtedness. Nothing hereunder shall require any employee, officer, director or other Representative of the Seller Group or their respective Affiliates to deliver any certificate or other document or take any other action that would potentially result in personal liability to such employee, officer, director or other Representative.

(c) The Seller Group and Everen hereby consent to the use of its and its subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to harm or disparage the Seller Group and Everen or its subsidiaries in any respect.

(d) JV Buyer shall indemnify, defend and hold harmless each member of the Seller Group and their respective Affiliates and Representatives, from and against any obligation, claim, interest or Loss suffered or incurred by them in connection with any cooperation provided under this Section 6.15 with respect to the JV Debt Financing, the arrangement of the JV Debt Financing and any information provided in connection therewith, in each case, other than to the extent any of the foregoing was suffered or incurred as a result of the bad faith, gross negligence or willful misconduct of, any member of the Seller Group and their respective Affiliates and Representatives. JV Buyer shall promptly, but not earlier than the Closing Date or termination of this Agreement in accordance with its terms, reimburse each member of the Seller Group and their respective Affiliates and Representatives for all reasonable and documented costs, fees and expenses incurred by such Persons in connection with any cooperation provided under this Section 6.15 with respect to the JV Debt Financing or the arrangement of the JV Debt Financing, or otherwise in connection with the JV Debt Financing (including, in each case, reasonable and documented out-of-pocket auditor’s and attorneys’ costs, fees and expenses).

(e) B Buyer shall indemnify, defend and hold harmless each member of the Seller Group and their respective Affiliates and Representatives, from and against any obligation, claim, interest or Loss suffered or incurred by them in connection with any cooperation provided under this Section 6.15 with respect to the B Buyer Debt Financing, the arrangement of the B Buyer Debt Financing and any information provided in connection therewith, in each case, other than to the extent any of the foregoing was suffered or incurred as a result of the bad faith, gross negligence or willful misconduct of, any member of the Seller Group and their respective Affiliates and Representatives. B Buyer shall promptly, but not earlier than the Closing Date or termination of this Agreement in accordance with its terms, reimburse each member of the Seller Group and their respective Affiliates and Representatives for all reasonable and documented costs, fees and expenses incurred by such Persons in connection with any cooperation provided under this Section 6.15 with respect to the B Buyer Debt Financing or the arrangement of the B Buyer Debt Financing, or otherwise in connection with the B Buyer Debt Financing (including, in each case, reasonable and documented out-of-pocket auditor’s and attorneys’ costs, fees and expenses).

(f) G Buyer shall indemnify, defend and hold harmless each member of the Seller Group and their respective Affiliates and Representatives, from and against any obligation, claim, interest or Loss suffered or incurred by them in connection with any cooperation provided under this Section 6.15 with respect to G Buyer’s reporting requirements and any information provided in connection therewith, in each case, other than to the extent any of the foregoing was suffered or incurred as a result of the bad faith, gross negligence or willful misconduct of, any member of the Seller Group and their respective Affiliates and Representatives. G Buyer shall promptly, but not earlier than the Closing Date or termination of this Agreement in accordance with its terms, reimburse each member of the Seller Group and their respective Affiliates and Representatives for all reasonable and documented costs, fees and expenses incurred by such Persons in connection with any cooperation provided under this Section 6.15 with respect to G Buyer’s reporting requirements, or otherwise in connection with G Buyer’s reporting requirements (including, in each case, reasonable and documented out-of-pocket auditor’s and attorneys’ costs, fees and expenses).

(g) All non-public or other confidential information provided by the Seller Group or their respective Affiliates or Representatives pursuant to this Section 6.15 shall be kept confidential and used in accordance with the Confidentiality Agreement and Section 6.7, as applicable. Notwithstanding the foregoing or anything in the Confidentiality Agreement to the contrary, (i) each of JV Buyer and B Buyer and their respective Affiliates will be permitted to disclose such information to any actual or prospective Debt Financing Sources (and, in each case, to their respective counsel and auditors) to the extent reasonably necessary to facilitate the applicable Debt Financing, so long as such Persons (A) agree to be bound by the Confidentiality Agreement as if parties thereto or (B) are subject to other confidentiality undertakings that are at least as restrictive on such actual or prospective Debt Financing Source as the confidentiality restrictions binding on Representatives of Buyer set forth in the Confidentiality Agreement, and which shall in any event require “click through” or other affirmative actions on the part of such actual or prospective Debt Financing Source to access such information, (ii) subject to the prior written consent of Seller (not to be unreasonably delayed, conditioned or withheld), each Buyer and its related Affiliates may disclose any information to the extent reasonably required (in the good faith judgment of such Buyer) to be included in any prospectus, private placement memorandum or other similar offering document in connection with any Financing, (iii) each Buyer, the Debt Financing Sources and their related Affiliates may disclose any information to any rating agency, subject to customary confidentiality undertakings by such rating agency, in connection with any Debt Financing and (iv) G Buyer will be permitted to disclose the applicable Financial Statements and related information of the Business to comply with G Buyer’s reporting obligations under Item 9.01(a) of Form 8-K under the Securities Act.

(h) Notwithstanding anything herein to the contrary, a breach by Seller or Everen of their obligations under this Section 6.15 shall not constitute a breach of this Agreement for purposes of Article VII (other than in the case of (x) a willful or intentional material breach, (y) a breach by Seller or Everen that was the proximate and direct cause of a Buyer’s failure to obtain the applicable Debt Financing or (z) a breach of Section 6.15(i)) or a breach of any condition precedent set forth in Section 7.2 (other than in the case of (x) a willful or intentional material breach, (y) a breach by Seller or Everen that was the proximate and direct cause of Buyer’s failure to obtain the Debt Financing or (z) a breach of Section 6.15(i)).

(i) Each of Seller and Everen shall (and Seller shall cause the Other Seller Group Entities to) use reasonable best efforts to provide, at the sole cost and expense of Buyers, in each case, all reasonable cooperation with each Buyer as is requested or required to satisfy any requirement, condition or other request (including any request for access to any Transferred Assets or any books or record solely and exclusively to the extent related thereto, including in respect of any inventory appraisals and any field audits) from any Seller Affiliate Financing Sources in connection with the Debt Financings.

Section 6.16. Buyer Financing Covenant.

(a) Each of JV Buyer and B Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done all things necessary, proper or advisable to arrange and obtain the JV Debt Financing and the B Buyer Debt Financing, respectively, on or prior to the Closing Date on the terms and conditions described in the applicable Debt Commitment Letter (including, as necessary, the “flex” provisions contained in any applicable Fee Letter) (or, if available, on other terms acceptable to such Buyer, so long as such other terms do not include or result in a Prohibited Modification), including maintaining in full force and effect the applicable Debt Commitment Letter (except for amendments, restatements, replacements, supplements, terminations and other modifications and waivers that do not include or result in a Prohibited Modification and are otherwise not prohibited by this Section 6.14) and using commercially reasonable efforts to (i) satisfy, or cause to be satisfied, on a timely basis, or obtain a waiver of, all conditions precedent in the applicable Debt Commitment Letter to the extent within such Buyer’s control, (ii) negotiate and enter into definitive agreements with respect to the applicable Debt Financing on substantially the terms and conditions contemplated by the applicable Debt Commitment Letter (which definitive financing agreements shall not (A) reduce the net aggregate amount of the applicable Debt Financing to be funded on the Closing Date below the amount necessary to consummate the applicable Asset Sale contemplated hereby to be consummated by such Buyer, pay the JV Buyer Purchase Price or the B Buyer Purchase Price, as applicable, and satisfy all other payment obligations under this Agreement required to be paid on the Closing Date by such Buyer hereunder or in respect of the applicable Debt Financing (including by increasing the amount of fees to be paid, increasing original issue discount or modifying flex provisions in a manner that effectively reduces the funding amount), unless, in each case, the amount of the applicable Equity Financing has been increased by a corresponding amount, (B) amend, modify or supplement the conditions or contingencies to, or impose new or additional conditions to, or expand any existing condition to, the applicable Debt Financing from that contemplated in the applicable Debt Commitment Letter, (C) prevent or materially delay funding of the applicable Debt Financing or make funding of the applicable Debt Financing materially less likely to occur at the Closing, (D) impair, delay or prevent the consummation of the transactions contemplated hereby, (E) adversely impact the ability of such Buyer to enforce its rights against the other parties to the applicable Debt Commitment Letter or the applicable Debt Documents or (F) impose any obligations on any member of the Seller Group or any of their respective Affiliates (subject to Section 6.15) (the effects described in the foregoing subclauses (A) through (F), the “Prohibited Modifications”)), (iii) consummate such Debt Financing at or prior to the Closing, including, if all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied, using reasonable best efforts to cause the Persons providing such Debt Financing to comply with their respective obligations under the applicable Debt Commitment Letter including to fund the applicable Debt Financing at Closing and (iv) comply with its obligations under the applicable Debt Commitment Letter and the other applicable Debt Documents.

(b) JV Buyer acknowledges and agrees that it shall be fully responsible for obtaining the JV Equity Financing in accordance with the JV Equity Commitment Letter and shall, and shall cause its Affiliates to, use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to, at the Closing, arrange, consummate and obtain the JV Equity Financing on the terms and subject to the conditions described in the JV Equity Commitment Letter, including using commercially reasonable efforts to take (and causing its Affiliates to use commercially reasonable efforts to take) all actions within its control necessary to (i) maintain in full force and effect (and comply with their respective obligations under) the JV Equity Commitment Letter on the terms and subject to the conditions contained therein until the Closing or the JV Equity Commitment Letter terminates in accordance with its respective terms and (ii) satisfy on a timely basis all conditions in the JV Equity Commitment Letter within its control. JV Buyer agrees that Seller and Everen shall be entitled to specifically enforce the obligations of JV Buyer pursuant to the JV Equity Commitment Letter, subject to Section 11.13 and the terms and conditions thereof.

(c) B Buyer acknowledges and agrees that it shall be fully responsible for obtaining the B Buyer Equity Financing in accordance with the B Buyer Equity Commitment Letter and shall, and shall cause its Affiliates to, use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to, at the Closing, arrange, consummate and obtain the B Buyer Equity Financing on the terms and subject to the conditions described in the B Buyer Equity Commitment Letter, including using commercially reasonable efforts to take (and causing its Affiliates to use commercially reasonable efforts to take) all actions within its control necessary to (i) maintain in full force and effect (and comply with their respective obligations under) the B Buyer Equity Commitment Letter on the terms and subject to the conditions contained therein until the Closing or the B Buyer Equity Commitment Letter terminates in accordance with its respective terms and (ii) satisfy on a timely basis all conditions in the B Buyer Equity Commitment Letter within its control. B Buyer agrees that Seller and Everen shall be entitled to specifically enforce the obligations of B Buyer pursuant to the B Buyer Equity Commitment Letter, subject to Section 11.13 and the terms and conditions thereof.

(d) Neither JV Buyer nor B Buyer shall, without Seller’s and Everen’s prior written consent, permit or consent or agree to (i) any early termination or replacement of the applicable Equity Commitment Letter or (ii) any amendment, restatement, supplement or other modification to, or waiver of any provision or remedy under, the applicable Equity Commitment Letter if such amendment, restatement, supplement, modification or waiver would reasonably be expected to (A) materially impair, materially delay or prevent the consummation of the transactions contemplated hereby, (B) reduce (or could have the effect of reducing) the aggregate amount of the applicable Equity Financing below the amount necessary to consummate the transactions contemplated by this Agreement to be consummated by such Buyer, (C) impose new or additional conditions precedent to the funding of the applicable Equity Financing or otherwise expand, amend or modify any of the existing conditions to the funding of the applicable Equity Financing, (D) make the funding of the commitments under the applicable Equity Commitment Letter less likely to occur or (E) otherwise adversely affect the ability of such Buyer to timely consummate the transactions contemplated hereby to be consummated by such Buyer or adversely impact the ability of such Buyer to enforce its rights against the Investors or any other parties to the applicable Equity Commitment Letter (including any right to seek or obtain specific performance of the applicable Equity Commitment Letter); provided that such Buyer may amend, supplement, modify or waive any terms of the applicable Equity Commitment Letter with respect thereto without the consent of Seller and Everen to correct typographical errors, so long as any such amendment, supplement, modification or waiver could not reasonably be expected to result in the foregoing circumstances outlined in the foregoing subclauses (A)-(E). Prior to permitting or consenting to any amendment, restatement, supplement or other modification to, or waiver of any provision or remedy under, the applicable Equity Commitment Letter, JV Buyer or B Buyer, as applicable, shall (1) provide Seller and Everen with the opportunity to review any such amendment, restatement, supplement, modification or waiver and (2) consider in good faith revising such amendment, restatement, supplement, modification or waiver to reflect any reasonable comments made by Seller and Everen thereon. JV Buyer or B Buyer, as applicable, shall promptly furnish to Seller and Everen true, complete and correct copies of any amendment, restatement, supplement, modification, consent or waiver relating to the applicable Equity Commitment Letter. For purposes of this Agreement (other than with respect to representations in this Agreement made by JV Buyer or B Buyer that speak as of the date of this Agreement), references to the “Equity Financing” will include the financing contemplated by the “Equity Commitment Letters” as expressly permitted by this Section 6.16(d) to be amended, restated, supplemented, modified or waived, in each case from and after the date of such expressly permitted amendment, restatement, supplement, modification or waiver.

(e) Upon the reasonable request of Seller or Everen, each of JV Buyer and B Buyer shall keep Seller and Everen informed as promptly as practicable and in reasonable detail of the status of its efforts to arrange the applicable Debt Financing. Without limiting the generality of the foregoing, each such Buyer shall give Seller and Everen as promptly as practicable after the Knowledge of such Buyer (and in any event within two (2) Business Days) written notice (i) of any breach or default by such Buyer, or to the Knowledge of such Buyer, any other party to the applicable Equity Commitment Letter, any other party to the applicable Debt Commitment Letter or any other party to the definitive agreements with respect to the applicable Debt Financing (such definitive agreements related to (x) the JV Debt Financing, collectively, with the JV Debt Commitment Letter, the “JV Debt Documents” and (y) the B Buyer Debt Financing, collectively with the B Buyer Debt Commitment Letter, the “B Buyer Debt Documents”; the JV Debt Documents and the B Buyer Debt Documents, collectively, the “Debt Documents”), (ii) if and when such Buyer receives notice that all or any portion of the Financing contemplated by any applicable Commitment Letter is not reasonably expected to be available, (iii) if and when such Buyer receives written notice from any party to an applicable Commitment Letter or any party to an applicable Debt Document with respect to any actual or threatened (in writing) breach, default, termination or repudiation by any party to such applicable Commitment Letter or such applicable Debt Document, as applicable, (iv) of any material dispute or disagreement between or among any parties to any applicable Commitment Letter or any definitive agreement related to the applicable Financing (but excluding for the avoidance of doubt any ordinary course negotiations with respect to the terms of the applicable Debt Financing or any definitive documents related thereto), (v) of any amendment or modification of, or waiver under, any applicable Commitment Letter or any portion of any applicable Financing, (vi) of any expiration or termination of the applicable Equity Commitment Letter, the applicable Debt Commitment Letter or any other applicable Debt Document or (vii) the occurrence of any other event or development that could reasonably be expected to adversely impact the ability of such Buyer to consummate the applicable Asset Sale to be consummated by such Buyer, pay the JV Buyer Purchase Price or the B Buyer Purchase Price, as applicable, and satisfy all other payment obligations required to be paid under this Agreement on the Closing Date by such Buyer hereunder or in respect of the applicable Debt Financing.

(f) Neither JV Buyer nor B Buyer shall, without Seller’s and Everen’s prior written consent, permit or consent or agree to (i) any amendment, restatement, replacement, supplement or other modification to, or waiver of any provision or remedy under, the JV Debt Commitment Letter or B Buyer Debt Commitment Letter, respectively, if such amendment, restatement, supplement, termination, modification or waiver includes, or would result in, a Prohibited Modification (provided that the applicable Buyer may amend, supplement, modify or waive any terms of the applicable Debt Commitment Letter and/or the other applicable Debt Documents with respect thereto without the consent of Seller or Everen to (I) correct typographical errors or (II) add lenders, lead arrangers, bookrunners, syndication agents or similar entities of similar credit quality, in each case, to the extent that such amendment, supplement, modification or waiver does not include, and would not result in, a Prohibited Modification) or (ii) any termination or replacement of the applicable Debt Commitment Letter. JV Buyer or B Buyer shall, as applicable, promptly furnish to Seller and Everen true, complete and correct copies of any amendment, restatement, supplement or other modification to, or waiver of any provision or remedy under, the applicable Debt Commitment Letter or any other applicable Debt Documents. For purposes of this Agreement (other than with respect to representations in this Agreement made by Buyers that speak as of the date of this Agreement), references to (i) the “Financing” or the “Debt Financing” will include the financing contemplated by the applicable Debt Commitment Letter as expressly permitted by this Section 6.16(f) to be amended, restated, replaced, supplemented, modified or waived, in each case, from and after the date of such expressly permitted amendment, restatement, replacement, supplement, modification or waiver and (ii) the “the JV Debt Commitment Letter”, the “B Buyer Debt Commitment Letter”, the “Debt Commitment Letters”, the “JV Fee Letters”, the “B Buyer Fee Letters” and the “Fee Letters” shall include each such document, as applicable, as amended, restated, replaced, supplemented or otherwise modified or waived to the extent such amendment, restatement, replacement, supplement, other modification or waiver was expressly permitted under this Section 6.16(f), in each case from and after the date such expressly permitted amendment, restatement, replacement, supplement or other modification or waiver.

(g) In the event that, notwithstanding the use of commercially reasonable efforts by JV Buyer or B Buyer, as applicable, to satisfy its obligations under Section 6.16(a), (x) all or any portion of the applicable Debt Financing becomes unavailable in an amount required to consummate the transactions contemplated hereunder on the terms and conditions set forth in the applicable Debt Commitment Letter or (y) any of the applicable Debt Documents shall be withdrawn, repudiated, terminated or rescinded (any such event or circumstance, a “Financing Failure Event”), the applicable Buyer shall, as promptly as practicable following the occurrence of such Financing Failure Event, notify Seller and Everen of such Financing Failure Event and the reasons therefor and use its commercially reasonable efforts to obtain, or cause to be obtained, alternative financing, including from alternative sources, in an amount sufficient, when added to the portion of the applicable Debt Financing that is and remains available and the applicable Equity Financing, to consummate the applicable Asset Sale to be consummated by such Buyer, including the payment of the JV Buyer Purchase Price or the B Buyer Purchase Price, as applicable, and satisfaction of all other payment obligations required to be paid on the Closing Date by such Buyer hereunder or in respect of such applicable Debt Financing (“Alternative Financing”) as promptly as practicable following the occurrence of such Financing Failure Event, containing conditions to draw, conditions to Closing and other terms that could reasonably be expected to affect the availability thereof that (i) are not materially less favorable, when taken as a whole, to such Buyer (as determined by such Buyer in good faith) than those conditions and terms contained in the applicable Debt Commitment Letter (including the related Fee Letters) and (ii) could not reasonably be expected to materially impair, delay or prevent the Closing or make the Closing materially less likely to occur (provided that such Buyer shall not be required to (A) pay any fees and expenses in excess of those contemplated under the applicable Debt Commitment Letter as of the date hereof (taking into account any “market flex” provisions of any applicable Fee Letter as of the date hereof), (B) agree to economic terms or conditionality that are materially less favorable in the aggregate to such Buyer than, in each case, in the reasonable judgment of such Buyer, those contained in the applicable Debt Commitment Letter (taking into account any “market flex” provisions of any applicable Fee Letter as of the date hereof) or (C) seek equity financing from any source other than, or in an amount greater than, pursuant to the applicable Equity Commitment Letter). In the event any such Buyer has obtained Alternative Financing, the provisions of this Section 6.16 shall be applicable to the Alternative Financing, and, for purposes of this Agreement (other than with respect to representations in this Agreement that speak to the date of this Agreement), all references to (I) the “Financing”, the “Debt Financing” or the “JV Debt Financing” or “B Buyer Debt

Financing” (as applicable) shall be deemed to include such Alternative Financing, (II) the “Debt Commitment Letter”, the “Fee Letters” and the “JV Debt Commitment Letter” and “JV Fee Letters” or “B Buyer Debt Commitment Letter” and “B Buyer Fee Letters” (as applicable) shall include the debt commitment letter and fee letters, as applicable, with respect to such Alternative Financing, and (III) all references to (x) the Debt Documents and the JV Debt Documents or B Buyer Debt Documents, as applicable, shall include the applicable Debt Commitment Letter and definitive documents for such Alternative Financing, and (y) the Lenders and the Debt Financing Sources shall include the Persons providing or arranging the Alternative Financing.

(h) Each Buyer shall, and shall cause its Affiliates to, refrain from taking, directly or indirectly, any action that could reasonably be expected to result in the failure of any of the conditions contained in the applicable Commitment Letters or in any definitive agreement relating to the applicable Financing.

(i) Seller, Everen and the Other Seller Group Entities acknowledge and agree that one or more of them and their respective Affiliates are Debt Financing Sources for one or more of the Debt Financings. Notwithstanding anything herein to the contrary, Seller, Everen, the Other Seller Group Entities and Buyers acknowledge and agree that, so long as a Seller Affiliate Financing Failure has not occurred, neither the obtaining of the Financing or any permitted Alternative Financing nor the completion of any issuance of securities contemplated by the Debt Financing is a condition to the Closing. If the Financing has not been obtained, and if all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (or waived) and this Agreement has not otherwise been terminated, Buyers will continue to be obligated to consummate the transactions contemplated hereby so long as a Seller Affiliate Financing Failure has not occurred. The foregoing shall not limit Buyers’ obligations hereunder to seek to obtain the Alternative Financing.

(j) Notwithstanding anything herein to the contrary, nothing contained in this Section 6.16 will require, and in no event will the commercially reasonable efforts of JV Buyer and B Buyer to consummate the applicable Debt Financing be deemed or construed to require, such Buyer to pay any fees or other amounts in excess of the fees and other amounts (including any “market flex” provisions set forth in the Fee Letters) contemplated by the applicable Debt Commitment Letter.

Section 6.17. Non-Solicit.

(a) Seller and Everen shall not, for the period commencing on the earlier of the TSA End Date or applicable Employment Transfer Date, as applicable, and expiring on the earlier of the eighteen (18) month anniversary of the Closing Date or the first (1st) anniversary of the TSA End Date, directly or indirectly, (i) solicit, induce or knowingly encourage any In-Scope Business Employee to leave his or her position of employment with GATX or its Affiliates or (ii) solicit or hire for employment or any similar arrangement any In-Scope Business Employee; provided, however, that Seller and Everen shall not be prohibited, restricted or limited from (i) making, directly or indirectly, any general solicitations (not targeted at In-Scope Business Employees) for employment through advertisements, third-party recruiting firms or other similar means, including internal Seller Group job postings, (ii) any solicitation, inducement, encouragement or hiring of any In-Scope Business Employee from and after (x) such In-Scope

Business Employee’s employment is terminated by GATX or its Affiliates or (y) if such In-Scope Business Employee was not terminated by GATX or its Affiliates, three (3) months after such In-Scope Business Employee ceased to be employed by GATX or its Affiliates, (iii) any solicitation, inducement, encouragement or hiring of any In-Scope Business Employee who (x) approaches Seller or Everen (without any prior direct or indirect solicitation, inducement or encouragement by Seller or Everen, other than pursuant to the general solicitations not targeted at In-Scope Business Employees permitted by the foregoing subclause (i)) or (y) responds to any general solicitation not targeted at In-Scope Business Employees pursuant to the foregoing subclause (i).

(b) Each Buyer shall not, for the period commencing on the Closing Date and expiring on the first (1st) anniversary of the Closing Date, directly or indirectly, solicit, induce or knowingly encourage any employee of the Seller Group (other than any Business Employees solely to the extent contemplated by the terms hereof) with whom such Buyer or its Representatives have first had contact or who (or whose performance) first became known to such Persons in connection with the transactions contemplated hereby to leave his or her position of employment with the Seller Group or to hire any such employee; provided, however, that a Buyer shall not be prohibited, restricted or limiting from (i) making, directly or indirectly, any general solicitations for employment through advertisements, third-party recruiting firms or other similar means, (ii) any solicitation, inducement, encouragement or hiring of any such employee from and after (x) such employee’s employment is terminated by the Seller Group or any of its Affiliates or (y) if such employee was not terminated by the Seller Group or any of its Affiliates, three (3) months after such employee ceased to be employed by the Seller Group or any of its Affiliates, (iii) any solicitation, inducement, encouragement or hiring of any such employee who (x) approaches such Buyer (without any prior direct or indirect solicitation, inducement or encouragement by such Buyer, other than pursuant to the general solicitations permitted by the foregoing subclause (i)) or (y) responds to any general solicitation pursuant to the foregoing subclause (i).

Section 6.18. Transition Services.

(a) Transition Services Agreement. At the Closing, GATX and Seller shall enter into the Transition Services Agreement, substantially in the form attached hereto as Exhibit F (the “Transition Services Agreement”).

(b) Governance Plan. Commencing upon the date hereof, Seller and GATX shall, subject to the terms and conditions therein, implement and perform the plans, tasks, activities, and obligations set forth in the governance plan attached hereto as Exhibit H (as may be amended from time to time, the “Governance Plan”), including developing and finalizing the Closing Plan, Migration Plan, and Cutover Plans (each as defined in the Governance Plan), subject to receipt from the other Party (or its Affiliates) of any documents, information or cooperation required, necessary or advisable to be received by such Party (following notice thereof) to facilitate performance of such plans, tasks, activities, and obligations. The Parties shall use commercially reasonable efforts to meet any deadlines or timeframes specified in the Governance Plan.

(c) Except as may otherwise be agreed to by the Parties in the Transition Services Agreement, prior to the Closing Date, each Party and GATX shall (and shall cause its Affiliates and Representatives to) reasonably cooperate with Servicer to develop and implement a plan for the transfer of the servicing rights, the physical transfer of any Business Books and Records, the “offboarding” and “onboarding” of accounts into which the B Buyer Business Receivables are paid, and the provision of any customary notices to third parties from and after the Closing Date, which plan shall include (i) B Buyer and Seller delivering joint paper or electronic “hello” and “goodbye” letters to Finance Lessees on or around the Closing Date that are co-branded with Servicer, with all costs and expenses incurred in connection therewith to be borne equally between B Buyer and Seller; and (ii) Seller reasonably cooperating, at B Buyer’s cost and expense for Seller’s reasonable and documented out-of-pocket costs and expenses, from and after the Closing until sixty (60) days following the Closing Date, with B Buyer in any communications of B Buyer or Servicer to or with Finance Lessees that are reasonably requested or deemed advisable by Servicer; provided that, prior to the Closing, without the prior written consent of Seller, B Buyer shall not (and shall cause its Affiliates and Representatives not to) issue any notice or other communication to any Finance Lessee in respect of which no B Buyer Transferred Lease Agreement has been actually acquired by or transferred to, and no B Buyer Assumed Liabilities have been actually assumed by, B Buyer or its Affiliates at or prior to such time.

Section 6.19. Wrong-Pockets.

(a) Upon the terms and subject to the conditions set forth herein and in the Ancillary Agreements, if, at any time during the 90-day period following the later of the Closing or the date that the applicable data in respect of an applicable Transferred Lease Agreement has been migrated to the applicable Buyer pursuant hereto, and subject to Section 6.9, the Seller Group or their respective Affiliates receives any funds, in each case, that are a Transferred Asset or that are otherwise properly due and owing to a Buyer (or its successors or assigns) in accordance with the terms hereof, and to the extent such funds are not an Excluded Asset, then Seller or Everen shall (or Seller shall cause the Other Seller Group Entities to), as applicable, promptly remit, or cause to be remitted, such funds to such Buyer (or its successors or assigns); provided that after such three-month period, Seller or Everen shall (or Seller shall cause the Other Seller Group Entities to), as applicable, use reasonable best efforts to promptly remit, or cause to be remitted, such funds (to the extent such funds are not an Excluded Asset) to the Person who provided such funds to the Seller Group or their respective Affiliates.

(b) Upon the terms and subject to the conditions set forth herein and in the Ancillary Agreements, if, at any time during the two (2)-year period following the Closing, and subject to Section 6.9:

(i) the Seller Group or their respective Affiliates receives any assets (other than funds), in each case, that are a Transferred Asset or that are otherwise properly due and owing to a Buyer (or its successors or assigns) in accordance with the terms hereof, and to the extent such assets are not an Excluded Asset, then Seller or Everen shall (or Seller shall cause the Other Seller Group Entities to), as applicable, promptly remit, or cause to be remitted, such assets to such Buyer (or its successors or assigns);

(ii) the Seller Group or their respective Affiliates receives or otherwise possesses (or is responsible for) any Transferred Asset or Assumed Liability, Seller or Everen shall, and shall cause the Other Seller Group Entities and their respective Affiliates to, promptly notify and assign, transfer or convey, or cause to be assigned, transferred or conveyed, such Transferred Asset or Assumed Liability to the applicable Buyer or any of its Affiliates (and, prior to any such transfer of assets pursuant to this Section 6.19(c)(i), the Parties agree that the Person receiving or possessing such asset shall hold such asset in trust for such Buyer);

(iii) a Buyer or any of its Affiliates receives any funds or other assets, in each case, that are an Excluded Asset or that are otherwise properly due and owing to a member of the Seller Group or their respective Affiliates (or their respective successors or assigns) in accordance with the terms hereof, such Buyer shall (or shall cause its Affiliates to) promptly remit, or cause to be remitted, such funds or assets to the Seller Group or their respective Affiliates, or each of their respective successors or assigns;

(iv) a Buyer or any of its Affiliates receives or otherwise possesses (or is responsible for) any Excluded Asset or Retained Liability, such Buyer shall, and shall cause its Affiliates to, promptly notify and assign, transfer or convey, or cause to be assigned, transferred or conveyed, such Excluded Asset or Retained Liability to Seller, Everen or their respective Affiliates, as applicable (and prior to any such transfer of assets pursuant to this Section 6.19(b)(iv), the Parties agree that the Person receiving or possessing such asset shall hold such asset in trust for Seller).

(c) The Parties agree that at all times from and after the Closing, if an Action is commenced by a Third Party naming the Parties (or any Affiliate of any Party) as defendants and with respect to which a named party (or any Affiliate of such party) is a nominal defendant or such Action is otherwise not a Liability allocated to such named party under this Agreement, then the other Party shall reasonably cooperate with such nominal defendant in such nominal defendant’s efforts to be removed from such Action.

(d) Each Party shall cooperate with each other Party and shall set up procedures and notifications as are reasonably necessary or advisable to effectuate the transfers contemplated by this Section 6.19.

(e) For the avoidance of doubt, the transfer, conveyance or assumption of any assets or Liabilities under this Section 6.19 shall be effected without any additional consideration payable by any Party. The Parties shall take all reasonable steps to ensure that any actions undertaken pursuant to Section 6.19(a) do not result in unrecoverable Canadian Transfer Taxes to any Party in respect of Canadian Transfer Taxes that otherwise would have been recoverable.

Section 6.20. Seller Rights of Recovery. At the written request of Seller or Everen, Buyers shall (and shall cause its Affiliates to) use commercially reasonable efforts to exercise any rights under a Transferred Contract (excluding the filing of any Proceeding) to any refunds, claims, causes of action, indemnity, contribution, reimbursement rights of set off and rights of recoupment recoverable from or against any Third Party (including rights to insurance proceeds and rights under and pursuant to all warranties, representations and guarantees), in each case, to the extent related to any Excluded Asset or Retained Liability; provided that all reasonable, documented out-of-pocket costs and expenses of Buyers incurred in connection therewith shall be borne by Seller or Everen, as applicable. This Section 6.21 shall not limit the right of Seller or Everen to directly enforce such rights under any Transferred Contract with respect to any Excluded Assets or Retained Liability to the extent permitted by such Transferred Contract.

Section 6.21. Business Financial Statements. (a) Prior to the Closing and not later than 90 days after the date hereof, Seller and Everen shall provide to GATX and each Buyer (i) the Historical Business Financial Statements which shall be Compliant as of the date of their delivery and (ii) the related MD&A Disclosure.

(b) Within 35 days after the end of each applicable fiscal quarter that occurs after the date hereof commencing with the fiscal quarter ended September 30, 2025, Seller and Everen shall provide to GATX and each Buyer (i) the applicable Interim Business Financial Statements for the interim period that ended on the last date of such fiscal quarter, which shall be Compliant as of the date of their delivery, and (ii) the related MD&A Disclosure. If (i) the Closing occurs on or after the end of a fiscal quarter that occurs after the date hereof commencing with the fiscal quarter ended September 30, 2025 and prior to the 35th day after such fiscal quarter and (ii) the Interim Business Financial Statements and related MD&A Disclosure have not been delivered on or prior to the Closing, then the obligations of Seller and Everen in this Section 6.21(b) shall survive the Closing and shall be a post-Closing obligation.

(c) If the Closing does not occur on or before December 31, 2025, then Seller and Everen shall provide to GATX and each Buyer not later than March 2, 2026 (i) the 2025 Business Financial Statements, which shall be Compliant as of the date of their delivery, and (ii) the related MD&A Disclosure. If (i) the Closing occurs on or after December 31, 2025 and prior to March 2, 2026 and (ii) the 2025 Business Financial Statements and related MD&A Disclosure have not been delivered on or prior to the Closing, then the obligations of Seller and Everen in this Section 6.21(c) shall survive the Closing and shall be a post-Closing obligation.

(d) GATX shall be solely responsible for any and all of the reasonable and documented costs, fees and expenses incurred or payable by the Seller Group (or their Affiliates) in connection with compliance by Seller and Everen of their obligations pursuant to this Section 6.21, including any reasonable and documented costs, fees and expenses of the Independent Auditor and any other third-party, in each case, including any such costs, fees and expenses incurred (i) prior to or on the date hereof, (ii) between the date hereof and the Closing and (iii) on or after the Closing to the extent any Financial Statements are required to be delivered after the Closing Date. GATX shall reimburse Seller or Everen (or their designee(s)) for any and all such costs, fees and expenses (to the extent paid by Seller, Everen or any of their Affiliates) by wire transfer of immediately available funds promptly (and not later than ten (10) Business Days) after delivery by or on behalf of Seller to GATX of a reasonably detailed and itemized request therefor (which request shall identify an account or accounts designated for receipt of such reimbursement). For the avoidance of doubt, Seller or Everen may deliver requests for reimbursement on more than one occasion (without duplication of amounts to be reimbursed), but not more than once per calendar month.

(e) The sole and exclusive remedies for any alleged or actual breach, violation or non-compliance by Seller or Everen (including failure of any of their Affiliates to take action) of Section 6.21(a)-Section 6.21(c) shall be the right of GATX to seek (i) injunction or injunctions, specific performance and other equitable relief pursuant to Section 11.13(a) or (ii) that JV Buyer terminate this Agreement pursuant to Section 8.1(b)(ii) (it being understood and agreed that no monetary remedy shall be available to GATX, B Buyer or any other Person for any alleged or actual breach, violation or non-compliance by Seller or Everen (including failure of any of their Affiliates to take action) of Section 6.21(a)-Section 6.21(c)). For the avoidance of doubt, the foregoing does not prohibit GATX from asserting that the conditions set forth in Section 7.2(b) have not been satisfied as a result of an actual breach or violation of Section 6.21(a)-Section 6.21(c) that is continuing on the date that the Closing would otherwise be required to occur pursuant to Section 2.9. Further, none of GATX or any Buyer may assert any breach, violation or non-compliance of Section 6.21(a)-Section 6.21(c) from and after the time that Seller and Everen have complied with their obligations contained in Section 6.21(a)-Section 6.21(c) (even if not within the time period specified therein).

Section 6.22. Further Assurances.

(a) After the date hereof, subject to, and not in limitation of, Section 6.5 and Section 6.19, the Parties shall, and shall cause their respective Affiliates to, (i) execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement and each of the Ancillary Agreements and give effect to the transactions contemplated by this Agreement and each of the Ancillary Agreements, (ii) refrain from taking any actions that would reasonably be expected to impair, delay or impede the Closing, (iii) cooperate and use commercially reasonable efforts to obtain, no later than the Closing Date, the consent, waiver or approval of any Third Party that may be or may become reasonably necessary, proper or advisable to be made or obtained (as applicable) by the Parties or their respective Affiliates to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, (iv) negotiate in good faith to finalize all closing deliverables contemplated by this Agreement and (v) without limiting the foregoing, use its reasonable best efforts to cause all of the conditions to the obligations of the other parties to consummate the transactions contemplated hereby to be met on or prior to the Outside Date or the Extended Outside Date, as applicable.

(b) After the Closing, each Party shall, and shall cause its respective Affiliates to, use its or their reasonable best efforts, from time to time, to execute and deliver, at the reasonable request of the other parties, such additional documents and instruments, including any assignment or assumption agreements, bills of sale, instruments of assignment, consents and other similar instruments in addition to those required hereby, as may be reasonably required to give effect to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, and to provide any documents or other evidence of ownership as may be reasonably requested by a Buyer or Seller to confirm such Buyer’s ownership of the applicable Transferred Assets and the assumption of the applicable Assumed Liabilities.

Section 6.23. Assistance with Clearing Title. From and after the date hereof, Seller and Everen shall, and shall cause other members of the Seller Group to, use commercially reasonable efforts to provide reasonable assistance to any Buyer (as such Buyer reasonably requests) with respect to releasing Liens on any Transferred Assets or other clouds on title on any Transferred Assets as may be identified by any U.S. STB, UCC, RGC or similar searches conducted by such Buyer with respect to the Transferred Assets (in each case, other than (x) any Liens in favor of Seller or any of its Affiliates, unless the effectiveness of such release is contingent upon the occurrence of the Closing or (y) any Permitted Lien). Such assistance shall include (a) executing customary documents and (b) making customary filings as a Buyer reasonably requests.

ARTICLE VII

CLOSING CONDITIONS

Section 7.1. Mutual Conditions. The respective obligations of Buyers, Seller and Everen to consummate the transactions contemplated hereby and to effect the Closing are subject to the satisfaction (or, if permitted by Law, waiver by each Party) prior to or at the Closing of the following conditions:

(a) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that remains in effect and restrains, enjoins or otherwise prohibits, or makes illegal, the consummation of the Closing (a “Restraint”).

(b) Requisite Regulatory Approvals. The Requisite Regulatory Approvals shall have been obtained and be in full force and effect, including the expiration or termination of any related waiting periods and any extensions thereto (including any written agreement of any Buyer with any Governmental Entity to delay the Closing entered in connection therewith).

Section 7.2. Conditions to the Obligations of Buyer. The respective obligations of each Buyer to consummate the transactions contemplated hereby and to effect the Closing is subject to the satisfaction (or, if permitted by Law, waiver by Buyer) prior to or at the Closing of the following conditions:

(a) Representations and Warranties.

(i) The Seller Fundamental Representations (other than Section 4.2) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing as though made at and as of the Closing (other than those Seller Fundamental Representations that are made as of a specific date, which such Seller Fundamental Representations shall have been true and correct in all respects, other than de minimis inaccuracies, as of such specific date).

(ii) The representations and warranties set forth in Section 4.5(a) shall be true and correct in all respects as of the Closing as though made at and as of the Closing.

(iii) The representations and warranties set forth in Section 4.1(c), Section 4.1(d) and Section 4.2 shall be true and correct (read without giving effect to any limitation as to “materiality,” or any similar qualification contained in such representations and warranties) in all material respects as of the Closing as though made at and as of the Closing (other than such representations and warranties that are made as of a specific date, which such representations and warranties shall be true and correct in all material respects as of such specific date).

(iv) All of the other representations and warranties of Seller and Everen set forth in Article III and Article IV shall be true and correct (read without giving effect to any limitation as to “materiality,” “Material Adverse Effect,” or any similar qualification contained in such representations and warranties, except: (x) the word “Material” in the defined terms “Material Contract,” “Material Customer,” and “Material Vendor,” and (y) the words “material” or “materially” in Section 4.3) as of the Closing as though made at and as of the Closing (other than such representations and warranties that are made as of a specific date, which such representations and warranties shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Covenants. Seller and Everen shall have performed and complied (i) with, in all respects, all covenants required to be performed or complied with by Seller or Everen, as applicable, under Section 6.21 at or prior to the Closing and (ii) with, in all material respects, all other covenants required to be performed or complied with by Seller or Everen, as applicable, hereunder at or prior to the Closing.

(c) Closing Deliverables. Seller, Everen and the Other Seller Group Entities, as applicable, shall have delivered to the applicable Buyer all of the Closing deliverables set forth in Section 2.11.

(d) No MAE. No Material Adverse Effect shall have occurred during the period since the date hereof and prior to the Closing and be continuing as of the Closing.

Section 7.3. Conditions to the Obligations of Seller and Everen. The obligations of Seller and Everen to consummate the transactions contemplated hereby and to effect the Closing is subject to the satisfaction (or, if permitted by Law, waiver by Seller) prior to or at the Closing of the following conditions:

(a) Representations and Warranties.

(i) The Buyers Fundamental Representations shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing as though made at and as of the Closing (other than those Buyers Fundamental Representations that are made as of a specific date, which such Buyers Fundamental Representations shall have been true and correct in all respects, other than de minimis inaccuracies, as of such date).

(ii) All of the other representations and warranties of each Buyer and GATX set forth in Article V shall be true and correct (read without giving effect to any limitation as to “materiality,” or any similar qualification contained in such representations and warranties) as of the Closing as though made at and as of the Closing (other than such representations and warranties that are made as of a specific date, which such representations and warranties shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct have not had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyers’ or GATX’s ability, taken as a whole, to (A) satisfy their obligations, covenants and agreements hereunder or under any Ancillary Agreement to which it is or will be a party, or (B) consummate the transactions contemplated hereby or thereby in a timely manner.

(b) Covenants. Each Buyer and GATX shall have performed and complied with, in all material respects, all covenants required to be performed or complied with such Buyer or GATX hereunder at or prior to the Closing.

(c) Closing Deliverables. Each Buyer shall have delivered to the applicable Person all of the applicable Closing deliverables set forth in Section 2.12.

Section 7.4. Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Section 7.1, 7.2 or 7.3 to be satisfied if such failure was caused by, or resulted from, such Party’s failure to comply with the covenants herein that are required to be performed by such Party prior to or at the Closing.

ARTICLE VIII

TERMINATION

Section 8.1. Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

(a) by mutual written consent of JV Buyer and Seller;

(b) by JV Buyer, by written notice to Seller, if (i) any of the representations or warranties set forth in Article III or Article IV becomes untrue or inaccurate or (ii) Seller or Everen has failed to perform any covenant or agreement of Seller or Everen, as applicable, set forth herein, in either case, such that the conditions to the Closing set forth in Section 7.2(a) or Section 7.2(b), as applicable, would not be satisfied and are not capable of being cured by the earlier of (A) thirty (30) days after written notice thereof is given by JV Buyer to Seller or (B) the Outside Date (as such date may be extended in accordance with the terms hereof); provided that no Buyer or GATX is then in breach of the terms hereof such that the conditions to the Closing set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied;

(c) by Seller, by written notice to JV Buyer, if (i) any of the representations or warranties set forth in Article V becomes untrue or inaccurate or (ii) any Buyer or GATX has failed to perform any covenant or agreement of such Buyer or GATX set forth herein, in either case, such that the conditions to the Closing set forth in Section 7.3(a) or Section 7.3(b), as applicable, would not be satisfied and are not capable of being cured by the earlier of (A) thirty (30) days after written notice thereof is given by Seller to such Buyer or GATX or (B) the Outside Date (as such date may be extended in accordance with the terms hereof); provided that neither Seller nor Everen are then in breach of the terms hereof such that the conditions to the Closing set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied;

(d) by either Seller or JV Buyer, by giving written notice to the other Party, if the Closing shall not have occurred on or prior to 5:00 p.m. on June 1, 2026 (the “Outside Date”), or such later date as Seller and JV Buyer may mutually agree in writing; provided that, if any of the conditions to the Closing set forth in Section 7.1(a) or Section 7.1(b) has not been satisfied or waived on or prior to the Outside Date but all other conditions to Closing set forth in Article VII have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, so long as such conditions are reasonably capable of being satisfied if the Closing were to occur on the Outside Date) or waived, either Seller or JV Buyer shall have the right (but not the obligation) to extend the Outside Date until September 1, 2026 (such date, the “Extended Outside Date”) without the need for any further action by any Person; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to (x) Seller if any failure of Seller or Everen to fulfill any covenant, obligation or agreement hereunder or (y) JV Buyer if any failure of any Buyer or GATX to fulfill any covenant, obligation or agreement hereunder, in either case of the foregoing clauses (x) or (y), has been the primary cause of the failure of the Closing to occur on or before the Outside Date or the Extended Outside Date, as applicable, it being agreed that failure in and of itself of JV Buyer to obtain the Debt Financing shall not limit JV Buyer’s ability to terminate this Agreement pursuant to this Section 8.1(d) (but the foregoing does not extend to any failure of JV Buyer to perform any covenant, agreement or obligation related to obtaining the Debt Financing);

(e) by either Seller or JV Buyer, if any (i) Requisite Regulatory Approval has been denied and such denial has become final and non-appealable, or (ii) Restraint shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 8.1(e) shall not be available to (x) Seller if any failure of Seller or Everen to fulfill any covenant, obligation or agreement hereunder or (y) JV Buyer if any failure of any Buyer or GATX to fulfill any covenant, obligation or agreement hereunder, in either case of the foregoing clauses (x) or (y), has been the primary cause of such denial or Restraint; or

(f) by Seller, if (i) the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or waived by the Parties entitled to the benefit thereof, (ii) Buyers fail to consummate the Closing on the date required pursuant to Section 2.9, (iii) Seller has delivered written notice (on or after the date contemplated in clause (ii)) to JV Buyer irrevocably confirming that each of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied or waived and Seller is ready, willing and able to consummate the Closing and will take such actions within its control to cause the Closing to occur and (iv) Buyers do not consummate the Closing within the earlier of five (5) Business Days after delivery of the written notice specified in the foregoing clause (iii) and the Outside Date or the Extended Outside Date, as applicable; provided, however, that Seller may not terminate this Agreement pursuant to this Section 8.1(f) if Seller or any of its Affiliates who is a Debt Financing Source (a “Seller Affiliate Financing Source”) (A) is in breach of its obligations (when performance of such obligations is due) to provide the funding required under its applicable Debt Documents or (B) has notified JV Buyer in writing that the portion of the Debt Financing to be provided by such Seller Affiliate Financing Source will not be available to be funded at the Closing (excluding any such notification that applies solely if the applicable Buyer has not satisfied conditions applicable to such Buyer set forth in such Debt Commitment Letter) (any such event, a “Seller Affiliate Financing Failure”).

Section 8.2. Effect of Termination. In the event of termination hereof pursuant to Section 8.1, written notice thereof shall be given by the terminating Party to the other parties hereto, and, thereafter, (a) this Agreement shall terminate and become void and have no further force of effect, (b) no party hereto (or any of its Affiliates or its or their respective Representatives) shall have any liability, damages or obligations to any other party hereto (or any of such other party’s Affiliates), and the parties hereto shall be relieved and released from any related liabilities, damages and obligations and (c) the transactions contemplated hereby shall be abandoned without further actions by the parties hereto; provided that, notwithstanding anything herein to the contrary, (i) this Article VIII, Section 6.6 (Public Announcements), Section 6.7(a) (Confidentiality) and Article XI (Miscellaneous) and any relevant definitions shall survive the termination hereof, and (ii) no party hereto shall be relieved or released from any liabilities, damages or obligations arising from (A) Fraud, (B) in the case of Seller and Everen, any willful or intentional breach of the terms herein, in each case, that occurred prior to such termination, or (C) in the case of Buyers or GATX, the liabilities set forth in Section 8.3. Nothing in this Article VIII shall be deemed to impair the right of any party hereto to compel specific performance by any other party hereto of such other party’s obligations hereunder prior to the valid termination hereof in accordance with its terms.

Section 8.3. Termination Fee.

(a) In the event that this Agreement is validly terminated by (i) Seller pursuant to Section 8.1(c) or Section 8.1(f) or (ii) JV Buyer pursuant to Section 8.1(d) or Section 8.1(e) at a time when this Agreement is terminable by Seller pursuant to Section 8.1(c) or Section 8.1(f), then JV Buyer shall pay or cause to be paid to Seller the Termination Fee, in each case, as set forth in this Section 8.3; provided, however, that, notwithstanding anything herein to the contrary, no Termination Fee shall be payable in the event of a Seller Affiliate Financing Failure.

(b) In the event that the Termination Fee is payable, JV Buyer will pay or cause to be paid in cash the Termination Fee to Seller by wire transfer of immediately available funds within ten (10) Business Days after the date that this Agreement is so validly terminated and pursuant to wire transfer instructions provided by Seller. In no event shall JV Buyer be required to actually pay a Termination Fee on more than one occasion.

(c) Notwithstanding anything herein to the contrary (subject to the last sentence of this Section 8.3(c) and the last sentence of Section 8.3(f)), in the event that this Agreement is validly terminated in accordance with its terms, (i) Seller’s right to receive a Termination Fee if, when and to the extent payable pursuant to Section 8.3(a) shall constitute the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Seller Group and each of their respective Affiliates and Representatives against Buyers, the Financing Sources or any of their respective Affiliates and Representatives and their successors and assigns for all Losses suffered as a result of any breach of any representation, warranty, covenant or agreement herein or as a result of the failure of the transactions contemplated by the Transaction Documents to be consummated (whether or not willfully or intentionally) and (ii) upon payment of the Termination Fee (or, in the event of a valid termination of this Agreement in circumstances where no Termination Fee is payable, upon valid termination hereof), none of Buyers, the Financing Sources or any of their respective Affiliates shall have any further liability or obligation relating to or arising out of this Agreement, the Commitment Letters or the transactions contemplated hereby. Notwithstanding the other provisions of this Section 8.3, nothing shall limit the rights of the Seller Group to (A) bring or maintain any dispute or Action for any (x) injunction, specific performance or other equitable relief to the extent provided in Section 11.13 (unless a Termination Fee has been paid in accordance with this Section 8.3) or (y) breach of the Confidentiality Agreement, or (B) be reimbursed for any costs, fees and expenses (or indemnified) pursuant to the express terms hereof, including Section 6.3, Section 6.9, Section 6.12(a), Section 6.15(a) Section 6.15(d), Section 6.15(e), Section 6.15(f), Section 6.15(i), Section 6.18(c), Section 6.21, Section 8.3(d) or Section 11.5(b).

(d) Each party hereto acknowledges that (i) the agreements in this Section 8.3 are an integral part of the transactions contemplated hereby and (ii) without these agreements, the parties hereto would not enter into this Agreement. Accordingly, if JV Buyer fails to timely pay the Termination Fee to Seller in circumstances where a Termination Fee is payable to Seller pursuant to this Section 8.3 and, in order to obtain such Termination Fee, Seller or its Affiliates commences any claim, dispute or Action in respect of such Termination Fee, then JV Buyer shall pay to Seller (A) the Termination Fee, plus (B) the lesser of (x) $5,000,000 and (y) the amount of any reasonable and documented fees, costs and expenses (including legal fees) incurred by Seller and its Affiliates in connection with any such claim, dispute or Action (the “Recovery Cost”).

(e) In light of the difficulty of accurately determining actual losses or damages with respect to the foregoing, the parties hereto acknowledge and agree that a Termination Fee, as and when required to be paid pursuant to this Section 8.3, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the Seller Group in the circumstances in which such Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

(f) Notwithstanding anything herein to the contrary (including this Section 8.3), under no circumstances will Seller, Everen, any of the Other Seller Group Entities or any of their Affiliates, in the aggregate, be entitled to monetary damages or monetary remedies for any claims, damages or other losses suffered as a result of the failure of the transactions contemplated hereby or in the Commitment Letters to be consummated or for a breach or failure to perform hereunder or thereunder or for any representation made or alleged to have been made in connection herewith or therewith, in an amount in excess of the Cap (as defined in the Limited Guaranty). Without limiting the foregoing, if Buyers fail to effect the Closing for any or no reason or otherwise breach this Agreement or fail to perform hereunder (in any case, whether willfully, intentionally, unintentionally or otherwise), and in each case the Closing has not occurred, in no event shall the Seller, Everen or any of their respective Affiliates directly or indirectly seek any monetary damages from Buyers or any of their respective Affiliates in connection with this Agreement or any of the transactions contemplated hereby (including the Financing), other than (without duplication and limited to the amount of the Cap) (x) from JV Buyer to the extent expressly provided in this Section 8.3 and (y) to the extent that the Termination Fee and the Recovery Cost (if any) has not been paid to Seller in full by or on behalf of JV Buyer in accordance with this Section 8.3, from the Investors in accordance with the Limited Guaranty (provided, that in such case, the aggregate amount payable under this Agreement and the Limited Guaranty or in connection with the transactions contemplated hereby and thereby shall not exceed an amount equal to the portion of the Termination Fee that has not already been paid to Seller by JV Buyer or the Investors, if any) or G Buyer or GATX pursuant to the express terms herein. Notwithstanding the foregoing (subject to the amount of the Cap), the foregoing shall not prevent, limit or impair Seller or Everen from seeking and obtaining reimbursement of all and all costs, fees or expenses paid or incurred prior to any termination hereof that are payable or reimbursable by (i) any Buyer, GATX or any of its Affiliates to Seller, Everen or any of their respective Affiliates pursuant to Section 6.3, Section 6.9, Section 6.12(a), Section 6.15(a), Section 6.15(d), Section 6.15(i), Section 6.18(c), Section 8.3(d) or Section 11.5(b), (ii) B Buyer or any of its Affiliates to Seller, Everen or any of their respective Affiliates pursuant to Section 6.15(e), or (iii) GATX or any of its Affiliates to Seller, Everen or any of their respective Affiliates pursuant to Section 6.15(f) or Section 6.21, and no such costs, fees or expenses shall count toward the limitations on recovery in this Section 8.3(f), but such costs, fees or expenses shall count toward the Cap.

ARTICLE IX

TAX MATTERS

Section 9.1. Purchase Price Allocation.

(a) At least five (5) Business Days prior to the Closing Date, Seller and Everen shall prepare in good faith and deliver to each Buyer a reasonable allocation of the Aggregate Purchase Price (and the Assumed Liabilities) for U.S. federal income Tax purposes (the “Tax Purchase Price”) (i) among the JV Transferred Assets, the G Buyer Transferred Assets and the B Buyer Transferred Assets, and (ii) with the amounts allocated to each such category of Transferred Assets further suballocated between (A) the U.S. Transferred Assets in such category (the “U.S. Transferred Assets”), (B) the Mexico Transferred Assets in such category (the “MX Transferred Assets”), and, separately, and (C) the Canadian Transferred Assets in such category (the “Canadian Transferred Assets”), provided such allocations shall be based on the Estimated Closing Statement and in accordance with the Allocation Principles, Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any other applicable provision of state, local or non-U.S. Tax Law) and, as it relates to the Canadian Transferred Assets purchased by a Canadian entity, any applicable provisions of Canadian Tax Law (the “Preliminary Allocation Schedule”). Seller and Everen shall use good faith to incorporate any reasonable comments received in writing from the Buyers with respect to the Preliminary Allocation Schedule.

(b) Commencing as soon as reasonably practicable after the Closing, but in no event later than three (3) Business Days after the Final Closing Statement is final and binding on the Parties pursuant to Section 2.14 and Section 2.15, the Buyers shall cooperate in good faith to prepare and deliver to Seller and Everen an update to the Preliminary Allocation Schedule, comprising an allocation of the Final Aggregate Purchase Price (including any Assumed Liabilities) for U.S. federal income Tax purposes (i) among the JV Transferred Assets, the G Buyer Transferred Assets and the B Buyer Transferred Assets, and (ii) with the amounts allocated to each such category of Transferred Assets further suballocated between the U.S. Transferred Assets, MX Transferred Assets and Canadian Transferred Assets in such category, in each case, in accordance with the Allocation Principles, the Initial Closing Statement, the Final

Closing Statement, the mutual agreement of the Parties, Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any other applicable provisions of state, local or non-U.S. Tax Laws, as appropriate) and, as it relates to the Canadian Transferred Assets purchased by a Canadian entity, any applicable provisions of Canadian Tax Law (the “Updated Allocation Schedule”). Buyers shall consider in good faith any reasonable comments received in writing from Seller and Everen with respect to the Updated Allocation Schedule within thirty (30) days after delivery of the Updated Allocation Schedule to Seller and Everen pursuant to this Section 9.1(b). If the Parties are unable to agree on the allocation of the Final Aggregate Purchase Price (including any Assumed Liabilities) to the Transferred Assets within thirty (30) days after the Buyers deliver to Seller and Everen the Updated Allocation Schedule pursuant to this Section 9.1(b), the Parties shall refer the matter to the Accounting Firm in accordance with the procedural principles set forth in Section 2.15 to determine the allocation of the Final Aggregate Purchase Price (including any Assumed Liabilities) under the Allocation Principles and any applicable provision of Tax Law; provided, that, if the Parties are unable to agree on the allocation of the Final Aggregate Purchase Price (including any Assumed Liabilities) for purposes of Section 1060 of the Code and the Treasury Regulations promulgated thereunder to the Transferred Assets within thirty (30) days after the Buyers deliver to Seller and Everen the Updated Allocation Schedule pursuant to this Section 9.1(b), each of the Parties may file any Tax Returns allocating the Final Aggregate Purchase Price (including any Assumed Liabilities) solely for purposes of Section 1060 of the Code and the Treasury Regulations thereunder among the Transferred Assets in a manner each believes appropriate.

(c) The Preliminary Allocation Schedule, as prepared by Seller and Everen pursuant to the procedures set forth in Section 9.1(a), and as adjusted by the Updated Allocation Schedule pursuant to the procedures set forth in Section 9.1(b), shall be final, conclusive and binding on all Parties. Except as specified in Section 9.1(b), no Party shall take any contrary or inconsistent position with the Preliminary Allocation Schedule or the Updated Allocation Schedule, as applicable, whether on a Tax Return or otherwise, unless otherwise required pursuant to a final determination within the meaning of Section 1313 of the Code (and any applicable analogous provision of state, local or non-U.S. Law). The Parties shall update the Updated Allocation Schedule through the procedures set forth in Section 9.1(b), in a manner consistent with which such allocation was prepared, to reflect any adjustments to the Aggregate Purchase Price commensurate with the Estimated Closing Statement, Initial Closing Statement and Final Closing Statement, including when the Final Aggregate Purchase Price (including the Assumed Liabilities) is determined and any further adjustments to the Tax Purchase Price are made. Any such adjustment shall be treated as an adjustment to Tax Purchase Price for all Tax purposes unless otherwise required by Law.

Section 9.2. Refunds. All Tax refunds and prepayments, Tax credits, Tax rebates or similar payments relating to Taxes paid or otherwise borne by Seller, Everen or any other member of the Seller Group with respect to a Pre-Closing Tax Period shall be for the account of Seller or Everen (as applicable), and each applicable Buyer shall pay over such amount and any such interest (net of any out-of-pocket costs and expenses, including any Taxes) to Seller within thirty (30) Business Days of receipt or utilization of such amount. Each Buyer shall (and shall cause its Affiliates and its and their respective Representatives to) use commercially reasonable efforts to take all actions reasonably requested by Seller or Everen (at the sole cost of Seller and Everen, as applicable, for any Buyers’ reasonable and documented out-of-pocket costs) to file for and obtain the refunds, credits or similar amounts related to material Taxes.

Section 9.3. Cooperation. From and after the Closing, each of Buyers, Seller and Everen shall provide each other with reasonable cooperation (subject to prior written request, and at the expense of the requesting party) in connection with the preparation and filing of Tax Returns, and conducting or defending any audits, examinations, or other Tax proceedings with respect to any Straddle Period or taxable period beginning after the Closing Date, in each case, relating to the Transferred Assets or the Business. Notwithstanding anything herein to the contrary, no member of the Seller Group shall have any obligation to provide (or to provide access to) or take any action or position with respect to any Consolidated Tax Return.

Section 9.4. Transfer Taxes.

(a) U.S. Transfer Taxes. Subject to Sections 9.4(b) and 9.4(c), the Buyers shall pay, indemnify, defend and hold the Seller Group harmless against all transfer, documentary, sales, use, consumption, stamp, registration, value added, excise, goods or services, harmonized sales, provincial sales, retail sales and other similar Taxes and related fees (including any penalties and interest) incurred in connection with or attributable to the Asset Sale (collectively, “Transfer Taxes”) when due; provided, that, (i) JV Buyer shall be solely and exclusively responsible for any Transfer Taxes to the extent arising from or relating to the JV Asset Sale, (ii) G Buyer shall be solely and exclusively responsible for any Transfer Taxes to the extent arising from or relating to the G Buyer Asset Sale, and (iii) B Buyer shall be solely and exclusively responsible for any Transfer Taxes to the extent arising from or relating to the B Buyer Asset Sale. All Tax Returns with respect to any Transfer Taxes shall be prepared and filed by the Party responsible for making such filings under Law (at such Party’s expense), and the Parties shall cooperate in the preparation and timely filing of all such Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by Law, each Party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. Buyers shall deliver to Seller and Everen, at least ten (10) Business Days prior to the Closing, applicable and valid sales and use Tax exemption certificates or other valid documentation reasonably needed to minimize or eliminate any U.S. Transfer Taxes (as determined by the Buyers, in their reasonable discretion) (collectively, the “U.S. Exemption Certificates”), and the Parties hereby agree to cooperate with each other in a reasonable manner and in good faith to determine whether an amount of U.S. Transfer Taxes is applicable with respect to the Asset Sale and to minimize the amount of any such U.S. Transfer Taxes. The Parties further agree that if the Buyers deliver the applicable U.S. Exemption Certificates to Seller and Everen prior to the Closing, neither Seller or Everen (nor any of their respective Affiliates) shall assess any U.S. Transfer Taxes at Closing for any of the jurisdictions covered by such U.S. Exemption Certificates.

(b) Canada Transfer Taxes. The Buyers shall indemnify, defend and hold Seller Group harmless against all Canadian Transfer Taxes incurred in connection with or attributable to the Asset Sale; provided, that, (i) JV Buyer shall be solely and exclusively liable and responsible for Canadian Transfer Taxes payable to the extent arising from or relating to the JV Asset Sale, (ii) G Buyer shall be solely and exclusively liable and responsible for Canadian Transfer Taxes payable to the extent arising from or relating to the G Buyer Asset Sale, and (iii) B Buyer shall be solely and exclusively liable and responsible for Canadian Transfer Taxes payable to the extent arising from or relating to the B Buyer Asset Sale. Each of JV Buyer, G Buyer and B Buyer shall timely pay all Canadian Transfer Taxes for which they are responsible pursuant to this Section 9.4(b) in connection with or attributable to the JV Asset Sale, G Buyer Asset Sale and the B Buyer Asset Sale, respectively, directly to (x) the appropriate member of the Seller Group, as required by Law, in which case such member of the Seller Group shall timely and properly remit such amount paid to the appropriate Taxing Authority in accordance with Law and, if reasonably requested by the particular Buyer, timely deliver to the relevant Buyer documentation evidencing such payment, or (y) the appropriate Taxing Authority in compliance with Law where the Canadian Transfer Tax is not collectible by the particular member of the Seller Group. The Parties agree to comply with all applicable Tax Laws and maintain proper documentation related to any Canadian Transfer Taxes. Each Buyer, Seller and Everen shall cooperate with each other in a reasonable manner and in good faith to determine whether an amount of Canadian Transfer Taxes is applicable with respect to the Asset Sale and to minimize the amount of and, where applicable, facilitate the recovery (by way of input tax credit, rebate or similar mechanism) of any such Canadian Transfer Taxes. In furtherance of the foregoing:

(i) Buyers (or their designees, as applicable) shall deliver to Seller and Everen, at least five (5) days prior to the Closing, the applicable Tax exemption certificates or any other documentation reasonably needed to minimize or eliminate the application of any Canadian Transfer Taxes in compliance with applicable Law;

(ii) Seller or Everen shall (or Seller shall cause the applicable Other Seller Group Entities to) provide to the appropriate Buyer, at or within ten (10) days of the Closing, an invoice or similar document containing the information required under Subsection 169(4) of the ETA and Section 201 of the QSTA; and

(iii) if available and requested by a Buyer, the applicable Buyer and Seller or Everen shall (or Seller shall cause the applicable Other Seller Group Entities to) elect to have the provisions of Section 167 of the ETA and Section 75 of the QSTA apply to the applicable Asset Sale so that no GST/HST and/or QST is payable in respect of such Asset Sale. The Parties will cooperate in good faith to prepare Form GST44 and/or Form FP-2044-V (and any other required documentation) and each of the Buyers will timely file Form GST44 and/or Form FP-2044-V (and any other required documentation) with the relevant Taxing Authorities on or before the date on which the applicable Buyer must submit its GST/HST and/or QST return for the reporting period in which the Closing occurs. To the extent a Taxing Authority disallows or otherwise denies an election(s) made by the Parties under Section 167 of the ETA and/or Section 75 of the QSTA, or any Tax exemption certificates or other documentation provided by a Buyer to minimize or eliminate any Canadian Transfer Taxes, the applicable Buyer shall, pursuant to the provisions of Article X, indemnify and hold harmless the Seller Indemnified Parties in respect of any Canadian Transfer Taxes, penalty and interest that are assessed against the Seller Group for the failure to collect Canadian Transfer Tax in respect of the Asset Sale for which the election(s), Tax exemption certificates or other documentation were disallowed or otherwise denied together with any Losses. The appropriate member of the Seller Group shall provide written notice containing a request for payment to Buyer(s) in respect of such assessment and where the amount assessed includes GST/HST or QST shall provide the relevant Buyer with an invoice or similar documentation containing the information required under Subsection 169(4) of the ETA and Section 201 of the QSTA. The relevant Buyer shall pay to the appropriate member of the Seller Group the amount of Canadian Transfer Tax payable in the request within ten (10) days of receiving the request for payment. Any interest and penalty amounts shall be payable by the relevant Buyer in accordance with the indemnification provisions of Article X. If any Buyer requests an election under each of Section 167 of the ETA and Section 75 of the QSTA, and Seller reasonably consents to making such election, as applicable, then such Buyer and the Seller shall reasonably cooperate in connection with the preparation of a properly completed and duly executed Form GST44 and Form FP-2044-V, and such Buyer shall timely file such Forms in compliance with the QSTA and ETA.

(c) Mexico Transfer Taxes. Buyers shall be liable for and shall pay Mexican Transfer Taxes incurred in connection with or attributable to the Asset Sale to the appropriate Taxing Authority in compliance with Law and in accordance with Section 9.4(c) of the Seller Disclosure Schedule; provided, that, (i) JV Buyer shall be solely and exclusively liable and responsible for Mexican Transfer Taxes to the extent arising from or relating to the JV Asset Sale, (ii) G Buyer shall be solely and exclusively liable and responsible for Mexican Transfer Taxes to the extent arising from or relating to the G Buyer Asset Sale, and (iii) B Buyer shall be solely and exclusively liable and responsible for Mexican Transfer Taxes to the extent arising from or relating to the B Buyer Asset Sale.

(d) Notwithstanding anything herein to the contrary, in the event that, pursuant to Section 182 of the ETA or a corresponding provision under any other Law, any Canadian Transfer Tax is deemed to be included in any payment made by a Party pursuant hereto, such payment shall be increased to take into account any such Canadian Transfer Tax that is deemed to be included in the payment.

(e) For the avoidance of doubt, the Aggregate Purchase Price and other amounts payable by Buyers under this Agreement are exclusive of any Transfer Taxes.

Section 9.5. Straddle Period. For purposes hereof, the Taxes payable with respect to a Straddle Period that are imposed on or with respect to the Transferred Assets or the Business shall be allocated to the Pre-Closing Tax Period in an amount equal to (a) in the case of Taxes, other than those described in the following clause (b), the amount that would be payable if the taxable year of the Seller Group ended on (and included) the Closing Date, and (b) real, personal and intangible property Taxes, ad valorem Taxes, and any other similar periodic Taxes that are not based on income or receipts (“Property Taxes”), the amount of all such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period up to (and including) the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period.

ARTICLE X

INDEMNIFICATION

Section 10.1. Indemnification by Seller and Everen.

(a) Subject to the limitations and procedures set forth in this Article X, if the Closing occurs, from and after the Closing, Seller and Everen (and their successors and permitted assigns) shall indemnify, defend and hold harmless JV Buyer and its respective Affiliates, and each of their respective directors, officers, managers, employees and agents, and each of their heirs, executors, successors and permitted assigns (the “JV Buyer Indemnified Parties”) from any Losses incurred, suffered, sustained or paid by any JV Buyer Indemnified Party in connection with, as a result of or arising from:

(i) any breach or inaccuracy of any Seller Fundamental Representation (or any breach or inaccuracy in any certificate delivered by Seller or Everen hereunder solely as it relates to any such Seller Fundamental Representation) as of the Closing (other than those Seller Fundamental Representations that are made as of a specific date, in which case, as of such specific date);

(ii) any failure of Seller or Everen to perform or observe (when Seller or Everen is or was required to perform or observe) any term, provision, covenant or agreement contained herein; and

(iii) any Excluded Asset or Retained Liability.

(b) Subject to the limitations and procedures set forth in this Article X, if the Closing occurs, from and after the Closing, Seller and Everen (and their successors and permitted assigns) shall indemnify, defend and hold harmless G Buyer and its respective Affiliates, and each of their respective directors, officers, managers, employees and agents, and each of their heirs, executors, successors and permitted assigns (the “G Buyer Indemnified Parties”) from any Losses incurred, suffered, sustained or paid by any G Buyer Indemnified Party in connection with, as a result of or arising from:

(i) any breach or inaccuracy of any Seller Fundamental Representation (or any breach or inaccuracy in any certificate delivered by Seller or Everen hereunder solely as it relates to any such Seller Fundamental Representation) as of the Closing (other than those Seller Fundamental Representations that are made as of a specific date, in which case, as of such specific date);

(ii) any failure of Seller or Everen to perform or observe (when Seller or Everen is or was required to perform or observe) any term, provision, covenant or agreement contained herein;

(iii) any Excluded Asset or Retained Liability; and

(iv) the matters set forth on Section 10.1(b)(iv) of the Seller Disclosure Schedule (such matters, the “Specified Indemnified Matters”), to the extent in connection with the Operating Locomotive Equipment.

(c) Subject to the limitations and procedures set forth in this Article X, if the Closing occurs, from and after the Closing, Seller and Everen (and their successors and permitted assigns) shall indemnify, defend and hold harmless B Buyer and its respective Affiliates, and each of their respective directors, officers, managers, employees and agents, and each of their heirs, executors, successors and permitted assigns (the “B Buyer Indemnified Parties” and, together with the JV Indemnified Parties and G Buyer Indemnified Parties, the “Buyer Indemnified Parties”) from any Losses incurred, suffered, sustained or paid by any B Buyer Indemnified Party in connection with, as a result of or arising from:

(i) any breach or inaccuracy of any Seller Fundamental Representation (or any breach or inaccuracy in any certificate delivered by Seller or Everen hereunder solely as it relates to any such Seller Fundamental Representation) as of the Closing (other than those Seller Fundamental Representations that are made as of a specific date, in which case, as of such specific date);

(ii) any failure of Seller or Everen to perform or observe (when Seller or Everen is or was required to perform or observe) any term, provision, covenant or agreement contained herein;

(iii) any Excluded Asset or Retained Liability; and

(iv) the Specified Indemnified Matters, to the extent in connection with the Finance Locomotive and Rail Equipment.

(d) In no event will the aggregate indemnification obligation of Seller and Everen (together) (i) pursuant to Section 10.1(a)–(c) exceed the Final Aggregate Purchase Price, (ii) in respect of the Specified Indemnified Matters pursuant to Section 10.1(b)(iv) exceed the amount set forth in Section 10.1(d)(ii) of the Seller Disclosure Schedule, or (iii) in respect of the Specified Indemnified Matters pursuant to Section 10.1(c)(iv) exceed the amount set forth in Section 10.1(d)(iii) of the Seller Disclosure Schedule.

(e) In no event will the aggregate indemnification obligation of Seller and Everen (together) to any Buyer pursuant to Section 10.1(a)–(c) exceed the portion of the Aggregate Purchase Price paid by such Buyer to the Seller Group hereunder.

(f) In no event will Seller or Everen (or any of their respective Affiliates) have any indemnification obligation hereunder for any Loss (including Taxes) expressly accounted for in the Final Adjusted Operating Rail Net Book Value, Final Adjusted Locomotive Net Book Value, Adjusted Finance Net Purchase Price Adjustment or the Final B Buyer Non-Rail Working Capital, Final G Buyer Non-Rail Working Capital or Final JV Non-Rail Working Capital.

(g) Notwithstanding anything herein to the contrary, Everen shall be solely and exclusively responsible for any and all obligations arising under Section 10.1(a)-(c) to the extent arising from or relating to: (i) any breach or inaccuracy of any representation or warranty made by Everen; (ii) any failure of Everen to perform or observe any term, provision, covenant or agreement of Everen contained herein; (iii) any Excluded Asset owned or held by Everen; or (iv) any Retained Liability of Everen (any of the foregoing, an “Everen Indemnity Obligation”). For the avoidance of doubt, none of Seller nor any of its Subsidiaries shall have any responsibility or obligation for any Everen Indemnity Obligation (including any obligation to remit or make any payment to any Buyer Indemnified Party in respect of any Everen Indemnity Obligation).

(h) The obligations of Seller and Everen arising under Section 10.1(a)-(c) will (for so long as they are applicable) survive the consummation of any merger, consolidation or other reorganization of Seller and Everen or any of their Affiliates and continue in full force and effect and be binding against the survivor or successor of any such transaction. For so long as any Buyer Indemnified Party has any right under Section 10.1(a)-(c), in the event Seller and Everen or any of their successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or at least a majority of its properties and assets to any Person, then, and in either such case, proper provision will be made so that the successors and assigns of Seller and Everen, as applicable, will assume (in an agreement, the form and substance of which shall be reasonably acceptable to JV Buyer) all of the obligations set forth in Section 10.1 (and any related provisions) and prompt notice thereof shall be given to Buyers. Seller and Everen shall not, and shall cause their Affiliates not to, take any action with the intent to, adversely effect the ability of Seller and Everen to satisfy their obligations under Section 10.1(a)-(c).

(i) Seller and Everen (and their respective Affiliates) shall not be liable for any Taxes attributable to actions taken by or at the direction of, or omitted by, any Buyer Indemnified Party after the Closing, unless otherwise expressly stated herein.

Section 10.2. Indemnification by Buyers and GATX.

(a) Subject to the limitations and procedures set forth in this Article X, if the Closing occurs, from and after the Closing, JV Buyer (and its successors and permitted assigns) shall indemnify, defend and hold harmless Seller, Everen and their respective Affiliates, and each of their respective directors, officers, managers, employees and agents, and each of their heirs, executors, successors and permitted assigns (the “Seller Indemnified Parties”), from any Losses incurred, suffered, sustained or paid by any Seller Indemnified Party in connection with, as a result of or arising from (“JV Buyer Indemnity Obligation”):

(i) any breach or inaccuracy of any Buyers Fundamental Representation made by JV Buyer (or any breach or inaccuracy in any certificate delivered by JV Buyer hereunder solely as it relates to any such Buyers Fundamental Representation) as of the Closing (other than those Buyers Fundamental Representations that are made as of a specific date, in which case, as of such specific date);

(ii) any failure of JV Buyer to perform or observe (when JV Buyer is or was required to perform or observe) any term, provision, covenant or agreement contained herein; and

(iii) any JV Transferred Asset and JV Assumed Liability, in each case, from and after the Closing.

(b) Subject to the limitations and procedures set forth in this Article X, if the Closing occurs, from and after the Closing, B Buyer (and its successors and permitted assigns) shall indemnify, defend and hold harmless the Seller Indemnified Parties, from any Losses incurred, suffered, sustained or paid by any Seller Indemnified Party in connection with, as a result of or arising from (“B Buyer Indemnity Obligation”):

(i) any breach or inaccuracy of any Buyers Fundamental Representation made by B Buyer (or any breach or inaccuracy in any certificate delivered by B Buyer hereunder solely as it relates to any such Buyers Fundamental Representation) as of the Closing (other than those Buyers Fundamental Representations that are made as of a specific date, in which case, as of such specific date);

(ii) any failure of B Buyer to perform or observe (when B Buyer is or was required to perform or observe) any term, provision, covenant or agreement contained herein; and

(iii) any B Buyer Transferred Asset and B Buyer Assumed Liability, in each case, from and after the Closing.

(c) Subject to the limitations and procedures set forth in this Article X, if the Closing occurs, from and after the Closing, G Buyer (and its successors and permitted assigns) shall indemnify, defend and hold harmless the Seller Indemnified Parties, from any Losses incurred, suffered, sustained or paid by any Seller Indemnified Party in connection with, as a result of or arising from (“G Buyer Indemnity Obligation”):

(i) any breach or inaccuracy of any Buyers Fundamental Representation made by G Buyer (or any breach or inaccuracy in any certificate delivered by G Buyer hereunder solely as it relates to any such Buyers Fundamental Representation) as of the Closing (other than those Buyers Fundamental Representations that are made as of a specific date, in which case, as of such specific date);

(ii) any failure of G Buyer to perform or observe (when G Buyer is or was required to perform or observe) any term, provision, covenant or agreement contained herein; and

(iii) any G Buyer Transferred Asset and G Buyer Assumed Liability, in each case, from and after the Closing.

(d) Subject to the limitations and procedures set forth in this Article X, if the Closing occurs, from and after the Closing, GATX (and its successors and permitted assigns) shall indemnify, defend and hold harmless the Seller Indemnified Parties, from any Losses incurred, suffered, sustained or paid by any Seller Indemnified Party in connection with, as a result of or arising from (“GATX Indemnity Obligation”):

(i) any breach or inaccuracy of any Buyers Fundamental Representation made by GATX (or any breach or inaccuracy in any certificate delivered by GATX hereunder solely as it relates to any such Buyers Fundamental Representation) as of the Closing (other than those Buyers Fundamental Representations that are made as of a specific date, in which case, as of such specific date);

(ii) any failure of GATX to perform or observe (when GATX is or was required to perform or observe) any term, provision, covenant or agreement contained herein.

(e) In no event will the aggregate indemnification obligation of (i) JV Buyer pursuant to Section 10.2(a) exceed the Final JV Buyer Purchase Price, (ii) B Buyer pursuant to Section 10.2(b) exceed the Final B Buyer Purchase Price and (iii) G Buyer and GATX pursuant to Section 10.2(c) and Section 10.2(d) exceed the Final G Buyer Purchase Price.

(f) Notwithstanding anything herein to the contrary, JV Buyer shall be solely and exclusively responsible for any and all JV Buyer Indemnity Obligations. For the avoidance of doubt, none of G Buyer, B Buyer, GATX or any of their respective Affiliates (for the avoidance of doubt, excluding JV Buyer and its Subsidiaries) shall have any responsibility or obligation for any JV Buyer Indemnity Obligation (including any obligation to remit or make any payment to any Seller Indemnified Party in respect of any JV Buyer Indemnity Obligation). The obligations of JV Buyer arising under Section 10.2(a) will (for so long as they are applicable) survive the consummation of any merger, consolidation or other reorganization of JV Buyer or any of its controlled Affiliates and continue in full force and effect and be binding against the survivor or successor of any such transaction. For so long as any Seller Indemnified Party has any right under Section 10.2(a), in the event JV Buyer or any of its successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger or (B) transfers all or at least a majority of its properties and assets to any Person, then, and in either such case, proper provision will be made so that the successors and assigns of JV Buyer, as applicable, will assume (in an agreement, the form and substance of which shall be reasonably acceptable to Seller and Everen) all of the obligations set forth in Section 10.2(a) (and any related provisions) and prompt notice thereof shall be given to Seller and Everen. JV Buyer shall not, and shall cause its controlled Affiliates not to, take any action with the intent to, adversely effect the ability of JV Buyer to satisfy its obligations under Section 10.2(a).

(g) Notwithstanding anything herein to the contrary, B Buyer shall be solely and exclusively responsible for any and all B Buyer Indemnity Obligations. For the avoidance of doubt, none of JV Buyer, G Buyer, GATX or any of their respective Affiliates (for the avoidance of doubt, excluding B Buyer and its Subsidiaries) shall have any responsibility or obligation for any B Buyer Indemnity Obligation (including any obligation to remit or make any payment to any Seller Indemnified Party in respect of any B Buyer Indemnity Obligation). The obligations of B Buyer arising under Section 10.2(b) will (for so long as they are applicable) survive the consummation of any merger, consolidation or other reorganization of B Buyer or any of its controlled Affiliates and continue in full force and effect and be binding against the survivor or successor of any such transaction. For so long as any Seller Indemnified Party has any right under Section 10.2(b), in the event B Buyer or any of its successors or assigns (A) consolidates with or merges into any other Person (other than any Affiliates) and is not the continuing or surviving corporation or entity in such consolidation or merger or (B) transfers all or at least a majority of its properties and assets to any Person (other than any such transfer made to a wholly-owned subsidiary of B Buyer participating in the B Buyer Debt Financing), then, and in either such case, proper provision will be made so that the successors and assigns of B Buyer, as applicable, will assume (in an agreement, the form and substance of which shall be reasonably acceptable to Seller and Everen) all of the obligations set forth in Section 10.2(b) (and any related provisions) and prompt notice thereof shall be given to Seller and Everen. B Buyer shall not, and shall cause its controlled Affiliates not to, take any action with the intent to, adversely effect the ability of B Buyer to satisfy its obligations under Section 10.2(b).

(h) Notwithstanding anything herein to the contrary, G Buyer shall be solely and exclusively responsible for any and all G Buyer Indemnity Obligations. For the avoidance of doubt, none of JV Buyer, B Buyer, GATX or any of their respective Affiliates (excluding G Buyer and its Subsidiaries) shall have any responsibility or obligation for any G Buyer Indemnity Obligation (including any obligation to remit or make any payment to any Seller Indemnified Party in respect of any G Buyer Indemnity Obligation). The obligations of G Buyer arising under Section 10.2(c) will (for so long as they are applicable) survive the consummation of any merger, consolidation or other reorganization of G Buyer or any of its Affiliates and continue in full force and effect and be binding against the survivor or successor of any such transaction. For so long as any Seller Indemnified Party has any right under Section 10.2(c), in the event G Buyer or any of its successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger or (B) transfers all or at least a majority of its properties and assets to any Person, then, and in either such case, proper provision will be made so that the successors and assigns of G Buyer, as applicable, will assume (in an agreement, the form and substance of which shall be reasonably acceptable to Seller and Everen) all of the obligations set forth in Section 10.2(c) (and any related provisions) and prompt notice thereof shall be given to Seller and Everen. G Buyer shall not, and shall cause its controlled Affiliates not to, take any action with the intent to, adversely effect the ability of G Buyer to satisfy its obligations under Section 10.2(c).

(i) Notwithstanding anything herein to the contrary, GATX shall be solely and exclusively responsible for any and all GATX Indemnity Obligations. For the avoidance of doubt, none of JV Buyer or B Buyer or any of their respective Affiliates (for the avoidance of doubt, excluding GATX and its Subsidiaries, including G Buyer) shall have any responsibility or obligation for any GATX Indemnity Obligation (including any obligation to remit or make any payment to any Seller Indemnified Party in respect of any GATX Indemnity Obligation). The obligations of GATX arising under Section 10.2(d) will (for so long as they are applicable) survive the consummation of any merger, consolidation or other reorganization of GATX or any of its Affiliates and continue in full force and effect and be binding against the survivor or successor of any such transaction. For so long as any Seller Indemnified Party has any right under Section 10.2(d), in the event GATX or any of its successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger or (B) transfers all or at least a majority of its properties and assets to any Person, then, and in either such case, proper provision will be made so that the successors and assigns of GATX, as applicable, will assume (in an agreement, the form and substance of which shall be reasonably acceptable to Seller and Everen) all of the obligations set forth in Section 10.2(d) (and any related provisions) and prompt notice thereof shall be given to Seller and Everen. GATX shall not, and shall cause its controlled Affiliates not to, take any action with the intent to, adversely effect the ability of GATX to satisfy its obligations under Section 10.2(d).

Section 10.3. Indemnity Procedures.

(a) In the event that any claim, dispute, investigation or Action is threatened in writing or commenced by any Third Party for which a Party may be required to provide indemnity hereunder (an “Indemnifying Party”) to any Buyer Indemnified Party or Seller Indemnified Party (an “Indemnified Party”) (an “Asserted Liability”), the Indemnified Party

shall promptly (and in any event within ten (10) Business Days after such Indemnified Party first becomes aware of the Asserted Liability) notify the Indemnifying Party of such Asserted Liability in a writing that: (i) describes such Asserted Liability in reasonable detail, to the extent details are known at such time; (ii) identifies the particular section(s) hereof pursuant to which indemnification is sought (it being agreed that failure to identify any section shall not relieve the Indemnifying Party of any indemnification obligation hereunder, except to the extent the Indemnifying Party is actually and materially prejudiced by such failure); (iii) attaches copies of any written demand upon which such Asserted Liability is based (if any); and (iv) sets forth a good faith estimated amount (broken down by each individual claim) for which the Indemnified Party may be liable (only to the extent actually known or estimable at the time such written notice is delivered, and with it being understood and agreed that such estimate shall not be conclusive of the final amount) (the “Claim Notice”); provided that no delay on the part of the Indemnified Party in giving any Claim Notice shall relieve the Indemnifying Party of any indemnification obligation hereunder, except to the extent the Indemnifying Party is actually and materially prejudiced by such delay. In no event shall the delivery of a Claim Notice limit any of the rights or remedies of any Indemnified Party hereunder, including with respect to the underlying events, facts and circumstances set forth in such Claim Notice.

(b) The Indemnifying Party shall have fifteen (15) days from its receipt of a Claim Notice (the “Notice Period”) to notify the Indemnified Party whether the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense and with counsel of the Indemnifying Party’s own choosing (provided that such counsel selected by Seller and Everen and their Affiliates shall be reasonably acceptable to JV Buyer), to assume and control the defense of an Asserted Liability; provided that in no event may the Indemnifying Party assume control of the defense of any portion of an Asserted Liability (i) seeking to impose criminal fines, criminal penalties or criminal sanctions against an Indemnified Party, (ii) seeking an injunction or equitable relief against any Indemnified Party or (iii) in connection with a Specified Indemnified Matter, except for that portion, if any, of such Specified Indemnified Matter to which Seller or its Affiliates is a named party (for the avoidance of doubt, the foregoing do not provide any Buyer, GATX or any of their Affiliates the right to control the defense of any portion of a Specified Indemnified Matter or any dispute, investigation, claim, action, audit, hearing or proceeding by or before any Governmental Entity brought or made against Seller or any of its Affiliates; provided that, in respect of any Specified Indemnified Matter, Seller shall consider in good faith any viewpoints, strategies, perspectives and comments provided by any Buyer Indemnified Party in respect of such Specified Indemnified Matter); provided, further, that in the event of an Asserted Liability (other than the Specified Indemnified Matter) that would reasonably be expected to result in Losses in excess of the amounts indemnifiable hereunder by the Indemnifying Party (a “Joint Defense Asserted Liability”), then (A) the defense and settlement of such Asserted Liability shall be jointly controlled by the Indemnifying Party and the Indemnified Party, with one counsel of the Indemnified Party’s own choosing and one counsel of the Indemnifying Party’s own choosing (provided that such counsel shall be reasonably acceptable to the Indemnified Party) for so long as such Asserted Liability remains a Joint Defense Asserted Liability, (B) the Indemnified Party and the Indemnifying Party shall cooperate in good faith to defend such Asserted Liability, (C) any settlement of a Joint Defense Asserted Liability shall require the prior written consent of each of the Indemnifying Party and the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) and (D) the reasonable and documented out-of-pocket costs and expenses of the Indemnified Party in such joint defense of such Joint Defense Asserted Liability shall constitute Losses hereunder (regardless of the ultimate outcome).

(c) If the Indemnifying Party undertakes to assume and control the defense of an Asserted Liability, the Indemnifying Party shall use good faith efforts to defend such Asserted Liability and shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to any settlement that (i) does not contain a full release of all Indemnified Parties from the subject matter of such Asserted Liability (other than any portion of any Specified Indemnified Matter to which Seller or its Affiliates is a named party), (ii) provides for injunctive or other similar non-monetary relief affecting the Indemnified Party in any manner, (iii) provides for the payment of monetary damages, unless such monetary damages are paid (or reimbursed) in full by the Indemnifying Party, (iv) involves any admission of wrongdoing by the Indemnified Party or (v) is with a Governmental Entity (other than any portion of any Specified Indemnified Matter to which Seller or its Affiliates is a named party). For so long as the Indemnifying Party is assuming and controlling the defense of an Asserted Liability in accordance with the terms hereof, (A) the Indemnifying Party shall have the sole right to control the defense of such Asserted Liability, including the appointment, removal or replacement of counsel at its sole discretion (provided that, counsel selected by Seller and Everen and their Affiliates shall be reasonably acceptable to JV Buyer), and (B) the Indemnified Party shall cooperate in good faith (at the Indemnifying Party’s sole cost and expense for reasonable and documented out of pocket costs and expenses) with the Indemnifying Party and its counsel in all reasonable respects in the investigation and defense thereof, including (x) entering into such agreements as may be reasonably necessary to allow the Indemnifying Party to assume and control such defense in accordance with the terms hereof, (y) making available and retaining records and documentary evidence relevant or relating to such Asserted Liability (including instituting a legal hold) and (z) providing access to directors, officers and employees or agents of the non-defending party as reasonably necessary to ensure the proper and adequate defense of such Asserted Liability, including using reasonable efforts to direct and encourage such individuals to serve as actual and potential witnesses and deliver witness statements as reasonably necessary to ensure the proper and adequate defense of such Asserted Liability. Notwithstanding the foregoing, the Indemnified Party shall have the right to settle any Asserted Liability (other than any portion of any Specified Indemnified Matter to which Seller or its Affiliates is a named party) in accordance with Section 10.3(d) that the Indemnifying Party has undertaken to defend solely if (I) the Indemnified Party unconditionally releases the Indemnifying Party from any and all (x) Losses as part of any such settlement and (y) indemnification obligations under Section 10.1(a)-(c) or Section 10.2(a)-(c), as applicable, in respect of such settled claim or dispute, and (II) such settlement does not provide for injunctive or other similar non-monetary relief affecting the Indemnifying Party in any manner or involve any admission of wrongdoing or criminal liability on the part of the Indemnifying Party. Notwithstanding an election by the Indemnifying Party to assume and control the defense of such Asserted Liability, (1) the Indemnified Party shall have the right to employ separate legal counsel and to participate in the defense of such Asserted Liability (in each case, at the sole cost and expense of the Indemnified Party) and (2) if there exists an actual or potential conflict of interest that would, in the good faith view of external counsel to the Indemnified Party, make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party or there are legal defenses available to an Indemnified Party that are different from those available to the Indemnifying Party, the Indemnified Party shall be entitled to retain its own counsel (at the sole cost and expense of the Indemnifying Party), except that the Indemnifying Party shall not be obligated to pay costs, fees or expenses of more than one separate counsel (plus one local counsel per applicable foreign jurisdiction) for all Indemnified Parties, taken together. If the Indemnifying Party has elected to assume control and defense of an Asserted Liability pursuant to Section 10.3(b), the Indemnifying Party and its counsel shall keep the Indemnified Party reasonably informed of all developments relating to any such Asserted Liability, including by promptly providing copies of any material filings relating thereto.

(d) If the Indemnifying Party does not (including if it is not permitted to) undertake to assume and control the defense of an Asserted Liability within the Notice Period or fails to use good faith efforts to defend such Asserted Liability, the Indemnifying Party shall still have the right to participate in any such defense at its sole cost and expense, but, in such case, the Indemnified Party shall have the right to control the defense and settlement of such Asserted Liability (and to seek indemnification for any and all Losses based upon, arising from or relating to such Asserted Liability); provided that the Indemnified Party shall not enter into any settlement of such Asserted Liability without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless (I) the Indemnified Party unconditionally releases the Indemnifying Party from any and all (x) Losses as part of any such settlement and (y) indemnification obligations under Section 10.1(a)-(c) or Section 10.2(a)-(c), as applicable, in respect of such settled claim or dispute, and (II) such settlement does not provide for injunctive or other similar non-monetary relief affecting the Indemnifying Party in any manner or involve any admission of wrongdoing or criminal liability on the part of the Indemnifying Party. If the Indemnified Party settles an Asserted Liability that it elects to defend pursuant to this Section 10.3(d) in violation of the immediately preceding sentence, then such settlement shall be disregarded for purposes of determining the amount of Losses indemnifiable hereunder and the Indemnified Party shall bear the burden of proof to show the amount of Losses that would have been applicable had such settlement not been entered into; provided that the amount of such settlement (together with defense and investigation costs and expenses that are Losses) shall operate as the maximum amount of Losses arising from such Asserted Liability that are indemnifiable pursuant to Section 10.1(a)-(c) or Section 10.2(a)-(c), as applicable. If the Indemnified Party undertakes to assume and control the defense of an Asserted Liability that it has the right to control hereunder, (A) the Indemnified Party shall have the sole right to control the defense of such Asserted Liability, including the appointment, removal or replacement of counsel at its sole discretion and the filing of any counterclaim as part of a litigation strategy, and (B) the Indemnifying Party shall cooperate in good faith (at the Indemnifying Party’s sole cost and expense) with the Indemnified Party and its counsel in all reasonable respects in the investigation and defense thereof, including (x) making available and retaining records and documentary evidence relevant or relating to such Asserted Liability and (y) providing access to directors, officers and employees or agents of the non-defending party as reasonably necessary to ensure the proper and adequate defense of such Asserted Liability. At the Indemnifying Party’s reasonable request from time to time, the Indemnified Party and its counsel shall keep the Indemnifying Party reasonably informed of all developments relating to any such Asserted Liability, including by promptly providing copies of all material filings relating thereto.

(e) Nothing in this Section 10.3 shall require the Indemnified Party or the Indemnifying Party to take any action or disclose any information if such action or disclosure would jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or contravene or violate any Law or Order; provided that the Indemnified Party or the Indemnifying Party, as applicable, shall use commercially reasonable efforts to make other arrangements (including redacting information or making substitute disclosure arrangements) that would enable such action or disclosure to the Indemnifying Party or the Indemnified Party, as applicable, and its counsel to occur without contravening or violating any Law or Order or jeopardizing such attorney-client privilege, the work product immunity or any other legal privilege.

(f) In the event that any Indemnified Party has a claim against any Indemnifying Party under this Article X for Losses not involving a claim, dispute, investigation or Action by a Third Party that such Indemnified Party believes gives rise to a claim for indemnification in accordance with Section 10.1(a)-(c) or Section 10.2(a)-(c), as applicable (a “Direct Claim”), then promptly (and in any event within forty five (45) Business Days after such Indemnified Party first becomes aware in accordance with the Knowledge of Seller or Knowledge of Buyer, as applicable, of the Asserted Liability) after such Indemnified Party first becomes aware of the events, facts, circumstances or developments giving rise to such Direct Claim, then the Indemnified Party shall notify the Indemnifying Party of such events, facts, circumstances, developments and/or Losses in a writing that meets the requirements set forth in Section 10.3(a), in each case to the extent known by the Indemnified Party; provided that no delay on the part of the Indemnified Party in giving any Direct Claim notice shall relieve the Indemnifying Party of any indemnification obligation hereunder, except to the extent the Indemnifying Party is actually and materially prejudiced by such delay.

(g) With respect to any notice or any other communication or document that (i) is received by an Indemnified Party from any Third Party (including a Governmental Entity) and (ii) relates to an Asserted Liability for which the Indemnifying Party has already assumed the control of the defense (a “Claim Communication”), without prejudice of any obligation of the Indemnified Party under Section 10.3(a), the applicable Indemnified Party shall use reasonable best efforts to cause to be delivered to the Indemnifying Party copies of such Claim Communication no later than the date that is five (5) Business Days following receipt thereof by such Indemnified Party, or such shorter period within which a response or action may be required or advisable (taking into account the Indemnifying Party’s required time to prepare such response or action); provided that any delay by the Indemnified Party to deliver such notice shall not relieve the Indemnifying Party from its obligations hereunder unless such delay has actually and materially prejudiced the Indemnifying Party from fulfilling its obligations.

Section 10.4. Mitigation.

(a) Each Indemnified Party shall use commercially reasonable efforts to mitigate any Loss upon and after obtaining knowledge of any event, fact, circumstance or occurrence that has given rise to, or would reasonably be expected to give rise to, any Loss that would reasonably be expected to give rise to an indemnity obligation pursuant to this Article X, including by pursuing commercially reasonable rights and remedies available to such Indemnified Party against Third Parties (including with any insurance company in its capacity as an insurer or any railcar lessee and under the R&WI Policy) that are reasonably likely to result in a net reduction of Losses with respect to which such Indemnified Party may be entitled to indemnification hereunder. In furtherance of the foregoing, prior to seeking indemnification in respect of any Specified Indemnified Matter against Seller or Everen, the applicable Buyer Indemnified Parties shall use commercially reasonable efforts to obtain the maximum amount of indemnification coverage available from the applicable Customers under the terms of any applicable Transferred Lease Agreements (including any renewals thereof), which such commercially reasonable efforts shall not require the filing of any Proceeding against such Customer; provided, however, that if the applicable Buyer Indemnified Parties are unable to recover the maximum amount of indemnification coverage available from the applicable Customers under the terms of any applicable Transferred Lease Agreements and do not pursue legal remedies, the Seller and Everen (and their respective Affiliates) shall be entitled (but not obligated) to seek and pursue legal remedies (including any Proceeding) to seek to obtain the maximum amount of such indemnification coverage, and the applicable Buyer Indemnified Party shall (and shall cause its Affiliates), at the Seller’s sole cost and expense, to use commercially reasonable efforts to reasonably cooperate with and assist Seller and Everen (and their Affiliates) to the extent reasonably requested by Seller or Everen. Reasonable and documented out-of-pocket costs of mitigation taken in accordance with this Section 10.4 shall be included in the amount recoverable by a party under this Article X. In the event that an Indemnified Party shall fail to use commercially reasonable efforts to mitigate any Loss in accordance with this Section 10.4(a), then notwithstanding anything herein to the contrary, the Indemnifying Party shall not be required to indemnify any Indemnified Party for that portion of any Losses that would reasonably be expected to have been avoided if such commercially reasonable efforts had been taken.

(b) If an Indemnifying Party makes any payment to an Indemnified Party pursuant to this Article X in respect of Losses for which an Indemnified Party has a right to recover against a Third Party (including any insurance company in its capacity as an insurer or any railcar lessee or under the R&WI Policy), such Indemnified Party shall use commercially reasonable efforts to seek recovery from such Third Party on such Indemnifying Party’s behalf and pay the amount of any such recovery to such Indemnifying Party (net of the Indemnified Party’s reasonable and documented out-of-pocket costs and expenses, including legal costs and expenses, incurred in connection therewith and any increase to premiums resulting therefrom); provided that (i) such payment to the Indemnifying Party by the Indemnified Party shall not exceed the sum of any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of any claim arising out of such matter(s), and (ii) no Indemnified Party shall have any obligation to commence any Action against any insurer or any Third Party.

Section 10.5. Damages Limitation.

(a) Buyers Indemnified Parties’ right to indemnification, payment, reimbursement, or other remedy or Losses shall be satisfied (i) first, from the R&WI Policy, to the maximum extent covered by the R&WI Policy and until the R&WI Policy is exhausted (if any); and (ii) second, to the extent that the R&WI Policy does not cover such matter or has been completely exhausted, directly against Seller or Everen, as applicable. Subject to the terms of Section 10.4, payments by the Indemnifying Party pursuant to this Article X in respect of any Loss shall be limited to the amount of any Loss that remains after deducting therefrom any insurance proceeds (less any (i) reasonable and documented out-of-pocket costs associated with such recovery or benefit incurred in connection therewith and (ii) increase to premiums to the extent resulting therefrom) and any indemnity, contribution or other similar payment actually received by each Indemnified Party from any Third Party (other than the Indemnifying Party) in respect of any such claim.

(b) Where the same or similar facts, circumstances or events qualifies under more than one provision entitling an Indemnified Party or Indemnified Parties, as applicable, to a claim or remedy hereunder, the Indemnified Party or Indemnified Parties, as applicable, shall not be entitled to duplicative recovery of Losses arising out of such facts, circumstances or events; provided that the Indemnified Party or Indemnified Parties, as applicable, shall be entitled to the maximum amount indemnifiable hereunder to which it is entitled with respect to such circumstances or events.

(c) No Indemnifying Party shall be liable under this Article X in respect of any Loss that is contingent, unless and until such contingent Loss becomes an actual liability and is due and payable; provided that this Section 10.5(c) shall not limit the ability of any Indemnified Party to submit a claim for indemnification in accordance with Section 10.3.

Section 10.6. Materiality Scrape. If any representation or warranty (except the word “Material” in the defined terms “Material Contract,” “Material Customer,” and “Material Vendor”) is qualified as to materiality, including the terms “material,” “Material Adverse Effect,” or similar qualifications, the inclusion of which would limit or potentially limit a claim or recovery pursuant to Section 9.1 or Article X, such limitation shall in all respects be ignored and given no effect both for purposes of determining (a) whether there has been an inaccuracy in or breach of any such representation or warranty and (b) the amount of Losses resulting from such breach.

Section 10.7. Exclusive Remedy. Other than in respect of (a) Section 2.15, (b) the right to seek specific performance pursuant to Section 11.13, (c) claims arising under Article IX, (d) claims for Fraud, (e) claims under the R&WI Policy or (f) claims in respect of Section 6.5, Section 6.6, Section 6.7, Section 6.8, Section 6.12 or Section 6.17, from and after Closing, the provisions of this Article X shall (i) be the sole and exclusive remedy of the Indemnified Parties with respect to any and all claims or disputes arising out of, attributable to, based upon, resulting from, or in connection with any breach, violation or inaccuracy of any representation or warranty or breach or nonperformance of any covenant, obligation or other agreement herein and (ii) preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against the Indemnifying Party for claims or causes of action based on this Agreement (whether such claims or causes of action are based upon breach of contract, tort or otherwise).

Section 10.8. Tax Treatment. Any payments made by Seller, Everen, any Buyer or GATX pursuant to this Article X shall be treated as an adjustment to the Final Aggregate Purchase Price for all Tax purposes, unless otherwise required by Law.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Survival.

(a) Except for (i) Section 4.14, Section 5.13 and any Liability for Fraud (which shall survive indefinitely) and (ii) the Seller Fundamental Representations and Buyers Fundamental Representations (which shall survive until the three (3) year anniversary of the Closing), none of the representations and warranties herein shall survive the Closing, and, accordingly, each such representation and warranty shall terminate at and as of the Closing.

(b) None of the covenants and other agreements herein that by their terms are required to be performed in full at or prior to the Closing shall survive the Closing, and, accordingly, each such covenant and agreement shall terminate at and as of the Closing. Each covenant and other agreement herein that by its terms is required to be performed, in whole or in part, after the Closing shall survive the Closing (only in respect of such post-Closing covenant or agreement) only until, (i) if a term is specified in such covenant or agreement, the earlier of (A) the expiration of the term of the undertaking in such covenant or agreement or (B) the time such covenant or other agreement is fully performed, (ii) if no such term is specified subject to subclause (iii), the earlier of (A) the applicable statute of limitations or (B) the time such covenant or other agreement is fully performed or (iii) in the case of the covenants in Section 9.4, three (3) years after the applicable statute of limitations. Notwithstanding the foregoing, Article X, Article XI and any Liability for Fraud shall survive the Closing indefinitely.

(c) Following the termination of a representation, warranty, covenant or other agreement in accordance with Section 11.1(a) or Section 11.1(b), no claim or Action may be initiated or maintained by any Indemnified Party with respect thereto, regardless of any statute of limitations period that would otherwise apply. In furtherance of the foregoing, each Party waives, to the fullest extent permitted under any Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter hereof that it may have against any other Party and such other Party’s Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions expressly set forth in Article X; provided, however, that the foregoing set forth in Section 11.1(a)–(c) shall not limit or apply (i) in the event of Fraud, (ii) to any claim under the R&WI Policy or against the insurer thereunder, (iii) to any Action to obtain specific enforcement of the covenants herein, or (iv) to any remedies in connection with or arising out of the other Transaction Documents.

(d) It is the express intent of the Parties that, (i) if the applicable survival period for an item as contemplated by Section 11.1(a) or Section 11.1(b) is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item will be reduced to the shortened survival period contemplated hereby and (ii) the time periods set forth in Section 11.1(a) and Section 11.1(b) for the assertion of claims under this Agreement are the result of arms’ length negotiation among the parties hereto and that the parties hereto intend for the time periods to be enforced as agreed by the parties hereto and to supersede the statute of limitations that would otherwise be applicable.

(e) For greater certainty, Section 11.11 does not apply to any Action commenced, made or otherwise instituted by or behalf of any Business Employee, any beneficiary or dependent thereof, or any collective bargaining representative thereof, including rights or remedies with respect to the employment of, the termination of employment of, the compensation, terms and conditions of employment and/or benefits that may be provided to, any Business Employee by JV Buyer or Seller or any of their respective Affiliates or under any benefit plan which JV Buyer or Seller or any of their respective Affiliates may maintain, and any such Action shall be governed by any choice of law, private international law or conflict of law provision, rule, principle or legislation applicable in the jurisdiction where any such Business Employee is employed.

Section 11.2. Entire Agreement.

(a) All exhibits, schedules, annexes and Disclosure Schedules are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

(b) This Agreement, the Confidentiality Agreement and the Ancillary Agreements (including exhibits and schedules hereto and thereto) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements, arrangements or understandings (written, electronic, oral or otherwise), among the parties hereto with respect to the subject matter hereof and thereof, except for the Confidentiality Agreement, which will remain in full force and effect in accordance with its terms and the applicable terms herein.

(c) If there is any inconsistency between the terms herein and any Ancillary Agreement, or between the terms herein and any other agreement or instrument entered into (or transfer document delivered) in connection with the transactions contemplated hereby, this Agreement shall prevail (as between the parties hereto and as between any of their Affiliates) to the extent of the inconsistency, unless otherwise expressly agreed in writing.

Section 11.3. Assignment.

(a) This Agreement shall not be assigned (in whole or in part) by any Party (whether by operation of Law, Order or otherwise), without the prior written consent of the other parties hereto; provided that, without the consent of the other parties hereto (i) Seller and Everen may assign any or all of its respective rights or obligations hereunder to any of their respective Affiliates (although no such assignment shall relieve Seller or Everen of its obligations hereunder) or to any Lenders and (ii) each Buyer may assign (or designate) any or all of its rights or obligations hereunder to any of its Affiliates (although no such assignment or designation shall relieve such Buyer of its obligations hereunder) or for collateral security purposes to any Lenders at the Closing; provided that, in either case, such assignment or designation would not reasonably be expected to prevent, materially impair or materially delay (A) receipt of any Requisite Regulatory Approvals, or (B) consummation of the transactions contemplated hereby on a timely basis; provided, further, that if, as a result of any Buyer’s assignment or designation hereof, deduction or withholding of any Tax from any payment made pursuant hereto is required by Law, then the sum payable by the applicable Buyer shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 11.3), the Seller or Everen, as applicable, receives an amount equal to the sum it would have received had no such deduction or withholding been made. Subject to the immediately preceding sentence, this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their permitted successors and assigns. Any attempted assignment or designation of any or all rights or obligations herein not in accordance with the terms of this Section 11.3 shall be null and void ab initio.

(b) Following the Closing, in the event a Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers, in a single transaction or series of transactions, all or at least a majority of its properties and assets to any Person, then, and in either such case, proper provision will be made so that such assignment, transfer or conveyance does not prevent, materially delay or materially impair any obligations of such Buyer (or its successors or assigns) arising following the Closing under this Agreement. Each Buyer shall not, and shall cause its respective Affiliates not to, take any action with the intent to adversely effect the ability of Buyer to satisfy their obligations under Section 10.2(a).

Section 11.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by email (provided that no “error message” or other notification of non-delivery is generated) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier, in each case, at the following addresses and email addresses (or to such other address, number or email address as a Party (or its counsel indicated below) may have specified by notice given to the other Party):

If to Seller or Everen to:

Wells Fargo Bank, N.A.

Wells Fargo Corporate Development

550 S. Tryon St.

Floor 18

MAC: D1086-180

Charlotte, North Carolina 28202

Attention: Jeremy Swinson; Chris Adam

Email: [***]

with a copy (which shall not constitute notice to Seller) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Lee Meyerson; Sven Mickisch; Timothy Gaffney

Email:	[***]

[***]

If to JV Buyer:

GABX Leasing LLC

c/o GATX Corporation

233 S. Wacker Drive

Chicago, IL 60606

Attention:	GATX Contract Administration
Email:	[***]

and

GABX Leasing LLC

c/o Brookfield Infrastructure Group

Brookfield Place

181 Bay Street Suite 300

Toronto, Ontario M5J 2T3

Attention:	Keir Hunt
Email:	[***]

with a copy (which shall not constitute notice to JV Buyer or B Buyer) to:

Skadden, Arps, Slate, Meagher & Flom LLP

1000 Louisiana Street, Suite 6800

Houston, Texas 77002

Attention:	Eric C. Otness; Ralph E. Perez
Email:	[***]

and

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

Attention:	William R. Kucera
Email:	[***]

If to GATX or G Buyer to:

GATX Corporation

233 S. Wacker Drive

Chicago, IL 60606

Attention:	GATX Contract Administration
Email:	[***]

with a copy (which shall not constitute notice to G Buyer) to:

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

Attention:	William R. Kucera
Email:	[***]

If to B Buyer:

BFLX Leasing Holdings LLC

c/o Brookfield Infrastructure Group

Brookfield Place

181 Bay Street Suite 300

Toronto, Ontario M5J 2T3

Attention:	Keir Hunt
Email:	[***]

with a copy (which shall not constitute notice to JV Buyer or B Buyer) to:

Skadden, Arps, Slate, Meagher & Flom LLP

1000 Louisiana Street, Suite 6800

Houston, Texas 77002

Attention:	Eric C. Otness; Ralph E. Perez
Email:	[***]

Section 11.5. Fees and Expenses.

(a) Except as otherwise expressly set forth herein (including Section 11.5(b)), all costs, fees and expenses incurred in connection with the Transaction Documents and the transactions contemplated hereby and thereby, including the costs, fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such costs, fees or expenses.

(b) JV Buyer shall pay (or reimburse Seller or Everen, as applicable) for any and all (i) filing fees required in connection with any Governmental Approval (including the HSR Act), (ii) fees, expenses and costs associated with the R&WI Policy (including any premiums, commissions, Taxes and other charges, fees or expenses of the underwriter(s) of any such policy), (iii) 50% of the fees, expenses and costs incurred in connection with procuring any TSA Consent and (iv) fees, costs and expenses of the Seller Group incurred in accordance with Section 6.15.

(c) Seller shall pay for any and all fees, expenses and costs related to or otherwise associated with the escrow agreement entered into by the Parties and the escrow account established, in each case, in accordance with Section 2.9.

Section 11.6. Construction; Interpretation.

(a) The term “this Agreement” means this Agreement together with the Disclosure Schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.

(b) The table of contents and headings contained herein are inserted for convenience only and shall not affect in any way the meaning or interpretation hereof.

(c) This Agreement is the product of negotiation by the parties hereto, each having the assistance of sophisticated counsel and other advisors. The parties hereto intend that this Agreement not be construed more strictly with regard to one Party than with regard to the other Party.

(d) Unless otherwise indicated to the contrary herein by the context or use thereof, when used herein: (i) the words, “herein,” “hereto,” “hereof,” “hereunder” and words of similar import refer to this Agreement and not to any particular section, subsection, paragraph, subparagraph or clause contained herein; (ii) any gender includes other genders; (iii) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or plural, and correlative forms of defined terms have corresponding meanings; (iv) “$” and “dollar” shall refer to U.S. dollars; (v) the words “include,” “includes,” “including” and words of similar import shall be deemed to be followed by the words “without limitation”; (vi) references to Articles, Sections, Exhibits and Schedules are references to the Articles, Sections, Exhibits and Schedules to this Agreement; (vii) a reference to any Person includes such Person’s permitted successors and assigns; (viii) references to any Law or Order means such Law or Order as amended, modified or supplemented from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder, in each case, as existing at the applicable time; (ix) references to any Contract or other document are to that Contract or other document as amended, restated, supplemented or otherwise modified in accordance with the terms thereof (including all exhibits, schedules and other documents or agreements attached thereto and hereto), as such Contract or document existed at the applicable time; (x) “U.S.” are to the United States of America; (xi) each representation, warranty, covenant, agreement and condition contained herein shall have independent significance; (xii) references to a time of day are references to New York City time; and (xiii) reference to “parties hereto” (and correlated terms) means the Parties and GATX.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless Business Days are specified. If the last day of the time period for the giving of any notice, effecting any event or the taking of any action required hereunder falls on a day that is not a Business Day, the time period for giving such notice, effecting such event or taking such action shall be extended through the next Business Day following the original expiration date of such.

(f) Any documents, information and agreements that have been posted in the electronic data room hosted by Intralinks established by or on behalf of Seller, Everen or their respective Affiliates in connection with the transactions contemplated hereby as of 5:00 p.m. on the second (2nd) day prior to the date hereof and, as of the date hereof, remain available to JV Buyer (or its Affiliates or its or their respective Representatives) shall be deemed to have been “delivered,” “furnished,” “provided,” or “made available” (or any phrase of similar import) to Buyers by Seller or Everen, as applicable.

(g) No provision hereof is to be construed to require, directly or indirectly, any Person to take any action, or omit to take any action, to the extent that such action or omission would violate or conflict with any Law or Order. Notwithstanding anything herein to the contrary, (i) nothing herein shall require any Person to (or to cause or direct any other Person to) disclose or share any CSI the disclosure or sharing of which is prohibited or not permitted by Law or Order; provided that appropriate modified or substitute disclosures or actions shall be made or taken to the extent permitted by Law and commercially reasonable; and (ii) no representation or warranty shall be made (or deemed made) pursuant hereto to the extent such representation or warranty would require or involve the disclosure of CSI.

Section 11.7. Parties in Interest. This Agreement shall be binding upon and enforceable by and inure solely to the benefit of each Party and its successors and permitted assigns. Except as expressly provided in Section 11.14, nothing herein, express or implied, is intended to or shall confer upon any other Person any rights, benefits, remedies, powers, obligations or liabilities under or by reason hereof.

Section 11.8. Severability. The provisions hereof shall be deemed severable and the illegality, invalidity or unenforceability of any provision hereof shall not affect the legality, validity or enforceability of the other provisions hereof. If any provision hereof, or the application thereof to any Person or circumstance, is found by any Governmental Entity of competent jurisdiction to be illegal, invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision and (b) the remainder hereof, and the application of such provision to other Persons or circumstances, shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the illegality, validity or enforceability, of such provision, or the application thereof, in any other jurisdiction.

Section 11.9. Counterparts. This Agreement may be executed in multiple counterparts (including by electronic means such as DocuSign, “.pdf” or “.jpg” files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument, it being understood that all parties hereto need not sign the same counterpart.

Section 11.10. Amendment; Waiver. Any provision hereof may be amended, supplemented, restated, modified or waived only in signed writing, in the case of any (a) amendment, supplement, modification or restatement, by the parties hereto, or (b) waiver, by the Party against whom the waiver is to be effective; provided that no amendments to Section 11.7, this Section 11.10, Section 11.14, the definitions of “Lenders” and “Debt Financing Sources” (and any other definitions or other provisions hereof to the extent a modification thereof would affect the substance of any of the foregoing) shall not be amended in any way adverse to the Debt Financing Sources without the prior written consent of the Lenders. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.11. Governing Law. This Agreement, and all Actions, causes of actions, disputes or controversies that may be based upon, arise out of, relate to, result from or be in connection herewith or the evaluation, negotiation, documentation, execution, administration, performance, interpretation, construction, validity or enforcement hereof (whether in contract, tort, or otherwise), including any claim or cause of action based upon, arising out of, relating to, resulting from, or in connection with any representation or warranty made herein, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Law or Order of any jurisdiction other than the State of New York.

Section 11.12. Jurisdiction; Venue; Waiver of Jury Trial.

(a) Subject to Section 2.15 and Section 9.1, each Party irrevocably and unconditionally agrees that it shall bring any disputes or Actions based upon, arising out of, related to, resulting from or in connection with the evaluation, negotiation, documentation, execution, administration, performance, interpretation, construction, validity or enforcement of this Agreement or the transactions contemplated hereby (whether in contract, tort or otherwise), including any claim or cause of action based upon, arising out of, related to, resulting from, or in connection with any representation or warranty made herein, exclusively in any federal court located in the State of New York or, where such court does not have jurisdiction, any New York state court, in either case, located in the Borough of Manhattan, New York City, New York (the “Chosen Courts”).

(b) Subject to Section 2.15 and Section 9.1, in connection with any disputes or Action based upon, arising out of, related to, resulting from or in connection with the evaluation, negotiation, documentation, execution, administration, performance, interpretation, construction, validity or enforcement of this Agreement or the transactions contemplated hereby (whether in contract, tort or otherwise), including any claim or cause of action based upon, arising out of, related to, resulting from, or in connection with any representation or warranty made in this Agreement, each Party irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection (A) to laying venue in any such matter in the Chosen Courts, including any objection based on its place of incorporation or domicile and (B) that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, and (iii) waives and agrees not to plead or claim in any court that any such matter brought in any Chosen Court has been brought in an inconvenient forum or that such Party is not subject to personal jurisdiction in the Chosen Courts. Each Party irrevocably and unconditionally consents and agrees that service of process, summons, notice or document for any dispute or Action shall be permitted hereunder in the manner provided for the giving of notices pursuant to Section 11.4. Nothing in this Section 11.12(b) shall affect the right of any Party to serve process in any other manner permitted by Law or Order.

(c) EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT ANY DISPUTES OR ACTIONS WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IRREVOCABLY AND UNCONDITIONALLY (I) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) BASED UPON, ARISING OUT OF, RESULTING FROM OR IN CONNECTION WITH THIS AGREEMENT, SUCH PARTIES’ PERFORMANCE HEREUNDER OR THE EVALUATION, NEGOTIATION, DOCUMENTATION, EXECUTION, ADMINISTRATION, PERFORMANCE, INTERPRETATION, CONSTRUCTION, VALIDITY OR ENFORCEMENT OF THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR

INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT, OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE AND (II) AGREES AND CONSENTS THAT (A) ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY A COURT IN A TRIAL WITHOUT A JURY AND (B) THE PARTIES HERETO MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (W) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SEEK TO ENFORCE THE FOREGOING WAIVER, (X) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (Y) IT MAKES THIS WAIVER VOLUNTARILY AND (Z) THE OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12(c).

Section 11.13. Remedies.

(a) The parties hereto acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their respective obligations hereunder (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated hereby) in accordance with their specific terms or otherwise breach such provisions. Accordingly, each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief, without proof of actual damages or irreparable harm, to prevent breaches or threatened breaches hereof and to enforce specifically the terms and provisions hereof (including Seller’s, Everen’s or Buyers’ obligation to consummate the transactions contemplated hereby if it is required to do so hereunder), in each case, without posting a bond or other undertaking, this being in addition to any other remedy to which such Party is entitled at Law or in equity. Each Party further agrees (i) not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any breach hereof and (ii) that specific performance by or injunctive relief against such Party will not cause any undue hardship to such Party.

(b) Notwithstanding anything herein to the contrary, the parties hereto further agree that unless and until this Agreement is terminated in accordance with Section 8.1, Seller shall be entitled to an injunction, specific performance or other equitable remedy to specifically enforce Buyers’ obligations to consummate the Closing on the terms and conditions set forth herein and cause JV Buyer and B Buyer to enforce the terms of the JV Equity Commitment Letter and B Buyer Equity Commitment Letter, respectively, against the Investors, in each case, if, and only if, (i) the conditions set forth in Section 7.1 and Section 7.2 have been and continue to be satisfied (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or waived by Seller, (ii) Buyers have failed to consummate the Closing on the date required pursuant to Section 2.9, (iii) the Debt Financing has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the other Financings are funded and (iv) Seller has delivered written notice (on or after the date contemplated in clause (ii)) to JV Buyer irrevocably confirming that (x) all conditions set forth in Section 7.3 have been satisfied or validly waived and (y) Seller and Everen are ready, willing and able to perform their respective obligations hereunder to consummate the Closing and shall take all actions required herein within its control to consummate the Closing if specific performance is granted and the Financing is funded.

(c) If any Party institutes any Action against the other Party to obtain the remedy of specific performance as provided in Section 11.13(a), the prevailing Party in such Action upon a final, non-appealable order shall be entitled to receive, and the non-prevailing Party shall pay, in addition to all other remedies to which the prevailing Party may be entitled, the reasonable and documented costs, fees and expenses incurred by the prevailing Party in conducting the such Action, including reasonable attorneys’ costs, fees and expenses, court costs and other related expenses, even if not otherwise recoverable by Law; provided that, if the non-prevailing Party (i) has failed to prevail in such Action for specific performance on the basis that such Party had an adequate remedy at Law or an award of specific performance was not an appropriate remedy for any reason at Law or in equity and (ii) subsequently prevails in an Action instituted to enforce such remedy at Law under this Agreement (the “Subsequent Action”), such Party shall be entitled to recover from the other Party all reasonable and documented costs, fees and expenses incurred in unsuccessfully seeking to enforce its rights for specific performance in addition to those incurred successfully enforcing its rights in the Subsequent Action; provided, further, notwithstanding anything herein to the contrary, in no event will the non-prevailing Party’s aggregate payment obligation pursuant to this Section 11.13(c) exceed $5,000,000.

(d) The parties hereto acknowledge that Seller and Everen may pursue both (I) a grant of specific performance or other equitable relief pursuant to this Section 11.13 and, (II) following termination of this Agreement, the payment of the Termination Fee under Section 8.3; provided, however, that under no circumstances shall Seller and Everen be permitted or entitled to receive both (i) a grant of specific performance or other equitable relief that results in the Closing occurring pursuant to Section 11.13(b) and (ii) the Termination Fee.

Section 11.14. Debt Financing. Notwithstanding anything herein to the contrary, Seller (solely in respect of itself and the Other Seller Group Entities) and Everen (solely in respect of itself):

(a) agree that any Action of any kind or description, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to this Agreement, the Debt Commitment Letters or the Debt Financing or any other Debt Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and each party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court;

(b) agree that any such Action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any applicable Debt Commitment Letter or other applicable definitive document agreement relating to the Debt Financing;

(c) agree not to bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letters or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such courts;

(d) irrevocably waive, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court;

(e) KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST THE DEBT FINANCING SOURCES IN ANY WAY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING, THE DEBT COMMITMENT LETTERS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF ANY SERVICES THEREUNDER;

(f) agree that none of the Debt Financing Sources will have any liability to the Seller Group or any of their respective Affiliates or Representatives relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letters or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise;

(g) agree that (and each other party hereto agrees that) the Debt Financing Sources are express third-party beneficiaries of, and may enforce any of the provisions of this Section 11.14; and

(h) acknowledges and agrees that none of the Debt Financing Sources shall have any liability or obligation to the Seller Group or any of their respective Affiliates or Representatives arising out of their breach or failure to perform (whether willfully, intentionally, unintentionally or otherwise) any of their obligations under the Debt Commitment Letters, except as expressly set forth in the Debt Commitment Letters.

Notwithstanding the foregoing, nothing in this Section 11.14 shall in any way limit or modify the rights and obligations of (i) Buyers and Seller and Everen under this Agreement, the Equity Commitment Letters or the Limited Guaranty, (ii) the Investors under the Equity Commitment Letters or the Limited Guaranty, (iii) any Lender’s or any agent’s obligations to Buyer under the Debt Commitment Letters or (iv) Buyers (and following the Closing Date, Seller and Everen or any of its Subsidiaries) under the Debt Documents. This Section 11.14 shall, with respect to the matters referenced herein, supersede any provision herein to the contrary.

Section 11.15. Bulk Sale. Seller, Everen and each Buyer agree to waive compliance with Article 6 of the Uniform Commercial Code as adopted in each applicable jurisdiction to the extent that such Article is applicable to the transactions contemplated by the Transaction Documents. In the event that such waiver is ineffective, Seller and Everen shall, severally and not jointly, indemnify, defend and hold Buyers harmless from and against any claims made by any member of the Seller Group’s creditors under Article 6 of the Uniform Commercial Code relating to any such member of the Seller Group’s payment obligations to such creditors. The provisions of this Section 11.15 shall survive the Closing.

Section 11.16. Seller and Buyer Representative.

(a) By signing this Agreement, (i) Everen shall be deemed to have irrevocably constituted or appointed Seller as its representative in connection with this Agreement and the transactions contemplated hereby and (ii) Seller hereby accepts such appointment, to act on behalf of Everen as its agent and attorney-in-fact, with full power of substitution, to act in its name, place and stead in connection with this Agreement and the transactions contemplated hereby. Buyers shall be entitled to rely on the actions and decisions of Seller taken or omitted to be taken on behalf of Everen without inquiry in connection with this Agreement and the transactions contemplated hereby.

(b) By signing this Agreement, (i) G Buyer and B Buyer shall be deemed to have irrevocably constituted or appointed JV Buyer as its representative in connection with this Agreement and the transactions contemplated hereby and (ii) JV Buyer hereby accepts such appointment, to act on behalf of G Buyer and B Buyer as their respective agent and attorney-in-fact, with full power of substitution, to act in its respective name, place and stead in connection with this Agreement and the transactions contemplated hereby. Seller and Everen shall be entitled to rely on the actions and decisions of JV Buyer taken or omitted to be taken on behalf of G Buyer and B Buyer without inquiry in connection with this Agreement and the transactions contemplated hereby.

Section 11.17. Non-Recourse.

(a) This Agreement and the Ancillary Agreements may be enforced only against, and any Action based upon, arising out of, or related to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby may be brought only against, the entities that are expressly named as parties to such agreements (and their respective successors and assigns) and then only with respect to the specific obligations set forth in such agreements with respect to such party.

(b) With respect to each Party, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor, lender or representative of such named party (collectively, “Non-Recourse Parties”) shall have any liability (whether in contract or tort, at Law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any claim based on, arising out of, or related to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, unless any such Person is an express party to such agreement.

Section 11.18. Privileged Communication; Privilege. All communications involving attorney-client privilege, attorney work product or legal advice, in any form or format whatsoever, among Seller, Everen or any of their its Affiliates solely with respect to the evaluation, negotiation, documentation, execution, delivery, consummation and performance of this Agreement and the transactions contemplated hereby shall be deemed to be privileged communications between Seller, Everen or any of their its Affiliates, on the one hand, and counsel for Seller, Everen or any of their its Affiliates, including their respective internal and external counsel(s), on the other hand (the “Privileged Communications”). All files, attorney notes, drafts or other documents in the Seller’s or its Affiliates’ counsel’s possession (whether written, electronic or otherwise) that are Privileged Communications shall be the property of Seller and shall not be Business Books and Records and neither Seller, Everen nor any of their Affiliates shall have any obligation hereunder to provide any Privileged Communications to any Buyer, GATX or any of its Affiliates.

Section 11.19. GATX Guaranty.

(a) GATX hereby absolutely, unconditionally and irrevocably, as primary obligor and not merely as surety, guarantees (the “GATX Guaranty”) the due, punctual and full payment of all amounts due and payable by G Buyer to the Seller and Everen under or arising out of this Agreement or the Ancillary Agreements. The Seller and Everen shall be entitled to enforce any and all of G Buyer’s obligations under this Agreement and the Ancillary Agreements directly against GATX and the liability of GATX for such obligations shall be joint and several with the liability of G Buyer for such obligations hereunder or thereunder.

(b) This GATX Guaranty is a guarantee of payment, and not of collection, and GATX acknowledges and agrees that this GATX Guaranty is full and unconditional, and no release or extinguishment of G Buyer’s Liabilities (other than in accordance with the terms hereof), whether by decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of the GATX Guaranty. G Buyer hereby waives any right to require the Seller and Everen, as a condition of payment by G Buyer of any obligations of G Buyer hereunder, to proceed against G Buyer or pursue any other remedy whatsoever in the event that G Buyer fails to perform its obligations hereunder.

(c) The GATX Guaranty shall terminate effective upon consummation of the Closing in accordance with the terms herein, including payment of the Estimated G Buyer Purchase Price to Seller and/or Seller’s designee pursuant to the terms herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, each Party has caused this Purchase Agreement to be duly executed on its behalf as of the day and year first above written.

SELLER:

WELLS FARGO BANK, N.A.

By:	/s/ David B. Marks
Name: David B. Marks
Title: Executive Vice President

EVEREN:

EVEREN CAPITAL CORPORATION

By:	/s/ David B. Marks
Name: David B. Marks
Title: Authorized Signatory

[Signature Page to the Purchase Agreement]

JV BUYER:

GABX LEASING LLC

By: GATX Corporation,
a Member

By:	/s/ Robert Lyons
Name: Robert Lyons
Title: President and Chief Executive Officer

GABX LEASING LLC

By: GABX Leasing Holding LLC,
a Member

By:	/s/ Fred Day
Name: Fred Day
Title: President

[Signature Page to the Purchase Agreement]

B BUYER:

BFLX LEASING HOLDINGS LLC

By:	/s/ Fred Day
Name: Fred Day
Title: President

[Signature Page to the Purchase Agreement]

GATX RAIL LOCOMOTIVE GROUP, L.L.C.

By: GATX Corporation

By:	/s/ Robert Lyons
Name: Robert Lyons
Title: President and Chief Executive Officer

[Signature Page to the Purchase Agreement]

G CORP:

GATX CORPORATION

(solely for purposes of Article V, Section 6.5, Section 6.6, Section 6.7, Section 6.9(a), Section 6.10, Section 6.17, Section 6.18, Section 6.21, Section 8.2, Article X, and Article XI)

By:	/s/ Robert Lyons
Name: Robert Lyons
Title: President and Chief Executive Officer

[Signature Page to the Purchase Agreement]

EXHIBIT A

JV BUYER ACCOUNTING PRINCIPLES

[Omitted.]

*   *   *   *

A-1

Annex 1

JV Buyer Reference Statement

[Omitted.]

A-2

EXHIBIT B

G BUYER ACCOUNTING PRINCIPLES

[Omitted.]

*   *   *   *

B-1

Annex 1

G Buyer Reference Statement

[Omitted.]

B-2

EXHIBIT C

B BUYER ACCOUNTING PRINCIPLES

[Omitted.]

*   *   *   *

Annex 1

B Buyer Reference Statement

[Omitted.]

EXHIBIT D

[Omitted.]

EXHIBIT E

FORM OF INSTRUMENT OF ASSIGNMENT

[Omitted.]

E-1

EXHIBIT F

FORM OF TRANSITION SERVICES AGREEMENT

[Omitted.]

F-1

EXHIBIT G

PARTICIPATION AGREEMENT

[Omitted.]

G-1

EXHIBIT H

GOVERNANCE PLAN

[Omitted.]

J-1